   As filed with the Securities and Exchange Commission on November 21, 2001
                                                         Registration No.: 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               -----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                               -----------------
                               NETRATINGS, INC.
            (Exact name of registrant as specified in its charter)

          Delaware                     7389                   77-0461990
  (State of Incorporation) (Primary Standard Industrial    (I.R.S. Employer
                               Classification Code)     Identification Number)

                              890 Hillview Court
                          Milpitas, California 95035
                                (408) 941-2900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               -----------------
                                 Jack R. Lazar
             Executive Vice President and Chief Financial Officer
                               NETRATINGS, INC.
                         890 Hillview Court, Suite 300
                          Milpitas, California 95035
                                (408) 941-2900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               -----------------
                                  Copies to:
                 Henry Lesser, Esq.       Richard Gilden, Esq.
                   Jon Perry, Esq.          Nanci Prado, Esq.
                Mark P. Cawley, Esq.       BROBECK, PHLEGER &
                  GRAY CARY WARE &            HARRISON LLP
                   FREIDENRICH LLP      1633 Broadway, 47th Floor
                 400 Hamilton Avenue    New York, New York 10019
                Palo Alto, California   Telephone: (212) 581-1600
                        94301           Facsimile: (212) 586-7878
              Telephone: (650) 833-2000
              Facsimile: (650) 833-2001
                               -----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement, satisfaction of other conditions to closing of the merger described herein, and consummation of the merger.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed under Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                               -----------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                          Proposed Maximum  Proposed Maximum   Amount of
        Title of Each Class of             Amount to be    Offering Price  Aggregate Offering Registration
      Securities to be Registered        Registered(1)(2)    Per Share          Price(3)       Fee(3)(4)
---------------------------------------- ---------------- ---------------- ------------------ ------------
Common Stock, par value $0.001 per share    4,711,751           N/A          $43,812,673.65    $10,953.17
-----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) This registration statement relates to the registrant's common stock, par value $.001 per share, to be issued to holders of common stock, par value $.01 per share of Jupiter Media Metrix, Inc., a Delaware corporation, in connection with the transaction described herein.
(2) Based on the maximum number of shares to be issued in connection with the merger, calculated as the product of (a) (i) 35,687,382, the maximum number of shares of Jupiter Media Metrix common stock estimated to be outstanding at the anticipated closing multiplied by 0.70, or 24,981,167 shares, representing the cap on share consideration issuable in the merger, (ii) approximately 6,516,322 shares of Jupiter Media Metrix common stock issuable under outstanding Jupiter Media Metrix options and (iii) up to 125,000 shares issuable on exercise of outstanding warrants, and (b) an exchange ratio of .1490 NetRatings shares for each share of Jupiter Media Metrix common stock.
(3) Under Rule 457(c), (f)(1) and (f)(3), and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $43,812,673.65, which equals (i) the product of (a) the average of the high and low prices of Jupiter Media Metrix common stock on November
    16, 2001 or $1.53 per share, as reported on the Nasdaq National Market, and
    (b) 42,328,704, the maximum number of shares of Jupiter Media Metrix common stock to be cancelled less (ii) the minimum amount of cash to be paid by the registrant in exchange for shares of Jupiter Media Metrix common stock (which equals $1.95 times 30% of the total number of shares of the Jupiter Media Metrix stock to be cancelled or 35,812,382 shares).
(4) Calculated by multiplying the proposed maximum offering price for all securities by .00025.
                               -----------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting under such
Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Proxy Statement
Subject To Completion November 21, 2001

                          [JUPITER MEDIA METRIX LOGO]

To the Stockholders of Jupiter Media Metrix, Inc.:

   You are cordially invited to attend a special meeting of stockholders of Jupiter Media Metrix, Inc., to be held on , 2002, at 9:00 a.m., local time, at Brobeck, Phleger & Harrison, LLP, 1633 Broadway, 46th Floor, New York, New York 10019.

   At the special meeting, you will be asked to vote on the adoption of a merger agreement under which NetRatings, Inc. will acquire Jupiter Media Metrix through the merger of a wholly-owned subsidiary of NetRatings into Jupiter Media Metrix. Under the merger agreement, in exchange for each of your shares of Jupiter Media Metrix common stock, you may elect to receive (1) [$1.95] in cash, or (2) [.1490 shares] of NetRatings common stock, subject to proration as described below. NetRatings' common stock trades on the Nasdaq National Market
under the trading symbol "NTRT," and closed at $    per share on November    ,
2001.

   In connection with the transaction, you might not receive all of your payment in the form that you elect. The merger agreement provides that the aggregate number of shares of Jupiter Media Metrix common stock that will be converted into the right to receive cash cannot be less than 30% and cannot exceed 50% of the aggregate transaction value. Therefore, your elections may be adjusted on a pro rata basis so that, in the aggregate, at least 30% but no more than 50% of the Jupiter Media Metrix common stock is converted into the right to receive cash.

   After careful consideration, Jupiter Media Metrix' board of directors has determined that the merger agreement and the merger are advisable, fair to Jupiter Media Metrix and its stockholders and in their best interests, and has unanimously adopted the merger agreement and approved the merger, and recommends that you vote FOR the proposal to adopt the merger agreement at the special meeting.

   The attached notice of special meeting and proxy statement/prospectus explain the proposed transaction and provide specific information concerning the special meeting. Please read these materials carefully.

   In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 17 of the proxy statement/prospectus.

   Jupiter Media Metrix is a Delaware corporation. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of Jupiter Media Metrix common stock is required to adopt the merger agreement.

   Your vote is very important regardless of the number of shares you own. To vote your shares, you may use the enclosed proxy card or attend the special meeting in person. Whether or not you plan to attend the special meeting, please complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the special meeting. Failure to return a properly executed proxy card or vote at the special meeting will have the same effect as a vote against adoption of the merger agreement.

                                        Sincerely,

                                        TOD JOHNSON
                                        Chairman of the Board

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the NetRatings common stock to be issued in the merger or determined whether this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

   This proxy statement/prospectus is dated        , 2002, and is first being
mailed to Jupiter Media Metrix stockholders on or about        , 2002.

                          JUPITER MEDIA METRIX, INC.

                 ---------------------------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                             TO BE HELD    , 2002
                 ---------------------------------------------

To the Stockholders of Jupiter Media Metrix, Inc.:

   A special meeting of stockholders of Jupiter Media Metrix, Inc., will be
held on     , 2002, at 9:00 a.m., local time, at Brobeck, Phleger & Harrison,
LLP, 1633 Broadway, 46th Floor, New York, New York 10019, for the following purposes:

   1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 25, 2001, by and among NetRatings, Inc, Sonoma Acquisition Corp., LLC, and Jupiter Media Metrix, Inc., under which:

    . NetRatings will acquire Jupiter Media Metrix through the merger of Sonoma Acquisition Corp., LLC, a wholly-owned subsidiary of NetRatings, with and into Jupiter Media Metrix; and

    . each outstanding share of Jupiter Media Metrix common stock, other than any shares held by parties to the merger agreement or stockholders who perfect their statutory appraisal rights under Delaware law, will be converted into the right to receive (1) [$1.95] in cash or (2) [.1490] shares of NetRatings common stock, subject to proration as described below.

   2. To transact such other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

   In connection with the transaction, you might not receive all of your payment in the form that you elect. The merger agreement provides that at least 30% but no more than 50% of the aggregate transaction value will be paid in cash. Therefore, your election may be adjusted on a pro rata basis so that, in the aggregate, at least 30% but no more than 50% of the aggregate transaction value is paid in cash.

   The proposed transaction is described in more detail in the accompanying proxy statement/prospectus. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus.

   After careful consideration, Jupiter Media Metrix' board of directors has determined that the merger agreement and the merger are advisable, fair to Jupiter Media Metrix and its stockholders and in their best interests, and has unanimously adopted the merger agreement and approved the merger, and recommends that you vote FOR the proposal to adopt the merger agreement at the special meeting.

   The record date for the special meeting is    , 2001. If you were a
registered Jupiter Media Metrix stockholder at the close of business on the record date, you are entitled to vote at the special meeting. For 10 days prior to the special meeting, a complete list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder for any purpose germane to the special meeting during ordinary business hours at Jupiter Media Metrix' principal executive offices.

   Your vote is very important, regardless of the number of shares you own. Please submit your proxy as soon as possible to make sure that your shares are represented at the special meeting. To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank on how to vote, it will have the same effect as voting against the adoption of the merger agreement.

                                      By Order of the Board of Directors of
                                        Jupiter Media Metrix, Inc.

                                      TOD JOHNSON
                                      Chairman of the Board

New York, New York
, 2002

Proxy Statement                                                      Prospectus

                               TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION............................................   v
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS..............................................   1
   The Companies.......................................................................   1
   Structure of the transaction and Consideration to be Received.......................   2
   Risk Factors........................................................................   2
   Reasons for the Transaction.........................................................   2
   Special Meeting; Vote Required for Stockholder Approval.............................   3
   Recommendation of Jupiter Media Metrix' Board of Directors..........................   4
   Opinion of Jupiter Media Metrix' Financial Advisor..................................   4
   Interests of Jupiter Media Metrix' Directors, Officers and Affiliates in the Merger.   4
   Appraisal Rights....................................................................   4
   Jupiter Media Metrix Stock Options and Warrants.....................................   4
   Conditions to the Transaction.......................................................   5
   Termination of the Merger Agreement.................................................   5
   No Solicitation.....................................................................   5
   Expenses............................................................................   5
   Termination Fees....................................................................   5
   Federal Income Tax Consequences of the Transaction..................................   5
   Anticipated Accounting Treatment of the Transaction.................................   6
   Regulatory Filings and Approvals Required To Complete the Transaction...............   6
   Nasdaq Listing......................................................................   6
   Agreements Related to the Merger Agreement..........................................   6
   eRatings Agreement..................................................................   7
   NetRatings' Summary Selected Historical Financial Data..............................   8
   Jupiter Media Metrix' Summary Selected Historical Consolidated Financial Data.......  10
   Summary of Selected Unaudited Pro Forma Condensed Combined Financial Data...........  12
   Market Price and Dividend Policy....................................................  15
RISK FACTORS...........................................................................  17
   Special Note Regarding Forward-Looking Statements...................................  17
   Risks Related to the Transaction....................................................  17
   Risks Related to the Combined Company Following the Transaction.....................  20
THE SPECIAL MEETING....................................................................  33
   Proxy Statement/Prospectus..........................................................  33
   Date, Time and Place of the Special Meeting.........................................  33
   Matters to be Considered at the Special Meeting.....................................  33
   Record Date and Shares Entitled to Vote.............................................  33
   Voting of Proxies; Revocation of Proxies............................................  33
   Quorum; Vote Required for Stockholder Approval......................................  34
   Stock Ownership of Jupiter Media Metrix Management and Certain Stockholders.........  34
   Solicitation of Proxies; Expenses...................................................  34
   Adjournments or Postponements.......................................................  34
   Form of Election....................................................................  35
   Appraisal Rights....................................................................  35
   Jupiter Media Metrix' Board Recommendation..........................................  37

                                                                                                   Page
                                                                                                   ----
THE TRANSACTION...................................................................................  38
   Background of the Transaction..................................................................  38
   Reasons for the Transaction....................................................................  44
   Opinion of Jupiter Media Metrix' Financial Advisor.............................................  50
   Opinion and Analysis of Robertson Stevens......................................................  51
   Existing Business Relationships Between NetRatings and Jupiter Media Metrix and Its Affiliates.  56
   Treatment of Jupiter Media Metrix Stock Options................................................  56
   Treatment of Jupiter Media Metrix Warrants and Non-Employee Options............................  56
   Interests of Jupiter Media Metrix Directors, Officers and Affiliates in the Merger.............  56
   Structure of the Transaction...................................................................  60
   United States Federal Income Tax Consequences to Jupiter Media Metrix Stockholders.............  60
   Anticipated Accounting Treatment of the Transaction............................................  61
   Regulatory Filings and Approvals Required to Complete the Transaction..........................  62
   Delisting of Jupiter Media Metrix Common Stock.................................................  62
   Registration and Nasdaq Listing of NetRatings Common Stock.....................................  62
   Restrictions on Resale of NetRatings Common Stock..............................................  63
   Termination of Jupiter Media Metrix Employee Benefit Plans.....................................  63
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.......................................  64
THE MERGER AGREEMENT..............................................................................  76
   The Transaction................................................................................  76
   Date of Closing................................................................................  76
   Board of Directors of NetRatings...............................................................  76
   Purchase Price to be Received in the Transaction...............................................  76
   Election Procedure; Proration..................................................................  77
   Exchange of Certificates.......................................................................  77
   Representations and Warranties.................................................................  78
   Conduct of Business Before Completion of the Transaction.......................................  79
   Conditions to the Transaction..................................................................  81
   Meeting of Jupiter Media Metrix Stockholders; Recommendation of the Board......................  82
   No Solicitation................................................................................  83
   Termination of the Merger Agreement............................................................  84
   Joint Venture Terminations.....................................................................  86
   Expenses.......................................................................................  86
   Termination Fees...............................................................................  86
   Amendment and Waiver...........................................................................  87
   Indemnification and Insurance Matters..........................................................  87
AGREEMENTS RELATED TO MERGER AGREEMENT............................................................  88
   Stockholders Agreement.........................................................................  88
   Loan and Security Agreement....................................................................  88
   Non-Competition Agreements.....................................................................  89
AGREEMENTS RELATING TO eRATINGS...................................................................  89
BUSINESS OF JUPITER MEDIA METRIX..................................................................  92
JUPITER MEDIA METRIX' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS............................................................. 102
RISKS RELATED TO JUPITER MEDIA METRIX............................................................. 112
JUPITER MEDIA METRIX MANAGEMENT................................................................... 123
   Executive Officers and Directors............................................................... 123
   Information Concerning Executive Officers and Directors........................................ 123
   Compensation Committee Interlocks and Insider Participation.................................... 125
   Director Compensation.......................................................................... 125
   Executive Compensation......................................................................... 126
   Option Grants in Last Fiscal Year.............................................................. 127

                                                                                      Page
                                                                                      ----
   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values. 127
   Employment Agreements and Change of Control Arrangements.......................... 128
   Jupiter Media Metrix Certain Relationships and Related Transactions............... 129
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
  JUPITER MEDIA METRIX............................................................... 132
COMPARISON OF RIGHTS OF STOCKHOLDERS OF JUPITER MEDIA METRIX AND
  STOCKHOLDERS OF NETRATINGS......................................................... 134
EXPERTS.............................................................................. 140
LEGAL MATTERS........................................................................ 140
STOCKHOLDER PROPOSALS................................................................ 140
WHERE YOU CAN FIND MORE INFORMATION.................................................. 141
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...................................... 142
INDEX TO FINANCIAL STATEMENTS OF JUPITER MEDIA METRIX, JUPITER
  COMMUNICATIONS AND ACNIELSEN eRATINGS.com.......................................... F-1
APPENDICES:
Appendix A - Agreement and Plan of Merger............................................ A-1
Appendix B - Stockholders Agreement.................................................. B-1
Appendix C - Opinion of Robertson Stephens, Inc...................................... C-1
Appendix D - Section 262 of the Delaware General Corporations Law.................... D-1

                               Explanatory Note

   This preliminary proxy statement/prospectus contains references to the amount of cash and number of shares of NetRatings common stock to be received by holders of Jupiter Media Metrix common stock in exchange for their shares. These references are in brackets to indicate they are preliminary as of the date this preliminary proxy statement/prospectus was filed. The merger agreement provides for possible reductions to the aggregate purchase price to the extent Jupiter Media Metrix borrows from NetRatings under a loan and security agreement under which NetRatings has agreed to lend Jupiter Media Metrix and its subsidiaries up to $25 million and to the extent that the expenses of terminating certain of Jupiter Media Metrix's international joint ventures exceed specified amounts. Both of these possible reductions in purchase price are more fully described in "The Merger Agreement--Purchase Price to be Received in the Merger" on page 76.

                            ADDITIONAL INFORMATION

   This proxy statement/prospectus incorporates important business and financial information about NetRatings from documents NetRatings has filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus. If you call or write, NetRatings will send you copies of these documents, excluding exhibits (other than those which are specifically incorporated by reference which will be included), without charge. You may contact NetRatings at:

                               NetRatings, Inc.
                           Attn: Investor Relations
                         890 Hillview Court, Suite 300
                          Milpitas, California 95035
                                (408) 941-2900

   If you call or write Jupiter Media Metrix, although it is not incorporating any documents by reference, it will send you copies of the documents which it has filed with the SEC, excluding exhibits, without charge. You may contact Jupiter Media Metrix at:

                          Jupiter Media Metrix, Inc.
                           Attn: Investor Relations
                                21 Astor Place
                           New York, New York 10003
                                (212) 780-6060

   If you would like to request documents, please do so no later than five
business days before the special meeting or    , 2002 in order to receive them
before the special stockholders meeting.

   For more information on the matters incorporated by reference in this proxy statement/prospectus, please see the section entitled "Where You Can Find More Information" on page 141.

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

The following are some questions that you, as a stockholder of Jupiter Media Metrix, may have and answers to those questions. These questions and answers may not address all questions that may be important to you as a stockholder of Jupiter Media Metrix. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section is not complete and additional important information is contained in the remainder of this proxy statement/prospectus, the appendices to this proxy statement/prospectus and the documents referred to or incorporated by reference in this proxy statement/prospectus.

Q: WHY AM I RECEIVING THIS DOCUMENT AND PROXY CARD?

A: You are receiving this document and proxy card because you own shares of Jupiter Media Metrix common stock. Jupiter Media Metrix has entered into a merger agreement with NetRatings under which NetRatings will acquire Jupiter Media Metrix. This document describes a proposal to adopt the merger agreement and approve the merger. This document also gives you information about Jupiter Media Metrix and NetRatings and other background information so that you can make an informed investment decision, as NetRatings is offering its shares of common stock as part of the merger consideration.

Q: WHAT WILL HAPPEN TO JUPITER MEDIA METRIX AS A RESULT OF THE TRANSACTION?

A: If the transaction is completed, Jupiter Media Metrix will become a wholly-owned subsidiary of NetRatings and will no longer be a publicly traded company.

Q: WHY ARE NETRATINGS AND JUPITER MEDIA METRIX PROPOSING THE TRANSACTION?

A: The board of directors of NetRatings believes that the acquisition of Jupiter Media Metrix will create a stronger, more competitive industry participant and the potential to create a premier Internet media and market research company, by enabling the combined company to

    .  provide a more comprehensive suite of research and measurement services;

    . increase its revenue base and create potential for accelerating revenue growth; and

    . provide operating synergies and potential cost reductions in panel expenses, data centers, product development, marketing and sales.

The Jupiter Media Metrix board of directors has determined that the transaction is fair to and in the best interests of Jupiter Media Metrix and its stockholders. Its decision was based on several potential benefits of the transaction and involved the consideration of a number of factors, including the following:

    . the fact that the proposed $1.95 per share purchase price represents a significant premium over the $0.56 closing price of Jupiter Media Metrix common stock on the Nasdaq National Market on October 18, 2001, the last full trading day preceding the board meeting at which the Jupiter Media Metrix board approved the transaction;

    . its assessment of, among other things, the financial condition, results of operations, cash flows, business and prospects of Jupiter Media Metrix, including the prospects of, and uncertainties facing, Jupiter Media Metrix if it remains independent;

    . the history and progress of Jupiter Media Metrix' discussions with other parties and the fact that Jupiter Media Metrix did not receive a proposal as attractive as the NetRatings transaction as to price;

    . the fact that, pursuant to the loan and security agreement, Jupiter Media Metrix' has the ability to borrow up to $25 million from NetRatings in order to fund its operations prior to closing, if necessary; and

    . the judgment of the Jupiter Media Metrix board that the amount of the termination fee and expense reimbursement would not preclude a competing bidder from making a superior proposal.

Q: WHAT WILL I RECEIVE IN THE TRANSACTION?

A: For each share of Jupiter Media Metrix common stock you own, you will have the right to elect to receive either (i) [$1.95] in cash or (ii) [.1490] shares of NetRatings common stock. You might not, however, receive the amount of cash or NetRatings common stock you elect, as explained below.

Q: WILL I RECEIVE THE FORM OF PAYMENT THAT I CHOOSE?

A: Not necessarily. The merger agreement provides that at least 30% but no more than 50% of the aggregate transaction value will be converted into cash. Therefore, the Jupiter Media Metrix stockholders' elections, including yours, may be adjusted so that, in the aggregate, at least 30% but no more than 50% of the aggregate transaction value is paid in cash.

Q: HOW DO I ELECT THE FORM OF PAYMENT I PREFER?

A: If your shares are registered in your name, you will receive in a separate mailing an election form and letter of transmittal, each of which you should read carefully. You must return your completed and signed election form and your stock certificate(s), as described in the instructions contained in the election form and letter of transmittal, to elect the form of payment that you prefer to receive.
IN ORDER TO BE CONSIDERED VALID, YOUR ELECTION FORM AND STOCK CERTIFICATE(S) MUST BE RECEIVED BY THE EXCHANGE AGENT BY 5:00 P.M., EASTERN STANDARD TIME, ON
  , 2002, WHICH IS THE BUSINESS DAY IMMEDIATELY PRECEDING THE SPECIAL MEETING.

Q: WHAT IF MY SHARES ARE HELD BY MY BROKER?

A: If your Jupiter Media Metrix shares are held in a brokerage or other custodial account, you will receive instructions from the broker or bank where your shares are held advising you of the procedures for making your election and delivering your shares.

Q: WHAT IF I FAIL TO MAKE AN ELECTION?

A: If you make no election or your election is not received on time, you will be deemed to have elected to receive cash with respect to 50% of your Jupiter Media Metrix shares and NetRatings common stock with respect to the other 50% of your Jupiter Media Metrix shares, subject to adjustment based on the elections made by other Jupiter Media Metrix stockholders, as described above.

Q: WILL MY ELECTION AFFECT MY FEDERAL INCOME TAX CONSEQUENCES?

A: No. The receipt of cash and NetRatings common stock in exchange for shares of Jupiter Media Metrix common stock in the transaction will be a taxable transaction for United States federal income tax purposes. See "Federal Income Tax Consequences to Jupiter Media Stockholders" on page 60 of this proxy statement/prospectus.

Q: WHEN SHOULD I SEND IN MY STOCK CERTIFICATES?

A: If your shares are registered in your name, you should return your stock certificate(s) to the exchange agent along with a completed election form and letter of transmittal. If you do not make an election, you must keep your stock certificate(s) until after the closing, when you will receive a letter of transmittal describing how you may exchange your certificate(s) for merger consideration.
DO NOT SEND YOUR STOCK CERTIFICATE(S) OR ELECTION FORM WITH YOUR PROXY CARD. If your shares are held in a brokerage or other custodial account, you will receive instructions from your bank or broker, advising you of the procedures for making your election and delivering your shares.

Q: WILL MAKING AN ELECTION AFFECT MY ABILITY TO SELL MY SHARES?

A: In order to make a valid election to receive the purchase price in the form you prefer (subject to adjustment as described above), you will be required to
deliver your stock certificate(s) to the exchange agent prior to   , 2002. Once
you send in your stock certificate(s), as required, you will be unable to trade your shares.

Q: IF APPROVED, WHEN WILL THE TRANSACTION HAPPEN?

A: If all conditions to closing have been satisfied, the parties will close the
NetRatings transaction as soon as possible after the special meeting on    ,
2002. Because the transaction is subject to governmental approvals, as well as other conditions, we cannot predict the exact timing of its completion.

Q: WHO CAN VOTE?

A: Holders of record of Jupiter Media Metrix common stock as of the close of
business on the record date, which is    , 2002, are entitled to vote at the
special meeting. Beneficial owners as of the record date whose shares are held in an account at a brokerage firm or bank will receive instructions from their broker or bank describing how to vote their shares.

Q: HOW DOES THE JUPITER MEDIA METRIX BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A: The Jupiter Media Metrix board of directors recommends that you vote FOR adoption of the merger agreement and approval of the merger.

Q: HOW CAN I VOTE?

A: After you have carefully read this document, indicate on your proxy card how you want to vote. Sign, date and mail the proxy card in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the special meeting. When you cast your vote using the proxy card you also appoint Robert Becker, Chief Executive Officer of Jupiter Media Metrix, and Jean Robinson, Chief Financial Officer of Jupiter Media Metrix, as your representatives, or proxies, at the special meeting. They will vote your shares at the meeting as you have instructed them on the proxy card. Accordingly, if you send in your signed proxy card your shares will be voted whether or not you attend the special meeting. If any matters other than the adoption of the merger agreement and approval of the merger are properly presented for consideration at the special meeting (including an adjournment of the special meeting), your proxies will vote, or otherwise act, on your behalf in accordance with their judgment on such matters. The board of directors of Jupiter Media Metrix knows of no other business to be presented at the special meeting.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted. To change your vote:

  .  send a written notice stating that you would like to revoke your proxy;

  . send a later-dated, signed proxy card to Jupiter Media Metrix' Secretary at Jupiter Media Metrix, Inc., 21 Astor Place, New York, NY 10003; or

  .  attend the special meeting and vote in person.

Merely attending the special meeting, without voting in person, will not revoke any proxy previously delivered by you.

Q: WHAT IF I OBJECT TO THE TRANSACTION AND IT OCCURS?

A: Delaware law gives you the right to dissent from the transaction and demand the fair value of your shares in cash. The fair value of your shares will be determined by the Delaware Court of Chancery and could be more or less than the value of cash or NetRatings stock you would otherwise receive in the transaction. The exercise of appraisal rights is a complex process with steps that must be strictly followed. These steps are more thoroughly described in "The Special Meeting--Appraisal Rights" and in the provisions of Delaware law covering appraisal rights, and a copy of the text of such law is contained in Appendix D.

Q: WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

A: It means you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards to ensure that all your shares are voted.

Q: WHAT STOCKHOLDER APPROVAL IS NEEDED?

A: Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock of Jupiter Media Metrix. The stockholders of NetRatings are not required to vote on the merger.

Q: WHAT IF I DO NOT VOTE?

A: If you do not submit a proxy or instruct your broker to vote your shares, and you do not vote in person at the special meeting, the effect will be the same as if you voted AGAINST the adoption of the merger agreement. If you submit a signed proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted FOR adoption of the merger agreement. However, if your shares are held in street name, your broker will leave your shares unvoted unless you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. This ensures that your shares will be voted at the special meeting. An abstention or share not voted because your broker lacks the authority to vote that share will have the same effect as a vote AGAINST adoption of the merger agreement.

Q: WHAT DO I NEED TO DO NOW?

A: After you read and consider the information in this document, mail your signed proxy card in the enclosed return envelope addressed to Alan Shapiro, Esq., General Counsel of Jupiter Media Metrix, at the address listed below as soon as possible so that your shares may be represented at the stockholders meeting.

Q: WHO SHOULD I CALL WITH QUESTIONS?

A: If you have further questions, you may contact:
   Jupiter Media Metrix, Inc.
   21 Astor Place, 6th Floor
   New York, N.Y. 10003
   Attention: Investor Relations
   Telephone: (212) 780-6060
   E-mail: investor@JMM.com

Q: IF THE TRANSACTION IS COMPLETED, WILL NETRATING SHARES BE LISTED FOR TRADING?

A: The shares of NetRatings common stock to be issued in the transaction will be listed on the Nasdaq National Market under the trading symbol "NTRT."

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

   This summary highlights certain information from this proxy statement/prospectus and may not contain all of the information that is important to you. This section includes page references in parentheses to direct you to a more complete description of the topics presented in this summary. You should carefully read this entire proxy statement/prospectus, including the appendices, and the other documents we refer to for a more complete understanding of the merger and related transactions. This proxy statement/prospectus includes or incorporates by reference important business and financial information about NetRatings and Jupiter Media Metrix. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page v of this proxy statement/prospectus.

   In this proxy statement/prospectus, information regarding NetRatings has been supplied solely by NetRatings and information regarding Jupiter Media Metrix has been supplied solely by Jupiter Media Metrix. Each party disclaims responsibility for independently verifying the accuracy or completeness of the information provided by the other.

The Companies

NetRatings, Inc.

   NetRatings, Inc. is a leading provider of Internet audience measurement information and analysis. Its technology driven products and services enable customers to make informed business-critical decisions regarding their Internet media and commerce strategies. NetRatings has strategic relationships with both Nielsen Media Research, the leading source of television audience measurement and related services in the U.S. and Canada, and ACNielsen, a leading provider of market research information and analysis to the consumer products and services industries. Worldwide, NetRatings, through its Nielsen//NetRatings services, measures the Internet experiences of more than 225,000 Internet users in 29 countries.

   NetRatings' common stock is traded on the Nasdaq National Market under the symbol "NTRT." NetRatings' principal executive offices are located at 890 Hillview Court, Suite 300, Milpitas, California 95035, and its telephone number is (408) 941-2900. NetRatings was incorporated in Delaware in July 1997.

Jupiter Media Metrix, Inc.

   Jupiter Media Metrix, Inc. is a global provider of innovative and comprehensive research and measurement products and services that analyze the impact of the Internet and new technologies on commerce and marketing. Jupiter Media Metrix' services include Media Metrix, Jupiter Research, AdRelevance, Jupiter Events and Site Measurement. Media Metrix offers clients a broad range of products and services that collect audience data and measure new media usage on the Internet and other digital media. Jupiter Research provides business-to-business and business-to-consumer clients with strategic analysis and insights, including industry trends, forecasts and best practices, all backed by proprietary data. AdRelevance specializes in the automated retrieval and delivery of online advertising data. Jupiter Events hosts conferences focusing on the global digital economy. Site Measurement delivers continuous, in-depth analysis of traffic on a client's website.

   Jupiter Media Metrix' common stock is traded on the Nasdaq National Market under the symbol "JMXI." Jupiter Media Metrix' principal executive offices are located at 21 Astor Place, 6th Floor, New York, New York 10003, and its telephone number is (212) 780-6060. Jupiter Media Metrix was incorporated in Delaware in March 1997.

Structure of the Transaction and Consideration to be Received (see page 60)

   In the proposed transaction, NetRatings will acquire Jupiter Media Metrix through the merger of a wholly-owned subsidiary of NetRatings with and into Jupiter Media Metrix, with Jupiter Media Metrix surviving as a wholly-owned subsidiary of NetRatings. Under the merger agreement, Jupiter Media Metrix stockholders will have the right to elect to receive either [$1.95] in cash or [.1490] shares of NetRatings common stock for each share of Jupiter Media Metrix common stock that they hold. However, at least 30% and no more than 50% of the aggregate transaction value will be paid in cash. Therefore, the elections of all the holders of Jupiter Media Metrix common stock, including yours, may be adjusted or "prorated" so that, in the aggregate at least 30% and no more than 50% of the aggregate transaction value is paid in cash.

   [The [$1.95] in cash or [.1490] shares of NetRatings common stock which Jupiter Media Metrix stockholders will receive in the transaction has been adjusted in accordance with the merger agreement, which provides for a reduction to the amounts originally contemplated to be received by Jupiter Media Metrix stockholders to the extent of (i) Jupiter Media Metrix' borrowings under a loan and security agreement, entered into between NetRatings and Jupiter Media Metrix in connection with the transaction under which Jupiter Media Metrix may borrow up to $25 million, and (ii) to the extent that certain expenses of terminating certain of Jupiter Media Metrix' foreign joint ventures exceed $5 million. As of the date of mailing of this proxy statement/prospectus, these adjustments have been determined and the amounts described above represent the final amount of cash and/or NetRatings common stock to be received in the transaction.]

   A more complete discussion of these adjustments to the purchase price appears on pages 76-77 of this proxy statement/prospectus under the heading "THE MERGER AGREEMENT--Purchase Price To Be Received in the Transaction."

Risk Factors (see page 17)

   You should carefully consider the "Risk Factors" beginning on page 17 in deciding whether to adopt the merger agreement and approve the merger. You should also consider any other risk factors contained in the periodic reports of both NetRatings and Jupiter Media Metrix filed with the Securities and Exchange Commission, or the SEC, and all other information included in this proxy statement/prospectus.

Reasons for the Transaction (see page 44)

  NetRatings' Reasons

   The board of directors of NetRatings believes that the acquisition of Jupiter Media Metrix by NetRatings will create a stronger more competitive company by enabling the combined company to:

    . provide a more comprehensive suite of research services and more effectively span the key research segments of audience measurement, analyst research and advertising measurement;


    . better address the research needs of the evolving Internet market by providing more feature-rich high-quality audience information to its clients;

    . establish a unified standard of measurement utilizing the widely-accepted panel-based methodology pioneered by the Nielsen companies that are affiliated with NetRatings while capitalizing on the strength of the analytical service offerings that characterize the Media Metrix, Jupiter Research and AdRelevance brands associated with Jupiter Media Metrix;

    . substantially increase NetRatings' customer base through the addition of Jupiter Media Metrix' larger subscription base which will provide NetRatings with a sizeable increase in revenue;

    . create operating benefits through the combination of panel operations, data centers, product development, marketing and sales, with potentially meaningful cost reductions through the elimination of redundancies in these functions; and

    . compete more effectively in the highly competitive and evolving market for Internet audience measurement and analytical services.

   The board of NetRatings also believes that the strength of the combined company's balance sheet, with the significant working capital provided by NetRatings' substantial cash balances, will provide the combined company with the opportunity to create a successful Internet research company more quickly and effectively than either company could independently. In addition, if NetRatings' separate pending acquisition of 100% of eRatings, a joint venture with ACNielsen that provides Internet audience measurement services outside of the U.S. and Canada in which NetRatings currently owns 19.9%, which is described on pages 89 through 91, is completed, the opportunities afforded to the combined company in the international Internet media and market research activities will be enhanced. The eRatings acquisition is contingent on the completion of the Jupiter Meda Metrix acquisition, but is subject to other conditions and might not be completed even if the Jupiter Media Metrix acquisition closes.

   Jupiter Media Metrix' Reasons

   The Jupiter Media Metrix board of directors has determined that the merger is fair to and in the best interests of Jupiter Media Metrix and its stockholders. Their decision was based on several potential benefits of the merger and involved the consideration of a number of factors, including the following:

    . the fact that the proposed $1.95 per share purchase price represents a significant premium over the $0.56 closing price of Jupiter Media Metrix common stock on the Nasdaq National Market on October 18, 2001, the last full trading day preceding the board meeting at which the Jupiter Media Metrix board approved the merger;

    . the Jupiter Media Metrix board's assessment of, among other things, the financial condition, results of operations, cash flows, business and prospects of Jupiter Media Metrix, including the prospects of, and uncertainties facing, Jupiter Media Metrix if it remains independent;

    . the history and progress of Jupiter Media Metrix' discussions with other parties and the fact that Jupiter Media Metrix did not receive a proposal as attractive as the NetRatings transaction as to price;

    . the fact that, pursuant to the loan and security agreement, Jupiter Media Metrix has the ability to borrow up to $25 million from NetRatings in order to fund its operations prior to closing, if necessary; and

    . the judgment of the Jupiter Media Metrix board that the amount of the termination fee and expense reimbursement would not preclude a competing bidder from making a superior proposal.

   A more complete discussion of the separate reasons that the NetRatings and Jupiter Media Metrix boards approved the merger appears on pages 44 to 50 of this proxy statement/prospectus under the heading, "Reasons for the Transaction."

Special Meeting; Vote Required for Stockholder Approval (see page 33)

   The special meeting of Jupiter Media Metrix stockholders will be held at Brobeck, Phleger & Harrison, LLP, 1633 Broadway, 46th Floor, New York, New York
10019, at 9:00 a.m., local time, on    , 2002.

   Jupiter Media Metrix stockholders are entitled to cast one vote per share of
Jupiter Media Metrix common stock owned as of        , 2002, the record date.
For the merger to occur, the holders of a majority of the outstanding shares of Jupiter Media Metrix common stock must approve the merger at a special meeting. As of the record date, the directors and executive officers of Jupiter Media Metrix and their affiliates held approximately [22.3]% of the Jupiter Media Metrix common stock. NetRatings is not required to seek approval of its stockholders for the issuance of NetRatings common stock in the merger.

Recommendation of Jupiter Media Metrix' Board of Directors (see page 37)

   The Jupiter Media Metrix board of directors believes that the merger agreement and the merger are advisable, fair to Jupiter Media Metrix and its stockholders, and in their best interests and has unanimously approved the merger, and recommends that Jupiter Media Metrix stockholders vote for the adoption of the merger agreement.

Opinion of Jupiter Media Metrix' Financial Advisor (see page 50)

   Robertson Stephens, Inc., Jupiter Media Metrix' financial advisor in connection with the transaction, delivered its oral opinion to the Jupiter Media Metrix board of directors, which was later confirmed in writing, that as of October 19, 2001, the date of its opinion, and based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Jupiter Media Metrix common stock. The full text of this opinion is attached as Appendix C to this proxy statement/prospectus. Jupiter Media Metrix urges its stockholders to read it in its entirety.

Interests of Jupiter Media Metrix' Directors, Officers and Affiliates in the Merger (see page 56)

   When you consider the recommendation of the Jupiter Media Metrix board of directors that you vote in favor of adoption of the merger agreement and approval of the merger, you should keep in mind that a number of Jupiter Media Metrix officers and directors have interests in the merger that are different from, or in addition to, your interests as a stockholder. You should consider whether these interests may have influenced these directors and officers to support or recommend the merger. A description of these interests can be found
on page     of this proxy statement/prospectus in the section entitled "The
Merger--Interests of Jupiter Media Metrix' Directors, Officers and Affiliates in the Merger."

Appraisal Rights (see page 35)

   If you do not vote your shares of Jupiter Media Metrix common stock in favor of the merger and comply with the procedures set forth in section 262 of the Delaware General Corporation Law, you will be entitled to dissent and elect to have an appraisal by the Delaware Court of Chancery of the fair value of your shares, excluding any appreciation attributable to the merger and interest, if any. The complete text of Section 262 is attached as Appendix D. If you consider seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 could be more or less than the per share payment (in cash or NetRatings common stock) you would be entitled to elect to receive under the merger agreement if you did not seek appraisal of your shares.

Jupiter Media Metrix Stock Options and Warrants (see page 56)

   Upon completion of the transaction, each outstanding option to purchase shares of Jupiter Media Metrix common stock granted under Jupiter Media Metrix' stock option plans will become an option to purchase shares of NetRatings common stock that is equal to the number of shares of Jupiter Media Metrix common stock then issuable upon exercise of the option multiplied by [.1490]. The per share exercise price will equal the exercise price then in effect divided by [.1490,] rounded up to the nearest whole cent, and the NetRatings option will otherwise have the same terms and conditions.

   Upon completion of the transaction, all outstanding options held by persons who are neither Jupiter Media Metrix employees or directors and all outstanding warrants will be assumed in accordance with their respective terms. Upon exercise of these options or warrants, holders can elect to receive [$1.95] or [.1490] shares of NetRatings common stock for each share of Jupiter Media Metrix common stock subject to the option or warrant.

Conditions to the Transaction (see page 81)

   Completion of the transaction depends on the satisfaction of a number of conditions, including:

    .  approval of the merger by Jupiter Media Metrix' stockholders;

    . expiration or termination of the applicable waiting period under the United States antitrust laws, and obtaining all required approvals under foreign antitrust laws;

    . execution by Jupiter Media Metrix of agreements acceptable to NetRatings terminating its foreign joint ventures; and

    . no material adverse change will have occurred with respect to Jupiter Media Metrix or NetRatings and no event will have occurred which would reasonably be expected to have a material adverse effect on Jupiter Media Metrix or NetRatings.

Termination of the Merger Agreement (see page 84)

   Subject to specified exceptions, either NetRatings or Jupiter Media Metrix can terminate the merger agreement if the merger is not completed by March 31, 2002 and in various other circumstances, even if the merger is approved by Jupiter Media Metrix' stockholders.

No Solicitation (see page 83)

   Except in connection with certain unsolicited third-party proposals, the merger agreement prohibits Jupiter Media Metrix from soliciting, and prohibits Jupiter Media Metrix from participating in discussing with third parties, or taking other actions related to, alternate transactions to the transaction with NetRatings.

Expenses (see page 86)

   In general, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses whether or not the merger is completed, except that printing and filing fees and expenses incurred in connection with this proxy statement/prospectus will be shared equally by NetRatings and Jupiter Media Metrix. The reasonable fees and expenses incurred by NetRatings in connection with the loan and security agreement have been paid by Jupiter Media Metrix and certain fees and expenses relating to filings under the U.S. and foreign antitrust laws will be paid by NetRatings and VNU, Inc., whose affiliates are controlling stockholders of NetRatings.

Termination Fees (see page 86)

   If the merger agreement is terminated, Jupiter Media Metrix would be required, under certain circumstances, to pay NetRatings a termination fee of $2.136 million and NetRatings' reasonable expenses related to the transaction.

Federal Income Tax Consequences of the Transaction (see page 60)

   The receipt of cash and/or NetRatings common stock in exchange for shares of Jupiter Media Metrix common stock under the merger will be a taxable transaction for United States federal income tax purposes. In general, a Jupiter Media Metrix stockholder who receives cash and/or NetRatings common stock in exchange for shares of Jupiter Media Metrix common stock in the merger will recognize gain or loss for United States federal income tax purposes equal to the difference between the sum of the fair market value of the NetRatings common stock received as of the closing date of the merger plus the amount of cash received, and the stockholder's adjusted tax basis in the Jupiter Media Metrix shares of common stock exchanged in the merger.

   If the Jupiter Media Metrix shares of common stock exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year and ordinary income tax rates if the shares were held for one year or less as of the closing date of the merger.

Anticipated Accounting Treatment of the Transaction (see page 61)

   The transaction will be accounted for as a purchase business combination in accordance with accounting principles generally accepted in the United States, or GAAP. Accordingly, the cost of acquiring Jupiter Media Metrix will be allocated to the tangible assets acquired, the identifiable intangible assets acquired and the liabilities assumed, based on their respective fair values, with any excess being treated as goodwill. Goodwill is subject to at least an annual assessment for impairment applying a fair-value-based test. Identified intangible assets with finite lives will be amortized over those lives.

Regulatory Filings and Approvals Required to Complete the Transaction (see page
62)

   NetRatings and Jupiter Media Metrix have made filings with the United States Department of Justice and the Federal Trade Commission, or the FTC, under the U.S. antitrust laws. NetRatings and Jupiter Media Metrix are not permitted to complete the transaction until the applicable waiting period under the U.S. antitrust laws has expired or been terminated. The applicable waiting period will expire on December 7, 2001 unless terminated earlier by the FTC or unless the period has been extended at the request of the FTC in order for the FTC to obtain additional information. NetRatings and Jupiter Media Metrix do not believe any other regulatory filings are required in connection with the transaction that would materially affect their ability to complete the transaction or affect the post-closing operations of the combined company.

Nasdaq Listing (see page 62)

   The shares of NetRatings common stock to be issued in the transaction will be listed on the Nasdaq National Market under the symbol "NTRT."

Agreements Related to the Merger Agreement (see page 88)

  Stockholders Agreement (see page 88)

   In connection with the transaction, each of the directors and one executive officer of Jupiter Media Metrix have signed a stockholders agreement agreeing to vote in favor of the merger and against any alternative transaction or any transaction that has the effect of frustrating the purposes of the merger agreement. The shares of Jupiter Media Metrix common stock subject to the stockholders agreement represented approximately 22.3% of the outstanding Jupiter Media Metrix common stock as of October 25, 2001. NetRatings and Jupiter Media Metrix urge you to read in its entirety the stockholders agreement attached as Appendix B to this proxy statement/prospectus.

  Loan and Security Agreement (see page 88)

   [In connection with the execution of the merger agreement, NetRatings has agreed to loan Jupiter Media Metrix and certain of its subsidiaries up to $25 million under a loan and security agreement. In order to borrow under the loan and security agreement certain borrowing criteria must be met. The loan is secured by a first priority security interest in all of Jupiter Media Metrix' assets, subject to certain outstanding senior liens and permitted junior liens. Borrowings under this agreement will reduce the purchase price for Jupiter Media Metrix on a dollar for dollar basis.]

  Non-Competition Agreements (see page 89)

   In connection with the execution of the merger agreement, certain key executive officers of Jupiter Media Metrix, Jupiter Media Metrix' Chairman of the Board and The NPD Group, Inc., an entity affiliated with Jupiter Media Metrix' Chairman of the Board, have entered into non-competition agreements with NetRatings. The restrictions in these agreements relate to non-solicitation of employees and customers and competition with NetRatings' and Jupiter Media Metrix' respective businesses. They expire on the later of two years after the completion of the transaction or one year following termination of employment with Jupiter Media Metrix or NetRatings.

eRatings Agreement (see page 89)

   NetRatings also has agreed to acquire ACNielsen Corporation's 80.1% stake in ACNielsen eRatings.com, or eRatings, a joint venture between ACNielsen and NetRatings through which NetRatings currently conducts most of its international operations, and of which NetRatings currently owns the remaining 19.9%. In exchange for ACNielsen's stake in eRatings, NetRatings will issue 1,256,000 shares of its common stock to ACNielsen. It is contemplated that eRatings will terminate its operations in selected territories, in some instances prior to closing of the transaction. ACNielsen will be reimbursed by NetRatings for certain costs related to the termination of those operations. At the closing of the eRatings acquisition, ACNielsen will grant to NetRatings a license to use ACNielsen's proprietary audience sampling methodology and the "Nielsen" name outside North America in connection with the Internet audience measurement business, subject to certain exceptions. In addition, at the closing, ACNielsen will enter into an agreement to provide eRatings with dedicated marketing and panel management personnel who are ACNielsen employees, as well as related back-office services for a period of five years from the closing of the transaction, for which it will charge eRatings a fee equal to its out-of-pocket costs for dedicated personnel and certain other items plus certain agreed-upon mark-ups. The closing of the eRatings acquisition is contingent on the closing of NetRatings' acquisition of Jupiter Media Metrix, as well as the satisfaction of customary closing conditions. The closing of NetRatings' acquisition of Jupiter Media Metrix is not contingent on the closing of the eRatings acquisition.

   In connection with the eRatings acquisition, NetRatings and ACNielsen's affiliate Nielsen Media Research, Inc., or NMR, have agreed that, at the time of the closing of the acquisition, they will amend the operating agreement that governs their strategic relationship for the development and marketing of Internet audience measurement products and services in the United States and Canada. Under this amendment, NetRatings would no longer be required to pay commissions on sales to customers to which NMR markets NetRatings' services (currently 35% of such sales), but would instead reimburse NMR for NMR's costs associated with its marketing and sales of NetRatings' products and services.

   At the time the eRatings merger agreement was signed, NetRatings entered into a standstill agreement with VNU N.V., which is the parent corporation of ACNielsen and NMR and the indirect majority stockholder of NetRatings. The standstill agreement limits VNU's right to purchase additional shares of NetRatings common stock, subject to certain exceptions, until January 25, 2003 or such earlier time as the eRatings merger agreement is terminated.

            NetRatings' Summary Selected Historical Financial Data

   NetRatings' summary selected historical financial data as of December 31, 1999 and 2000 and for the years ended December 31, 1998, 1999 and 2000 have been derived from its audited financial statements and related notes thereto incorporated into this proxy statement/prospectus by reference. NetRatings' summary historical financial data as of December 31, 1997 and 1998 and for the period from July 2, 1997 (inception) through December 31, 1997 have been derived from its audited financial statements and related notes thereto that have not been included in or incorporated by reference into this proxy statement/prospectus. NetRatings' summary historical financial data as of and for the nine months ended September 30, 2000 and 2001 have been derived from, and should be read in conjunction with, NetRatings' financial statements and the notes thereto that are incorporated by reference into this proxy statement/prospectus. The unaudited results of operations data for the nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for any other interim period or for the fiscal year as a whole. However, in the opinion of NetRatings' management, the interim financial data presented reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial condition at such date and the results of operations for such period. The historical financial information may not be indicative of NetRatings' future performance. NetRatings has not, since its inception, declared or paid any cash dividends on its common stock.



                                              Period From
                                              July 2, 1997                                 Nine Months Ended
                                             (Inception) to   Year Ended December 31,        September 30,
                                              December 31,  ---------------------------  --------------------
                                                  1997       1998      1999      2000       2000       2001
-                                            -------------- -------  --------  --------  ----------- --------
                                                (in thousands, except per share data)         (unaudited)
Statement of Operations Data:
   Revenue..................................    $    --     $   237  $  3,040  $ 20,411   $ 13,803   $ 18,393
   Cost of revenue..........................         --       1,061     6,923    12,711      9,471     10,083
                                                -------     -------  --------  --------   --------   --------
   Gross profit (loss)......................         --        (824)   (3,883)    7,700      4,332      8,310
                                                -------     -------  --------  --------   --------   --------
   Operating expenses:
       Research and development.............        994       1,185     3,052     6,585      4,684      5,659
       Sales and marketing..................        452       1,134     4,660    17,528     13,145     11,950
       General and administrative...........        341         600     1,852     4,849      3,466      4,512
       Stock-based compensation.............         --          25     5,344    10,653      8,151      7,568
                                                -------     -------  --------  --------   --------   --------
          Total operating expenses..........      1,787       2,944    14,908    39,615     29,446     29,689
                                                -------     -------  --------  --------   --------   --------
   Loss from operations.....................     (1,787)     (3,768)  (18,791)  (31,915)   (25,114)   (21,379)
   Loss on joint ventures...................         --          --        --    (3,427)    (2,179)    (4,334)
   Interest income (expense), net...........          6        (111)      925    21,040     15,684     12,556
                                                -------     -------  --------  --------   --------   --------
   Net loss.................................    $(1,781)    $(3,879) $(17,866) $(14,302)  $(11,609)  $(13,157)
                                                =======     =======  ========  ========   ========   ========
   Basic and diluted net loss per common
     share..................................    $ (2.03)    $ (2.78) $  (5.01) $  (0.45)  $  (0.36)  $  (0.40)
                                                =======     =======  ========  ========   ========   ========
   Shares used to compute basic and diluted
     net loss per common share..............        878       1,393     3,563    31,969     31,825     32,784
                                                =======     =======  ========  ========   ========   ========


                                                                                            As of
                                                         As of December 31,               September
                                             ------------------------------------------      30,
                                                  1997       1998      1999      2000       2001
                                             -------------- -------  --------  --------  -----------
                                                (in thousands, except per share data)    (unaudited)
Balance Sheet Data:
   Cash, cash equivalents and marketable
     securities.............................    $   551     $ 1,343  $332,256  $334,022   $336,026
   Working capital (deficit)................         78      (2,791)  327,418   320,175    314,003
   Total assets.............................        980       1,965   336,799   351,165    352,265
   Due to related parties...................         --       2,539     1,537     7,227     11,851
   Total stockholders' equity (deficit).....        472      (2,448)  328,261   326,101    321,227

 Jupiter Media Metrix' Summary Selected Historical Consolidated Financial Data

   Jupiter Media Metrix' summary selected historical consolidated financial data as of December 31, 1999 and 2000 and for the years ended December 31, 1998, 1999 and 2000 have been derived from its audited consolidated financial statements and related notes thereto that are included in this proxy statement/prospectus. Jupiter Media Metrix' summary historical consolidated financial data as of December 31, 1996, 1997 and 1998 and for the fiscal years ended December 31, 1996 and 1997 have been derived from its audited consolidated financial statements and related notes thereto which are not included in this proxy statement/prospectus. Jupiter Media Metrix' historical consolidated financial data for the nine months ended September 30, 2000 and 2001 have been derived from, and should be read in conjunction with, Jupiter Media Metrix' unaudited consolidated financial statements and the related notes thereto that are included in this proxy statement/prospectus. The unaudited consolidated results of operations data for the nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for any other interim period or for the fiscal year as a whole. However, in the opinion of Jupiter Media Metrix' management, the interim financial data presented reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial condition at such date and the results of operations for such period. The historical financial information may not be indicative of Jupiter Media Metrix' future performance. The financial statements for the year ended December 31, 1996 are those of PC Meter, Jupiter Media Metrix' predecessor, and include three months of operations during which PC Meter was still a division of The NPD Group, Inc.

                                                                                           Nine Months Ended
                                                    Year Ended December 31,                  September 30,
-                                        ---------------------------------------------  -----------------------
                                          1996     1997     1998      1999      2000        2000        2001
-                                        -------  -------  -------  --------  --------  ------------- ---------
                                                                                              (unaudited)
Statement of Operations Data:                             (in thousands, except per share data)
   Revenues............................. $ 1,033  $ 3,188  $ 6,331  $ 20,500  $ 77,778    $ 39,298    $  74,683
   Cost of revenues.....................   1,744    3,463    4,121    10,291    32,752      13,948       36,026
                                         -------  -------  -------  --------  --------    --------    ---------
   Gross profit (loss)..................    (711)    (275)   2,210    10,209    45,026      25,350       38,657
   Operating expenses:
       Research and development.........     588      866    1,382     5,044    16,078      11,635       20,099
       Sales and marketing..............     929    2,022    2,888     9,117    29,428      15,871       27,341
       General and administrative.......   1,148    1,516    2,715     6,756    25,882      10,709       29,471
       Amortization of deferred
         compensation and other
         stock-based compensation.......      --       --      369     1,060     2,551         652        4,678
       Amortization and write-
         down of intangibles............      --       --      479     7,312    46,629      19,284      402,171
       Acquired in-process research
         and development................      --       --    1,600     6,800        --          --           --
       Restructuring and other
         charges........................      --       --       --        --        --          --       51,259
                                         -------  -------  -------  --------  --------    --------    ---------
   Total operating expenses.............   2,665    4,404    9,433    36,089   120,568      58,151      535,019
                                         -------  -------  -------  --------  --------    --------    ---------
   Loss from operations.................  (3,376)  (4,679)  (7,223)  (25,880)  (75,542)    (32,801)    (496,362)
   Minority interests...................      --       --       --     1,689     5,990       2,294        2,056
   Loss on sale of subsidiary...........      --       --       --        --        --          --         (664)
   Loss on write-off of investments.....      --       --       --        --        --          --       (5,477)
   Interest income, net.................      --       95       65     2,283     6,231       4,585        1,966
                                         -------  -------  -------  --------  --------    --------    ---------
   Net loss.............................  (3,376)  (4,584)  (7,158)  (21,908)  (63,321)    (25,922)    (498,481)
   Preferred stock dividends............      --     (290)    (314)     (109)       --          --           --
                                         -------  -------  -------  --------  --------    --------    ---------
   Net loss applicable to common
     stockholders....................... $(3,376) $(4,874) $(7,472) $(22,017) $(63,321)   $(25,922)   $(498,481)
                                         =======  =======  =======  ========  ========    ========    =========
   Basic and diluted net loss per
     common share applicable to
     common stockholders................ $ (0.52) $ (0.75) $ (0.98) $  (1.34) $  (2.63)   $  (1.27)   $  (14.07)
                                         =======  =======  =======  ========  ========    ========    =========
   Shares used in the calculation of
     basic and diluted net loss per
     share applicable to common
     stockholders.......................   6,523    6,523    7,619    16,445    24,083      20,355       35,432
                                         =======  =======  =======  ========  ========    ========    =========

                                                                                             At
                                                        At December 31,                 September 30,
                                         ---------------------------------------------  -------------
                                          1996     1997     1998      1999      2000        2001
                                         -------  -------  -------  --------  --------  -------------
                                                         (in thousands)                  (unaudited)
Balance Sheet Data
Cash, cash equivalents and marketable
  securities............................ $   583  $ 1,869  $ 8,012  $112,241  $ 97,940    $ 33,068
Working capital (deficit)...............  (2,478)     (47)   1,057   102,806    63,286     (12,574)
Total assets............................   1,213    2,787   16,060   178,844   646,976     150,047
Due to related parties..................   2,782    1,284    4,706       444     3,646       2,468
Preferred stock.........................       -    8,366    4,680         -         -           -
Total stockholders' equity (deficit)....  (2,478)  (8,274)   2,622   162,789   568,824      75,576

   SUMMARY OF SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

   The following summary of selected unaudited pro forma condensed combined financial data are derived from the unaudited pro forma condensed combined financial statements which have been prepared in accordance with Article 11 of Securities and Exchange Commission Regulation S-X to illustrate the effects of:

    . the proposed transaction between NetRatings and Jupiter Media Metrix on the historical financial position and results of operations of the combined entity (NetRatings/Jupiter Media Metrix) assuming that the eRatings acquisition is not completed (the closing of the proposed transaction between NetRatings and Jupiter Media Metrix is not conditioned on the closing of the acquisition of eRatings); and

    . the proposed acquisition of eRatings by NetRatings/Jupiter Media Metrix on the historical financial position and results of operations of the combined entity (the completion of the eRatings acquisition is conditioned on the closing of the transaction between NetRatings and Jupiter Media Metrix).

   The unaudited pro forma condensed combined financial statements have been derived from, and should be read in conjunction with the accompanying notes thereto, NetRatings' historical financial statements and related notes thereto, incorporated by reference into this proxy statement/prospectus, Jupiter Media Metrix' historical consolidated financial statements and related notes thereto, included in this proxy statement/prospectus, and Jupiter Communications, Inc.'s and eRatings' historical financial statements and related notes thereto, included in this proxy statement/prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred if the acquisitions had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this proxy statement/prospectus.

   The unaudited pro forma condensed combined balance sheet as of September 30, 2001 gives effect to (i) the acquisition of Jupiter Media Metrix by NetRatings and (ii) the acquisition of eRatings by NetRatings, as if each of the transactions had occurred on September 30, 2001.

   The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2000 is presented to give effect to (i) the acquisition of Jupiter Media Metrix by NetRatings, and (ii) the acquisition of eRatings by NetRatings/Jupiter Media Metrix, as if each of the transactions had occurred on January 1, 2000. Additionally, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2000 is presented to give effect to the acquisition of Jupiter Communications by Media Metrix as if the transaction had occurred on January 1, 2000.

   The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2001 is presented to give effect to (i) the acquisition of Jupiter Media Metrix by NetRatings, and (ii) the acquisition of eRatings by NetRatings, as if each of the transactions had occurred on January 1, 2001.

   The allocation of the purchase price of Jupiter Media Metrix and eRatings is preliminary and does not reflect the actual fair value adjustments to their assets and liabilities, since those amounts have not been finalized and have been estimated at this time. The fair value of Jupiter Media Metrix' and eRatings' assets and liabilities will be determined as of the closing dates of the respective acquisitions through independent appraisals, which will include appraisals of patents, trademarks and trade names, and other analyses.

   The following tables provide a summary of selected unaudited pro forma condensed combined financial data giving effect to the acquisition of eRatings by NetRatings.

                                                              Year Ended     Nine Months Ended
                                                           December 31, 2000 September 30, 2001
                                                           ----------------- ------------------
                                                           (in thousands except per share data)
Pro Forma Condensed Combined Statement of Operations Data:
   Revenue................................................     $164,035          $  98,071
   Loss from operations...................................      (89,327)          (140,659)
   Net loss...............................................      (77,962)          (134,778)
   Loss per share:
       Basic and diluted..................................        (2.12)             (3.67)

                                                               September 30,
                                                                   2001
                                                               -------------
   Pro Forma Condensed Combined Balance Sheet Data:
      Working capital.........................................   $250,081
      Total assets............................................    488,472
      Stockholders' equity....................................    373,854

--------
   The following tables provide a summary of selected unaudited pro forma condensed combined financial data giving effect to the acquisition of Jupiter Media Metrix by NetRatings.

                                                              Year Ended     Nine Months Ended
                                                           December 31, 2000 September 30, 2001
                                                           ----------------- ------------------
                                                           (in thousands except per share data)
Pro Forma Condensed Combined Statement of Operations Data:
   Revenue................................................     $163,235          $  93,076
   Loss from operations...................................      (63,253)          (116,015)
   Net loss...............................................      (54,028)          (113,846)
   Loss per share:
       Basic and diluted..................................        (1.52)             (3.21)

                                                               September 30,
                                                                   2001
                                                               -------------
   Pro Forma Condensed Combined Balance Sheet Data:
      Working capital.........................................   $256,396
      Total assets............................................    462,963
      Stockholders' equity....................................    357,454

                          Comparative Per Share Data

   The following tables provide certain historical per share data. This data should be read in conjunction with the selected historical financial data of NetRatings and Jupiter Media Metrix included in this proxy statement/prospectus, the historical financial statements of NetRatings and the notes thereto that are incorporated by reference in this proxy statement/prospectus and the historical consolidated financial statements of Jupiter Media Metrix and the notes thereto that are included in this proxy statement/prospectus.

                                                                Nine Months
                                                   Year Ended      Ended
                                                  December 31, September 30,
                                                      2000         2001
    -                                             ------------ -------------
    NetRatings' Historical Data:
    Loss per share:
       Basic and diluted.........................    $(0.45)      $ (0.40)
    Book value per share at the end of the period    $ 9.99       $  9.71

                                                                Nine Months
                                                   Year Ended      Ended
                                                  December 31, September 30,
                                                      2000         2001
                                                  ------------ -------------
    Jupiter Media Metrix' Historical Data:
    Loss per share:
       Basic and diluted.........................    $(2.63)      $(14.07)
    Book value per share at the end of the period    $16.18       $  2.13

                       MARKET PRICE AND DIVIDEND POLICY

NetRatings Market Price Data

   NetRatings common stock has been trading on the Nasdaq National Market under the symbol "NTRT" since December 8, 1999. The following table shows the range of high and low closing sales prices reported on the Nasdaq National Market for NetRatings' common stock for the periods indicated.

                                                            High   Low
-                                                          ------ ------
NetRatings' Fiscal 1999
   Fourth Quarter (December 8, 1999 to December 31, 1999). $50.25 $26.19
NetRatings' Fiscal 2000
   First Quarter.......................................... $53.00 $22.75
   Second Quarter......................................... $30.75 $14.94
   Third Quarter.......................................... $30.19 $14.31
   Fourth Quarter......................................... $19.28 $12.38
NetRatings' Fiscal 2001
   First Quarter.......................................... $15.88 $10.63
   Second Quarter......................................... $14.01 $10.38
   Third Quarter.......................................... $14.54 $10.01
   Fourth Quarter (through November 19, 2001)............. $13.18 $10.10

Jupiter Media Metrix' Market Price Data

   Jupiter Media Metrix' common stock traded on the Nasdaq National Market under the symbol "MMXI" beginning May 7, 1999 until it began trading under the symbol "JMXI" on September 21, 2000. The following table shows the range of high and low closing sales prices reported on the Nasdaq National Market for Jupiter Media Metrix common stock for the periods indicated.

                                                High   Low
-                                              ------ ------
Jupiter Media Metrix' Fiscal 1999
   Second Quarter (commencing May 7, 1999).... $53.25 $33.50
   Third Quarter.............................. $69.88 $34.25
   Fourth Quarter............................. $65.88 $32.50
Jupiter Media Metrix' Fiscal 2000
   First Quarter.............................. $46.13 $29.00
   Second Quarter............................. $43.00 $21.25
   Third Quarter.............................. $29.00 $14.81
   Fourth Quarter............................. $15.13 $ 6.28
Jupiter Media Metrix' Fiscal 2001
   First Quarter.............................. $ 9.03 $ 3.09
   Second Quarter............................. $ 2.97 $ 1.23
   Third Quarter.............................. $ 1.49 $ 0.38
   Fourth Quarter (through November 19, 2001). $ 1.53 $ 0.40

Recent Closing Prices

   The following table sets forth the closing per share sales price of NetRatings common stock and Jupiter Media Metrix common stock, as reported on the Nasdaq National Market, and the estimated equivalent per share price, as explained below, of Jupiter Media Metrix common stock on October 25, 2001, the last trading day before the public announcement of the proposed acquisition of Jupiter Media Metrix by NetRatings, and on (the latest practicable trading day before the printing of this proxy statement/prospectus):

                                                      Jupiter
                                                       Media
                                                       Metrix
                                                     Estimated
                                             Jupiter Equivalent
                                              Media  Per Share
                                  NetRatings Metrix    Price
                 -                ---------- ------- ----------
                 October 25, 2001   $13.09    $0.63    $1.95
                      ,..........             $        $

   The estimated equivalent per share price of a share of Jupiter Media Metrix common stock equals the exchange ratio of [.1490] multiplied by the price of a share of NetRatings common stock. We urge you to obtain current market quotations for NetRatings common stock and Jupiter Media Metrix common stock. Although the exchange ratio is fixed, the market price of shares of NetRatings common stock and Jupiter Media Metrix common stock will fluctuate before the transaction. As a result, we cannot assure you as to the market prices of NetRatings common stock or Jupiter Media Metrix common stock at any time thereafter.

   Following the transaction, NetRatings common stock will continue to be quoted on the Nasdaq National Market, and there will be no further market for Jupiter Media Metrix common stock.

Number of Jupiter Media Metrix Stockholders

   As of close of business on        , 2001, there were approximately
shares of Jupiter Media Metrix common stock outstanding held by approximately stockholders of record of Jupiter Media Metrix.

Dividend Information

   Neither NetRatings nor Jupiter Media Metrix has ever paid any cash dividends on its common stock, and both anticipate that they will continue to retain any earnings for the foreseeable future for use in the operation of their respective businesses.

                                 RISK FACTORS

   You should carefully consider the risks described below regarding the proposed transaction and NetRatings' business as combined with Jupiter Media Metrix following the completion of the transaction which is referred to as the "combined company" and the risks regarding Jupiter Media Metrix' business described beginning on page 112 of this proxy statement/prospectus, together with all of the other information included in this proxy statement/prospectus, before making a decision about voting on the proposals submitted for your consideration.

Special Note Regarding Forward-Looking Statements.

   Some of the information in this proxy statement/prospectus, including the risk factors in this section, contains forward-looking statements that involve risks and uncertainties. These statements relate to, among other things, consummation of the merger, the future business, financial condition and results of operations of the combined company, and benefits of the pending transaction. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms and other comparable terminology. These statements are only predictions. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risks factors described below and elsewhere in this proxy statement/prospectus. NetRatings is not under any obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. Before making a decision regarding the transaction, you should be aware that the occurrence of the events described in these risk factors could harm the business, results of operations and financial condition of NetRatings or the combined company.

Risks Related to the Transaction.

The failure of NetRatings to successfully integrate the businesses of Jupiter Media Metrix could harm NetRatings' financial condition and operating results.

   After the transaction, NetRatings will need to integrate the operations of Jupiter Media Metrix, which has previously operated entirely independent of NetRatings. The integration of the businesses will be complex, time consuming and expensive. If NetRatings fails to successfully integrate Jupiter Media Metrix and its operations, NetRatings' financial condition and operating results could be harmed. NetRatings may find it difficult to integrate Jupiter Media Metrix because Jupiter Media Metrix is composed of discrete divisions that have only recently been integrated into one company. The challenges involved in this integration include, but are not limited to, the following:

  . effectively integrating the methodologies, technologies and products and services of NetRatings and Jupiter Media Metrix;

  .  retaining existing customers of each company;

  . the potential for market confusion, hesitation and potential delay, reduction or loss of customer orders;

  . retaining and integrating management and other key employees of NetRatings and Jupiter Media Metrix, including the costs associated with employee retention and severance;

  . coordinating research and development activities to enhance introduction of new products and technologies;

  . integrating sales and marketing efforts so that customers can understand and do business easily with the combined company;

  .  coordinating infrastructure operations in a rapid and efficient manner;

  . combining operations which have employees in widely dispersed operations in California, New York, Washington and other locations, including many overseas offices;

  . successfully managing the events business of Jupiter Media Metrix, a line of business in which NetRatings has not previously been engaged and which has been experiencing, and may continue to experience, declining revenues; and

  . transitioning all worldwide facilities to common accounting and information technology systems.

   It is not certain that NetRatings and Jupiter Media Metrix can be successfully integrated in a timely manner or at all or that any of the anticipated benefits will be realized. Risks from unsuccessful integration of the companies include:

    .  the impairment of relationships with employees and customers;

    . the potential disruption of the combined company's ongoing business and distraction of its management;

    .  delay in introducing new product offerings by the combined company; and

    . adverse financial results resulting from unanticipated expenses related to integration of the companies.

Failure to achieve the anticipated benefits of the merger could harm the business and operating results of the combined company.

   NetRatings and Jupiter Media Metrix have agreed to the proposed transaction with the expectation that it will benefit NetRatings' and Jupiter Media Metrix' Internet audience measurement and analysis businesses. Achieving these anticipated benefits and the related potential benefits underlying NetRatings' and Jupiter Media Metrix' reasons for entering into the proposed transaction will depend on a number of factors, some of which include:

    . the combined company's ability to timely develop new products and services and integrate the products and sales efforts of the individual companies;

    . the extent to which the customers of NetRatings or Jupiter Media Metrix may defer purchasing decisions;

    . the degree to which key management, marketing and technical personnel remain employed by the combined company after the transaction and the difficulty of integrating them into one operation;

    . if the acquisition by NetRatings of the majority interest of eRatings now owned by ACNielsen does not close, under non-competition and exclusivity provisions of agreements already in place with eRatings relating to the eRatings joint venture, NetRatings would be prohibited from operating Jupiter Media Metrix' international operations, rather than merging them into eRatings' operations and realizing the benefits of this integration; and

    . current and changing competitive conditions and cyclicality in the Internet media and market research market.

   Even if the companies are able to integrate their operations, there can be no assurance that the anticipated benefits will be achieved. The failure to achieve these expected benefits could have a material adverse effect on the business, results of operations, and financial condition of the combined company.

You will receive a fixed number of shares of NetRatings common stock which will not be adjusted for changes in the market price of NetRatings common stock.

   Upon completion of the transaction, each share of Jupiter Media Metrix common stock that is not exchanged for cash will be exchanged for [0.1490] shares of NetRatings common stock as a portion of the purchase price. There will be no adjustment to this exchange ratio for changes in the market price of either NetRatings common stock or Jupiter Media Metrix common stock. Any decrease in the price of NetRatings common stock could result in a substantial decrease in the value of the consideration to be received by Jupiter Media Metrix' stockholders. The share prices of NetRatings common stock and Jupiter Media Metrix common stock are by nature subject to the general price fluctuations in the market for publicly traded equity securities. In particular, market prices of equity securities of Internet services companies have experienced significant volatility. Neither NetRatings nor Jupiter Media Metrix may terminate the merger agreement or "walk away" from the transaction solely because of changes in the market price of either company's common stock. You should obtain recent market quotations for NetRatings common stock and Jupiter Media Metrix common stock in order to accurately assess the market value of the NetRatings common stock that will be issued in exchange for the Jupiter Media Metrix shares. NetRatings cannot predict or give any assurances as to the relative market prices of NetRatings or Jupiter Media Metrix common stock before the closing of the transaction.

You may not receive the form of purchase price that you elect.

   In connection with the transaction, you may not receive all of your purchase price in the form that you elect. The merger agreement provides that the number of shares of Jupiter Media Metrix common stock that will be converted into the right to receive cash cannot be less than 30% or more than 50% of the aggregate transaction value. As a result of these limitations, the elections of the Jupiter Media Metrix stockholders, including yours, may be adjusted to increase or decrease the number of shares that are converted into the right to receive cash.

Purchase business combination accounting may adversely affect NetRatings' operating results.

   The transaction will be accounted for as a purchase business combination in accordance with accounting principles generally accepted in the United States. Under Statements of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets," goodwill and indefinite lived intangibles will no longer be subject to amortization over their estimated useful lives. Rather, goodwill and indefinite lived intangibles will be subject to an assessment, conducted on an annual basis or more frequently, for impairment based on a fair value test. It is estimated that approximately $68.3 million of the purchase price for Jupiter Media Metrix will be deemed to be goodwill and subject to future assessment and possible impairment. An impairment based on a fair value test may have a material adverse effect on NetRatings' earnings and the market value of NetRatings common stock following the completion of the transaction.

The financial results of the combined company could suffer as a result of the costs of the transaction and liabilities assumed by the combined company in the transaction.

   NetRatings expects to incur approximately $4.9 million in direct and indirect costs associated with the transaction, in addition to the assumption of all outstanding liabilities of Jupiter Media Metrix. If the benefits of the transaction do not exceed the costs associated with the transaction, the combined company's financial results, including earnings per share, could be materially adversely affected.

Uncertainty related to the proposed transaction could harm the combined company.

   In response to the announcement of the proposed transaction, customers or suppliers of NetRatings or Jupiter Media Metrix may delay or defer purchase or other decisions. Any delay or deferral in product or service purchases or other decisions by customers or suppliers could have a material adverse effect on the business of either party. Similarly, current and prospective NetRatings and/or Jupiter Media Metrix employees may experience uncertainty about their future roles with the combined company until the transaction is completed and NetRatings' strategies with regard to the integration of operations of NetRatings and Jupiter Media Metrix are announced or executed. This may adversely affect NetRatings' and/or Jupiter Media Metrix' ability to attract and retain key management, sales, marketing and technical personnel.

   Should the price of shares of NetRatings common stock that you will receive in the transaction decline after you receive the shares, you may not be able to offset losses against the gain, if any, that you may recognize upon the closing of the transaction.

   The transaction is a taxable transaction for U.S. federal income tax purposes. In general, when you receive cash and/or NetRatings shares in exchange for shares of Jupiter Media Metrix shares in the transaction, you will recognize a gain or loss for United States federal income tax purposes equal to the difference between (a) the sum of the fair market value of the NetRatings common stock as of the closing date of the transaction plus the amount of cash received and (b) your adjusted tax basis in the Jupiter Media Metrix shares exchanged in the transaction. If the price of NetRatings' shares declines between the date the transaction is completed and the date you sell your shares, you may not be able to carryback the subsequent tax loss to offset gains, if any, that you recognize as a result of the transaction. Consequently, you may owe taxes in the tax year that the transaction closes and be unable to obtain a refund on such taxes, or offset the losses against other taxes which you may owe in a subsequent tax year.

Officers and directors of Jupiter Media Metrix will receive benefits that may have influenced them to support or approve the transaction.

   A number of officers and directors of Jupiter Media Metrix who are recommending that you vote in favor of the merger agreement have employment or severance agreements or benefit arrangements that provide them with interests in the transaction that may be different from yours. The receipt of compensation or other benefits in connection with the transaction (including the acceleration of vesting of stock options), the continuation of indemnification arrangements for current directors following completion of the transaction, or the entering into of employment agreements and the appointment as a director of the combined company may influence these persons when they recommend that you vote in favor of adoption of the merger agreement. See "The Merger--Interests of Certain Jupiter Media Metrix Officers, Directors and Affiliates in the Merger."

Risks Related to the Combined Company Following the Transaction

Both NetRatings and Jupiter Media Metrix have incurred operating losses since inception and the combined company may be unable to achieve profitability.

   Both NetRatings and Jupiter Media Metrix have experienced operating losses in each quarter and fiscal year period since their inception. On a combined basis, NetRatings and Jupiter Media Metrix have incurred operating losses of $107.5 million, $44.7 million and $11.0 million for the years ended December 31, 2000, 1999 and 1998. In addition, NetRatings and Jupiter Media Metrix have incurred a combined operating loss of $517.7 million for the nine-month period ended September 30, 2001. As of September 30, 2001, the combined accumulated deficit of NetRatings and Jupiter Media Metrix was $650.9 million. NetRatings intends to make additional expenditures related to panel development and maintenance, marketing, research and development, strategic alliances, development of a disaster recovery data center and further improvement of its technology and infrastructure following the transaction. As a result, the combined company will need to generate significant revenue to achieve and maintain profitability. The combined company may not be able to achieve significant revenue growth in the future, in part because the two companies have certain customers in common who will consolidate their purchases after the consummation of the transaction. The operating results of the combined company for future periods are subject to numerous uncertainties and the combined company may not achieve sufficient revenue to become profitable.

NetRatings has a limited operating history in the evolving market for Internet media and market research.

   NetRatings was incorporated in July 1997 and did not start generating revenue until the quarter ended March 31, 1998. NetRatings introduced its Nielsen//NetRatings Internet audience measurement service in the quarter ended March 31, 1999. Accordingly, the combined company will be in the early stages of development and will have only a limited operating history upon which to evaluate its business. You should evaluate the combined company's likelihood of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with an early-stage business in an evolving market, many of which may be beyond its control, including:

    . the risk that a current or future competing provider of Internet audience measurement services will gain customer acceptance to the detriment of the combined company;

    . its potential inability to successfully manage any significant growth the combined company may achieve in the future;

    .  the combined company's potential inability to develop its brands; and

    . the risks associated with its multiple international operations, which are in the early stages of development.

Fluctuations in the combined company's quarterly revenue and operating results might lead to reduced prices for its stock.

   Due to the evolving nature of the markets in which NetRatings and Jupiter Media Metrix compete, the combined company's future revenue and operating results are difficult to forecast. Factors that may cause fluctuations in the combined company's revenues or operating results on a quarterly basis include the following, many of which will be beyond its control:

    . the amount and timing of operating costs and capital expenditures related to the expansion of its business;

    . the recent downturn in the United States and world economy, particularly since the products and services offered by the combined company may be more likely to be perceived by current customers as discretionary when compared to other business costs;

    . the amount and timing of costs related to changes in the size or composition of the combined company's panels, particularly as a result of turnover among panel members;

    . changes in demand for the combined company's products and services due to the announcement or introduction of new products and services by it or its current or future competitors;

    . changes in the pricing of the combined company's products and services in light of the services and pricing offered by its competitors;

    . the impact of possible acquisitions both on the combined company's operations and on its reported operating results due to associated accounting charges; and

    . technical difficulties or service interruptions that may significantly harm the combined company's ability to deliver its products and services on schedule.

Because the combined company's expense levels will be based in large part on estimates of future revenues, an unexpected shortfall in revenue would significantly harm the combined company's operating results.

   The combined company's expense levels will be based largely on its investment plans and estimates of future revenue. The combined company may be unable to adjust its spending to compensate for an unexpected shortfall in revenue. Accordingly, any significant shortfall in revenue relative to the combined company's planned expenditures in a particular quarter would harm its results of operations and could cause the combined company's stock price to fall sharply, particularly following quarters in which its operating results fail to meet the expectations of securities analysts or investors.

The acceptance and effectiveness of Internet advertising and electronic commerce is uncertain, and if these markets fail to develop or develop more slowly than expected, the combined company's business will suffer.

   The combined company's future success will depend in part on an increase in the use of the Internet as an advertising medium and the proliferation of e-commerce. These markets are new and rapidly evolving, and the effectiveness of Internet advertising is uncertain. As a result, there is also uncertainty about the demand and market acceptance for Internet advertising and e-commerce. Many of the current or potential customers of NetRatings and Jupiter Media Metrix have little or no experience using the Internet for advertising or commerce purposes. The adoption of Internet advertising, particularly by entities that have historically relied on traditional media for advertising, requires the acceptance of a new way of conducting business. These companies may find Internet advertising to be less effective than traditional advertising for promoting their products and services. They may also be unwilling to pay premium rates for advertising that is targeted at specific types of users based on demographic profiles or recent Internet behavior. The Internet advertising and e-commerce markets may also be adversely affected by privacy initiatives restricting the targeting of this type of advertising or the use of personal information. Providers of goods and services online continue to work toward the establishment of commerce models that are cost effective, unique, and effectively deal with issues such as channel conflict and infrastructure costs. Rapid growth in the use of the Internet for e-commerce may not continue or the Internet may not be adopted as a medium of commerce by a broad base of customers. In addition, most current and potential publishers of content and merchants selling on the Internet have little or no experience in generating revenue from the sale of advertising on their Internet sites or from conducting online commerce transactions. Because of the foregoing factors, among others, the market for Internet advertising and e-commerce may not continue to emerge or become sustainable. If these markets fail to develop or develop more slowly than expected, the combined company's business will suffer.

The success of the international operations of the combined company, and the commissions which the combined company may have to pay to Nielsen Media Research, are materially dependent upon NetRatings' planned acquisition of the remaining 80.1% of ACNielsen eRatings.com.

   NetRatings has agreed to acquire ACNielsen Corporation's 80.1% stake in eRatings, a joint venture between ACNielsen and NetRatings, which provides Internet audience measurement services outside of the United States. and Canada. NetRatings currently owns the remaining 19.9% of eRatings. The eRatings acquisition is conditioned upon the closing of the acquisition of Jupiter Media Metrix by NetRatings. However, the acquisition of Jupiter Media Metrix may be completed even if the eRatings acquisition does not occur. As a result, there is a risk that NetRatings may acquire Jupiter Media Metrix without acquiring ACNielsen's stake in eRatings. Should the eRatings acquisition fail to occur, NetRatings will continue to be bound by the agreements with ACNielsen and eRatings relating to the eRatings joint venture, under which NetRatings has agreed not to compete with eRatings in all territories worldwide, excluding the United States, Canada and Japan, and has granted eRatings exclusive global marketing rights, outside of the United States, Canada and Japan, for the Nielsen//NetRatings brand of products and services. In this event, NetRatings would be prohibited from operating any international operations that it acquires from Jupiter Media Metrix, and would therefore cease to receive revenue from these operations.

   In addition, should the eRatings acquisition not close, NetRatings will continue to be bound by its stockholders agreement with ACNielsen, under which ACNielsen and NetRatings will be responsible for funding eRatings' ongoing capital requirements in proportion to their respective ownership percentage in eRatings. In the event of a capital call by eRatings' board of directors, which is controlled by directors designated by ACNielsen, NetRatings will be required to either contribute additional capital to eRatings or allow ACNielsen to make the capital contributions unilaterally and thereby dilute NetRatings' ownership interest in eRatings.

   In connection with the eRatings acquisition, NetRatings' and ACNielsen's affiliate, Nielsen Media Research, Inc., or NMR, have agreed that, at the time of the closing of the eRatings transaction, they will amend the operating agreement that governs their strategic relationship for the development and marketing of Internet audience measurement products and services in the United States and Canada. Under this amendment, NetRatings would no longer be required to pay to NMR commissions on sales to customers to which NMR markets NetRatings' services, currently 35% of such sales, but would instead reimburse NMR for NMR's costs associated with the marketing and sales of NetRatings' products and services. Should NetRatings fail to consummate the eRatings acquisition, it will be required to continue paying these commissions to NMR, which will result in NetRatings' inability to realize certain anticipated cost benefits associated with this amendment.

The market for Internet audience measurement and analytical services is highly competitive, and if the combined company cannot compete effectively, its revenues will decline.

   The market for both Internet audience measurement and analytical services, in which NetRatings and Jupiter Media Metrix compete is new, rapidly evolving and highly competitive. In the market for Internet audience measurement services, the combined company faces competition from companies that track Internet usage through panel-based measurement using various recruitment methodologies, companies that track Internet usage through ISP traffic data companies that track Internet usage through site-centric and other consumer-centric measurement systems and companies that adapt traditional survey and polling methods to Internet audience measurement. In addition, the combined company may face increased competition from individual Web sites that develop an independent method of measuring their own audience and from other companies that develop alternative audience measurement technologies to those it provides. The combined company's competitors in these areas include, DoubleClick, NetValue, comScore Networks, Red Sheriff, Compete.com, Plurimus, WebTrends, WebSideStory, Keylime, Digimine, NetGenesis and NFO Interactive. The combined company also faces competition from numerous potential entrants. Other competitors who focus mainly on analysis of technology trends, including the Internet, include Forrester Research, Inc. and Gartner, Inc. and numerous other companies which compete both domestically and internationally in providing research and analysis related to a specific industry or geographical area.

   Competitors of NetRatings and Jupiter Media Metrix may have longer operating histories, larger customer bases, greater brand recognition, and significantly greater marketing resources than either of them has and which the combined company will have. In addition, some of the combined company's competitors may be able to:

    .  devote greater resources to marketing and promotional campaigns;

    .  adopt more aggressive pricing policies; or

    .  devote more resources to technology and systems development.

   In light of these factors, the combined company may be unable to compete successfully against current or future competitors.

NetRatings is dependent on Nielsen Media Research for the development and maintenance of panels of Internet users in the United States and Canada and on ACNielsen and its other joint venture partners for the development and maintenance of such panels in international markets.

   NetRatings' audience measurement data is collected from randomly-selected groups of Internet users that are generally referred to as audience measurement panels. NetRatings' at-home Internet audience measurement panels in the United States and Canada have been developed and are maintained by NMR as part of NetRatings' strategic relationship with NMR. Similarly, the Internet audience measurement panels that eRatings employs in geographic locations outside of the United States, Canada and Japan have been developed and maintained by eRatings using the employees made available to eRatings by, and the proprietary audience sampling methodology of, ACNielsen. If the eRatings acquisition closes, ACNielsen will grant NetRatings a license to use ACNielsen's proprietary audience sampling methodology and the ''Nielsen'' name outside North America in the Internet audience measurement business, and will enter into a services agreement to provide eRatings, for a period of five years following the closing of the eRatings acquisition with the services of certain dedicated marketing and panel management personnel who are employed by ACNielsen, as well as certain back office services currently provided to eRatings by ACNielsen. Accordingly, if the eRatings acquisition closes, for a significant period of time following its closing, NetRatings expects that the eRatings business will be substantially dependent upon these arrangements for the continued maintenance of its Internet audience measurement panels and otherwise for the operation of its business. Any failure on the part of NMR or NetRatings' other joint venture and strategic partners to devote adequate resources to the development or maintenance of such panels or other sampling methodologies, or to maintain the overall quality of these methodologies, or any failure by ACNielsen to perform its obligations under these agreements, will harm the combined company's business. In addition, NMR may terminate its obligations with respect to Internet audience measurement panels, and ACNielsen may terminate the agreements it enters into at the time of the closing of the eRatings acquisition, in the event they and certain of their affiliates no longer hold at least 5% of NetRatings' outstanding stock on a fully-diluted basis.

Following the merger, VNU N.V., through its subsidiaries NMR and ACNielsen, will continue to be the controlling stockholder of the combined company and a majority of the members of the combined company's board of directors will continue to be designees of VNU.

   VNU, through its wholly-owned subsidiaries NMR and ACNielsen, can control the direction and certain policies of NetRatings, including the election of its board of directors, amendment of its certificate of incorporation, and decisions regarding mergers, acquisitions, consolidations and the sale of all or substantially all of its assets. After the transaction, VNU will continue to be the controlling stockholder of the combined company. This control may have the effect of discouraging certain types of transactions involving a change of control, including transactions in which holders of the combined company's common stock, other than VNU and its affiliates, might otherwise receive a premium for their shares over the then current market price.

   During any time that VNU is a majority stockholder, it will be required to consolidate the combined company's operating results with its own for financial reporting purposes. The combined company's business strategy will require it to continue incurring significant losses as it attempts to establish its brand by increasing its marketing efforts and establishing strategic relationships. Incurring large expenses for these purposes may conflict with the interests of VNU in maximizing its net earnings. VNU could therefore attempt to influence the combined company's expenditures in order to limit its losses in the short term to the detriment of the combined company's long-term strategies.

   In addition, VNU can control or influence the terms of the combined company's important commercial transactions, including its strategic relationships with NMR and ACNielsen. VNU's representatives on the combined company's board are expected to recuse themselves from deliberations in which they have a conflict of interest. However, these directors may take actions that favor VNU's interests over the combined company's, as a result, for instance, of conflicts of interest that are not apparent at the time of such actions. It is also possible that future actions taken by NMR or ACNielsen may adversely affect the combined company's other stockholders. For example, NMR could take actions which would increase the amount paid to it for maintenance of audience measurement panels, decrease the sales goals that it must achieve in order to prevent the combined company from selling advertising expenditure measurement data from third parties, or take other action detrimental to the combined company's other stockholders. In the event that NetRatings' proposed acquisition of eRatings is not consummated, ACNielsen could dramatically increase operating costs related to the eRatings joint venture at its discretion forcing the combined company to incur a larger than anticipated cost related to this joint venture.

   There are no contractual restrictions on the ability of VNU, through NMR or ACNielsen, to sell shares of NetRatings common stock, although sales in the public market, other than pursuant to an offering registered with the SEC, will be subject to the volume limitations of SEC Rule 144. Under these volume limitations, a controlling stockholder may sell shares under Rule 144 only if the shares to be sold, together with the shares sold during the past three months, do not exceed the greater of 1% of the issuer's outstanding shares or the average weekly trading volume of the issuer's shares during the preceding four calendar weeks. NMR, ACNielsen and several of NetRatings' other stockholders have the right, under certain circumstances, to require NetRatings to register their NetRatings shares, other than shares to be issued to ACNielsen in the acquisition of eRatings, for sale on the public market and such registration process could impose a material burden upon NetRatings. Should VNU or its subsidiaries decide to sell any part of their stake in NetRatings, it could adversely affect NetRatings' and the combined company's stock price. Additionally, VNU and its subsidiaries will have the ability to transfer control of NetRatings, possibly at a premium over the then-current market price. Because VNU and its subsidiaries will have the ability to effect such a transfer of control unilaterally, other stockholders could be denied an opportunity to participate in the transaction and receive a premium for their shares.

The combined company will be unable to forecast the rate at which subscriptions for its services may be renewed and it may not achieve sufficiently high renewal rates to become profitable.

   Both NetRatings and Jupiter Media Metrix derive substantially all of their revenue from annual subscriptions for their services. We cannot assure you that the combined company will experience high renewal rates, particularly during times of economic downturns. Subscription renewal rates have declined over the past year for both companies. Any continuation or further decline in renewal rates would harm the combined company's operating results and could prevent the combined company from becoming profitable. Failure to increase renewal rates from the current levels would adversely affect the combined company's revenue and financial results. To date, Internet and e-commerce companies have been a source of revenue growth for both

NetRatings and Jupiter Media Metrix. The continued consolidation of these companies or the failure of these companies to raise additional capital could adversely affect the combined company's business by further reducing renewal rates.

The current economic downturn has adversely affected NetRatings and Jupiter Media Metrix and may materially impact the combined company

   General economic conditions, and conditions in the Internet sector in particular, have caused some of NetRatings' and Jupiter Media Metrix' customers to cease operations and others to reduce their spending on the products and services that NetRatings and Jupiter Media Metrix supply or to cancel their contracts. In addition, Jupiter Media Metrix' AdRelevance derives, and expects to continue to derive for the foreseeable future, a large portion of its revenue from the automated retrieval and delivery of online advertising data. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. The overall market for advertising, including Internet advertising, has been characterized in recent quarters by increasing softness of demand, lower prices for advertisements, the reduction or cancellation of advertising contracts, an increased risk of uncollectible receivables from advertisers and the reduction of marketing and advertising budgets, especially by Internet-related companies. As a result of these reductions, advertising spending across traditional media, as well as the Internet, has decreased. In addition, Jupiter Media Metrix' events business has declined in recent months causing several conferences to be cancelled. The recent decline in business travel following the terrorist attacks on the United States on September 11, 2001 has further damaged Jupiter Media Metrix' events business and there is no assurance that it will recover. Consequently, the various lines of business of the combined company may be materially impacted more than other firms by the current cyclical downturn.

NetRatings' international operations pose unique risks that may divert the combined company's management's attention and resources.

   NetRatings' current strategy includes operating its services to measure Internet audiences outside of those countries it currently serves. If NetRatings completes the acquisition of 100% of eRatings, which is conditioned on the closing of NetRatings' acquisition of Jupiter Media Metrix and is subject to other conditions, NetRatings will acquire control of audience measurement data operations in countries that it has previously served only through its minority interest in eRatings. NetRatings will also acquire Jupiter Media Metrix' international operations in connection with the transaction. The combined company's international markets will require significant management attention and resources. In addition, there can be no assurance of the continued growth of Internet usage in international markets. The international markets for audience measurement services have historically been localized and difficult to penetrate.

   The success of the combined company's international operations will depend on its ability to:

    .  effectively select the appropriate countries to serve;

    . recruit and maintain at-home and at-work panels that are representative of a geographic area;

    .  control costs and effectively manage foreign operations;

    .  manage third party vendors who will likely perform panel operations; and

    . effectively develop, market and sell new products and services in new, unfamiliar markets.

   Meeting these challenges may be difficult for NetRatings given the circumstances it will face following the completion of the Jupiter Media Metrix and eRatings acquisitions. Its management team lacks experience in running overseas operations, with the exception of its Chief Operating Officer, William
R. Pulver. Mr. Pulver is expected to become the Chief Executive Officer of NetRatings at the time of the closing of the Jupiter Media Metrix merger and previously served as eRatings' Chief Executive Officer. The operations of eRatings that

NetRatings will acquire in the eRatings acquisition are not supported by an existing independent eRatings infrastructure. Historically, most of the back office services and employees and facilities required by eRatings have been made available to it by ACNielsen, its 80.1% parent, under various intercompany service agreements and arrangements.
   If the eRatings acquisition is completed, although ACNielsen will no longer own a direct equity interest in eRatings, ACNielsen has agreed to grant NetRatings a license to use ACNielsen's proprietary audience sampling methodology and the "Nielsen" trademark outside of North American in the Internet audience measurement business, and to enter into a services agreement to provide eRatings, for a period of five years from the closing, with the services of certain dedicated marketing and panel management personnel who are employed by ACNielsen, as well as certain back office services currently provided to eRatings by ACNielsen. Accordingly, if the eRatings acquisition is completed, for a significant period of time following such closing, NetRatings expects that the eRatings business will be substantially dependent upon these arrangements with ACNielsen for its infrastructure, for the continued maintenance of its Internet audience measurement panels and otherwise for the operation of its business. NetRatings intends to build its own independent international infrastructure over the next five years, however there can be no assurance that it will be successful in doing so. Although ACNielsen may agree to extend the five year term of the arrangements, there can be no assurance that ACNielsen would choose to do so. Finally, the combined company will be required to address these challenges while at the same time integrating the operations of NetRatings, eRatings and Jupiter Media Metrix, both overseas and in the United States, and shutting down certain operations of eRatings. In the event that NetRatings completes the Jupiter Media Metrix transaction but fails to complete the eRatings acquisition, under non-competition and exclusivity provisions of agreements already in place relating to the eRatings joint venture, NetRatings would be prohibited from operating Jupiter Media Metrix' international operations, rather than merging them into eRatings' operations and realizing the benefits of this integration.

   Even if the combined company is successful in managing its international operations, it will be subject to a number of risks inherent in engaging in international operations, including:

    .  changes in regulatory requirements;

    .  deficiencies in the telecommunications infrastructure in some countries;

    .  reduced protection for intellectual property rights in some countries;

    .  more rigorous levels of privacy protection in some countries;

    .  potentially adverse tax consequences;

    .  economic and political instability; and

    .  fluctuations in currency exchange rates.

Changes to NetRatings' and the combined company's management team may harm the combined company's business, financial conditions and results of operations.

   NetRatings recently named William R. Pulver as its new president and chief operating officer. It is anticipated that at the closing of the transaction, NetRatings' current chief executive officer, David J. Toth, will resign and be replaced in that position by Mr. Pulver. Mr. Pulver was formerly the chief executive officer of eRatings, a privately held joint venture between ACNielsen and NetRatings that provides Internet audience measurement services outside the U.S. and Canada. The combined company's success in its integration and ongoing operations, in addition to the manner in which the market perceives the combined company and the price of the combined company's common stock, are materially dependent upon the successful transition of Mr. Pulver into his new duties. Further, the success of the combined company will also depend on key members of NetRatings' and Jupiter Media Metrix' management teams effectively working together and in coordination with Mr. Pulver.

   The combined company's ability to operate its business will depend upon its ability to integrate its new management team. The loss of services of any key employees could have a material adverse effect on the combined company's business, results of operations and financial condition. Further, the failure of one or more key employees to effectively manage this period of business transition could result in a loss of sales, delays in new product development and diversion of management resources. NetRatings does not maintain any 'key person' life insurance policies.

Expected workforce reductions and financial performance may adversely affect the morale and performance of the personnel of the combined company and its ability to recruit and retain personnel.

   NetRatings expects to reduce the aggregate size of the combined company's workforce after the close of the transaction. These reductions in the combined company's workforce may lead to unanticipated consequences, such as attrition beyond the planned reduction in workforce and loss of employee morale and decreased performance. In addition, the recent trading levels of NetRatings' common stock have decreased the value of its stock options granted to employees under NetRatings' stock option plans. As a result of these factors, the combined company's remaining personnel may seek employment with larger, more established companies or companies they perceive as having less volatile stock prices.

   The combined company's future success depends on its ability to attract, retain and motivate highly skilled employees. Although the combined company's compensation packages include stock options, cash incentives, and other employee benefits, it may be unable to retain its key employees or to attract, assimilate and retain other highly qualified employees in the future, which would harm the combined company's business. The combined company will only have employment agreements with some, but not all, of its key employees. These agreements and any future employment agreements may be ineffective in preventing a key employee from leaving the combined company.

The combined company may not be successful in developing its brands, which could prevent it from remaining competitive.

   The combined company's future success will depend on its ability to maintain and strengthen its primary Nielsen//NetRatings brand, in addition to the Jupiter, Media Metrix and AdRevelance brands. Its ability to do so will depend, in turn, largely on the success of its marketing efforts and its ability to provide its customers with high-quality products. To further promote NetRatings' primary Nielsen//NetRatings brand, the combined company may increase its marketing expenses, and it may incur other types of expenses in order to create and maintain brand loyalty among clients. However, NetRatings cannot assure you that such efforts will succeed in maintaining and strengthening the brand. If the combined company fails to successfully promote and maintain the Nielsen//NetRatings or other brands, or incurs excessive expenses attempting to promote and maintain the brands, its business will be harmed.

NetRatings' primary brand is dependent on the reputations of third parties over which it has no control.

   The strength of NetRatings' Nielsen//NetRatings brand is also closely dependent on the reputations of NMR, ACNielsen, and NetRatings' other joint venture partners and the strength of their respective brands. Therefore, any negative publicity generated by NMR, ACNielsen or NetRatings' other joint venture partners, whether or not directly related to any Nielsen//NetRatings branded products or services, as well as any erosion of the strength of any of their brands, could adversely affect NetRatings' brand identity.

Costs to develop and maintain accurate audience measurement panels are significant and may increase.

   To date, the expense of recruiting and maintaining NetRatings' audience measurement panels has been substantially all of the cost of revenue reported on NetRatings' financial statements and, therefore, any increase in this expense without a corresponding increase in revenue will likely result in a corresponding decrease in NetRatings' and the combined company's gross margin. These costs are dependent on many factors beyond control, including the cooperation rate of potential panel members and turnover among existing panel members, and accordingly NetRatings cannot control these costs to match increases or decreases in revenue. To the extent that such additional expenses are not accompanied by increased revenue, NetRatings' and the combined company's results of operations will be harmed.

The combined company might not be successful in developing or introducing new products and services to keep up with the proliferation of alternative Internet access devices and technologies related to the expected convergence of the Internet and television.

   NetRatings believes that an increasing proportion of Internet use will involve alternative Internet access devices such as Web-enabled phones and that there will eventually be a convergence of Internet content and television programming. Accordingly, in order to continue to provide information about audience behavior throughout all major segments of the Internet, the combined company will be required to develop new products and services that address these evolving technologies. The combined company may be unsuccessful in identifying new product and service opportunities or in developing or marketing new products and services in a timely or cost-effective manner. In addition, product innovations may not achieve the level of customer satisfaction necessary for profitability. Finally, the combined company may not be successful in adapting its data collection software to evolving types of Internet access devices or content. If the combined company is unable to provide audience measurement information regarding any significant segments of Internet use, demand for its product and service offerings may suffer.

Because the Internet media and market research industry is in its infancy, the pricing and acceptance of the combined company's products and services is uncertain.

   The combined company may be forced for competitive or technical reasons to reduce prices for some of its products or services or to offer them free of charge. These circumstances would reduce the combined company's revenue and could significantly harm its business. Additionally, these markets are still evolving, and NetRatings has little basis to assess demand for different types of products or services or to evaluate whether the combined company's products and services will be accepted by its customers. If the combined company's products and services do not gain customer acceptance, its business may fail.

The audience measurement services offered by NMR or ACNielsen may eventually have features that overlap with features of the combined company's Internet audience measurement services as a result of convergence of television and the Internet.

   NMR's principal business consists of providing television audience measurement services based on audience panels that it develops independent of its strategic relationship with NetRatings. ACNielsen also derives a portion of its revenue from television audience measurement services outside of the United States. If television and the Internet converge in the future as NetRatings expects, any Internet audience information that is reported by television audience measurement services through these VNU subsidiaries may overlap with the audience information that is reported by the Nielsen//NetRatings Internet audience measurement services. In the event of such overlap, VNU's services could begin competing with the combined company's services for the same research budgets among customers in the marketplace, and its offering of such services could conflict with its obligation to develop and maintain the combined company's Internet audience panels.

The combined company's business may be harmed if it supplies inaccurate information to its customers.

   The information in NetRatings' and Jupiter Media Metrix' databases, like that in any database, may contain inaccuracies that their customers may not accept. Any dissatisfaction by customers with measurement methodologies, databases or delayed releases of data could have an adverse effect on the combined company's ability to attract new customers and retain existing customers and could ultimately harm the combined company's brand. NetRatings' and Jupiter Media Metrix' customer contracts generally provide that each customer must indemnify them for any damages arising from the use of data, reports or analyses by the customer or the performance of any consulting, analytic or other services by them. However, there can be no assurance that such contract provisions provide sufficient protection. Any liability that occurred or any harm to the combined company's brand that suffered because of irregularities or inaccuracies in the data supplied to the combined company's customers could harm its business.

System failures or delays may harm the combined company's business, and its facilities and internal computer operations are vulnerable to natural disasters and other unexpected losses.

   The combined company's success depends on the efficient and uninterrupted operation of its computer and communications systems. A failure of the combined company's network could impede the processing of data, customer orders and day-to-day management of its business and could result in the corruption or loss of data.

   NetRatings' internal computer operations are located in leased facilities in San Jose, California, an area that is susceptible to earthquakes. The majority of Jupiter Media Metrix' internal computer operations are located in Melville, New York. NetRatings does not have a backup facility to provide redundant network capacity in the event of a system failure. Accordingly, if this location experienced a system failure, NetRatings' online services would become unavailable to its customers until it was able to bring an alternative facility online, a process which could take several weeks. These systems are also vulnerable to damage from fire, floods, power loss, telecommunications failures, break-ins and similar events. NetRatings intends to develop back-up systems outside of San Jose. As it replicates its systems at other locations, NetRatings will face a number of technical challenges, particularly with respect to database replications, which it may not be able to address successfully. Although NetRatings carries property and business interruption insurance, such coverage may not be adequate to compensate the combined company for all losses that may occur. NetRatings' and Jupiter Media Metrix' servers may also be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions.

   In recent months, the western United States (and California in particular) has experienced repeated episodes of diminished electrical power supply. As a result of these episodes, certain of NetRatings' operations or facilities may be subject to "rolling blackouts" or other unscheduled interruptions of electrical power. The prospect of such unscheduled interruptions may continue for the foreseeable future and NetRatings is unable to predict either their occurrence, duration or cessation.

A delay or discontinuation of the combined company's server hosting service could harm its business.

   The servers on which it is expected that the combined company will collect panel members' data are maintained for NetRatings by AboveNet at its facilities located in San Jose, California. AboveNet continually monitors NetRatings' current utilization rate and the extent of NetRatings system capacity needs. NetRatings believes it is currently operating at utilization levels that do not require additional capacity. Accordingly, the combined company's ability to collect Internet audience data in real time is dependent upon the efficient and uninterrupted operation of AboveNet's computer and communications hardware and software systems. Despite any precautions the combined company may take, the occurrence of a natural disaster or other unanticipated problems at AboveNet's facility could result in interruptions in the flow of data to the combined company's servers. In addition, any failure by AboveNet to provide the combined company with required data communications capacity could result in interruptions in the combined company's service. In the past, NetRatings has experienced occasional minor interruptions in service from AboveNet, although NetRatings has never experienced a significant interruption in service due to failures at AboveNet. In the event of a delay in the delivery of data from AboveNet, or if AboveNet should discontinue its services to the combined company, the combined company would be required to transfer its data collection operations to an alternative provider of server hosting services. Such a transfer could result in significant delays in the combined company's ability to deliver its products and services to its customers, which could damage its reputation and harm its business.

Furthermore, hosting providers, including AboveNet, have recently experienced financial difficulties. While NetRatings has begun establishing relationships with alternative service providers of hosting services, its existing services are maintained by AboveNet. Any disruption of AboveNet's services, including due to its inability to meet its financial obligations, would likely result in NetRatings' services being unavailable to NetRatings' customers for a period of time and this may have a material adverse impact on NetRatings' results of operations.

Litigation currently pending against NetRatings may continue and affect the combined company.

   On November 6, 2001, a securities class action complaint was filed in the United States District Court for the Southern District of New York against NetRatings, two of its officers and directors and certain underwriters of its initial public offering. The purported class action is brought on behalf of all parties who purchased NetRatings common stock between December 9, 1999 and December 6, 2000 that was registered pursuant to the Form S-1 registration statement filed with the SEC in connection with the offering. The plaintiffs allege that NetRatings' prospectus, incorporated in the registration statement, was materially false and misleading because it failed to disclose that NetRatings' underwriters required several investors who sought large allocations of stock in the offering to pay excessive underwriters' compensation in the form of increased brokerage commissions on other trades and required investors to agree to buy shares of its stock after the offering was completed at pre-determined prices as a pre-condition to obtain allocations in the offering. The plaintiffs further allege that because of these purchases, NetRatings' stock price after its initial public offering was artificially inflated. Based on these allegations, the complaint alleges claims under Sections 11 and 15 of the Securities Act of 1933. The complaint also alleges claims solely against the underwriters under Section 12(a)(2) of the Securities Act and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. Similar complaints have been filed against a number of other issuers that had initial public offerings in 1999 and 2000. NetRatings anticipates that the actions described above, and any additional related complaints that may be filed, will be consolidated into a single action. NetRatings believes that the claims against it and its officers and directors are without merit and NetRatings intends to defend them vigorously. However, due to the inherent uncertainties of litigation, NetRatings cannot accurately predict the ultimate outcome of this litigation.

The combined company may be unable to adequately protect its intellectual property rights.

   NetRatings and Jupiter Media Metrix rely, and the combined company will continue to rely, on patent, trademark, copyright and trade secret laws to protect these proprietary rights. Notwithstanding those laws, the combined company may be unsuccessful in protecting its intellectual property rights or in obtaining patents or registered trademarks for which it applies. NetRatings has applied for a patent in the United States and in selected international jurisdictions with respect to its BannerTrack advertising tracking technology. Jupiter Media Metrix has been issued two patents in the United States regarding its meter technology and has one patent application pending. In addition, it has issued patents or patent applications pending in several other countries. NetRatings and Jupiter Media Metrix have applied to register certain trademarks in the United States and have received notice of registration for others. NetRatings and Jupiter Media Metrix have undertaken only limited actions to protect their respective trademarks, servicemarks or tradenames outside of the United States and NetRatings has not, and other than in connection with its obligations under the loan and security agreement Jupiter Media Metrix has not registered their respective copyrights. NetRatings', Jupiter Media Metrix' and the combined company's patent applications or trademark registrations may not be approved or, even if approved, could be challenged by others or invalidated through administrative process or litigation. If NetRatings', Jupiter Media Metrix' and the combined company's patent applications or trademark registrations are not approved because third parties own rights to the technology the combined company is trying to patent or the trademarks the combined company is trying to register, its use of such technology or trademark would be restricted unless it enters into arrangements with the third-party owners, which might not be possible on commercially reasonable terms or at all.

The combined company might face intellectual property infringement claims that might be costly to resolve.

   The combined company may from time to time be subject to claims of infringement of other parties' proprietary rights or claims that our own trademarks, patents or other intellectual property rights are invalid. Any claims of this type, with or without merit, could be time-consuming to defend, result in costly litigation, divert management attention and resources or require us to enter into royalty or license agreements. License agreements may not be available on reasonable terms, if at all, and the assertion or prosecution of any infringement claims could significantly harm the combined company's business.

Any misappropriation of personal information about NetRatings' and Jupiter Media Metrix' panelists that is stored on their computers could harm the combined company's reputation or expose it to claims arising from damages suffered by those panelists.

   Personal information regarding NetRatings' and Jupiter Media Metrix' panelists is included in the data that their software captures from a panelist's Internet use. NetRatings' and Jupiter Media Metrix' panel data are released only in an aggregated format or in a form that is not identifiable on an individual basis. However, if a person were to penetrate their network security or otherwise misappropriate sensitive data about panel members, NetRatings' and Jupiter Media Metrix' reputation could be harmed or the combined company could be subject to claims or litigation arising from damages suffered by panel members as a result of such misappropriation.

Additional acquisitions that the combined company undertakes could be difficult to integrate, disrupt its business, dilute stockholder value or harm its operating results.

   The combined company may continue to acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. Entering into such agreements with complementary businesses could be made more difficult due to the adverse public perception that could result if any proposed merger or other acquisition transaction with another company, such as the currently planned acquisition of eRatings, did not proceed for any reason. Further, the process of integrating any acquired business, technology, service or product into the combined company's business and operations may result in unforeseen operating difficulties and expenditures. Integration of an acquired company may also consume much of the combined company's management time and attention that would otherwise be available for ongoing development of its business. Moreover, the anticipated benefits of any acquisition may not be realized. Companies in which the combined company invests may not be successful in executing their business strategies and the combined company may be required to write-off all or part of its investment. The combined company may be unable to identify, negotiate or finance future acquisitions or investments successfully, or to integrate successfully any acquisitions with its business. Future acquisitions could result in potentially dilutive issuances of equity securities or the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could harm the combined company's business.

Governmental regulation of the Internet might harm the combined company's business.

   The applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. In addition, governmental authorities in various countries may seek to further regulate the Internet with respect to issues such as user privacy, pornography, acceptable content, e-commerce, taxation, and the pricing, characteristics and quality of products and services. Finally, the global nature of the Internet could subject the combined company to the laws of a foreign jurisdiction in an unpredictable manner. Any new legislation regulating the Internet could inhibit the growth of the Internet and decrease the acceptance of the Internet as a communications and commercial medium, which might harm the combined company's business.

Delaware law and NetRatings' charter documents contain provisions that could discourage or prevent a potential takeover of the combined company that might otherwise result in the combined company's stockholders receiving a premium over the market price of their shares.

   Provisions of Delaware law and NetRatings' certificate of incorporation and bylaws could make more difficult the acquisition of the combined company by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions include:

    . Section 203 of the Delaware General Corporation Law, which prohibits a merger with a 15%-or-greater stockholder, such as a party that has completed a successful tender offer, until three years after that party became a 15%-or-greater stockholder; and

    . the authorization in the certificate of incorporation of undesignated preferred stock, which could be issued without stockholder approval in a manner designed to prevent or discourage a takeover.

   Provisions in NetRatings' bylaws eliminating stockholders' rights to call a special meeting of stockholders and requiring advance notice of any stockholder nominations of director candidates or any stockholder proposal to be presented at an annual meeting, which could make it more difficult for stockholders to wage a proxy contest for control of the combined company's board or to vote to repeal any of the anti takeover provisions contained in NetRatings' certificate of incorporation and bylaws.

                              THE SPECIAL MEETING

Proxy Statement/Prospectus

   This proxy statement/prospectus is being furnished to you as part of the solicitation of proxies by the Jupiter Media Metrix board of directors for use
at the special meeting to be held on    , 2002. The purpose of the special
meeting is for you to consider and vote upon a proposal to adopt the agreement and plan of merger, dated as of October 25, 2001, by and among NetRatings, a wholly-owned subsidiary of NetRatings and Jupiter Media Metrix. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference into this proxy statement/prospectus.

   This proxy statement/prospectus is first being furnished to stockholders of Jupiter Media Metrix on or about , 2002.

Date, Time and Place of the Special Meeting

   The special meeting will be held on     , 2002 at 9:00 a.m., local time, at
Brobeck, Phleger & Harrison, LLP, 1633 Broadway, 46th Floor, New York, New York 10019.

Matters to be Considered at the Special Meeting

   At the special meeting, Jupiter Media Metrix will ask you to vote upon a proposal to adopt the merger agreement, approve the merger and to transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting. The Jupiter Media Metrix board of directors believes that the merger is advisable, fair to Jupiter Media Metrix and its stockholders and is in their best interests and has unanimously adopted the merger agreement and approved the merger and recommends that you vote FOR the adoption of the merger agreement and approval of the merger and all the transactions contemplated thereby.

Record Date and Shares Entitled to Vote

   Stockholders of record on       , the record date, are entitled to notice
and to vote at the special meeting. Each share of Jupiter Media Metrix common stock is entitled to one vote. At the record date, shares of Jupiter Media Metrix common stock were issued and outstanding.

Voting of Proxies; Revocation of Proxies

   If you vote your shares of Jupiter Media Metrix common stock by signing a proxy, your shares, unless your proxy is revoked, will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of Jupiter Media Metrix common stock will be voted FOR adoption of the merger agreement. If your shares are held by a bank or broker, you should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares. If a broker or bank submits a signed proxy card regarding shares it holds for you which indicates that the broker or bank does not have discretionary authority to vote on the adoption of the merger agreement, known as a "broker non-vote," the shares will be considered present at the special meeting for determining the presence of a quorum, but will not be considered to have been voted FOR adoption of the merger agreement and approval of the merger. Abstentions and broker non-votes will have the same effect as votes AGAINST adoption of the merger agreement and approval of the merger. The inspector of election appointed for the special meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

   You may revoke your proxy at any time before the final vote at the special meeting by submitting a written revocation to the Secretary of Jupiter Media Metrix at 21 Astor Place, New York, New York 10003, or by submitting a new proxy to that address, in either case, dated after the date of the proxy that is being revoked. In addition, you may also revoke your proxy by voting in person at the special meeting. Simply attending the special meeting without voting will not revoke your proxy. The Jupiter Media Metrix board of directors is not currently aware of any other business to be brought before the special meeting. If, however, other matters are properly brought before the special meeting (including a proposal for an adjournment or postponement of the special meeting), the individuals appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment. You should not send in any stock certificates with your proxy card.

Quorum; Vote Required for Stockholder Approval

   The required quorum for the transaction of business at the special meeting is a majority of the shares of Jupiter Media Metrix common stock issued and outstanding on the record date. If a quorum is not present in person or represented by proxy, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. The affirmative vote of the holders of a majority of the shares of Jupiter Media Metrix common stock issued and outstanding is necessary to adopt the merger agreement and approve the merger.

Stock Ownership of Jupiter Media Metrix Management and Certain Stockholders

   As of [the record date], the directors and executive officers of Jupiter Media Metrix and their affiliates collectively owned approximately [22.3%] of its outstanding shares. In connection with the merger, each of the directors and one executive officer of Jupiter Media Metrix have signed a stockholders agreement obligating them to vote in favor of the merger and against any alternative transaction or any transaction that has the effect of frustrating the purposes of the merger agreement. As of the date of this proxy statement/prospectus, the stockholders who signed the stockholders agreement beneficially owned [8,369,649] shares, or approximately [23.4%], of the shares of Jupiter Media Metrix common stock outstanding as of the record date. As of the record date and the date of this proxy statement/prospectus, NetRatings owns no shares of Jupiter Media Metrix common stock.

Solicitation of Proxies; Expenses

   In addition to solicitation by mail, the directors, officers and employees of Jupiter Media Metrix may solicit proxies from stockholders by telephone, facsimile or in person. Directors, officers and employees of NetRatings may also be deemed participants in the solicitation of proxies from Jupiter Media Metrix stockholders. Jupiter Media Metrix will bear its own expenses in connection with the solicitation of proxies for the special meeting, although NetRatings will pay one-half of all printing and filing costs and expenses incurred in connection with the registration statement and this proxy statement/prospectus. Following the original mailing of the proxy statement, proxies and other soliciting materials, Jupiter Media Metrix will request brokers, custodians, nominees and other record holders to forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares of Jupiter Media Metrix common stock and to request authority for the exercise of proxies. In these cases, Jupiter Media Metrix, upon the request of the record holders, will reimburse the record holders for their reasonable expenses.

Adjournments or Postponements

   The special meeting may be adjourned or postponed for the purpose of soliciting additional proxies, although no such adjournment or postponement is expected. The special meeting may be adjourned either by the chairman of the meeting or by the vote of a majority of the shares casting votes. Any signed proxies received by Jupiter Media Metrix will be voted in favor of an adjournment or postponement in these circumstances unless the shares represented by the proxy are to be voted against the proposal to adopt the merger agreement. In the event of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies, Jupiter Media Metrix stockholders who have already sent in their proxies will be entitled to revoke them at any time before the final vote is taken.

Form of Election

   Continental Stock Transfer and Trust Company, as exchange agent for NetRatings, will be mailing you a form of election in a separate mailing. You should use the form of election to elect whether to receive cash or NetRatings common stock as payment of the purchase price. The form of election and the stock certificate(s) to which it applies should be sent to the exchange agent and received by the exchange agent no later than 5:00 p.m. Eastern Standard
Time on    . Otherwise you will be deemed to have elected to receive cash with respect to 50% of the Jupiter Media Metrix shares held by you and NetRatings common stock with respect to the other 50% of the Jupiter Media Metrix shares held by you. You should not send your form of election with your proxy card. Once you send in your stock certificate(s) as required you will be unable to trade these shares.

Appraisal Rights

   In connection with the merger, you have the right to seek an appraisal of, and to be paid the "fair value" for, your shares of Jupiter Media Metrix common stock, instead of receiving the purchase price that you would otherwise be entitled to under the merger agreement. In order to assert these rights you must follow the procedures set forth in Section 262 of the General Corporation Law of the State of Delaware. These rights are commonly referred to as "appraisal rights" or "dissenters' rights." The following summary of appraisal rights is qualified in its entirety by the text of Section 262, which is reproduced in Appendix D to this proxy statement/prospectus.

   This summary does not constitute a recommendation that you exercise your appraisal rights or otherwise constitute any legal or other advice. If you wish to exercise your appraisal rights, you are urged to contact your legal counsel or advisors. Failure to follow strictly the procedures set forth in Section 262 will result in a loss of your appraisal rights. If you lose your appraisal rights, you will be entitled to receive merger consideration as determined under the merger agreement.

   Appraisal rights are available only to the record holder of shares. References in Section 262 to "stockholders" are to record holders. References in the summary below to "you" assume that you are a record holder. If you wish to exercise appraisal rights but have a beneficial interest in shares which are held of record by or in the name of another person, such as a broker or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.

   Section 262 requires Jupiter Media Metrix to notify you, at least 20 days prior to the special meeting, as to the availability of appraisal rights and to provide you with a copy of the text of Section 262. This proxy statement/prospectus, including Appendix D, serves as the required notice and text.

   To claim your appraisal rights, you must do each of the following:

    . deliver to Jupiter Media Metrix, prior to the vote on the merger, a written demand for an appraisal of your shares;

    . continuously hold your shares from the date you deliver a written demand for an appraisal through the completion of the merger;

    .  not vote in favor of the merger agreement; and

    . file within 120 days after the effective time of the merger, if Jupiter Media Metrix or another stockholder does not file within that time, a petition in the Delaware Court of Chancery demanding a determination of the fair value of your shares. Jupiter Media Metrix is under no obligation and has no intent to file any petition.

   If you sell or otherwise transfer or dispose of your shares before the merger is completed, you will lose your appraisal rights with respect to those shares. If neither any stockholder who has demanded appraisal rights nor Jupiter Media Metrix has filed a petition in the Delaware Court of Chancery within 120 days after the effective time of the merger, then all stockholders' appraisal rights will be lost.

   Voting against the merger or otherwise failing to vote for the merger will not by itself constitute a demand for an appraisal or sufficient notice of your election to exercise your appraisal rights. Any demand for an appraisal must be in writing, signed and mailed or delivered to:

       Jupiter Media Metrix
      21 Astor Place, 6th Floor
      New York, New York 10003
      Attention: Secretary

   A written demand must reasonably inform Jupiter Media Metrix of the identity of the stockholder and of the stockholder's intent to demand appraisal of his, her or its shares of Jupiter Media Metrix common stock.

   A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder's name appears on the stockholder's stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

   Jupiter Media Metrix will send notice of the effective time of the merger to each stockholder who has properly demanded appraisal rights under Section 262 and has not voted in favor of the merger agreement. Jupiter Media Metrix will send this notice within 10 days after the effective time of the merger.

   If you have complied with the requirements for claiming your appraisal rights, then during the 120 days following the effective time of the merger, you may request from Jupiter Media Metrix a statement as to the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the number of holders of those shares. Upon any request, which must be made in writing, Jupiter Media Metrix will mail a statement of that information to you within 10 days.

   If a petition for an appraisal is filed timely, the Delaware Court of Chancery will hold a hearing on the petition to determine the stockholders entitled to appraisal rights and the "fair value" of their shares. The determination of fair value will not include any element of value arising from the accomplishment or expectation of the merger. The court will also determine a fair rate of interest, if any, to be paid upon the amount determined to be the fair value of the shares. The court may determine that the fair value of the shares is more than, the same as or less than the value of the NetRatings common stock and cash you would have received under the merger agreement. An investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

   The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a stockholder, the court may order that all or a portion of the expenses incurred by any stockholder in an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal.

   If you have duly demanded an appraisal of your shares, you will not, after the effective time of the merger, be entitled to vote those shares for any purpose, nor will you be entitled to the payment of dividends or other distributions on those shares, except for dividends or other distributions payable to stockholders as of a record date prior to the effective time of the merger.

   You may withdraw your demand for appraisal of your shares within 60 days after the effective time of the merger. Any attempt to withdraw your demand more than 60 days after the effective time of the merger will require the written approval of Jupiter Media Metrix. Once a petition for appraisal is filed with the Delaware Court of Chancery, the appraisal proceeding may not be dismissed without court approval.

   If you properly demand appraisal of your shares, but fail to perfect your appraisal rights, otherwise lose your appraisal rights or effectively withdraw your demand for an appraisal, your shares will be converted into the right to receive the merger consideration under the merger agreement, without interest.

   NetRatings will not be obligated to close the transaction if the aggregate number of shares held by Jupiter Media Metrix stockholders demanding appraisal rights exceeds 5% of the number of shares of Jupiter Media Metrix common stock issued and outstanding immediately prior to the effective time of the merger.

Jupiter Media Metrix' Board Recommendation

   The Jupiter Media Metrix board of directors has carefully considered the terms and conditions of the merger and believes that the merger agreement and the merger are advisable, fair to Jupiter Media Metrix and its stockholders and in their best interests. Accordingly, the Jupiter Media Metrix board of directors has unanimously adopted the merger agreement and approved the merger and recommends that you vote FOR the adoption of the merger agreement and approval of the merger, including all transactions contemplated thereby. In considering this recommendation, Jupiter Media Metrix stockholders should be aware that certain Jupiter Media Metrix directors and officers have interests in the merger that are different from, or in addition to yours. See the section entitled "The Transaction--Interests of Jupiter Media Metrix' Directors, Officers and Affiliates in the Merger".

   The matters to be considered at the special meeting are of great importance to the stockholders of Jupiter Media Metrix. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy card (or, in the case of Jupiter Media Metrix shares held for you by a broker, to give voting instructions to your broker) in the enclosed postage-paid envelope.

   You should not send any stock certificates with your proxy card. A transmittal form with instructions for the surrender of Jupiter Media Metrix common stock certificates will be mailed to you shortly. For more information regarding the procedures for exchanging Jupiter Media Metrix stock certificates for NetRatings stock certificates, see "The Merger Agreement--Exchange of Certificates".

                                THE TRANSACTION

   This section of the proxy statement/prospectus describes the proposed transaction. While NetRatings and Jupiter Media Metrix believe that the description in this section covers the material terms of the acquisition of Jupiter Media Metrix and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents NetRatings and Jupiter Media Metrix have referred to in this proxy statement/prospectus for a more complete understanding of the transaction.

Background of the Transaction

   NetRatings and Jupiter Media Metrix have been familiar with each other for an extended period of time. During July 1999, NetRatings' management team lead by David J. Toth, NetRatings' Chief Executive Officer and then-President, engaged in discussions with representatives of Media Metrix, Inc., a predecessor to Jupiter Media Metrix, including Tod Johnson, its Chairman of the board of directors and then-Chief Executive Officer, regarding a possible acquisition of NetRatings by Media Metrix. These discussions did not result in a definitive agreement and were terminated before NetRatings' initial public offering of common stock in December 1999.

   However, NetRatings' management and board of directors continued to contemplate strategic transactions that would enhance NetRatings' market position and product offering. On March 2000, the NetRatings' board of directors formally appointed an investment and acquisition committee as a subcommittee of the board. The investment and acquisition committee is currently composed of Michael P. Connors, David H. Harkness, David A. Norman, Daniel O'Shea and David J. Toth and is charged with exploring potential strategic business combinations.

   Between March 2000 and May 2001, NetRatings' investment and acquisition committee studied various proposals regarding potential acquisition targets put forth by NetRatings' senior management. During that period, the investment and acquisition committee concluded that NetRatings should further examine the potential benefits that a business combination between NetRatings and Jupiter Media Metrix would create. At this time, consultations also were initiated with Lehman Brothers, Inc., as financial advisors to NetRatings, and Gray Cary Ware & Freidenrich LLP, as outside legal counsel to NetRatings.

   In April and May 2001, Jupiter Media Metrix' management, including Mr. Johnson, in periodic consultation with Jupiter Media Metrix' directors, began to explore various possible strategic alternatives to improve long-term stockholder value. During that time, Mr. Johnson held a number of discussions with potential partners relating to strategic opportunities. In conjunction with these discussions, Jupiter Media Metrix began consulting with its legal counsel, Brobeck, Phleger & Harrison LLP and on May 30, 2001, engaged Robertson Stephens, Inc. to serve as its financial advisor to assist Jupiter Media Metrix in its review of strategic alternatives.

   On May 7, 2001, Messrs. Harkness, Norman, O'Shea and Toth of NetRatings' investment and acquisition committee held a telephonic meeting in which Jack R. Lazar, NetRatings' Executive Vice President of Corporate Development and Chief Financial Officer, Charles L. "Tim" Meadows, NetRatings' Executive Vice President of Products and Services and representatives of Lehman Brothers also participated. The meeting covered strategic and financial analyses of a proposed acquisition of Jupiter Media Metrix, focusing on businesses of each of the companies and synergies that could be reasonably expected from such a transaction. The meeting concluded with a proposal that John A. Dimling, another director of NetRatings, approach Mr. Johnson in order to discuss a possible business combination. Mr. Dimling subsequently placed a brief phone call to Mr. Johnson to schedule a meeting between NetRatings and Jupiter Media Metrix.

   On May 9, 2001, Messrs. Connors, O'Shea and Toth of NetRatings' investment and acquisition committee, and Messrs. Lazar and Meadows, held a special telephonic meeting to further discuss strategic issues and potential financial benefits of an acquisition of Jupiter Media Metrix by NetRatings.

   On May 17, 2001, Mr. Dimling, Gerald S. Hobbs, the Chairman and Chief Executive Officer of VNU, Inc. and a former director of NetRatings, and Mr. Johnson met in New York, New York at the headquarters of VNU, Inc. at which time they discussed the strategic ramifications and potential financial benefits of a possible transaction between NetRatings and Jupiter Media Metrix.

   On May 21, 2001, the NetRatings' investment and acquisition committee and Messrs. Dimling and Lazar and Earl H. Doppelt, Esq., Executive Vice President and Chief Legal Officer of VNU, held a telephonic meeting to discuss Mr. Johnson's comments at the May 17, 2001 meeting that Jupiter Media Metrix would be open to further exploring an acquisition of Jupiter Media Metrix by NetRatings.

   On May 23, 2001, a special meeting of the Jupiter Media Metrix board of directors was held at which Mr. Johnson provided an update to the board on his discussions with potential strategic partners, including a potential transaction with NetRatings. At this meeting, the board appointed a special committee of the board to assist the board in evaluating any potential strategic opportunities and authorized the special committee to work with management and its financial and legal advisors in evaluating any strategic alternatives.

   On May 29, 2001, Mr. Dimling telephoned Mr. Johnson to review various issues, including the proposed combined company's international operations, technology, and the possibility that NetRatings could acquire the 80.1% interest in eRatings owned by ACNielsen concurrently with NetRatings' proposed acquisition of Jupiter Media Metrix.

   During the spring and summer of 2001, Jupiter Media Metrix' management identified and reviewed a list of leading candidates that might be expected to have an interest in potentially engaging in a strategic transaction with Jupiter Media Metrix. From time to time throughout the period and thereafter, representatives of Jupiter Media Metrix' senior management or Robertson Stephens, on behalf of Jupiter Media Metrix, had a number of informal discussions and meetings with these parties to assess the feasibility of Jupiter Media Metrix' strategic alternatives and the potential level of interest of such parties in pursuing one or more of these alternatives. As a result of this process, certain parties expressed an interest in exploring a possible business combination with Jupiter Media Metrix and some of these parties, including NetRatings, eventually entered into confidentiality agreements with Jupiter Media Metrix.

   On June 4, 2001, Messrs. Toth, Dimling, Meadows, and Doppelt, Jason L. Gray, General Counsel of NetRatings, and representatives from Lehman Brothers and Gray Cary met with Mr. Johnson, Gene DeRose, Vice Chairman of Jupiter Media Metrix, Alan Shapiro, General Counsel of Jupiter Media Metrix and Seth Segel, Senior Vice President, Corporate Development of Jupiter Media Metrix, and representatives of Robertson Stephens and Brobeck, Phleger & Harrison in Brobeck's New York offices. The meeting's primary purpose was to coordinate the logistics of conducting the due diligence process and to discuss a schedule for additional discussions between the two companies. At the meeting, Jupiter Media Metrix and NetRatings also entered into a confidentiality agreement covering the exchange of information between the two companies, and Jupiter Media Metrix representatives presented an overview of Jupiter Media Metrix and its products. Following the execution of the confidentiality agreement, Jupiter Media Metrix provided NetRatings with additional financial and operating information relating to Jupiter Media Metrix.

   Also on June 4, 2001, Messrs. Connors, Harkness, Norman and Toth of NetRatings' investment and acquisition committee, in addition to Messrs. Dimling and Lazar, met telephonically to review the status of meetings held to date with Jupiter Media Metrix. Specifically, the investment and acquisition committee reviewed the merger consideration that Jupiter Media Metrix indicated it expected and Jupiter Media Metrix' international operations, in addition to its research and analysis business, events business and products.

   On June 5, 2001, representatives of Lehman Brothers and Robertson Stephens met to conduct financial due diligence and to explore financial parameters for the consideration that would be paid to Jupiter Media Metrix' stockholders.

   Following June 5, 2001, in response to a due diligence request list that had been previously furnished by NetRatings to Jupiter Media Metrix, Jupiter Media Metrix began providing NetRatings with extensive financial and operating information relating to Jupiter Media Metrix. In addition, NetRatings began providing Jupiter Media Metrix with detailed information regarding its business. During this time, senior management from both companies held a number of discussions regarding various business, financial, and operational issues involved in combining the companies, and each company continued its review of the other company. The parties also retained Ernst & Young to assist in the review of certain confidential information of both parties in order to facilitate the diligence process.

   During the month of June 2001, Messrs. Toth and Johnson, in addition to members of NetRatings' and Jupiter Media Metrix' senior management, held a series of meetings to review the business and technology of Jupiter Media Metrix.

   On June 17, 2001, the special committee of the board of directors of Jupiter Media Metrix held a telephonic meeting to receive an update from senior management on the ongoing discussions with NetRatings, as well as the status of other discussions being held with respect to strategic alternatives.

   On June 25 and 26, 2001, Mr. Lazar and Ms. Radoslava Hall, NetRatings' Director of Corporate Development, met with Jean Robinson, Chief Financial Officer of Jupiter Media Metrix and Mr. Segel at the Palo Alto offices of Gray Cary to discuss financial issues and international operations and costs.

   On July 8, 2001, NetRatings' investment and acquisition committee held a special telephonic meeting to review Jupiter Media Metrix' international operations and financial aspects of a transaction with Jupiter Media Metrix.

   On July 11, 2001, at a regular meeting of the board of directors of Jupiter Media Metrix, senior management of Jupiter Media Metrix provided a full update to the board regarding the ongoing discussions with various strategic partners, including NetRatings. Jupiter Media Metrix' board of directors held an extensive discussion regarding the relative merits and risks of the various options available to Jupiter Media Metrix.

   On July 12, 2001, Messrs. Hobbs and Doppelt met with Mr. Robert Becker, Chief Executive Officer of Jupiter Media Metrix, and Messrs. Johnson and Shapiro to discuss various aspects of the Jupiter Media Metrix business.

   On July 19, 2001, Messrs. Connors, Doppelt, Toth and William R. Pulver, Chief Executive Officer of eRatings, met with Messrs. Johnson, Becker, Shapiro and Segel to discuss the structure for a potential transaction. The discussions remained at a general level and no specific agreement was reached regarding the structure for a transaction. Following the July 19th meeting, senior management from NetRatings and Jupiter Media Metrix held a number of further discussions regarding the structure of the transaction and various business and financial matters.

   On July 23, 2001, NetRatings' board of directors held a regularly scheduled meeting at which the status of NetRatings' discussions with Jupiter Media Metrix was reviewed.

   On July 31, 2001, NetRatings' board of directors held a telephonic meeting at which they authorized NetRatings' management to begin formal, detailed negotiations with Jupiter Media Metrix regarding an acquisition of Jupiter Media Metrix by NetRatings.

   On August 13, 2001, the NetRatings board of directors held a special telephonic meeting at which the members of the board reviewed certain financial aspects of a transaction with Jupiter Media Metrix.

   On August 23, 2001, the special committee of Jupiter Media Metrix' board held a telephonic meeting to receive an update from senior management on the discussions with NetRatings and to review a number of issues that had arisen during the course of the negotiations.

   On August 29 and 30, 2001, Messrs. Toth, Lazar, Gray, Pulver and Charles Cunningham, Chief Financial Officer of ACNielsen eRatings.com, and Ms. Hall met with Mr. Becker in Palo Alto, California at the offices of Gray Cary in order to discuss the structure of the potential transaction, including the consideration to be paid to Jupiter Media Metrix stockholders. Representatives of Gray Cary and Brobeck, Phleger & Harrison also participated in these discussions. The parties discussed in detail the two companies' international operations and various business and financial matters related to the proposed transaction.

   Also on August 29, 2001, NetRatings' board of directors held a regularly scheduled meeting at which it discussed the status of the ongoing discussions between the management of NetRatings and Jupiter Media Metrix.

   During the following two weeks, Messrs. Toth and Becker held numerous telephone calls to further discuss various issues relating to the acquisition of Jupiter Media Metrix by NetRatings, including the purchase price and whether such consideration should be in the form of cash or shares of NetRatings' common stock.

   On September 10, 2001, the NetRatings' investment and acquisition committee met telephonically with Mr. Lazar to review the progress of negotiations to that date and the proposed consideration to be received by stockholders of Jupiter Media Metrix.

   On September 12, 2001, the special committee of Jupiter Media Metrix' board and representatives of Brobeck, Phleger & Harrison held a telephonic meeting to receive an update from senior management on the discussions with NetRatings and to review the issues that had arisen since the previous meeting.

   On September 16, 2001, a special meeting of the Jupiter Media Metrix' board was held to review the terms proposed by NetRatings relating to a proposed transaction. Following an extensive discussion by the board, and the input of Jupiter Media Metrix' legal and financial advisors, the board authorized senior management to proceed with the discussions with NetRatings regarding an acquisition of Jupiter Media Metrix.

   On September 20, 2001, the board of directors of Jupiter Media Metrix held a regularly scheduled meeting. At this meeting, senior management updated the board on the ongoing discussions with NetRatings as well on as a variety of other strategic options.

   Between September 17 and 21, 2001, financial and accounting personnel from NetRatings and Jupiter Media Metrix, in addition to representatives from Lehman Brothers, Robertson Stephens and separate financial diligence teams from Ernst & Young LLP, who served as advisors for NetRatings, met to conduct due diligence. As part of these meetings, on September 21, 2001, Mr. Becker made a formal presentation on Jupiter Media Metrix' business and general financial condition to NetRatings' senior management, including Messrs. Toth and Lazar.

   On September 21, 2001, Gray Cary circulated a draft merger agreement to Jupiter Media Metrix and Brobeck, Phleger & Harrison. During the following weeks, representatives of NetRatings and Jupiter Media Metrix discussed the issues raised by the merger agreement and negotiated its terms.

   On September 26, 2001, the NetRatings' investment and acquisition committee met telephonically with Mr. Lazar and representatives from Lehman Brothers, at which time due diligence issues were discussed, as well as the financial terms of the proposed transaction.

   On September 28, 2001, Jupiter Media Metrix' board held a special meeting and analyzed and reviewed, with Jupiter Media Metrix' management, Robertson Stephens and Jupiter Media Metrix' legal advisors, among other things:

    . the various strategic, financial and legal considerations concerning a possible transaction with NetRatings;

    . the potential impact on Jupiter Media Metrix' stockholders of a transaction with NetRatings at the price being proposed by NetRatings; and

    . the terms and conditions of the most recent draft of the merger agreement.

   In addition, at the meeting of Jupiter Media Metrix' board:

    . Robertson Stephens provided Jupiter Media Metrix' board with an overview and the status of the discussions held with other parties in connection with Robertson Stephens' review of Jupiter Media Metrix' strategic alternatives;

    . Jupiter Media Metrix' legal advisors then summarized the terms of the most recent draft of the merger agreement that had been negotiated by the parties as well as the issues that remained to be negotiated by the parties. Among such issues that remained to be negotiated were the definition of a "material adverse effect," the circumstances under which a termination fee would be payable by Jupiter Media Metrix to NetRatings, the amount of such termination fee, and having NetRatings' obligation to consummate the merger be conditioned on the accuracy of Jupiter Media Metrix' representations and warranties as of the closing date of the merger; and

    . Jupiter Media Metrix' management and its financial advisors also reported to Jupiter Media Metrix' board on the status of the discussions with other parties, including the terms that were being discussed with these parties, the absence of any definitive proposals from these parties, and that any transactions resulting from these discussions would likely be inferior to the NetRatings proposal.

   No decision was reached by Jupiter Media Metrix' board at the meeting, but it was the consensus of the directors that Jupiter Media Metrix' management and legal and financial advisors should continue to negotiate the terms of the merger agreement and related agreements with NetRatings and report back to Jupiter Media Metrix' board once management was prepared to make a recommendation.

   Between October 1 and 6, 2001, counsel to NetRatings and Jupiter Media Metrix met at the New York offices of Brobeck, Phleger & Harrison to discuss due diligence issues and engage in the negotiation of the terms of the merger agreement. They were joined on October 3 and 4, 2001 by Messrs. Toth and Lazar, Terry Nolan, Vice President of Administration of NetRatings, Mr. Becker and Ms. Robinson, in addition to a representative of Lehman Brothers. During the course of these negotiations, NetRatings proposed that the completion of the proposed acquisition of Jupiter Media Metrix would not be conditioned on the completion of NetRatings' contemplated acquisition of ACNielsen's 80.1% interest in eRatings. Other meetings during these two days focused on Jupiter Media Metrix' international operations, liquidity and terms of the proposed transaction. NetRatings determined during this period that it was willing to extend a credit facility of up to $25 million to Jupiter Media Metrix contingent upon the signing of a merger agreement between the two companies and Jupiter Media Metrix agreeing not to seek financing from other sources. On October 4, Messrs. Toth and Lazar made a financial presentation regarding NetRatings to Mr. Becker, Ms. Robinson and representatives from Robertson Stephens.

   Upon the conclusion of the October 1 through 6 meetings, there was tentative agreement between NetRatings and Jupiter Media Metrix on the principal business terms of the transaction, although both parties recognized that numerous material terms remained to be negotiated and that the terms remained subject to approval by each company's board of directors.

   On October 9, 2001, NetRatings' board of directors held a special telephonic board meeting. Messrs. Toth and Lazar provided an update regarding progress in the negotiation of the transaction and various negotiating items that remained outstanding.

   On October 10, 2001, a special meeting of the board of directors of Jupiter Media Metrix was held to receive an update from senior management regarding the ongoing discussions with NetRatings and an update on management's efforts to obtain proposals relating to other potential strategic opportunities for Jupiter Media

Metrix. An extensive discussion was held and the board received advice from both its legal and financial advisors.

   During the following two weeks, NetRatings and Jupiter Media Metrix, together with representatives of Lehman Brothers, Robertson Stephens, Gray Cary and Brobeck, Phleger & Harrison resumed negotiating the terms of the merger agreement, as well as the terms of a loan and security agreement between the parties and issues relating to the termination of Jupiter Media Metrix' international joint ventures. In addition, certain terms of the various employment and non-competition agreements that were requested by NetRatings of various senior members of Jupiter Media Metrix' management were also negotiated.

   On October 19, 2001, the Jupiter Media Metrix board held a special meeting and reviewed and analyzed the strategic, financial and legal considerations concerning the proposed transaction, the advisability of the transaction and the fairness of the purchase price proposed by NetRatings. All board members attended in person or telephonically. Also present were representatives from Robertson Stephens and Brobeck, Phleger & Harrison. During the meeting, Brobeck, Phleger & Harrison briefed the Jupiter Media Metrix board on its legal and fiduciary duties and summarized the terms of the most recent draft of the merger agreement and the loan and security agreement. Robertson Stephens and management discussed various alternative transactions, and the Jupiter Media Metrix board concluded that there was no other viable transaction reasonably available to Jupiter Media Metrix at such time. Robertson Stephens then reviewed the terms of the transaction and the terms of comparable transactions. In addition, Robertson Stephens delivered its oral opinion (subsequently confirmed in writing) that, as of October 19, 2001, the proposed purchase price was fair from a financial point of view to the holders of Jupiter Media Metrix common stock.

   After a discussion of the merger agreement, the loan and security agreement and the transaction, during which the Jupiter Media Metrix board asked its financial and legal representatives detailed questions, the Jupiter Media Metrix board determined that the merger agreement and the transaction contemplated thereby are advisable, are fair to and in the best interests of Jupiter Media Metrix and the Jupiter Media Metrix' stockholders, and unanimously approved the merger, authorized the execution and delivery of the merger agreement, the loan and security agreement and the related agreements, and recommended that Jupiter Media Metrix' stockholders approve and adopt the merger agreement and the merger. In addition, at the meeting, the board directed the special committee to evaluate, and authorized it to approve, certain issues relating to Jupiter Media Metrix' employees and the public disclosure of the transaction.

   On October 22, 2001, NetRatings' board of directors met at a regularly scheduled meeting in which all members were present, during which they received the following presentations:

    . Messrs. Toth and Lazar provided an update on the status of negotiations of the merger agreement since the last meeting of NetRatings' board of directors;

    . NetRatings' counsel reviewed the board's fiduciary duties in considering the transaction;

    . Mr. Lazar provided a presentation regarding the strategic and financial reasons for entering into the transaction;

    .  Lehman Brothers reviewed its financial analysis of the transaction;

    . NetRatings' counsel reviewed the terms of the merger agreement, the stockholders agreement and the loan and security agreement, including terms of the merger agreement such as the termination fee, the definition of a "material adverse effect" in the context of closing the merger, and that the transaction was not contingent upon the acquisition of eRatings by NetRatings;

    . NetRatings' counsel reviewed a summary of legal due diligence issues regarding Jupiter Media Metrix' corporate organization and operations; and

    . NetRatings' counsel answered detailed, specific questions from members of the board related to the terms of the merger agreement, the stockholders agreement, the loan and security agreement and the due diligence summary presentation.

   NetRatings' board of directors then discussed the proposed transaction generally, including the strategic rationale and potential risks of the transaction.

   On October 23, 2001, the special committee of the board of directors of Jupiter Media Metrix, after receiving an update from Jupiter Media Metrix' management regarding NetRatings' position with respect to certain employee issues and the terms of the public disclosure of the merger, approved these terms.

   Also on October 23 and 24, 2001, various provisions of the merger agreement and the loan and security agreement were finalized in telephonic and e-mail negotiations between counsel to NetRatings and Jupiter Media Metrix.

   On October 24, NetRatings' board of directors held a special telephonic meeting, also attended by Mr. Lazar, a representative from Lehman Brothers and counsel to NetRatings, at which the board received an update on the status of negotiations and documentation of the proposed transaction.

   On October 25, 2001, NetRatings' board of directors held a special telephonic board meeting at which:

    . Messrs. Toth and Lazar provided an update on the status of negotiations for the merger that had occurred since the board of directors' meeting on October 22, 2001;

    . Lehman Brothers reaffirmed its financial analysis of the transaction previously provided to the board; and

    . NetRatings' counsel provided a brief overview of the resolutions that needed to be adopted by the board in order for the board to approve the acquisition of Jupiter Media Metrix by NetRatings.

   NetRatings' board then determined that the merger agreement and the transaction contemplated thereby are advisable, are fair to and in the best interests of NetRatings and the NetRatings' stockholders, and approved the merger, authorized the execution and delivery of the merger agreement, the loan and security agreement and the related agreements.

   After the closing of the United States stock markets on October 25, 2001, NetRatings and Jupiter Media Metrix executed and delivered final copies of the merger agreement, the loan and security agreement and related agreements. Immediately thereafter, NetRatings and Jupiter Media Metrix issued a joint press release announcing the signing of the merger agreement, the stockholders agreement, the loan and security agreement and other related agreements.

Reasons for the Transaction

  General

   The board of directors of NetRatings at a meeting held on October 25, 2001 determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to NetRatings and authorized the merger agreement to be signed. The board of directors of Jupiter Media Metrix at a meeting held on October 19, 2001, determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to Jupiter Media Metrix and its stockholders and resolved to recommend that Jupiter Media Metrix' stockholders approve and adopt the merger agreement and the merger. The NetRatings board did not adopt a corresponding resolution because approval of the NetRatings stockholders is not required and is not being sought.

   Each board, in reaching its separate decision, consulted with its respective senior management and financial and legal advisors, and considered a number of factors, as discussed below. Each board also considered historical information concerning the businesses, operations, financial condition, results of operations, technology, management, competitive positions and prospects of NetRatings and Jupiter Media Metrix as stand-alone companies, including results of operations during their most recent fiscal periods. In view of the complexity and wide variety of information and factors, both positive and negative, considered by each board, neither board found it practical to quantify, rate or otherwise assign any relative or specific weights to the factors it considered. In addition, neither board reached any specific conclusion with respect to each of the factors it considered, or any aspect of any particular factor. Instead, each board conducted an overall analysis of the factors it considered. In considering these factors, individual members of each board may have given differing weight to different factors. Each board considered all these factors as a whole and concluded that these factors supported its decision.

  Reasons of the NetRatings Board

   The NetRatings board believes that the acquisition of Jupiter Media Metrix by NetRatings will create a stronger, more competitive industry participant, with enhanced prospects for long-term profitability and the potential to create a premier Internet media and market research company, by enabling the combined company to:

    . provide a more comprehensive suite of research services through the merger of their methodologies and technologies;

    . more effectively span the key research segments of audience measurement, analyst research and advertising measurement;

    . sharpen its focus on innovating in these key segments to better address the research needs of the evolving Internet market by providing more feature-rich, high-quality audience information to its clients;

    . establish a unified standard of measurement utilizing the widely-accepted panel-based methodology pioneered by the Nielsen companies while capitalizing on the strength of the analytical service offerings that characterize the Media Metrix, Jupiter Research and AdRelevance brands associated with Jupiter Media Metrix;

    . substantially increase the NetRatings customer base with the addition of Jupiter Media Metrix' larger subscription base which in turn will provide NetRatings with a sizeable increase in revenue;

    . create operating benefits through the combination of panel operations, data centers, product development, marketing and sales. These benefits will provide NetRatings with opportunities to achieve meaningful cost reduction through the elimination of redundancies in these functions; and

    . compete more effectively in the highly competitive and evolving market for Internet audience measurement and analytical services.

   The NetRatings board believes that the strength of the combined company's balance sheet, with the significant working capital available to it through NetRatings' substantial cash balances, will provide the combined company with a realistic opportunity to capitalize on these opportunities in order to create a successful sustainable business and financial model for an Internet research company more quickly and effectively than either company is capable of achieving independently.

   In the course of its deliberations, the NetRatings board considered the following additional factors, which it viewed as supporting its decision to approve the acquisition:

    . the fact that the combined company's board, while it would have an additional member designated by Jupiter Media Metrix, would otherwise continue to be comprised of designees of NetRatings;

    . the extensive arms-length negotiations between NetRatings and Jupiter Media Metrix over the terms of the transaction;

    . the amount and nature of the purchase price, including the fact that its mixture of cash and stock would enable NetRatings to limit both the percentage of its stock to be issued, and the amount of its cash to be spent, in completing the transaction;

    . the willingness of Jupiter Media Metrix' directors and executive officers not only to commit to vote in favor of the transaction but to agree to take 70% of the purchase price for their shares in NetRatings stock even if the other Jupiter Media Metrix stockholders elected to take a greater percentage of their purchase price in cash;

    . the fact that Jupiter Media Metrix agreed to defer its patent litigation against NetRatings pending the completion of the merger;

    . the fact that the transaction had the full support of NetRatings' majority stockholder;

    . the fact that, if Jupiter Media Metrix needed to borrow money to fund its operations pending the completion of the transaction, it had agreed that it would borrow the funds only from NetRatings on the terms of the $25 million secured credit funding negotiated between the parties and that these borrowings, if any, would reduce, dollar for dollar, the purchase price;

    . the fact that Jupiter Media Metrix had agreed to permit NetRatings to terminate the merger agreement if, within 60 days of its execution, Jupiter Media Metrix had not signed satisfactory definitive agreements to terminate, on or before closing, certain international joint ventures and that (with certain exceptions) any costs incurred by it in effecting those terminations in excess of a total of $5 million would reduce, dollar for dollar, the purchase price; and

    . the fact that, in the event the Jupiter Media Metrix board decided, under the criteria specified in the merger agreement, to terminate the merger agreement in order to accept a superior offer, Jupiter Media Metrix would be required to pay NetRatings a breakup fee of $2.136 million and reimburse NetRatings' reasonable transaction expenses.

   The NetRatings board also considered the following risks in its deliberations concerning the merger but concluded that they were outweighed by the potential benefits of the transaction:

    . the risk that the potential benefits of the transaction will not occur at all;

    . the fact that the exchange ratio for the stock component of the purchase price is fixed and will not change with increases or decreases or the market price of either company's stock before the closing of the transaction, and the possibility that the exchange ratio will yield stock with a dollar value of more than $1.95 per Jupiter Media Metrix share at the time of the closing of the transaction;

    . the fact that, in light of its cash balance and anticipated expenses pending the closing of the transaction, Jupiter Media Metrix might need to draw down on the secured credit facility provided by NetRatings;

    . the fact that if Jupiter Media Metrix did in fact draw down under that facility and the merger agreement was subsequently terminated, Jupiter Media Metrix may not be able to repay the amount borrowed on its due date (October 25, 2002) and the enforcement by NetRatings of its rights as a secured creditor of Jupiter Media Metrix might not result in NetRatings recouping the full amount loaned;

    . the possibility that the parties may not be able to obtain all of the consents and approvals necessary to consummate the transaction; and

    .  the other risks described under "Risk Factors" beginning on page 17.

   The NetRatings board also believes that if NetRatings completes its separate pending acquisition of the 80.1% interest in eRatings owned by ACNielsen (described on pages 89 through 91), which is conditioned on the completion of the NetRatings/Jupiter Media Metrix acquisition, the opportunities afforded to the combined company would be further enhanced by NetRatings' opportunity to integrate eRatings' international Internet media and market research activities (in which NetRatings currently has only a minority interest) and Jupiter Media Metrix' international operations. However, the board recognizes that the acquisition of Jupiter Media Metrix is not conditioned on the completion of the eRatings acquisition and that, if the eRatings acquisition is not completed, under the non-competition and exclusivity provisions of agreements already in place rather than merging them into eRatings operations and realizing the benefits of integrating them, NetRatings would be prohibited from operating Jupiter Media Metrix' international operations. Although the board took into account, in approving the acquisition, the fact that the merger agreement relating to the eRatings acquisition would be signed at the same time as the NetRatings/Jupiter Media Metrix merger agreement and that the eRatings acquisition was expected to close immediately after the NetRatings/Jupiter Media Metrix transaction, the board concluded that the potential benefits of the NetRatings/Jupiter Media Metrix transaction were sufficiently compelling to warrant approval of the NetRatings/Jupiter Media Metrix transaction irrespective of whether or not the eRatings acquisition was completed.

  Reasons of the Jupiter Media Metrix Board

   In the course of its deliberations, Jupiter Media Metrix' board of directors considered the following factors, which it viewed as supporting its decision to approve the acquisition.

    . the fact that the proposed $1.95 per share purchase price represents a significant premium over the $0.56 closing price of Jupiter Media Metrix common stock on the Nasdaq National Market on October 18, 2001, the last full trading day preceding the board meeting at which the board approved the merger, and gives Jupiter Media Metrix' stockholders the opportunity to participate in the future growth and profits of the combined company as stockholders of NetRatings;

    . the premiums paid in comparable transactions and the terms of other recent merger agreements involving other companies with comparable market capitalizations;

    . the current market value of NetRatings common stock and various factors that may affect the value in the future, including the Jupiter Media Metrix board's judgment that (i) the combination will allow Jupiter Media Metrix to provide its clients with enhanced access to a broader selection of Internet measurement and research services; (ii) as a combined company, Jupiter Media Metrix and NetRatings will have the ability to bring together technologies, managerial resources and customer bases to create a more efficient company better positioned to meet the challenge of a highly competitive market for both Internet audience measurement and analytical services; (iii) the combination of Jupiter Media Metrix' international presence and NetRatings' global measurement services would strengthen the combined company's position in the international marketplace; and (iv) the combined company would have greater financial resources;

    . the Jupiter Media Metrix board's assessment of, among other things: (i) the financial condition, results of operations, cash flows, business and prospects of Jupiter Media Metrix, including the prospects of, and uncertainties facing, Jupiter Media Metrix if it remains independent;
       (ii) the prospects for achieving profitability as well as maximum long-term value on a stand-alone basis; (iii) the strategic alternatives available to Jupiter Media Metrix; (iv) the judgment of Jupiter Media Metrix' management, based on the process undertaken to pursue strategic alternatives, that it was unlikely that any other party would make a proposal more favorable to Jupiter Media Metrix and its stockholders than the merger; and (v) the recommendation of the merger by the management of Jupiter Media Metrix;

    . the history and progress of Jupiter Media Metrix' discussions with other parties, including the history of contacts with other potential acquirers and strategic partners, and the view of the Jupiter Media Metrix board that further discussions with other potential acquirers and strategic partners were unlikely to result in a transaction that would be more favorable to Jupiter Media Metrix and its stockholders;

    . the extensive arms-length negotiations between Jupiter Media Metrix and NetRatings and the belief of the Jupiter Media Metrix board that $1.95 per share was the highest price per share that could be negotiated with NetRatings and the best transaction reasonably available to Jupiter Media Metrix and its stockholders;

    . the fact that Robertson Stephens had been directed by Jupiter Media Metrix to explore alternatives which might maximize stockholder value and had solicited indications of interest in a possible business combination, strategic partnership or similar transaction with Jupiter Media Metrix and the fact that, while the Jupiter Media Metrix board was assessing the proposed merger, Jupiter Media Metrix did not receive any definitive proposal, from third parties;

    . the opinion of Robertson Stephens, more fully described in "Opinion of Jupiter Media Metrix' Financial Advisor" beginning on page 50, that, as of October 19, 2001, and based upon and subject to the assumptions, limitations and qualifications set forth in its opinion, the merger consideration to be received by the holders of Jupiter Media Metrix common stock under the merger agreement was fair from a financial point of view to the holders of Jupiter Media Metrix common stock;

    . the intensive negotiations between NetRatings and Jupiter Media Metrix concerning the non-solicitation provisions, termination fees and related provisions;

    . the fact that, under the merger agreement, Jupiter Media Metrix and its representatives may, in certain circumstances, furnish information to, or enter into discussions with, third parties making unsolicited acquisition proposals;

    . the fact that, under the merger agreement, the Jupiter Media Metrix board has the right to withdraw or modify its recommendation in favor of the merger agreement, and terminate the merger agreement, if, prior to obtaining the requisite stockholder approval, Jupiter Media Metrix receives a superior proposal and the Jupiter Media Metrix board has determined in good faith, after having taken into account the written advice of its outside legal counsel, that the withdrawal or modification of its recommendation is required in order for the Jupiter Media Metrix board to comply with its fiduciary duties under applicable law;

    . the fact that, under the merger agreement, Jupiter Media Metrix or NetRatings may terminate the merger agreement on January 1, 2002 if it has reasonably determined in good faith that a closing condition set forth in section 7.01 of the merger agreement is incapable of fulfillment and Jupiter Media Metrix has not, before that date, borrowed any money under its loan and security agreement with NetRatings;

    . the fact that, under the loan and security agreement, Jupiter Media Metrix has the ability to borrow up to $25 million from NetRatings in order to fund its operations prior to closing, if necessary;

    . the conditions to the parties' obligations to complete the transaction, including, in assessing the conditions to closing, the definition of material adverse effect and the exclusion from the definition of material adverse effect of changes in the market price of either party's outstanding securities, any failure to meet internal projections, changes attributable to the announcement or pendency of the transaction, industry-wide changes and other matters;

    . the possibility that the potential acquisition by NetRatings of eRatings would enhance the opportunities afforded to the combined company by giving it the opportunity to integrate Jupiter Media Metrix' and eRatings' international operations, although the board recognized that the merger with NetRatings is not conditioned on the completion of the eRatings acquisition and that, if the eRatings transaction is not completed, the ability of the combined company to capitalize on these opportunities will be materially affected;

    . the judgment of the Jupiter Media Metrix board that the amount of the termination fee and expense reimbursement would not preclude a competing bidder from making a superior proposal; and

    . the fact that Jupiter Media Metrix would be entitled to designate a member of the board of directors of NetRatings.

   The Jupiter Media Metrix board also considered the following risks, uncertainties and restrictions in its deliberations concerning the transaction but concluded that they were outweighed by the potential benefits of the merger:

    . the fact that the exchange ratio for the stock component of the purchase price is fixed and will not change with increases or decreases in the market price of either company's stock before the closing of the transaction, and the possibility that the exchange ratio will yield stock with a dollar value of more or less than $1.95 per Jupiter Media Metrix share at the time of the closing of the transaction;

    . the fact that a majority of the voting power of NetRatings is controlled by a single stockholder who will have the power to approve corporate and stockholder action that may affect the future value of the NetRatings stock held by Jupiter Media Metrix stockholders after the closing of the transaction;

    . the fact that NetRatings' majority stockholder will have the ability to cause NetRatings to engage in, or block, transactions that may offer a substantial premium to NetRatings stockholders in the future and thereby prevent Jupiter Media Metrix stockholders from receiving a future control premium for their NetRatings common stock;

    . the fact that under the merger agreement, Jupiter Media Metrix is required to obtain NetRatings' consent before it can take a variety of actions before the closing of the transaction;

    . the fact that, under the merger agreement, the merger consideration may be reduced by, the amount of any borrowings from NetRatings and certain expenditures in excess of $5 million to terminate various international joint ventures;

    . the fact that under certain conditions the loan and security agreement requires Jupiter Media Metrix to borrow funds even if it does not want to;

    . the risk that the potential benefits sought in the transaction may not be fully realized, if at all;

    . the possibility that the transaction may not be consummated and the effect of the public announcement of the transaction on Jupiter Media Metrix' sales, customer relations and operating results and Jupiter Media Metrix' ability to attract and retain key management, marketing and technical personnel;

    . the risk that despite the efforts of the combined company, key technical, marketing and management personnel might not choose to remain employed by the combined company;

    . the risk of market confusion and hesitation and potential delay or reduction in product orders;

    . the possibility that the parties may not be able to obtain all of the consents and approvals necessary to consummate the transaction;

    . the fact that, under the merger agreement, NetRatings has the right to terminate the merger agreement if certain consents and approvals have not been obtained, or if it reasonably determines in good faith that certain conditions to closing are incapable of being fulfilled;

    . the fact that, under the loan and security agreement, NetRatings has a first priority lien in all of Jupiter Media Metrix' assets, including its intellectual property, to secure any borrowings under the loan and security agreement;

    . the fact that Jupiter Media Metrix may borrow funds only from NetRatings prior to the consummation of the transaction and that these borrowings, if any, would reduce the purchase price;

    . the risk that, if the transaction is not consummated, Jupiter Media Metrix may not be able to repay any amounts borrowed from NetRatings under the loan and security agreement;

    . the possibility that, if the merger agreement was terminated and Jupiter Media Metrix' patent litigation against NetRatings was re-activated, the agreement of the parties to defer that litigation pending the completion of the transaction might adversely affect the ability of Jupiter Media Metrix to pursue the litigation on the same timeline it had previously been on; and

    . the limits on the purchase price to be paid to Jupiter Media Metrix' stockholders (i.e. no more than 50% nor less than 30% to be paid in cash).

   Following careful and thorough consideration, the Jupiter Media Metrix board of directors determined that the merger agreement and the merger are fair to and in the best interests of Jupiter Media Metrix and its stockholders. The Jupiter Media Metrix board of directors recommends that the Jupiter Media Metrix stockholders vote FOR adoption of the merger agreement.

Opinion of Jupiter Media Metrix's Financial Advisor (See Appendix C for a copy of Robertson Stephens's full opinion)

   Under a letter agreement dated May 30, 2001, Jupiter Media Metrix engaged Robertson Stephens to act as its financial advisor in connection with a possible business combination, and to render an opinion as to the fairness of a transaction, from a financial point of view, to holders of shares of Jupiter Media Metrix common stock.

   On October 19, 2001, at a meeting of the Jupiter Media Metrix board held to evaluate the proposed merger, Robertson Stephens delivered to Jupiter Media Metrix's board its oral opinion that, as of October 19, 2001 and based on the matters considered and the limitations on the review undertaken described in the opinion, the merger consideration (at the election of each holder) of either (i) $1.95 in cash for each share (subject to the total cash consideration being no less than 30% or more than 50% of the aggregate transaction value) or (ii) an exchange ratio ($1.95 divided by the closing price of the common stock of NetRatings as of the execution date of the merger agreement) for each share of Jupiter Media Metrix common stock, after giving effect to a $25 million purchase price reduction under a loan and security agreement between Jupiter Media Metrix and NetRatings, and assuming that the expenses relating to the termination of the foreign joint ventures will not exceed $5 million, was fair from a financial point of view to holders of shares of Jupiter Media Metrix common stock. Shortly thereafter, Robertson Stephens delivered a written opinion, dated October 19, 2001, to the same effect. Robertson Stephens has consented to the use of its opinion in this proxy statement/prospectus and the full text of this opinion is reprinted as Appendix C to this proxy statement/prospectus. No limitations were imposed by Jupiter Media Metrix's board on Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The merger consideration was determined through negotiations between the management of Jupiter Media Metrix and NetRatings. Although Robertson Stephens did assist the management of Jupiter Media Metrix in those negotiations, it was not asked by, and did not recommend to, Jupiter Media Metrix that any specific exchange ratio or cash consideration constituted the appropriate merger consideration for the merger.

   You should consider the following when reading the discussion of the opinion of Jupiter Media Metrix's financial advisor in this document:

    . We urge you to read carefully the entire opinion of Robertson Stephens, which is set forth in Appendix C to this proxy statement/prospectus and is incorporated by reference.

    . The following description of the Robertson Stephens opinion is qualified by reference to the full opinion located in Appendix C to this proxy statement/prospectus. The full opinion sets forth, among other things, the assumptions by Robertson Stephens, the matters it considered and the limitations on the review undertaken.

    . The Robertson Stephens opinion was prepared for the benefit and use of the Jupiter Media Metrix board in its consideration of the merger and does not constitute a recommendation to stockholders of Jupiter Media Metrix as to how they should vote at the special meeting, or take any other action, in connection with the merger.

    . The Robertson Stephens opinion does not address the relative merits of the merger and any other transactions or business strategies discussed by the Jupiter Media Metrix board as alternatives to the merger agreement or the underlying business decision of the Jupiter Media Metrix board to proceed with or effect the merger.

   Although developments following the date of the Robertson Stephens opinion may affect the opinion, Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The Robertson Stephens opinion is necessarily based upon market, economic and other conditions that were in effect on, and information made available to Robertson Stephens as of, the date of the opinion. You should understand that subsequent developments may affect the conclusion expressed in the Robertson Stephens opinion, and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion. The Robertson Stephens opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the merger consideration of either (i) $1.95 in cash for each share or (ii) an exchange ratio ($1.95 divided by the closing price of the common stock of NetRatings as of the date of the execution of the merger agreement) reduced by a potential $25 million purchase price adjustment under the loan and security agreement between NetRatings and Jupiter Media Metrix, to the holders of shares of Jupiter Media Metrix common stock.

Opinion and Analysis of Robertson Stephens

   In connection with the preparation of the Robertson Stephens opinion, Robertson Stephens:

    . reviewed certain publicly available financial statements and other business and financial information of Jupiter Media Metrix and NetRatings, respectively;

    . reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information, concerning (a) Jupiter Media Metrix prepared by the management of Jupiter Media Metrix and (b) NetRatings prepared by the management of NetRatings;

    . reviewed with Jupiter Media Metrix certain publicly available estimates of research analysts relating to Jupiter Media Metrix and NetRatings;

    . held discussions with the respective managements of Jupiter Media Metrix and NetRatings concerning the businesses, past and current operations, financial condition and future prospects of both Jupiter Media Metrix and NetRatings, independently and combined, including discussions with the managements of Jupiter Media Metrix and NetRatings concerning synergies that are expected to result from the merger as well as their views regarding the strategic rationale for the merger;

    . reviewed the financial terms and conditions set forth in the draft merger agreement most recently provided to Robertson Stephens prior to delivery of its opinion;

    . reviewed the stock price and trading history of Jupiter Media Metrix common stock and NetRatings common stock;
    . compared the financial performance of Jupiter Media Metrix and NetRatings and the prices and trading activity of Jupiter Media Metrix common stock and NetRatings common stock with that of certain other publicly traded companies comparable with Jupiter Media Metrix and NetRatings, respectively;

    . compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that it deemed relevant;

    . reviewed the pro forma impact of the merger on NetRatings' revenue per share and earnings per share;

    . prepared an analysis of certain of the relative contributions of Jupiter Media Metrix and NetRatings to the combined company;

    . participated in discussions and negotiations among representatives of Jupiter Media Metrix and NetRatings, NetRatings' financial advisors and Jupiter Media Metrix's and NetRatings' legal advisors; and

    . made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

   In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the managements of Jupiter Media Metrix and NetRatings) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. Robertson Stephens relied upon the assurances of the managements of Jupiter Media Metrix and NetRatings that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Jupiter Media Metrix or NetRatings, nor was it furnished with any such evaluation or appraisal.

   With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of Jupiter Media Metrix and NetRatings (including projections with respect to operations of the combined companies following the merger) that Robertson Stephens reviewed, upon the advice of the managements of Jupiter Media Metrix and NetRatings, Robertson Stephens assumed that:

    . these forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions;

    . these forecasts and projections reflect the best currently available estimates and judgments of the managements of Jupiter Media Metrix and NetRatings, respectively, as to the future financial condition and performance of Jupiter Media Metrix and NetRatings, respectively; and

    . these projections and forecasts will be realized in the amounts and in the time periods currently estimated.

   In addition, Robertson Stephens assumed that:

    . the merger will be consummated upon the terms set forth in the draft merger agreement without material alteration thereof, including, among other things, that the merger will be accounted for as a "purchase method" business combination in accordance with GAAP;

    . the historical financial statements of each of Jupiter Media Metrix and NetRatings reviewed by Robertson Stephens were prepared and fairly presented in accordance with GAAP consistently applied;

    . the expenses relating to the termination of the foreign joint ventures will not exceed $5 million;

    . the merger consideration will not be reduced as a result of indemnification, escrow, purchase price adjustments (other than as a result of purchase price adjustments directly attributable to Jupiter Media Metrix borrowing up to $25 million from NetRatings) or other provisions of the merger agreement.

   Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of its legal counsel.

   Robertson Stephens expressed no opinion as to:

    . any loan or other financing arrangements entered into between Jupiter Media Metrix and NetRatings (other than the effect such financing arrangement has upon the fairness of the merger consideration from a financial point of view);

    . the value of any employee agreement or other arrangement entered into in connection with the merger;

    .  any tax or other consequences that might result from the merger; or

    . what the value of NetRatings common stock will be when issued to Jupiter Media Metrix's stockholders pursuant to the merger or the price at which the shares of NetRatings common stock that are issued pursuant to the merger may be traded in the future.

   The following is a summary of the material financial analyses performed by Robertson Stephens in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Robertson Stephens. Certain of the information in this section is presented in tabular form. In order to better understand the financial analyses performed by Robertson Stephens, these tables must be read together with the text of each summary. The Robertson Stephens opinion is based on the totality of the various analyses which it performed, and no particular portion of the analysis has any merit standing alone.

   Comparable Company Analysis. Using publicly available information, Robertson Stephens analyzed, among other things, the trading multiples of Jupiter Media Metrix and the following selected publicly traded companies in the Internet marketing and research segment:

       Marketing

           .  24/7 Media, Inc.

           .  Befree, Inc.

           .  Engage Inc.

           .  ValueClick

           .  L90Inc.

           .  Digital Impact

       Research

           .  Forrester Research Inc.

           .  Gartner Group, Inc.

           .  Harris Interactive Inc.

   Revenues. As set forth in the following table, applying a range of multiples for these companies for calendar years 2001 and 2002 to corresponding revenue data for Jupiter Media Metrix resulted in the following range of implied equity values for calendar years 2001 and 2002.

                          Range of    Implied Equity Implied Equity
           Calendar Year  Multiples    Value Range   Value Per Share
           ------------- ------------ -------------- ---------------
                                      (in millions)
               2001..... 0.0x to 0.3x $15.0 - $42.6   $0.42 - $1.19
               2002..... 0.0x to 0.2x $15.0 - $30.0   $0.42 - $0.84

   Precedent Transaction Analysis. Robertson Stephens analyzed the aggregate value and implied transaction value multiples paid or proposed to be paid in selected precedent transactions in the eMarketing industry, including:

   Mediaplex Inc./ValueClick Inc. (July 2, 2001)

   @plan Inc./DoubleClick Inc. (September 25, 2000)

   MediaBridge Tech./Engage Inc. (June 12, 2000)

   Cybergold/MyPoints.com Inc. (April 17, 2000)

   Exactis.com/24/7 Media Inc. (February 29, 2000)

   Yesmail.com/CMGI (December 15, 1999)

   Flycast/CMGI (September 30, 1999)

   Robertson Stephens also analyzed the aggregate value and implied transaction value multiple paid or proposed to be paid in selected precedent transactions, in which the target company was trading below a $1.00 stock price.

  Targets Trading below $1.00 Stock Price:

   eMusic.com Inc./Universal Music Group (Seagram) (April 5, 2001)

   Mediaplex Inc./ValueClick (July 2, 2001)

   Message Media/DoubleClick Inc. (June 1, 2001)

   Autoweb.com. Inc/Autobytel.com Inc. (April 11, 2001)

   Web Street, Inc./E*Trade Group Inc. (May 21, 2001)

   Woman.com Networks/iVillage Inc. (February 5, 2001)

   Egreetings Network Inc./AmericanGreeting.com Inc. (February 5, 2001)

   Robertson Stephens compared, among other things, the aggregate value in these transactions as a multiple of the following 12 months' revenues ("NTM"). Applying these multiples to similar revenue figures for Jupiter Media Metrix resulted in the following range of implied equity value.

                                     Range of    Implied Equity Implied Equity
 Revenues                            Multiples    Value Range   Value Per Share
 --------                           ------------ -------------- ---------------
                                                 (in millions)
 NTM............................... 0.1x to 0.3x $22.3 - $37.0   $0.62 - $1.04
 Premium to Market (30 days before) 50% to 100%  $30.0 - $40.0   $0.84 - $1.12

   No company, business or transaction used in the Comparable Company Analysis or the Selected Precedent Transaction Analysis as a comparison is identical to Jupiter Media Metrix, NetRatings or the merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies or the business segment, company or transactions to which they are compared.

   Contribution Analysis. Robertson Stephens analyzed the respective contributions of Jupiter Media Metrix and NetRatings to the estimated revenues and earnings of the combined company for fiscal years 2001 and 2002. The actual results achieved by the combined company may vary from projected results based upon management estimates and the variations may be material.

                                                            Jupiter Media
                                                        Metrix's Contribution
                            NetRatings' Contribution to      to Combined
         Calendar Year           Combined Company              Company
         -------------      --------------------------  --------------------
                               Amount              %       Amount         %
                            -------------        ----   -------------   ----
                            (in millions)               (in millions)
         2001 Revenues.....    $ 23.5          20.3%       $  92.0      79.7%
         2002 Revenues.....      21.3          22.1%          75.0      77.9%
         2001 Earnings.....    $ (9.0)          NMF         $(46.0)      NMF
         2002 Earnings.....      (4.0)          NMF          (13.8)      NMF
         Balance Sheet Cash    $329.5          95.6%       $  15.0       4.4%

   Pro Forma Merger Analysis. Robertson Stephens analyzed the impact of the merger on the revenues of the combined company for fiscal year 2002 based on publicly available research for NetRatings and management estimates of Jupiter Media Metrix. Without taking into account certain savings that the combined company may realize in its operations, the results of this analysis suggested that the merger is accretive in fiscal year 2002. The following table summarizes the results of this analysis:

Deal Price Per Share.................... $1.26  $1.40  $1.54  $1.67  $1.81  $1.95
Amount Jupiter Media Metrix borrows from
  NetRatings (in millions).............. $25.0  $20.0  $15.0  $10.0  $5.0   $0.0
Calendar year 2002 estimated net revenue
  accretion............................. 326.8% 324.1% 321.4% 318.8% 316.2% 313.6%

   The actual results achieved by the combined company may vary from projected results and such variations may be material.

   Other Factors. While the foregoing summary describes the analysis and factors that Robertson Stephens deemed material in its presentation to the Jupiter Media Metrix board, it is not a comprehensive description of all analysis and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Robertson Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as determinative to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Robertson Stephens is based on all analyses and factors taken as a whole and also on application of Robertson Stephens's own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Robertson Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of Jupiter Media Metrix, NetRatings or Robertson Stephens. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty. Furthermore, no opinion is being expressed as to the prices at which shares of Jupiter Media Metrix common stock or NetRatings common stock may be traded at any future time.

   Jupiter Media Metrix engaged Robertson Stephens under a letter agreement dated May 30, 2001. The agreement provides that, for its services, Robertson Stephens is entitled to receive a transaction fee that is customary for transactions of this nature. Robertson Stephens is also entitled to be paid $250,000 on the date of the delivery of its opinion, which will be credited against the transaction fee. Jupiter Media Metrix has also agreed to reimburse Robertson Stephens for its out-of-pocket expenses and to indemnify and hold harmless Robertson Stephens and its affiliates and any other person, director, employee or agent of Robertson Stephens or any of its affiliates, or any person controlling Robertson Stephens or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to Jupiter Media Metrix. The terms of the fee arrangement with Robertson Stephens, which Jupiter Media Metrix and Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between Jupiter Media Metrix and Robertson Stephens, and the Jupiter Media Metrix board was aware of these fee arrangements. Robertson Stephens was retained based on Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Robertson Stephens' investment banking relationship and familiarity with Jupiter Media Metrix. Robertson Stephens has provided financial advisory and investment banking services to Jupiter Media Metrix from time to time, including acting as co-manager for Jupiter Media Metrix's initial public offering in 1999. Robertson Stephens may actively trade the equity of Jupiter Media Metrix and NetRatings for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in these securities.

   Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

Existing Business Relationships Between NetRatings and Jupiter Media Metrix and Its Affiliates

   In connection with the execution of the merger agreement, NetRatings and Jupiter Media Metrix entered into a loan and security agreement under which NetRatings agreed to loan Jupiter Media Metrix up to $25 million, subject to certain conditions. For further information about the loan and security agreement see "Agreements Related to the Merger Agreement--Loan and Security Agreement."

Treatment of Jupiter Media Metrix Stock Options

   Upon completion of the transaction, each outstanding option to purchase shares of Jupiter Media Metrix common stock issued under Jupiter Media Metrix' option plans will be assumed by NetRatings regardless of whether the options are vested or unvested. Each of these Jupiter Media Metrix stock options will continue to have the same terms, and be subject to the same conditions, that were applicable to the option immediately prior to completion of the transaction, except that:

    . each Jupiter Media Metrix stock option will be exercisable for shares of NetRatings common stock;

    . the number of NetRatings common stock issuable upon exercise of any such Jupiter Media Metrix option will be determined by multiplying the number of shares of Jupiter Media Metrix common stock underlying the option by [.1490,] rounded down to the nearest whole number; and

    . the per share exercise price of any assumed option will be determined by dividing the exercise price of that option immediately prior to the effective time by [.1490,] rounded up to the nearest whole cent.

   NetRatings has agreed to file a registration statement on Form S-8 within 20 days following the closing of the transaction covering the shares of NetRatings common stock issuable upon the exercise of these Jupiter Media Metrix options.

Treatment of Jupiter Media Metrix Warrants and Non-Employee Options

   Upon completion of the transaction, all outstanding options issued to persons who are neither employees or directors of Jupiter Media Metrix and all outstanding warrants will be assumed in accordance with their respective terms. Additionally, holders can elect to receive, on exercise, [$1.95] or [.1490] NetRatings common stock for each share of Jupiter Media Metrix common stock subject to such option or warrant, at an exercise price equal to the exercise price in effect prior to the effective time divided by [.1490], rounded up to the nearest whole cent.

Interests of Jupiter Media Metrix Directors, Officers and Affiliates in the
Merger

   When considering the recommendation of Jupiter Media Metrix' board of directors with respect to the approval of the merger agreement and the merger, Jupiter Media Metrix stockholders should be aware that certain officers and directors of Jupiter Media Metrix may have interests in the merger that are different from, or in addition to, the interests of Jupiter Media Metrix stockholders generally. The Jupiter Media Metrix board of directors was aware of these interests and considered the following matters, among others, in approving the merger agreement and the merger.

   NetRatings has agreed to assume the existing employment agreement between Jupiter Media Metrix and Kurt Abrahamson, President, Jupiter Research of Jupiter Media Metrix. On October 25, 2001, certain provisions were amended to be effective upon the closing of the transaction. Under the terms of Mr. Abrahamson's employment agreement, Mr. Abrahamson will become the Executive Vice President, Research reporting directly to the Chief Executive Officer of NetRatings. The initial term will end on September 20, 2002. The term of the employment agreement will automatically renew for successive one-year periods unless either party gives written notice to the other party at least 90 days prior to the expiration of the current term. Mr. Abrahamson will receive an annual base salary of $210,000, a guaranteed bonus of 25% of his annual base salary and will be eligible for an additional annual bonus of up to 20% of his annual base salary based upon his achievement of reasonable performance goals to be agreed upon by NetRatings and Mr. Abrahamson. As of the day following the closing of the transaction, Mr. Abrahamson will be granted a non-qualified stock option to purchase 150,000 shares of common stock of NetRatings at an exercise price equal to the fair market value of the stock on the date of the grant. The option shall vest at a rate of 25% on the first anniversary of the grant day, after which 1/48 of the shares subject to the option shall vest per month. If at any time after eight months after the closing of the transaction NetRatings terminates Mr. Abrahamson's employment or Mr. Abrahamson terminates his employment, Mr. Abrahamson will be entitled to the following severance payments and benefits:

    .  any accrued but unpaid salary and bonus;

    .  any accrued but unused vacation days;

    . continued payment of base salary for a period of 18 months or until the expiration of the employment agreement, whichever is longer;

    . continued health coverage for a period of 18 months or until the expiration of the employment agreement, whichever is longer; and

    . accelerated vesting of all unvested options and Mr. Abrahamson shall be permitted to exercise such accelerated options up to one year after the effective date of his termination.

   As of October 25, 2001, Will Hodgman, President, Measurement Group of Jupiter Media Metrix, entered into an employment agreement with NetRatings. Under the terms of Mr. Hodgman's employment agreement, upon the closing of the transaction, Mr. Hodgman will become an Executive Vice President of NetRatings for an initial term of two years. The initial term will automatically renew for successive one year terms, unless either party gives the other party notice of termination not less than 45 days prior to the expiration of the current term. Mr. Hodgman will receive an annual base salary of $ 225,000, a guaranteed bonus of 22.5% of his annual base salary and will be eligible for an additional annual bonus of up to 22.5% of his base salary based on his achievement certain performance goals to be agreed upon by NetRatings and Mr. Hodgman, Mr. Hodgman will also be granted a non-qualified stock option to purchase 150,000 shares of common stock of NetRatings at an exercise price equal to the fair market value of that stock on the day of the closing of the transaction. The option shall vest at a rate of 25% on the first anniversary of the grant date, after which 1/48 of the shares subject to the option shall vest per month. If either NetRatings terminates Mr. Hodgman without cause upon 30 days advance written notice or Mr. Hodgman voluntarily resigns for "good reason" (as defined in the employment agreement) by giving NetRatings 60 days advance written notice, Mr. Hodgman shall be entitled to the severance payments and benefits listed below, so long as Mr. Hodgman complies with all the surviving provisions of his employment agreement, complies with the provisions of the non-competition agreement between himself and NetRatings and executes a full general release of all claims he may have against NetRatings:

    .  any accrued but unpaid salary;

    .  for the calendar year 2002, the guaranteed portion of his bonus;

    . continued payment of base salary for a period of 12 months following termination;

    . continued payment of bonus for a period of 12 months following termination;

    . accelerated vesting of the unvested portion of any stock options that were effective prior to his termination; and

    . payment of the employee portion for the continuation of health benefits provided under COBRA for a period of 12 months following termination.

   Robert Becker, Jupiter Media Metrix' current Chief Executive Officer, and Jean Robinson, its current Chief Financial Officer, have existing employment agreements with Jupiter Media Metrix. In connection with the transaction, certain benefits are expected to be triggered upon the closing of the transaction. See "Employment Agreements and Change of Control Arrangements."

   As of October 25, 2001, directors and executive officers of Jupiter Media Metrix (and their respective affiliates) beneficially owned an aggregate of approximately 8,445,905 shares of Jupiter Media Metrix common stock, excluding unexercised options to purchase Jupiter Media Metrix common stock. The table below sets forth the aggregate value of the consideration to be received by each director and executive officer of Jupiter Media Metrix in connection with the transaction. The value is based on the cash consideration of $[1.95.] However, each of the current directors and William Hodgman had agreed to elect to receive shares of NetRatings common stock with respect to 70% of the shares of Jupiter Media common stock held and cash with respect to the remaining 30% of Jupiter Media Metrix common stock held. Moreover, the aggregate number of shares that can be converted into the right to receive cash cannot be less than 30% and cannot exceed 50% of the aggregate transaction value. Accordingly, if the equivalent share value of the NetRatings common stock is more than or less than [$1.95], the value of the consideration to be received at the closing will be different.

                                                  Value of
                                   Number of  Consideration to
                  Name            Shares Held   be Received
                  ----            ----------- ----------------
                  Tod Johnson     [5,166,727] $[10,075,117.65]
                  Gene DeRose     [1,579,970] $ [3,080,941.50]
                  Kurt Abrahamson   [829,760] $ [1,618,032.00]
                  Robert Kavner     [189,200] $   [368,940.00]
                  Will Hodgman      [110,854] $   [216,165.30]
                  William Helman     [40,795] $    [79,550.25]
                  James Mortensen    [28,809] $    [56,177.55]
                  Randy Pausch            [0] $            [0]
                  Stig Kry            [3,000] $     [5,850.00]
                  Andrew Parsons     [12,000] $    [23,400.00]
                  Robert Becker           [0] $            [0]

   Upon completion of the transaction, it is anticipated that the former directors and executive officers of Jupiter Media Metrix (and their respective
affiliates) collectively will beneficially own less than [   ] percent of the
then outstanding shares of NetRatings common stock. As of [the record date], directors of Jupiter Media Metrix held outstanding stock options to purchase an aggregate of approximately [1,818,658] shares of Jupiter Media Metrix common stock. Upon the completion of the transaction, these options will be assumed by NetRatings in accordance with the merger agreement. An aggregate of approximately 301,078 of such outstanding stock options are held by Jupiter Media Metrix' non-employee directors under Jupiter Media Metrix' outside directors' plan. Under the outside directors' plan, all of the unvested option shares held by non-employee directors will vest in full and become exercisable immediately prior to the transaction. The number of option shares and unvested option shares the non-employee directors hold is:

                                        Number of Unvested
Name            Number of Option Shares   Option Shares
----            ----------------------- ------------------
Gene DeRose             [72,132]                  [0]
William Helman          [35,000]             [18,334]
Robert Kavner           [33,920]             [10,000]
Stig Kry                [51,066]             [25,496]
James Mortensen         [48,960]             [19,063]
Andrew Parsons          [30,000]             [22,937]
Randy Pausch            [30,000]             [16,250]


   In connection with the transaction, all of the directors and William Hodgman signed the stockholders agreement under which they have each agreed to elect to receive NetRatings common stock with respect to 70% of the shares of Jupiter Media Metrix shares held by them and cash with respect to the remaining 30%.

   Jupiter Media Metrix' executive officers held options to purchase an aggregate of [2,466,892] shares of Jupiter Media Metrix common stock as of [the record date]. Jupiter Media Metrix has previously entered into severance agreements with certain of its executive officers by which their stock options, as assumed by

NetRatings in the transaction, will accelerate and become fully vested on closing of the transaction, in the case of one officer, and on the termination of employment, in the case of the other officers. Under the severance agreements, in the event that such individuals are terminated without cause or terminate their employment with NetRatings for "good reason" (as defined in the respective severance agreement) within two years of the closing of the transaction, their former Jupiter Media Metrix options shall become fully vested and accelerate in full. Each executive officer will hold the following unvested option shares:

                Total Number of Number of Unvested
Name             Option Shares    Option Shares
----            --------------- ------------------
Robert Becker     [1,050,000]       [1,050,000]
Kurt Abrahamson     [129,870]          [90,005]
Jean Robinson       [167,710]          [94,698]
Will Hodgman         [45,000]          [40,000]

   During the pre-closing period, Jupiter Media Metrix is entitled, subject to certain restrictions set forth in the merger agreement, to grant additional stock options to its executive officers, and all of such options would be converted into NetRatings common stock and would be subject to the accelerated vesting discussed above.

   Jupiter Media Metrix executive officers are also eligible to participate in Jupiter Media Metrix' employee stock purchase plan. The employee stock purchase plan permits eligible Jupiter Media Metrix employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's compensation. The current offering period under Jupiter Media Metrix' employee stock purchase plan began on July 1, 2001 and ends on December 31, 2001, after which the Jupiter Media Metrix employee stock purchase plan will be terminated. Through November 15, 2001, the Jupiter Media Metrix officers currently participating in this program have committed an aggregate of approximately $1,300 in payroll deductions during the current offering period. The purchase price of Jupiter Media Metrix common stock under its employee stock purchase plan is 85% of the lesser of the fair market value per share on the start date of the offering period or at the end of the offering period. Under the merger agreement, outstanding purchase rights under the plan will be exercised immediately prior to the completion of the transaction and each share purchased under such exercise will be converted into shares of NetRatings common stock (subject to adjustment to reflect the effect of any stock split, stock dividend, recapitalization, reclassification or the like on NetRatings or Jupiter Media Metrix common stock).

   NetRatings has agreed to fulfill and honor in all respects the indemnification agreements Jupiter Media Metrix and its subsidiaries have previously entered into with their respective directors and officers and to fulfill and honor any indemnification provisions of Jupiter Media Metrix and its subsidiaries' applicable charter documents. The merger agreement provides that all rights to indemnification for present and former directors and officers of Jupiter Media Metrix will survive the transaction and continue in full force and effect after the closing of the transaction. NetRatings also has agreed to maintain insurance for Jupiter Media Metrix' directors and officers that is no less favorable than Jupiter Media Metrix' current directors' and officers' liability insurance for actions or omissions occurring on or prior to the date of the completion of the transaction for a period of not less than six years after the completion of the transaction, subject to certain limitations.

   Jupiter Media Metrix stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the transaction.

   The acceleration of the vesting of options upon or following the closing of this transaction and any other payments in the nature of compensation to certain employees of Jupiter Media Metrix that are contingent upon or made in connection with the transaction may result in "excess parachute payments" as defined in Section 280G of the Internal Revenue Code. Under Section 280G excess parachute payments are not deductible. As a result, neither NetRatings nor Jupiter Media Metrix would be entitled to a tax deduction for any amounts determined to be excess parachute payments. The amount of the lost deduction would depend, in part, on the value of the shares at the closing of the transaction, the number of option shares being accelerated, and the amount of any other payments in the nature of compensation that are contingent upon or deemed to be made in connection with the transaction. In accordance with Section 4999 of the Internal Revenue Code, any employee that receives an excess parachute payment must pay a federal excise tax (in addition to all other income taxes imposed on the payment) equal to 20% of the amount of the excess parachute payment.

Structure of the Transaction

   Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger a wholly-owned subsidiary of NetRatings formed for purposes of the merger, will be merged with and into Jupiter Media Metrix, with Jupiter Media Metrix surviving. Each outstanding share of Jupiter Media Metrix common stock will be converted into the right to receive cash or NetRatings common stock as described above. As a result of the transaction, Jupiter Media Metrix will become a wholly-owned subsidiary of NetRatings.

United States Federal Income Tax Consequences to Jupiter Media Metrix
Stockholders

   The following is a summary of the United States federal income tax consequences of the transaction to Jupiter Media Metrix stockholders whose shares are exchanged in the transaction and converted into the right to receive cash and/or shares of NetRatings common stock. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to Jupiter Media Metrix stockholders.

   The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, current and proposed Treasury regulations, and judicial and administrative decisions and rulings as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with a retroactive effect. The following discussion reflects the opinion of Jupiter Media Metrix. Jupiter Media Metrix has not obtained an opinion of counsel or an Internal Revenue Service ruling with respect to the anticipated tax treatment. Thus, Jupiter Media Metrix stockholders should consult their own tax advisors. The discussion applies only to stockholders of Jupiter Media Metrix in whose hands Jupiter Media Metrix shares are capital assets within the meaning of Section 1221 of the Code and does not address all of United States federal income tax consequences that may be relevant to particular Jupiter Media Metrix stockholders in light of their individual circumstances or to Jupiter Media Metrix stockholders who are subject to special rules, such as:

  .  persons subject to the alternative minimum tax;

  . persons who hold Jupiter Media Metrix stock through partnerships or other pass-through entities;

  .  financial institutions;

  .  tax-exempt organizations;

  .  retirement plans;

  .  insurance companies;

  .  dealers in securities or foreign currencies;

  . persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts;

  . persons who hold Jupiter Media Metrix stock as part of a straddle, a hedge against currency risk, or as part of a constructive sale or conversion transaction; or

  . persons who acquired Jupiter Media Metrix stock upon the exercise of employee stock options or otherwise as compensation.

   In addition, this discussion does not address the tax consequences of the merger under state, local and foreign laws.

   Because individual circumstances may differ, each stockholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the merger on a beneficial holder of Jupiter Media Metrix shares, including the application and effect of the alternative minimum tax, and any state, local and foreign tax laws and of changes in such laws.

   The exchange of Jupiter Media Metrix shares of common stock for cash and/or NetRatings common stock under the merger will be a taxable transaction for United States federal income tax purposes. In general, a Jupiter Media Metrix stockholder who receives cash and/or NetRatings common stock in exchange for Jupiter Media Metrix common stock under the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the sum of the fair market value of the NetRatings common stock as of the closing date of the merger and the amount of cash received, and the stockholder's adjusted tax basis in the Jupiter Media Metrix common stock exchanged under the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged under the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such shares is more than one year at the time of closing of the merger. Capital gains recognized by an individual upon a disposition of a share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder's capital losses. A stockholder's basis in the NetRatings common stock received as a result of the merger will equal its fair market value as of the date the merger is completed and the stockholder's holding period for such stock would begin the day after the merger.

   A stockholder whose shares are exchanged in the merger may be subject to backup withholding of up to 30.5% unless the stockholder provides NetRatings with such stockholder's correct taxpayer identification number on a Form W-9 and certifies as to no loss of exemption from backup withholding or unless the stockholder provides a basis for exemption from backup withholding on a Form W-8, including a Form W-8BEN, W-8ECI, W-8EXP and W-8IMY, or Form W-9, as applicable. Exempt stockholders, such as corporations and certain foreign individuals and entities, are not subject to backup withholding. Any amounts required to be withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a stockholder's federal income tax liability if the required information is furnished to the Internal Revenue Service. A stockholder may be subject to a $50 penalty imposed by the Internal Revenue Service if the stockholder does not provide NetRatings with a correct taxpayer identification number.

Anticipated Accounting Treatment of the Transaction

   The transaction will be accounted for as a purchase business combination in accordance with accounting principles generally accepted in the United States. NetRatings will record the following as the cost of acquiring Jupiter Media
Metrix:

    . the market value of NetRatings common stock issued in connection with the transaction;

    . the amount of cash paid in exchange for shares of Jupiter Media Metrix stock in connection with the transaction;

    . the fair value of the options and warrants to purchase Jupiter Media Metrix common stock that will be converted into options to purchase NetRatings common stock (and, with respect to warrants and certain options and/or cash) in connection with the transaction less the deferred compensation associated with the unvested options acquired which will be recorded as a charge to stockholder's equity; and

    .  the amount of direct transaction costs incurred by NetRatings.

   NetRatings will allocate the cost of the items described above to the individual assets acquired and liabilities assumed, including deferred compensation and identifiable intangible assets, based on their respective fair values. Identifiable intangible assets with finite lives will be amortized over those lives. Intangible assets, including goodwill, with indefinite lives will not be amortized. The amount of purchase cost allocated to goodwill and other intangible assets at September 30, 2001 is estimated to be approximately $68.3 million computed using the closing market price of NetRatings' common stock on the day of the transaction announcement on October 25, 2001, or $13.09 per share. These amounts are only estimates and actual amounts may vary.

   Under Statements of Financial Accounting Standards No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets," goodwill and indefinite lived intangibles will no longer be subject to amortization over its estimated useful life. Rather, goodwill and indefinite lived intangibles will be subject to an assessment, conducted on an annual basis or more frequently, for impairment based on a fair value test. An impairment of goodwill based on a fair value test may have a material adverse effect on NetRatings' earnings and the market value of NetRatings common stock following the completion of the transaction.

Regulatory Filings and Approvals Required to Complete the Transaction

   NetRatings and Jupiter Media Metrix have made the required filings concerning the transaction with the U.S. Department of Justice and the Federal Trade Commission under U.S. antitrust laws, which prevents specified transactions such as the transaction from being completed until required information and materials are furnished to those federal agencies and specified waiting periods are terminated or expire. The applicable waiting period will expire on December 7, 2001 unless terminated earlier by the FTC or unless the period has been extended by a request of the FTC in order for the FTC to obtain additional information.

   Either agency may challenge the transaction on antitrust grounds notwithstanding expiration of the applicable waiting period. Additionally, at any time before or after the completion of the transaction, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the transaction. We cannot assure you that a challenge to the transaction will not be made or that, if a challenge is made, we will prevail.

   NetRatings (through the eRatings joint venture) and Jupiter Media Metrix conduct operations in a number of foreign countries, some of which have notification requirements applicable to the transaction. NetRatings and Jupiter Media Metrix have provided the requisite notification in those foreign jurisdictions in which a failure to do so would likely have a material adverse effect on the transaction or on NetRatings following the transaction, or where the filing would otherwise be in the best interests of NetRatings following the transaction. NetRatings and Jupiter Media Metrix do not anticipate any delays in completing the transaction arising out of its foreign filings. NetRatings and Jupiter Media Metrix do not believe any other regulatory filings are required in connection with the transaction that would materially affect their ability to close the transaction or affect the post-closing operations of the combined company.

Delisting of Jupiter Media Metrix Common Stock

   Jupiter Media Metrix common stock is currently listed on the Nasdaq National Market under the symbol "JMXI." On completion of the transaction, Jupiter Media Metrix common stock will be delisted from the Nasdaq National Market.

Registration and Nasdaq Listing of NetRatings Common Stock

   NetRatings common stock is currently listed on the Nasdaq National Market under the symbol "NTRT." This proxy statement/prospectus is part of a NetRatings registration statement on Form S-4 to register the shares of NetRatings common stock to be issued as consideration in the transaction under the Securities Act. NetRatings has agreed to list the shares of NetRatings common stock to be issued in connection with the transaction on the Nasdaq National Market prior to the closing date of the transaction.

Restrictions on Resale of NetRatings Common Stock

   The shares of NetRatings common stock to be issued to Jupiter Media Metrix stockholders in the transaction will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of NetRatings common stock issued to any person who is an affiliate of Jupiter Media Metrix for purposes of the Securities Act. Persons who may be deemed to be affiliates consist of individuals or entities that control, are controlled by, or are under common control with Jupiter Media Metrix and may include Jupiter Media Metrix' officers, directors, and principal stockholders. Affiliates may not sell their shares of NetRatings common stock acquired in the transaction except under an effective registration statement under the Securities Act covering the resale of those shares, an exemption under paragraph (d) of Rule 145 under the Securities Act (whose requirements include a limit on the amount of stock that can be sold during any three month period) or any other applicable exemption under the Securities Act.

Termination of Jupiter Media Metrix Employee Benefit Plans

   Jupiter Media Metrix employees who continue their employment after the transaction will receive employee benefits provided to similarly situated employees of NetRatings in accordance with the terms of NetRatings' applicable benefit plans. These employees will be given credit under each applicable NetRatings' benefit plan, program, policy or arrangement for all service with Jupiter Media Metrix or any predecessor employer (to the extent such credit was given by Jupiter Media Metrix) for purposes of eligibility, vesting, severance and vacation entitlement.

   The Jupiter Media Metrix employee stock purchase plan will terminate at the effective time of the transaction. With respect to any offering that is in effect immediately prior to the closing of the transaction, each participant's accumulated payroll deductions will be used to purchase shares of Jupiter Media Metrix common stock immediately prior to the effective time in accordance with the terms of Jupiter Media Metrix' employee stock purchase plan.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Securities and Exchange Commission Regulation S-X to illustrate the effects of:

    . the proposed transaction between NetRatings and Jupiter Media Metrix on the historical financial position and results of operations of the combined entity (NetRatings/Jupiter Media Metrix) assuming that the eRatings acquisition is not completed (the closing of the proposed transaction between NetRatings and Jupiter Media Metrix is not conditioned on the closing of the acquisition of eRatings); and

    . the proposed acquisition of eRatings by NetRatings on the historical financial position and results of operations of the combined entity (the completion of the eRatings acquisition is conditioned on the closing of the transaction between NetRatings and Jupiter Media Metrix).

   The unaudited pro forma condensed combined financial statements have been derived from, and should be read in conjunction with the related notes thereto, with NetRatings' historical financial statements and related notes thereto, incorporated by reference into this proxy statement/prospectus, with Jupiter Media Metrix' historical consolidated financial statements and related notes thereto, included in this proxy statement/prospectus, and with Jupiter Communications, Inc.'s and eRatings' historical financial statements and related notes thereto, included in this proxy statement/prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred if the acquisitions had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this proxy statement/prospectus.

   The unaudited pro forma condensed combined balance sheet as of September 30, 2001 gives effect to (i) the acquisition of Jupiter Media Metrix by NetRatings and (ii) the acquisition of eRatings by NetRatings/Jupiter Media Metrix, as if each of the transactions had occurred on September 30, 2001.

   The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2000 is presented to give effect to (i) the acquisition of Jupiter Media Metrix by NetRatings, and (ii) the acquisition of eRatings by NetRatings/Jupiter Media Metrix, as if each of the transactions had occurred on January 1, 2000. Additionally, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2000 is presented to give effect to the acquisition of Jupiter Communications by Media Metrix as if the transaction had occurred on January 1, 2000.

   The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2001 is presented to give effect to (i) the acquisition of Jupiter Media Metrix by NetRatings, and (ii) the acquisition of eRatings by NetRatings/Jupiter Media Metrix, as if each of the transactions had occurred on January 1, 2001.

   The allocation of the purchase price of Jupiter Media Metrix and eRatings is preliminary and does not reflect the actual fair value adjustments to their assets and liabilities, since those amounts have not been finalized and have been estimated at this time. The fair value of Jupiter Media Metrix' and eRatings' assets and liabilities will be determined as of the closing dates of the respective acquisitions through independent appraisals, which will include appraisals of patents, trademarks and trade names, and other analyses.

                               NETRATINGS, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                              SEPTEMBER 30, 2001

                                                             Pro Forma
                                                         NetRatings/Jupiter Historical  Pro Forma      Pro Forma
                                                            Media Metrix     eRatings  Adjustments     Combined
                                                         ------------------ ---------- -----------     ---------
                                                           (from page 66)
                                                                              (in thousands)
ASSETS
Current assets:
 Cash and cash equivalents..............................      $ 61,115       $  3,256   $ (1,370)/(2)/ $  63,001
 Short term investments.................................       262,979             --         --         262,979
 Accounts receivable....................................        27,168          4,236     (1,604)/(1)/    29,800
 Due from related parties...............................         2,399             --     (1,523)/(1)/       876
 Prepaid expenses and other current assets..............         6,133          2,834     (3,035)/(1)/     5,932
                                                              --------       --------   --------       ---------
 Total current assets...................................       359,794         10,326     (7,532)        362,588
Property and equipment, net.............................        29,354          3,348         --          32,702
Intangibles acquired, net...............................        68,313          1,919     16,399/(2)/     86,631
Due from minority interests in consolidated subsidiaries           476             --         --             476
Other assets............................................         5,026          1,049         --           6,075
                                                              --------       --------   --------       ---------
   Total assets.........................................      $462,963       $ 16,642   $  8,867       $ 488,472
                                                              ========       ========   ========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued liabilities...............      $ 63,869       $ 10,638   $ (1,047)/(1)/ $  73,460
 Due to related parties.................................        14,319             --     (2,030)/(1)/    12,289
 Deferred revenue.......................................        25,210          1,598        (50)/(1)/    26,758
                                                              --------       --------   --------       ---------
 Total current liabilities..............................       103,398         12,236     (3,127)        112,507
Deferred rent and other liabilities.....................         2,111             --         --           2,111
Stockholders' equity:
 Preferred stock........................................            --              1         (1)/(2)/        --
 Common stock...........................................            36              2         (1)/(2)/        37
 Additional paid-in capital.............................       436,679         49,794    (33,395)/(2)/   453,078
 Deferred compensation..................................       (28,276)            --         --         (28,276)
 Accumulated other comprehensive loss...................            --          1,114     (1,114)/(2)/        --
 Accumulated deficit....................................       (50,985)       (46,505)    46,505/(2)/    (50,985)
                                                              --------       --------   --------       ---------
 Total stockholders' equity.............................       357,454          4,406     11,994         373,854
                                                              --------       --------   --------       ---------
   Total liabilities and stockholders' equity...........      $462,963       $ 16,642   $  8,867       $ 488,472
                                                              ========       ========   ========       =========

                            See accompanying notes.

                               NETRATINGS, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                              SEPTEMBER 30, 2001

                                                              Historical
                                                         --------------------
                                                                     Jupiter                        Pro Forma
                                                                      Media     Pro Forma       NetRatings/Jupiter
                                                         NetRatings  Metrix    Adjustments         Media Metrix
                                                         ---------- ---------  -----------      ------------------
                                                                                                   (to page 65)
                                                                              (in thousands)
ASSETS
Current assets:
 Cash and cash equivalents..............................  $ 77,186  $  28,929   $ (45,000)/(3)/      $ 61,115
 Short term investments.................................   258,840      4,139          --             262,979
 Accounts receivable....................................     4,352     22,816          --              27,168
 Due from related parties...............................     2,399         --          --               2,399
 Prepaid expenses and other current assets..............     2,231      3,902          --               6,133
                                                          --------  ---------   ---------            --------
 Total current assets...................................   345,008     59,786     (45,000)            359,794
Property and equipment, net.............................     2,763     26,591          --              29,354
Intangibles acquired, net...............................        --     61,832       6,481/(3)/         68,313
Due from minority interests in consolidated subsidiaries        --      1,306        (830)/(4)/           476
Other assets............................................     4,494        532          --               5,026
                                                          --------  ---------   ---------            --------
   Total assets.........................................  $352,265  $ 150,047   $ (39,349)           $462,963
                                                          ========  =========   =========            ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued liabilities...............  $ 11,397  $  52,472   $      --            $ 63,869
 Due to related parties.................................    11,851      2,468          --              14,319
 Deferred revenue.......................................     7,790     17,420          --              25,210
                                                          --------  ---------   ---------            --------
 Total current liabilities..............................    31,038     72,360          --             103,398
Deferred rent and other liabilities.....................        --      2,111          --               2,111
Stockholders' equity:
 Common stock...........................................        33        355        (352)/(3)/            36
 Additional paid-in capital.............................   400,455    684,967    (648,743)/(3)/       436,679
 Deferred compensation..................................   (28,276)    (9,948)      9,948 /(3)/       (28,276)
 Accumulated other comprehensive loss...................        --        114        (114)/(3)/            --
 Accumulated deficit....................................   (50,985)  (599,912)    599,912 /(3)/       (50,985)
                                                          --------  ---------   ---------            --------
 Total stockholders' equity.............................   321,227     75,576     (39,349)            357,454
                                                          --------  ---------   ---------            --------
   Total liabilities and stockholders' equity...........  $352,265  $ 150,047   $ (39,349)           $462,963
                                                          ========  =========   =========            ========

                            See accompanying notes.

                               NETRATINGS, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                          Pro Forma
                                                      NetRatings/Jupiter Historical  Pro Forma          Pro Forma
                                                         Media Metrix     eRatings  Adjustments         Combined
                                                      ------------------ ---------- -----------         ---------
                                                        (from page 68)
                                                                 (in thousands, except per share data)
Revenue:
   Measurement.......................................     $  54,413       $  7,295    $(2,300)/(1)/     $  59,408
   Research services.................................        35,380             --         --              35,380
   Events and other..................................         3,283             --         --               3,283
                                                          ---------       --------    -------           ---------
   Total revenue.....................................        93,076          7,295     (2,300)             98,071
Cost of revenue......................................        46,109         14,572       (945)/(1)/        59,736
                                                          ---------       --------    -------           ---------
Gross profit.........................................        46,967         (7,277)    (1,355)             38,335

Operating expenses:
   Research and development..........................        25,758            322         --              26,080
   Selling and marketing.............................        39,291          6,786         --              46,077
   General and administrative........................        33,983          8,260       (730)/(1),(5)/    41,513
   Stock-based compensation..........................         7,568             --         --               7,568
   Restructuring charges.............................        51,259             --         --              51,259
   Amortization of intangibles.......................         5,123             --      1,374 /(5)/         6,497
                                                          ---------       --------    -------           ---------
Total operating expenses.............................       162,982         15,368        644             178,994
                                                          ---------       --------    -------           ---------
Loss from operations.................................      (116,015)       (22,645)    (1,999)           (140,659)
Loss on investments..................................        (6,141)            --         --              (6,141)
Loss on joint ventures...............................        (4,334)            --      3,776 /(6)/          (558)
Interest and other income, net.......................        12,644             --        (64)/(7)/        12,580
                                                          ---------       --------    -------           ---------
Net loss.............................................     $(113,846)      $(22,645)   $ 1,713           $(134,778)
                                                          =========       ========    =======           =========
Net loss per share:
   Basic and diluted.................................     $   (3.21)                                    $   (3.67)
                                                          =========                                     =========
Shares used in the calculation of net loss per share:
   Basic and diluted.................................        35,465                     1,256 /(8)/        36,721
                                                          =========                   =======           =========

                            See accompanying notes.

                               NETRATINGS, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                           Historical
-                                                     --------------------
                                                                  Jupiter                         Pro Forma
                                                                   Media     Pro Forma        NetRatings/Jupiter
                                                      NetRatings  Metrix    Adjustments          Media Metrix
                                                      ---------- ---------  -----------       ------------------
                                                                                                 (to page 67)
                                                                (in thousands, except per share data)
Revenue:
   Measurement.......................................  $ 18,393  $  36,020   $      --            $  54,413
   Research services.................................        --     35,380          --               35,380
   Events and other..................................        --      3,283          --                3,283
                                                       --------  ---------   ---------            ---------
   Total revenue.....................................    18,393     74,683          --               93,076
Cost of revenue......................................    10,083     36,026          --               46,109
                                                       --------  ---------   ---------            ---------
Gross profit.........................................     8,310     38,657          --               46,967

Operating expenses:
   Research and development..........................     5,659     20,099          --               25,758
   Selling and marketing.............................    11,950     27,341          --               39,291
   General and administrative........................     4,512     29,471          --               33,983
   Stock-based compensation..........................     7,568      4,678      (4,678)/(9)/          7,568
   Restructuring charges.............................        --     51,259          --               51,259
   Amortization of intangibles.......................        --    402,171    (397,048)/(10)/         5,123
                                                       --------  ---------   ---------            ---------
Total operating expenses.............................    29,689    535,019    (401,726)             162,982
                                                       --------  ---------   ---------            ---------
Loss from operations.................................   (21,379)  (496,362)    401,726             (116,015)
Minority interest....................................        --      2,056      (2,056)/(11)/            --
Loss on investments..................................        --     (6,141)         --               (6,141)
Loss on joint ventures...............................    (4,334)        --          --               (4,334)
Interest and the other income, net...................    12,556      1,966      (1,878)/(7)/         12,644
                                                       --------  ---------   ---------            ---------
Net loss.............................................  $(13,157) $(498,481)  $ 397,792            $(113,846)
                                                       ========  =========   =========            =========
Net loss per share:
   Basic and diluted.................................  $  (0.40) $  (14.07)                       $   (3.21)
                                                       ========  =========                        =========
Shares used in the calculation of net loss per share:
   Basic and diluted.................................    32,784     35,432     (32,751)/(12)/        35,465
                                                       ========  =========   =========            =========

                            See accompanying notes.

                                NETRATINGS, INC
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 2000

                                                           Pro
                                                          Forma
                                                       NetRatings/                  Pro            Pro
                                                         Jupiter     Historical    Forma          Forma
                                                       Media Metrix   eRatings  Adjustments      Combined
                                                      -------------- ---------- -----------      --------
                                                      (from page 70)
                                                             (in thousands, except per share data)
Revenue:
   Measurement.......................................    $ 72,240     $  2,857    $(2,057)(1)    $ 73,040
   Research services.................................      57,774           --         --          57,774
   Events and other..................................      33,221           --         --          33,221
                                                         --------     --------    -------        --------
   Total revenue.....................................     163,235        2,857     (2,057)        164,035
Cost of revenue......................................      69,985       13,252       (501)(1)      82,736
                                                         --------     --------    -------        --------
Gross profit.........................................      93,250      (10,395)    (1,556)         81,299

Operating expenses:
   Research and development..........................      25,191          263         --          25,454
   Selling and marketing.............................      63,797        6,379         --          70,176
   General and administrative........................      50,031        6,066       (417)(1)(5)   55,680
   Stock-based compensation..........................      10,653           --         --          10,653
   Amortization of intangibles.......................       6,831           --      1,832(5)        8,663
                                                         --------     --------    -------        --------
   Total operating expenses..........................     156,503       12,708      1,415         170,626
                                                         --------     --------    -------        --------
Loss from operations.................................     (63,253)     (23,103)    (2,971)        (89,327)
Loss on joint ventures...............................      (3,427)          --      2,210 (6)      (1,217)
Interest and other income, net.......................      27,558           14        (84) (7)     27,488
Merger related costs.................................     (14,906)          --         --         (14,906)
                                                         --------     --------    -------        --------
Net loss.............................................    $(54,028)    $(23,089)   $  (845)       $(77,962)
                                                         ========     ========    =======        ========
Net loss per share:
   Basic and diluted.................................    $  (1.52)                               $  (2.12)
                                                         ========                                ========
Shares used in the calculation of net loss per share:
   Basic and diluted.................................      35,465                   1,256(8)       36,721
                                                         ========                 =======        ========

                            See accompanying notes.

                                NETRATINGS, INC
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 2000

                                                            Pro Forma                          Pro Forma
                                               Historical Jupiter Media   Pro Forma        NetRatings/Jupiter
                                               NetRatings     Metrix     Adjustments          Media Metrix
                                               ---------- -------------- -----------       ------------------
                                                          (from page 71)                      (to page 69)
                                                           (in thousands, except per share data)
Revenue:
   Measurement................................  $ 20,411    $  51,829     $      --             $ 72,240
   Research services..........................        --       57,774            --               57,774
   Events and other...........................        --       33,221            --               33,221
                                                --------    ---------     ---------             --------
   Total revenue..............................    20,411      142,824            --              163,235
Cost of revenue...............................    12,711       57,274            --               69,985
                                                --------    ---------     ---------             --------
Gross profit..................................     7,700       85,550            --               93,250
Operating expenses:
   Research and development...................     6,585       18,606            --               25,191
   Selling and marketing......................    17,528       46,269            --               63,797
   General and administrative.................     4,849       45,182            --               50,031
   Stock-based compensation...................    10,653        6,191        (6,191)/(9)/         10,653
   Amortization of intangibles................        --      108,167      (101,336)/(10)/         6,831
                                                --------    ---------     ---------             --------
   Total operating expenses...................    39,615      224,415      (107,527)             156,503
                                                --------    ---------     ---------             --------
Loss from operations..........................   (31,915)    (138,865)      107,527              (63,253)
Minority interest.............................        --        5,990        (5,990)/(11)/            --
Loss on joint ventures........................    (3,427)          --            --               (3,427)
Interest and other income, net................    21,040        9,022        (2,504)/(7)/         27,558
Merger related costs..........................        --      (14,906)           --              (14,906)
                                                --------    ---------     ---------             --------
Net loss......................................  $(14,302)   $(138,759)    $  99,033             $(54,028)
                                                ========    =========     =========             ========
Net loss per share:
   Basic and diluted..........................  $  (0.44)   $   (3.99)                          $  (1.52)
                                                ========    =========                           ========
Shares used in the calculation of net loss per
  share:
   Basic and diluted..........................    32,784       34,806       (32,125)/(12)/        35,465
                                                ========    =========     =========             ========

                            See accompanying notes.

                                NETRATINGS, INC
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 2000

                                                      Historical                               Pro Forma
                                                       Jupiter                                  Jupiter
                                                        Media       Jupiter      Pro Forma       Media
                                                        Metrix   Communications Adjustments      Metrix
                                                      ---------- -------------- -----------   ------------
                                                                                              (to page 70)
                                                             (in thousands, except per share data)
Revenue:
   Measurement.......................................  $ 51,829     $     --     $     --      $  51,829
   Research services.................................    17,238       40,536           --         57,774
   Events and other..................................     8,711       24,510           --         33,221
                                                       --------     --------     --------      ---------
   Total revenue.....................................    77,778       65,046           --        142,824
Cost of revenue......................................    32,752       24,522           --         57,274
                                                       --------     --------     --------      ---------
Gross profit.........................................    45,026       40,524           --         85,550
Operating expenses:
   Research and development..........................    16,078        2,528           --         18,606
   Selling and marketing.............................    29,428       16,841           --         46,269
   General and administrative........................    25,882       19,300           --         45,182
   Stock-based compensation..........................     2,551           --        3,640(13)      6,191
   Amortization of intangibles.......................    46,629        2,800       58,738(13)    108,167
                                                       --------     --------     --------      ---------
   Total operating expenses..........................   120,568       41,469       62,378        224,415
                                                       --------     --------     --------      ---------
Loss from operations.................................   (75,542)        (945)     (62,378)      (138,865)
Minority interest....................................     5,990           --           --          5,990
Interest and other income, net.......................     6,231        2,791           --          9,022
Merger related costs.................................        --      (14,906)          --        (14,906)
                                                       --------     --------     --------      ---------
Net loss.............................................  $(63,321)    $(13,060)    $(62,378)     $(138,759)
                                                       ========     ========     ========      =========
Net loss per share:
   Basic and diluted.................................  $  (2.63)                               $   (3.99)
                                                       ========                                =========
Shares used in the calculation of net loss per share:
   Basic and diluted.................................    24,083                                   34,806
                                                       ========                                =========

                            See accompanying notes.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

A. Basis of pro forma presentation

   In October 2001, NetRatings announced its intention to acquire Jupiter Media Metrix, Inc. Jupiter Media Metrix is a global provider of innovative and comprehensive research and measurement products and services that analyze the impact of the Internet and new technologies on commerce and marketing. In the proposed merger, a wholly-owned subsidiary of NetRatings will merge with and into Jupiter Media Metrix with Jupiter Media Metrix surviving as a wholly-owned subsidiary of NetRatings. Under the merger agreement, Jupiter Media Metrix stockholders will have the right to elect to receive either [$1.95] in cash or [0.1490] shares of NetRatings common stock for each share of Jupiter Media Metrix common stock that they hold. However, at least 30% and no more than 50% of the aggregate transaction value will be paid in cash. NetRatings will account for the transaction under the purchase method.

   NetRatings has agreed to acquire ACNielsen Corporation's 80.1% stake in ACNielsen eRatings.com or eRatings. eRatings is a joint venture between ACNielsen and NetRatings, through which NetRatings currently conducts most of its international operations, and of which NetRatings currently owns the remaining 19.9%. In exchange for ACNielsen's shares of eRatings, NetRatings will issue 1,256 shares of common stock to ACNielsen. NetRatings will account for the transaction under the purchase method.

   The closing of the eRatings transaction will be contingent on the closing of NetRatings' acquisition of Jupiter Media Metrix. The closing of NetRatings' acquisition of Jupiter Media Metrix is not contingent on the closing of the eRatings transaction.

   The pro forma condensed combined financial statements have been prepared based on the assumption that 50% of the aggregate purchase price for Jupiter Media Metrix would be distributed in NetRatings shares with the remaining 50% in cash. The following selected condensed combined pro forma balance sheet information is provided to illustrate the balance sheet impact of assuming that 70% of the aggregate transaction consideration would be distributed in NetRatings common stock with the remaining 30% in cash as if the transaction occurred on September 30, 2001.



                                                         Historical
                                                  ------------------------                 Pro Forma
                                                             Jupiter Media  Pro Forma  NetRatings/Jupiter
                                                  NetRatings    Metrix     Adjustments    Media Metrix
                                                  ---------- ------------- ----------- ------------------
Cash, cash equivalents and short-term investments  $336,026    $ 33,068     $ (30,960)      $338,134
Common stock.....................................        33         355          (351)            37
Additional paid-in capital.......................   400,455     684,967      (634,704)       450,718

   The following net loss per share data for the nine months ended September 30, 2001 are provided to illustrate the impact on net loss per share data assuming that 70% of the aggregate transaction consideration would be distributed in NetRatings common stock with the remaining 30% in cash as if the transaction occurred on January 1, 2001.

                                   Pro Forma
                               NetRatings/Jupiter Historical  Pro Forma  Pro Forma
                                  Media Metrix     eRatings  Adjustments Combined
                               ------------------ ---------- ----------- ---------
Net loss......................     $(113,846)      $(22,645)   $1,713    $(134,778)
                                   =========       ========    ======    =========
Net loss per share:
   Basic and diluted..........     $   (3.12)                            $   (3.57)
                                   =========                             =========
Shares used in the calculation
  of net loss per share:
   Basic and diluted..........        36,538                    1,256       37,794
                                   =========                   ======    =========

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS
                     (in thousands, except per share data)


   The following net loss per share data for the year ended December 31, 2000 are provided to illustrate the impact on net loss per share data assuming that 70% of the aggregate transaction consideration would be distributed in NetRatings common stock with the remaining 30% in cash as if the transaction occurred on January 1, 2000.

                                   Pro Forma
                               NetRatings/Jupiter Historical  Pro Forma  Pro Forma
                                  Media Metrix     eRatings  Adjustments Combined
                               ------------------ ---------- ----------- ---------
Net loss......................      $(54,028)      $(23,089)   $ (845)   $(77,962)
                                    ========       ========    ======    ========
Net loss per share:
   Basic and diluted..........      $  (1.48)                            $  (2.06)
                                    ========                             ========
Shares used in the calculation
  of net loss per share:
   Basic and diluted..........        36,538                    1,256      37,794
                                    ========                   ======    ========

B. Pro forma adjustments

1. To eliminate intercompany balances between NetRatings and eRatings related to commissions, deferred revenues and deferred costs.
2. To record the issuance of 1,256 shares of NetRatings common stock to ACNielsen in exchange for the outstanding shares of eRatings' Class A Preferred Stock in connection with the acquisition by NetRatings of ACNielsen's 80.1% interest in eRatings as if the acquisition occurred on September 30, 2001. The calculation of estimated purchase price and preliminary allocation to the net assets of eRatings were determined as follows and are used for illustrative pro forma purposes only:

CALCULATION OF ESTIMATED PURCHASE PRICE:
Fair value of estimated common stock to be issued $16,400
Estimated acquisition costs......................   1,370
                                                  -------
                                                  $17,770
                                                  =======
Preliminary allocation of purchase price:
eRatings' pro forma net assets acquired.......... $  (548)
Goodwill and other intangible assets.............  18,318
                                                  -------
                                                  $17,770
                                                  =======

      As a result of the eRatings acquisition, $1,919 of goodwill previously recorded by eRatings has been eliminated in the purchase price allocation.
3. To record the issuance of [0.149] of a share of NetRatings common stock for 50% of Jupiter Media Metrix common stock outstanding and [$1.95] per share for the remaining 50% of Jupiter Media Metrix common stock outstanding in connection with the acquisition of Jupiter Media Metrix by NetRatings as if the transaction occurred on September 30, 2001. The actual number of shares of NetRatings common stock to be issued or cash to be exchanged will be determined at the effective date of the acquisition based on the actual number of shares of Jupiter Media Metrix common stock outstanding at such date and the ratio of common stock issued to cash paid as elected by Jupiter Media Metrix shareholders. The calculation of

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

   estimated purchase price and preliminary allocation to the net assets of Jupiter Media Metrix were determined as follows and are used for illustrative pro forma purposes only:

CALCULATION OF ESTIMATED PURCHASE PRICE:
Fair value of estimated common stock to be issued........................ $35,100
Cash in exchange for 50% of Jupiter Media Metrix outstanding common stock  35,100
Buyout of Jupiter Media Metrix international joint venture partners......   5,000
Fair value of Jupiter Media Metrix options to be assumed by NetRatings...   1,127
Estimated acquisition costs..............................................   4,900
                                                                          -------
                                                                          $81,227
                                                                          =======
Preliminary allocation of purchase price:
Jupiter Media Metrix's pro forma net assets acquired..................... $12,914
Goodwill and other intangible assets.....................................  68,313
                                                                          -------
                                                                          $81,227
                                                                          =======

      As a result of the merger, $61,832 of goodwill previously recorded by Jupiter Media Metrix has been eliminated in the purchase price allocation.
4. To eliminate $830 related to amounts receivable from minority interest holders that will not be assumed in the transaction.
5. To eliminate amortization of goodwill of $216 for the nine months ended September 30, 2001 and $226 for the year ended December 31, 2000, and to record amortization of goodwill related to the acquisition of eRatings by NetRatings of $18,318 over ten years ($1,374 for the nine months ended September 30, 2001 and $1,832 for the year ended December 31, 2000). Upon the adoption of Statement of Financial Accounting Standard (SFAS) No. 142 "Goodwill and Other Intangible Assets," goodwill will no longer be subject to amortization, rather goodwill will be subject to an assessment for impairment on an annual basis. NetRatings will adopt SFAS No. 142 effective January 1, 2002.
6. To eliminate NetRatings' share of eRatings' losses of $3,776 for the nine months ended September 30, 2001 and $2,210 for the year ended December 31, 2000.
7. To eliminate the interest income earned on cash used in the Jupiter Media Metrix and eRatings transactions.
8. To reflect the issuance of 1,256 shares of NetRatings common stock to ACNielsen as if the acquisition occurred at the beginning of the period presented.
9. To eliminate the stock-based compensation related to Jupiter Media Metrix stock options as if the acquisition had occurred at the beginning of the periods presented.
10. To eliminate amortization of goodwill related to Jupiter Media Metrix's prior acquisitions of $402,171 for the nine months ended September 30, 2001 and $108,167 for the year ended December 31, 2000, and record amortization of goodwill related to the acquisition of Jupiter Media Metrix by NetRatings of $68,313 over ten years ($5,123 for nine months ended September 30, 2001 and $6,831 for the year ended December 31, 2000). Upon the adoption of Statement of Financial Accounting Standard (SFAS) No. 142 "Goodwill and Other Intangible Assets," goodwill will no longer be subject to amortization, rather goodwill will be subject to an assessment for impairment on an annual basis. NetRatings will adopt SFAS No. 142 effective January 1, 2002.
11. To eliminate minority interest benefit of $2,056 for the nine months ended September 30, 2001 and $5,990 for the year ended December 31, 2000, to reflect the termination of all international joint ventures entered into by Jupiter Media Metrix as if the acquisition had occurred at the beginning of the periods presented.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

12. To reflect the issuance of 2,681 shares of NetRatings common stock to Jupiter Media Metrix stockholders as if the acquisition occurred at the beginning of the periods presented and to eliminate the weighted average Jupiter Media Metrix shares outstanding.
13. To record amortization of deferred compensation of $3,640 and amortization of goodwill and other intangibles of $58,738 for the year ended December 31, 2000.

                             THE MERGER AGREEMENT

   The following is a summary of the material provisions of the agreement and plan of merger among NetRatings, Sonoma Acquisition Corp., LLC and Jupiter Media Metrix dated as of October 25, 2001. This summary may not contain all of the information that is important to the stockholders of NetRatings and Jupiter Media Metrix and thus this description is qualified in its entirety by reference to the merger agreement attached as Appendix A, which you are urged to read it carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the merger agreement, the text of which is incorporated by reference into this proxy statement/prospectus.

The Transaction

   At the closing of the transaction, a wholly-owned subsidiary of NetRatings will merge with and into Jupiter Media Metrix. Jupiter Media Metrix will continue as the surviving corporation and become a wholly-owned subsidiary of NetRatings.

Date of Closing

   The merger agreement provides that the transaction will close on the second business day following the satisfaction or waiver of the conditions to the transaction, including the approval of the merger by the Jupiter Media Metrix stockholders.

Board of Directors of NetRatings

   The merger agreement provides that, prior to the closing of the transaction, NetRatings will use all reasonable efforts to cause its board to consist, at the closing of the transaction, of eleven members, ten of whom will be NetRatings designees and one of whom will be a Jupiter Media Metrix designee.

Purchase Price To Be Received in the Transaction

   Upon completion of the transaction, each share of Jupiter Media Metrix common stock, except for Jupiter Media Metrix common stock held by parties to the merger agreement and by stockholders who perfect their appraisal rights, will be converted into the right to receive, at the election of the stockholder either (i) [$1.95] in cash or (ii) [.1490] shares of NetRatings common stock. The transaction has been structured, and adjustments to Jupiter Media Metrix stockholder elections will be made, so that at least 30% and no more than 50% of the aggregate transaction value, based on [$1.95] times the number of Jupiter Media Metrix shares outstanding, will be converted into the right to receive cash. The proration mechanism is discussed below under "Election Procedure; Proration." The conversion of each share of Jupiter Media Metrix common stock into the right to receive the purchase price will occur automatically upon completion of the transaction. After the transaction closes, each certificate that previously represented shares of Jupiter Media Metrix common stock will represent only the right to receive the purchase price, including cash for any fractional shares of NetRatings common stock that result from allocation of the purchase price. All shares of Jupiter Media Metrix common stock to be converted will, by virtue of the transaction and without any action on the part of the holders thereof, be canceled and cease to exist.

   [The [$1.95] in cash or [.1490] shares of NetRatings common stock to be received for each share of Jupiter Media Metrix common stock have been adjusted in accordance with the merger agreement which provides for a reduction to the amounts originally contemplated to be received by Jupiter Media Metrix stockholders to the extent of Jupiter Media Metrix' borrowings under the loan and security agreement, and to the extent that the cost of terminating certain foreign joint ventures exceeded certain permitted amounts.]

   The adjustment to the original purchase price was calculated by adding (1) the aggregate principal amount of any borrowing by Jupiter Media Metrix under the loan and security agreement, together with interest accrued on such borrowings through the date which was three days immediately preceding the mailing of this proxy statement/prospectus, and (2) certain expenses paid or liabilities incurred to terminate the foreign joint venture relationships in excess of the $5,000,000 which Jupiter Media Metrix was permitted to spend under the terms of the merger agreement for the termination of the foreign joint ventures.]

   [The aggregate purchase price to be paid by NetRatings for Jupiter Media Metrix was reduced by the total amount of borrowings, interest and excess expenses of joint venture terminations.]

   [The amount of cash to be paid per share of Jupiter Media Metrix common stock was reduced by dividing the total amount of the purchase price adjustment, calculated as described above, by the total number of shares of Jupiter Media Metrix common stock outstanding on the adjustment measurement
date and represented a reduction of $    per share. Under the terms of the
merger agreement, the number of shares of NetRatings common stock to be received in the merger was adjusted by multiplying the initial number of shares of NetRatings stock to be exchanged for Jupiter Media Metrix shares, or
[.1490], by the percentage which the adjusted cash amount of $    represented
of the initial cash amount of [$1.95]. In other words, [.1490] multiplied by $ divided by [$1.95].]

Election Procedure; Proration

   NetRatings' exchange agent, Continental Stock Transfer and Trust Company, will be mailing you a form of election in a separate mailing. You should use the form of election to elect whether to receive cash or NetRatings common stock as consideration in connection with the transaction. You will be entitled to make a split election if you wish. For example, if you own 100 shares of Jupiter Media Metrix common stock, you could choose to receive cash in exchange for 40 shares and NetRatings common stock in exchange for 60 shares. For an election to be properly made, the form of election and the certificate(s) representing the shares for which the election is made must be received by the
exchange agent by 5:00 p.m., Eastern Standard Time, on    , 2002, which is the
business day immediately preceding the special meeting. If no form of election is received, you will be deemed to have elected to convert 50% of your Jupiter Media Metrix common stock to cash and 50% of your Jupiter Media Metrix common stock to NetRatings common stock. A form of election may be revoked by written notice to the exchange agent prior to the due date of the election form or after such time if the exchange agent is legally required to permit revocations and the merger is not yet effective. The determination of the exchange agent is binding as to whether an election has been properly made or revoked. If Jupiter Media Metrix stockholders representing more than 50% of the aggregate transaction value elect to receive cash, the exchange agent will allocate to the holders making this election on a pro rata basis, a sufficient number of shares of Jupiter Media Metrix common stock to be converted into NetRatings common stock instead of cash so that the number of shares of Jupiter Media Metrix common stock to be converted into cash equals 50% of the aggregate transaction value. If holders of Jupiter Media Metrix common stock representing less than 30% of the aggregate transaction value elect to receive cash, the exchange agent will allocate to the holders electing to receive stock on a pro rata basis, cash instead of stock such that the number of shares of Jupiter Media Metrix common stock to be converted into cash equals 30% of the aggregate transaction value.

Exchange of Certificates

   If your shares are registered in your name and you make an election of consideration by returning the completed election form, you must send in your Jupiter Media Metrix common stock certificates with your completed election form and letter of transmittal to the exchange agent. If you do not make an election, then you must keep your stock certificates until after the closing, when you will receive a letter of transmittal describing how you may exchange your certificates for merger consideration. If your shares are held in a brokerage or other custodial account, you will receive instructions from your bank or broker advising you of the procedures for making your election and delivering your shares.

   YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

   Holders of Jupiter Media Metrix common stock will not be paid the purchase price, or dividends or distributions on the NetRatings common stock which they are entitled to receive under the transaction with a record date after the merger, and will not be paid cash for any fractional shares of NetRatings common stock, until their certificates are surrendered to the exchange agent for cancellation. When their certificates are surrendered, any unpaid dividends and any cash instead of fractional shares will be paid without interest.

   In the event of a transfer of ownership of Jupiter Media Metrix common stock that is not registered in the transfer records of Jupiter Media Metrix, the cash portion of the purchase price, including any cash payable instead of fractional shares, may be paid, and a certificate representing the proper number of shares of NetRatings common stock may be issued, to a person other than the person in whose name the surrendered certificate is registered if (i) the surrendered certificate is properly endorsed or otherwise is in proper form for transfer and (ii) the person requesting such payment and issuance pays any transfer or other taxes required by reason of the transfer, or establishes to the satisfaction of NetRatings that such taxes have been paid or are not applicable.

   The purchase price paid and issued upon surrender for exchange of shares of Jupiter Media Metrix common stock, including any dividends or distributions or any cash paid instead of any fractional shares or upon exercise of appraisal rights, will be deemed to have been paid and issued in full satisfaction of all rights pertaining to those shares of Jupiter Media Metrix common stock formerly represented by such certificates. No dividend or distribution with respect to NetRatings common stock shall relate to any fractional share interests and fractional share interests do not entitle or enable the owner thereof to vote or to any rights of a stockholder of NetRatings. No certificates evidencing fractional NetRatings common stock will be issued to any Jupiter Media Metrix stockholder upon surrender of certificates previously representing Jupiter Media Metrix common stock. Each Jupiter Media Metrix stockholder who would otherwise have been entitled to receive a fraction of a NetRatings share will be entitled to receive an amount in cash equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by [$1.95].

Representations and Warranties

   NetRatings and Jupiter Media Metrix have each made a number of customary representations and warranties in the merger agreement about their authority to enter into the merger agreement and to complete the merger and the other transactions contemplated by the merger agreement and about aspects of their respective businesses, financial condition, structure and other facts pertinent to the transaction, including the following:

    .  proper organization, power and authority to conduct business;

    . authorization, due execution, delivery and enforceability of the merger agreement;

    . the absence of legal or contractual conflicts related to the merger agreement;

    . governmental and regulatory consents, approvals, authorizations, registrations and filings required to enter into the merger agreement or complete the transaction;

    .  accuracy of financial statements and filings and reports with the SEC;

    .  absence of undisclosed liabilities;

    . absence of material adverse change affecting their respective businesses between June 30, 2001 and October 25, 2001;

    . accuracy of information supplied by such party in this proxy statement/prospectus and the related registration statement;

    .  absence of pending or threatened litigation; and

    .  material contracts.

   In addition, Jupiter Media Metrix has made representations to NetRatings regarding the following:

    .  subsidiaries;

    .  capitalization;

    . absence of certain changes in Jupiter Media Metrix' business since June 30, 2001;

    . the possession of, and compliance with, governmental permits, licenses and other authorizations;

    .  compliance with applicable laws;

    . matters relating to employees and employee benefit plans and the effect of the transaction on obligations to employees, directors and officers;

    .  payment of taxes owed and filing of past tax returns;

    .  the inapplicability of state anti-takeover statutes to the transaction;

    .  brokers' and finders' fees incurred in connection with the transaction;

    .  receipt of opinion from its financial advisor;

    .  insurance coverage;

    . intellectual property used, owned and licensed by Jupiter Media Metrix and infringement of intellectual property rights and Jupiter Media Metrix' privacy policy;

    .  transactions with interested parties;

    .  title to owned or leased properties; and

    .  receivables and customers.

   In addition, NetRatings made representations to Jupiter Media Metrix covering the following:

    . absence of requirement that the merger be approved by NetRatings' stockholders; and

    . NetRatings' shares to be issued in the transaction being duly authorized, validly issued, fully paid and non-assessable.

Conduct of Business Before Completion of the Transaction

   Jupiter Media Metrix and NetRatings have each agreed to do the following, except to the extent the other party consents, until completion of the transaction or termination of the merger agreement:

    . carry on its business in the ordinary course and in accordance with past practices, and in material compliance with all applicable laws and material contracts to which it is a party;

    . use commercially reasonable efforts to maintain its current business organization and to keep available the services of its present officers and employees;

    . use commercially reasonable efforts to maintain its relations and goodwill with customers, suppliers, landlords, creditors, licensors, licensees, employees and others with which it has business relations; and

    . notify the other party of receipt of any notices alleging that consents may be required for the transaction or of any claims relating to the transaction.

   In addition, Jupiter Media Metrix has agreed to do the following, except to the extent NetRatings consents, until completion of the transaction or termination of the merger agreement:

    .  keep its insurance policies in effect; and

    . provide all notices, assurances and support required under its material contracts.

   Jupiter Media Metrix has also agreed not to do the following, without the consent of NetRatings, until completion of the transaction or termination of the merger agreement:

    . declare or pay any dividend or make any other distribution in respect of its shares;

    . repurchase, redeem or otherwise reacquire any of its shares or other securities except for repurchases under certain limited circumstances under restricted stock purchase agreements;

    . subject to certain exceptions, sell any stock or grant any options or any instrument convertible or exchangeable for stock;

    . amend or waive any of its rights under its option plans, stock option agreements or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding stock option, warrant or other security;

    . amend its charter or organizational documents, or engage in any merger, share exchange, recapitalization, change in its capital structure or similar transaction;

    . create any subsidiary or acquire any interest in any other entity or acquire any division, business or any assets, that individually or in the aggregate have a purchase price in excess of $100,000, except for purchases of supplies in the ordinary course of business and consistent with past practice;

    . make any capital expenditure or commitments providing for payments which are in excess of certain permitted amounts;

    . engage in material transactions or modify existing ones other than in the ordinary course of business and consistent with past practice not in excess of $50,000;

    . acquire, sell, license or encumber, any asset (except in the ordinary course of business and consistent with past practice with an aggregate value not in excess of $100,000) or waive or relinquish any material right;

    . lend money or make any advance (other than transfers or loans among Jupiter Media Metrix and its wholly-owned subsidiaries who are also parties to the loan and security agreement);

    . except as required by law or as otherwise contemplated by the merger agreement (a) adopt or change any benefit plan or benefit agreement, (b) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the compensation, remuneration or benefits payable to, any of its directors, officers or employees, except in the ordinary course of business and consistent with past practice, (c) increase the severance or termination pay of any director, consultant, officer or employee, (d) modify any stock option, (e) make any payment under any benefit plan that is not required to be made, (f) change the manner or basis for determination of contributions to any pension plan, or (g) accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice under any benefit plan or benefit agreement;

    . hire any new employee at the level of director or above or with an annual base salary in excess of $100,000, hire any consultant or independent contractor for a period more than 30 days other than in the ordinary course of business and consistent with past practice or promote any employee except in order to fill a position vacated;

    . other than those required by GAAP, make any changes in accounting methods, principles or practices;

    . commence or settle any legal proceeding (other than certain patent lawsuits currently pending and certain collection actions);

    . enter into or amend any agreements granting exclusive marketing, manufacturing or other rights with respect to any product process or technology;

    . transfer, license or modify any rights to its intellectual property other than in the ordinary course of business and consistent with past practice or grant any exclusive licenses;

    . take any material action outside the ordinary course of business or inconsistent with past practices;

    . take any action that would reasonably be expected to result in any condition to the transaction not being satisfied;

    . pay or settle any obligations or litigation, or modify the terms of any existing settlement agreement or arrangement, other than certain permitted payments, discharges and settlements;

    .  cancel any indebtedness;

    .  waive or assign any rights of substantial value;

    . waive, change, release any person from, or not enforce any standstill or similar agreement;

    . waive, materially change, release any person from or not enforce any confidentiality or similar agreement; or

    .  agree to take any of the foregoing actions.

   NetRatings has agreed not to do any of the following until completion of the transaction, without the prior written consent of Jupiter Media Metrix:

    .  declare or pay any dividend or distribution in respect of its shares;

    . sell any stock or grant any options or other rights to purchase stock, in each case with a price less than fair market value, except for stock option or other benefit plans and except for sales or issuances at not less than fair market value; or

    . except as permitted by the merger agreement, take actions that would reasonably be expected to result in any condition to the transaction not being satisfied.

   The agreements related to the conduct of businesses contained in the merger agreement are complicated and not easily summarized. We urge stockholders to carefully read Sections 5.02 and Section 5.03 of the merger agreement entitled "Operations of Company's Business" and "Operation of Parent's Business."

Conditions to the Transaction

   NetRatings' and Jupiter Media Metrix' respective obligations to complete the transaction are subject to the satisfaction or waiver of a number of conditions, including the following:

    .  approval of the merger by Jupiter Media Metrix' stockholders;

    . absence of any legal restraint preventing the completion of the transaction and expiration or termination of all waiting periods under applicable antitrust laws and receipt of any required foreign antitrust approvals;

    . subject to certain exceptions, the accuracy of the representations and warranties, disregarding all qualifications and exceptions relating to materiality or a material adverse effect, of the other party set forth in the merger agreement;

    . subject to certain exceptions, the performance in all material respects of all obligations of the other party required to be performed under the merger agreement; and

    . the absence of any event which has had or would resonably be expected to have a material adverse effect on the other party.

   NetRatings' obligations to complete the transaction are subject to the satisfaction, or waiver by NetRatings, of a number of additional conditions including the following:

    . receipt by Jupiter Media Metrix of certain third-party and governmental consents and any other consents the absence of which would reasonably be expected to have a material adverse effect on NetRatings;

    . entry by Jupiter Media Metrix into definitive agreements terminating its foreign joint ventures prior to the closing;

    .  continuing employment of certain employees of Jupiter Media Metrix;

    . absence of legal proceedings brought or threatened by any governmental entity seeking to restrain the merger, relating to the merger and seeking damages from NetRatings or seeking to compel NetRatings or Jupiter Media Metrix to dispose of some of their holdings;

    . no more than 5% of Jupiter Media Metrix' stock outstanding prior to the effective time will represent shares for which appraisal rights are requested.

   As used in the merger agreement a "material adverse effect" as it relates to either Jupiter Media Metrix or NetRatings means any event, effect, change, occurrence, condition or development that is materially adverse to the business, assets, financial condition or results of operations of such party together with its subsidiaries as a whole. However, none of the following, in and of themselves, will be considered to be a material adverse effect:

    . changes in the market price, trading volume of the de-listing from Nasdaq of a party's stock, or any litigation relating thereto;

    . failure to meet internal projections or forecasts or published revenue or earnings predictions for any period ending, or for which revenues or earnings are released, on or after the date of the merger agreement;

    . any adverse change to the extent attributable to the announcement or pendency of the transaction, including any cancellations of or delay in customer orders, any reduction in sales or revenues, any disruption in supplier, distributor, partner or similar relations or any loss of employees;

    . any adverse change attributable to conditions affecting the industries in which Jupiter Media Metrix or NetRatings participates, the U.S. economy as a whole or foreign economies in any locations where Jupiter Media Metrix, NetRatings or any of their respective subsidiaries has material operations or sales except to the extent such effect on either NetRatings or Jupiter Media Metrix is materially disproportionate;

    . the pendency of any litigation instituted by a third party (other than litigation by a governmental entity) that challenges, or that may have effect of preventing, delaying or otherwise interfering with the transaction or any of the transactions contemplated by the merger agreement;

    . any adverse change arising from or relating to any change in accounting requirements or principles or any change in applicable laws;

    . with respect to Jupiter Media Metrix, any loss of customers of Jupiter Media Metrix which become customers of NetRatings or its affiliates for substantially similar services;

    .  a reduction in Jupiter Media Metrix' cash or cash equivalents; or

    . any adverse change specifically described in Jupiter Media Metrix' restructuring plan as provided to NetRatings on October 25, 2001.

   Any condition to the closing of the transaction may be waived by the party benefited thereby, except those imposed by law.

Meeting of Jupiter Media Metrix Stockholders; Recommendation of the Board

   Jupiter Media Metrix agreed to take all action necessary in accordance with Delaware law and its charter documents to convene a meeting of its stockholders, to be held as promptly as practicable after the registration statement, of which this prospectus/proxy statement is a part, is declared effective, for the purpose of voting on the proposal to adopt the merger agreement and approve the merger. Notwithstanding the foregoing, NetRatings can delay the meeting if the antitrust clearances which are a condition to the closing of the transaction have not been obtained.

   Subject to the exception set forth below, the merger agreement requires that Jupiter Media Metrix' board of directors recommend that Jupiter Media Metrix stockholders vote in favor of the merger proposal, that such recommendation be included in the proxy statement and that the board of directors must not withdraw or modify its recommendation. However, nothing in the merger agreement prevents Jupiter Media Metrix' board of directors from withholding, withdrawing or modifying its recommendation in favor of the merger proposal if:

    . Jupiter Media Metrix receives an offer to buy more than half of the outstanding shares of Jupiter Media Metrix common stock which is not withdrawn and which Jupiter Media Metrix' board of directors determines is a "superior proposal" compared to the merger;

    . Jupiter Media Metrix gives notice to NetRatings at least two business days prior to any meeting of Jupiter Media Metrix' board of directors at which it will consider the alternative offer to determine if it is a superior offer;

    . Jupiter Media Metrix' board of directors concludes in good faith after considering the written advice of Jupiter Media Metrix; external legal counsel, that such action is necessary in order for the board of directors to comply with its fiduciary duties to Jupiter Media Metrix' stockholders; and

    . neither Jupiter Media Metrix nor any of its representatives has violated the provisions of the merger agreement that prohibit Jupiter Media Metrix and its representatives has violated the provisions of the merger agreement that prohibit Jupiter Media Metrix and its representatives from soliciting other offers, as described below.

   This exception does not limit Jupiter Media Metrix' obligation to convene and hold the meeting of Jupiter Media Metrix' stockholders for the purpose of voting on the merger proposal regardless of whether the recommendation of Jupiter Media Metrix' board of directors has been withdrawn or modified.

No Solicitation

   The merger agreement provides that Jupiter Media Metrix will not directly or indirectly through any of its officers, directors, employees, representatives or agents:

    . solicit, initiate, knowingly encourage, induce or facilitate any proposal (an "acquisition proposal") relating to:

       -- any merger, share exchange, issuance or acquisition of securities, tender offer, exchange offer or other similar transaction involving Jupiter Media Metrix, in which any party acquires more than 15% of the outstanding voting securities of Jupiter Media Metrix or in which Jupiter Media Metrix issues securities representing more than 15% of the outstanding securities of any class of voting securities of Jupiter Media Metrix; or

       -- any sale, lease, exchange, transfer, license, acquisition or disposition of any business or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of Jupiter Media Metrix;

    . furnish any information regarding Jupiter Media Metrix in response to an acquisition proposal or an inquiry that would reasonably be expected to lead to an acquisition proposal;

    . engage in discussions or negotiations with anyone regarding an acquisition proposal; or

    . endorse, approve or recommend any acquisition proposal or enter into any agreement (including any letter of intent or similar arrangement) relating not any acquisition proposal.

   However, nothing in the merger agreement prevents Jupiter Media Metrix, prior to the adoption of the merger agreement by Jupiter Media Metrix stockholders, from entering into discussions or furnishing non-public information to anyone in response to an unsolicited bona fide acquisition proposal that is submitted to Jupiter Media Metrix and not withdrawn if:

    . neither Jupiter Media Metrix nor any of its representatives has violated any of the non-solicitation provisions of the merger agreement in any material respect;

    . the Jupiter Media Metrix board concludes in good faith, after advice of outside legal counsel and its financial advisors, that the acquisition proposal is reasonably capable of becoming a "superior proposal;"

    . at least two business days prior to furnishing non-public information to, or entering into discussions with, any party other than NetRatings, Jupiter Media Metrix gives NetRatings written notice of the identity of the third party and of Jupiter Media Metrix' intention to furnish non-public information to, or enter into discussions with, such party, and Jupiter Media Metrix receives from such party an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public information furnished to such party by or on behalf of Jupiter Media Metrix; and

    . at least two business days prior to furnishing any such non-public information to such person, Jupiter Media Metrix furnishes such non-public information to NetRatings (to the extent such non-public information has not been previously furnished by Jupiter Media Metrix to NetRatings).

   "Superior proposal" means an unsolicited, bona fide written offer made by a third person to acquire (by merger or otherwise) more than 50% of the outstanding shares of Jupiter Media Metrix common stock on terms that the Jupiter Media Metrix board of directors determines, in its reasonable judgment,
(i) after receipt of an opinion of an independent financial advisor of nationally recognized reputation, is more favorable from a financial point of view to Jupiter Media Metrix' stockholders than the terms of the transaction with NetRatings and (ii) is reasonably capable of being consummated. No such offer shall be deemed to be a "superior proposal" if any financing required to consummate the transaction contemplated by such offer is not committed.

   In addition, Jupiter Media Metrix is obligated to promptly notify NetRatings of any acquisition proposal, any inquiry or indication of interest that would lead to an acquisition proposal, or any request for non-public information relating to Jupiter Media Metrix or any of its subsidiaries. Jupiter Media Metrix is also required to keep NetRatings fully informed of the status and details of any such proposal, inquiry or request.

   Jupiter Media Metrix also agreed that it would end any discussions relating to acquisition proposals with anyone other than NetRatings existing as of the date of the merger agreement.

Termination of the Merger Agreement

   The merger agreement may be terminated at any time prior to the completion of the transaction, whether before or after approval of the merger by Jupiter Media Metrix stockholders:

    .  by mutual written consent of NetRatings and Jupiter Media Metrix;

    . by either party, if the transaction has not been completed by March 31, 2002;

    . by either party, if a court or governmental entity has taken any final, non-appealable action having the effect of permanently restraining, enjoining or otherwise prohibiting the transaction;

    . by either party, if Jupiter Media Metrix' stockholders shall have voted against the merger provided that the right to terminate the transaction for this reason is not available to any party if the failure to obtain stockholder approval was caused by such party;

    . by NetRatings, at any time prior to the approval of the merger agreement by the required Jupiter Media Metrix stockholder vote, if any of the following "triggering events" occurs:

       -- the board of directors of Jupiter Media Metrix fails to recommend that Jupiter Media Metrix' stockholders vote in favor of the merger, or withdraws or modifies its recommendation in a manner adverse to NetRatings;

       -- the board of directors of Jupiter Media Metrix takes any action that becomes disclosed to the public or to a third party, that indicates that the board does not support the merger or does not believe that the merger is in the best interests of Jupiter Media Metrix' stockholders;

       -- an acquisition proposal is publicly announced and the Jupiter Media
          Metrix board fails to reaffirm without qualification, within five business days after NetRatings requests in writing that such action be taken, its recommendation to complete the merger, or fails to publicly state without qualification that the merger is in the best interests of Jupiter Media Metrix' stockholders;

       -- the board of directors of Jupiter Media Metrix approves, endorses or recommends any acquisition proposal;

       -- a tender or exchange offer relating to securities of Jupiter Media
          Metrix is commenced and Jupiter Media Metrix does not send to its securityholders, within ten business days after the commencement of the tender or exchange offer, a statement that the Jupiter Media Metrix board recommends that the tender or exchange offer be rejected;

       -- an acquisition proposal is publicly announced, and Jupiter Media
          Metrix fails to issue a press release announcing its opposition to such proposal within ten business days after such acquisition proposal is announced; or

       -- either Jupiter Media Metrix or any of its subsidiaries or any of their representatives breaches any of the non-solicitation provisions in any material respect or Jupiter Media Metrix amends its stockholder rights agreement in a manner adverse to NetRatings.

    . by NetRatings, if any of Jupiter Media Metrix' representations and warranties was inaccurate as of the date of the merger agreement (except where the inaccuracy does not result in a material adverse effect on Jupiter Media Metrix) or if any of Jupiter Media Metrix' representations and warranties become inaccurate after the date of the merger agreement (except where the inaccuracy does not have a material adverse effect on Jupiter Media Metrix) and the inaccuracy has not been cured by Jupiter Media Metrix within 15 business days after written notice, or if any of Jupiter Media Metrix' covenants is breached in a material respect and the breach, if curable, is not cured within 15 business days without NetRatings being materially prejudiced by the breach;

    . by Jupiter Media Metrix, if any of NetRatings' representations and warranties was inaccurate as of the date of the merger agreement (except where the inaccuracy does not result in a material adverse effect on NetRatings) or if any of NetRatings' representations and warranties become inaccurate after the date of the merger agreement (except where the inaccuracy does not have a material adverse effect on NetRatings) and the inaccuracy has not been cured by NetRatings within 15 business days after written notice, or if any of NetRatings' covenants is breached in a material respect and such breach, if curable, has not been cured within 15 business days without Jupiter Media Metrix being materially prejudiced by the breach;

    . by NetRatings if there occurs any event or circumstance that, in combination with any other events or circumstances, would reasonably be expected to have a material adverse effect on Jupiter Media Metrix;

    . by Jupiter Media Metrix if there occurs any event or circumstance that, in combination with any other events or circumstances, would reasonably be expected to have a material adverse effect on NetRatings; and

    . by Jupiter Media Metrix, if Jupiter Media Metrix is not in breach of its non-solicitation obligations and Jupiter Media Metrix' board authorizes Jupiter Media Metrix to enter into a binding written agreement concerning a transaction that constitutes a "superior proposal."

   In addition, at any time beginning on January 1, 2002, either NetRatings or Jupiter Media Metrix may terminate the merger agreement if it shall have reasonably determined in good faith after consultation with outside counsel, that a condition to its obligation to close pertaining to Jupiter Media Metrix' stockholder approval of the merger, clearance of any antitrust law constraints on the transaction, restraint or prohibition of the merger by a court or government entity, effectiveness of the registration statement regarding the merger or the listing of NetRatings common stock to be issued in the transaction cannot be fulfilled prior to March 31, 2001. If, however, Jupiter Media Metrix makes a borrowing request under the loan and security agreement, both parties' right to terminate on this basis will terminate.

   Finally, NetRatings may terminate the merger agreement if, prior to December 26, 2001, Jupiter Media Metrix has not entered into definitive agreements terminating Jupiter Media Metrix' foreign joint ventures effective on or prior to the closing of the transaction. The terms of the definitive termination agreements are subject to the reasonable approval of NetRatings and the terms described below under "Joint Venture Terminations."

Joint Venture Terminations

   The merger agreement requires that Jupiter Media Metrix terminate its obligations under its joint ventures in Europe, Latin America, Japan and Canada and under its license arrangement in Australia. The agreements regarding the termination of these joint ventures are subject to the reasonable approval of NetRatings.

   [The aggregate purchase price to be paid by NetRatings in the transaction
has been reduced by $    because the total expenses relating to the termination
of these joint ventures exceeded $5 million. The expenses included in calculating whether the $5 million threshold was exceeded included all costs and obligations of terminating the joint venture relationship between Jupiter Media Metrix and its affiliates and the entity formed for the carrying out of such joint venture on the one hand, and any other investor in such joint venture entity other than Jupiter Media Metrix and its affiliates on the one hand, as well as any expenses related to the termination of non-competition agreements with the investors in the joint venture entities who were not affiliated with Jupiter Media Metrix. Under the merger agreement, Jupiter Media Metrix was required to completely cease the operations of its Japanese joint venture entity, Jupiter Media Metrix Japan KK, and to terminate the license agreement with its former Australian joint venture entity, Media Metrix Pty. Ltd. All costs related to those terminations for Japan and Australia, with the exception of the first $1 million in costs related to the termination of the Japanese operations, were included in the calculation of joint venture termination expenses.]

Expenses

   In general, all fees and expenses incurred in connection with the transactions contemplated by the merger agreement will be paid by the party incurring the expenses whether or not the transaction is completed, except that printing and filing fees and expenses incurred in connection with this proxy statement/prospectus will be shared equally by NetRatings and Jupiter Media Metrix. The reasonable fees and expenses incurred by NetRatings in connection with the loan and security agreement have been paid by Jupiter Media Metrix and certain fees and expenses relating to filings under the U.S. and foreign antitrust laws will be paid by NetRatings and by VNU, Inc., whose affiliates are controlling stockholders in NetRatings.

Termination Fees

   If the merger agreement is terminated in the circumstances described below, Jupiter Media Metrix will be required to pay NetRatings a termination fee of $2.136 million and all NetRatings reasonable expenses related to the transaction. Jupiter Media Metrix must pay the termination fee and NetRatings' reasonable expenses incurred in connection with the merger and related transactions in the situations and at the times described below.

    . If the merger agreement is terminated by NetRatings or Jupiter Media Metrix, because the March 31, 2002 deadline has passed or the Jupiter Media Metrix stockholders vote against the merger and in each case (A) at or prior to the time of the termination an acquisition proposal shall have been made and not withdrawn and (B) Jupiter Media Metrix enters into any acquisition transaction with any party other than NetRatings within 180 days of the date of termination, then Jupiter Media Metrix must pay $712,000 when it executes an agreement with respect to the acquisition transaction and $1,424,000 plus all of NetRatings' reasonable expenses when the acquisition transaction is completed.

    . If the merger agreement is terminated by NetRatings because a "triggering event" has occurred, then Jupiter Media Metrix must pay the full termination fee and NetRatings reasonable expenses within two business days after such termination.

    . If the merger agreement is terminated by Jupiter Media Metrix because the Jupiter Media Metrix board authorizes a transaction that constitutes a "superior proposal," then Jupiter Media Metrix must pay the full termination fee and NetRatings reasonable expenses prior to the termination.

Amendment and Waiver

   The parties may amend the merger agreement at any time before Jupiter Media Metrix stockholder approval has been obtained. After Jupiter Media Metrix stockholder approval has been obtained, no amendment can be made that by law requires further Jupiter Media Metrix stockholder approval without the stockholder approval being first obtained. In addition, at any time prior to the completion of the transaction, either party may, to the extent legally allowed:

    . extend the other's time for the performance of any of the obligations or other acts under the merger agreement;

    .  waive any inaccuracies in the other's representations and warranties; or

    . waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

Indemnification and Insurance Matters

   The merger agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring on or prior to the effective time of the merger existing in favor of current and former directors and officers of Jupiter Media Metrix and provided for under Jupiter Media Metrix' certificate of incorporation, bylaws or indemnification agreements will be assumed by NetRatings.

   In addition, the merger agreement provides that for a period of at least six years after the completion of the transaction, NetRatings will either maintain Jupiter Media Metrix' current officers' and directors' liability insurance for acts or omissions occurring on or prior to the completion of the transaction covering each person currently covered by Jupiter Media Metrix' officers' and directors' liability insurance policy on terms at least as favorable as the coverage in effect on the date of the merger agreement, or obtain alternative coverage on terms which are no less favorable. However, NetRatings will not be obligated to pay, or to cause the surviving corporation to pay, premiums in excess of $641,000 annually. Moreover, if NetRatings or the surviving corporation is unable to obtain the insurance required by the merger agreement it shall obtain as much comparable insurance as possible for an annual premium equal to that amount.

                    AGREEMENTS RELATED TO MERGER AGREEMENT

   The following is a summary of the material provisions of each of the stockholders agreement, the loan and security agreement and the non-competition agreements. This summary may not contain all of the information that is important to the stockholders of Jupiter Media Metrix and is qualified in its entirety by reference to the stockholders agreement attached as Appendix B, the loan and security agreement and the non-competition agreement which are filed as exhibits to our reports filed with the SEC, each of which you are urged to read carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of each such agreement.

Stockholders Agreement

   In connection with the transaction, each of Jupiter Media Metrix' directors and an executive officer have entered into a stockholders agreement with NetRatings which requires them to vote all of their shares of Jupiter Media Metrix common stock in favor of the merger and against any other alternative or any transaction that has the effect of frustrating the purposes of the merger agreement. The agreement contains restrictions on transfer of each stockholder's shares prior to the earlier of the effective time of the merger or the termination of the merger agreement and prohibits the stockholder from taking any action to facilitate an alternative or conflicting transaction. Under the agreement, each stockholder has agreed to elect to receive no more than 30% of his, her or its purchase price as cash. The stockholders agreement terminates on the earlier of the completion of the transaction or the termination of the merger agreement under its terms.

   As of October 25, 2001, there were 7,961,115 shares of Jupiter Media Metrix common stock subject to the stockholders agreement, which represented approximately 22.3% of the outstanding Jupiter Media Metrix common stock.

Loan and Security Agreement
   Simultaneously with the execution of the merger agreement, NetRatings and Jupiter Media Metrix entered into a loan and security agreement which provides for secured loans by NetRatings of up to an aggregate of $25 million, in tranches or multiples of $5 million, to Jupiter Media Metrix and its six wholly-owned U.S. subsidiaries. Jupiter Media Metrix and/or such U.S. subsidiaries may borrow at any time up to the earlier of (a) three days prior to the date of the mailing of this proxy statement/prospectus, (b) the termination of the merger agreement or (c) the occurrence of an event of default, as such term is defined in the loan and security agreement. Funds borrowed may be used by Jupiter Media Metrix and its subsidiaries for the payment of ordinary operating expenses, trade debt and other debt incurred in the ordinary course of business or for expenses approved by NetRatings. Interest accrues on the loans, if any, at the rate of LIBOR plus 25 basis
points. [Jupiter Media Metrix borrowed a total of $   under the loan and
security agreement.] Jupiter Media Metrix paid NetRatings/'/ attorneys fees incurred in connection with negotiation of the loan and security agreement.

   The loan becomes due and payable on the earliest to occur of:

    .  October 25, 2002;

    .  the occurrence of an event of default;

    . the termination of the merger agreement if such termination is (A) by NetRatings, due to the occurrence of a "triggering event," as described above in the section on "Termination of the Merger Agreement," a breach of Jupiter Media Metrix' representations and warranties in the merger agreement which results in a "material adverse effect" or a "material adverse change" affecting Jupiter Media Metrix; or (B) by Jupiter Media Metrix, in order to accept a "superior proposal;" or

    . the closing of any debt financing, which would require the consent of NetRatings, equity or quasi-equity financing provided that if the proceeds from that financing are less than the outstanding indebtedness at such time, only the amount of those proceeds must be paid to NetRatings and the balance of the indebtedness to NetRatings will remain outstanding.

   NetRatings has a first priority security interest in all of the assets of each borrower, including intellectual property, subject to the senior liens against the cash of the borrowers which secures certain letters of credit issued by the borrowers (approximately $7,000,000) and certain permitted junior liens. Each borrower must meet certain borrowing criteria to be entitled to request a loan. The loan and security agreement contains representations and warranties of the borrowers and affirmative and negative covenants customarily found in secured loan agreements. If an event of default under the loan and security agreement occurs, NetRatings may take all actions permitted under applicable law to recover the amount of any borrowings, including taking possession of the collateral securing the credit extensions and selling it in a commercially reasonable manner. At any foreclosure sale, NetRatings would be entitled to bid for purchase of the collateral and the amount of the outstanding obligations owned by the borrowers would be treated as a credit NetRatings could use to buy such collateral.

Non-Competition Agreements

   It is a condition to the closing of the transaction that certain of Jupiter Media Metrix' executive officers, Jupiter Media Metrix' Chairman and NPD, an entity affiliated with Jupiter Media Metrix' Chairman, sign non-competition agreements, to be effective upon the closing of the transaction. These agreements impose restrictions relating to, among other things, non solicitation of employees or customers and non-competition with Jupiter Media Metrix or NetRatings respective businesses. The restrictions generally last until the later of one year after the termination of employment or the second anniversary of the closing of the transaction.

                        AGREEMENTS RELATING TO eRATINGS

   On October 25, 2001, NetRatings, eRatings, ACNielsen Corporation and a new merger subsidiary formed by NetRatings entered into an agreement and plan of reorganization under which NetRatings agreed to acquire ACNielsen's stake in eRatings, in which ACNielsen currently owns an 80.1% equity interest and NetRatings currently owns the remaining 19.9% equity interest. eRatings provides Internet audience measurement services outside of the United States and Canada. ACNielsen is an indirect wholly-owned subsidiary of VNU N.V., which controls a majority of NetRatings' outstanding common stock. Since September 1999, NetRatings has conducted substantially all of its international operations through eRatings as a joint venture with ACNielsen. NetRatings will acquire ACNielsen's 80.1% interest in eRatings through the merger of NetRatings' merger subsidiary into eRatings, upon which ACNielsen's eRatings stock will be exchanged for 1,256,000 shares of common stock of NetRatings. eRatings' outstanding employee stock options, will be converted in the eRatings merger into options to purchase an aggregate of approximately 82,300 shares of NetRatings common stock at an exercise price of approximately $63.78 per share. The acquisition of eRatings will be accounted for as a purchase business combination.

   The eRatings merger agreement contains customary representations and warranties, covenants and closing conditions. The closing of the transaction is also contingent on the closing of the acquisition of Jupiter Media Metrix and is expected to occur simultaneously with or shortly after the closing of that transaction; however, the closing of the Jupiter Media Metrix transaction is not contingent on the eRatings acquisition. Even if the acquisition of Jupiter Media Metrix is completed, there can be no assurance that the eRatings acquisition will be completed or, if it is completed, as to the timing of its closing. If the eRatings acquisition occurs, the parties have agreed to indemnify one another for certain damages incurred by them relating to the eRatings acquisition, including any damages incurred by a party in connection with any breach of the other party's representations, warranties or covenants, to the extent such damages exceed $375,000, subject to certain exceptions, and a maximum of $13,750,000 in aggregate indemnification liability for each party subject to certain exceptions. The indemnification obligations will terminate one year after the closing of the acquisition with certain exceptions. NetRatings has also agreed to indemnify ACNeilsen for damages relating to the post-closing operations of eRatings. The agreement is subject to termination by either party under certain circumstances, including a material breach by the other party or the failure of the eRatings acquisition to close on or prior to March 31,

2002. The eRatings merger agreement provides that any amendment, waiver or consent by NetRatings with respect to any provision of the eRatings merger agreement, and any termination by or with the consent of NetRatings, must be approved by the directors of NetRatings that are not affiliated with VNU or employed by NetRatings.

   As a condition to ACNielsen's obligation to close the eRatings acquisition, NetRatings will be required to pay to ACNielsen all amounts owed to ACNielsen in connection with its funding of eRatings' capital requirements prior to the closing. Upon the formation of eRatings, ACNielsen, NetRatings and eRatings entered into a stockholders agreement under which ACNielsen and NetRatings agreed to fund eRatings' capital requirements in proportion to their respective equity ownership in eRatings. However, the parties also agreed that, during an initial two year "start-up" period ending September 23, 2001, ACNielsen would make all necessary capital contributions, and that after the end of that period NetRatings would reimburse ACNielsen for its proportionate share of such capital contributions, with interest. As of September 30, 2001, NetRatings' obligation to ACNielsen under the stockholders agreement was up to
approximately $   . In the eRatings merger agreement, the parties have agreed that ACNielsen will continue, from September 23, 2001, to make all capital contributions required to fund eRatings through the date of the closing of the eRatings acquisition or such earlier date as the eRatings merger agreement is terminated, and that NetRatings will pay ACNielsen its proportionate share of such capital contributions, plus interest. Under the eRatings merger agreement, on or prior to the closing date of the eRatings acquisition or upon termination of the eRatings merger agreement, NetRatings will pay to ACNielsen all amounts owed by NetRatings to ACNielsen in connection with ACNielsen's funding of eRatings' capital requirements described in this paragraph.

   It is contemplated that eRatings will terminate its operations in selected territories, in some instances prior to the closing of the eRatings acquisition. If the eRatings acquisition closes, ACNielsen will be reimbursed by NetRatings for certain costs related to the termination of those operations. NetRatings expects that these costs will relate primarily to the termination or reassignment of ACNielsen employees whose services have been provided to the eRatings joint venture and the termination of leases for facilities that ACNielsen has provided for use by eRatings, in each case, under various service agreements between ACNielsen and its affiliates and eRatings as well as to certain other matters,. If the eRatings merger agreement is terminated prior to the completion of the eRatings acquisition, NetRatings and ACNielsen have agreed that all of these costs will be shared equally by NetRatings and ACNielsen.

   Upon the closing of the eRatings acquisition, ACNielsen will grant to NetRatings a license to use its proprietary audience sampling methodology and the "Nielsen" name outside North America in the Internet audience measurement business, subject to certain exceptions. This agreement will have an indefinite term but will be terminable by ACNielsen under certain circumstances, including if ACNielsen and certain of its affiliates no longer control 5% or more of NetRatings' common stock. In addition, upon the closing of the eRatings acquisition, ACNielsen will enter into a services agreement to provide eRatings with the services of certain marketing and panel management personnel employed by ACNielsen and its affiliates, as well as related back-office services. The levels of services and personnel that ACNielsen would be obligated to provide under this services agreement would be consistent with the levels required by eRatings at the time of the closing of the eRatings acquisition. Under this services agreement, ACNielsen will charge eRatings a fee equal to its out-of-pocket costs for personnel made available to eRatings, including severance costs in connection with termination of employment of such personnel, and certain other items, plus an agreed upon mark-up. This services agreement will have a term of five years, subject to earlier termination under certain circumstances, including if ACNielsen and certain of its affiliates no longer control 5% or more of NetRatings' common stock.

   Also at the closing of the eRatings acquisition, NetRatings and another VNU subsidiary, NMR, will amend the operating agreement governing their strategic relationship for the development and marketing of Internet audience measurement products and services in the United States and Canada. Under this operating agreement, NMR is responsible for the sale of NetRatings' service to traditional media customers, such as broadcast television networks, nationally-circulated magazines, news agencies, advertising agencies and other customers upon which NetRatings and NMR agree. NetRatings is currently required to pay NMR a commission equal to 35% of the amounts that NetRatings bills to customers for products and services sold by NMR. Under the proposed amendment, NetRatings will no longer be required to pay commissions to NMR, subject to certain limited exceptions for customer contracts entered into prior to the closing, but will instead reimburse NMR for the actual direct costs associated with NMR's operation and maintenance of a sales force dedicated to selling NetRatings' products and services.

   Simultaneously with the execution of the eRatings merger agreement, NetRatings and VNU entered into a standstill agreement that limits VNU's right to purchase additional shares of NetRatings common stock. Under this standstill agreement, until January 25, 2003 or such earlier time as the eRatings merger agreement is terminated, VNU and its subsidiaries will be prohibited from acquiring NetRatings common stock other than (i) with NetRatings' approval (including the approval of a majority of the NetRatings directors that are not affiliated with VNU or its affiliates (other than NetRatings), (ii) in connection with NetRatings' acquisition of eRatings or (iii) in amounts that do not result in VNU and its affiliates owning a greater percentage of NetRatings' outstanding fully diluted common stock than their percentage ownership as of October 25, 2001. The standstill agreement may also be terminated by a majority of the NetRatings board, including seperate majority by a vote of the disinterested directors described above, should they determine that such action would be in the best interests of NetRatings.

                       BUSINESS OF JUPITER MEDIA METRIX

Introduction

   Jupiter Media Metrix, Inc. is a global provider of innovative and comprehensive research and measurement products and services that analyze the impact of the Internet and new technologies on commerce and marketing. Jupiter Media Metrix' services include Media Metrix, Jupiter Research, AdRelevance, Jupiter Events and Site Measurement. Media Metrix offers clients a broad range of products and services that collect audience data and measure new media usage on the Internet and other digital media. Jupiter Research provides business-to-business and business-to-consumer clients with strategic analysis and insights, including industry trends, forecasts and best practices, all backed by proprietary data. AdRelevance specializes in the automated retrieval and delivery of online advertising data. Jupiter Events hosts conferences focusing on the global digital economy. Site Measurement delivers continuous, in-depth analysis of traffic on a client's Web site.

   All of Jupiter Media Metrix' products and services are designed to assist companies in making critical business decisions and in utilizing Internet technologies to more effectively operate their businesses. Clients utilize its research and data products to define business opportunities and competitive threats; analyze technology adoption and usage; prioritize new business initiatives; identify potential partners and alliances; evaluate and manage vendors; buy, sell and plan advertising; and track audience behaviors. Jupiter Media Metrix has a highly diversified and global client base, including large and small companies in the media, technology, financial services, advertising, consumer products, retail, travel and professional services industries. As of September 30, 2001, Jupiter Media Metrix had approximately 1,350 client contracts for its research and measurement products. Jupiter Media Metrix provides its research and measurement products primarily through annual subscriptions, and currently delivers its products primarily over the Internet.

   Jupiter Media Metrix' principal executive offices are located at 21 Astor Place, New York, New York 10003, and its telephone number is 212-780-6060.

Products, Services and Methodology

   Jupiter Media Metrix' measurement and research products and services are designed to enable companies to make intelligent business decisions about Internet commerce and consumer and business use of the Internet and related technologies.

  Media Metrix Products and Services

   Jupiter Media Metrix' principal audience measurement products and services are derived from data collected from its panels and stored in its core databases, which it uses to produce its syndicated and custom Internet audience measurement reports and services. The Jupiter Media Metrix panel is a high quality, representative sample of personal computer users, including at-home and at-work users. Jupiter Media Metrix recruits panelists by random digit dial
(RDD) telephone solicitation. It also uses direct mail to reach individuals within the RDD sample frame. The panel currently consists of over 50,000 individuals under continuous measurement in the United States and over 30,000 individuals under continuous measurement beyond U.S. borders. In connection with its panel recruitment process, each panelist is required to fill out a detailed questionnaire, providing background demographic information including age, gender, household income, geographic location, level of education, size of household and job classification.

   Jupiter Media Metrix' proprietary metering system, or meter, is a software application installed on a panelist's personal computer. It monitors activity of the personal computer's operating system and browser. The meter passively records what users do on their personal computers on a second-by-second basis, including:

    .  the start and stop time of each activity;

    .  the application in use;

    .  detailed usage activity for proprietary online services; and

    .  page-by-page viewing on the Internet.

   Jupiter Media Metrix collects the data it needs for its products and services without any agreement or arrangement with operators of Web sites or operators of proprietary online services like America Online. Because it measures its panelists' computer usage and not activity at a particular Web site or proprietary service, no agreements with the operators of Web sites or online services are necessary.

   Jupiter Media Metrix' metering software captures additional details of Internet usage to accurately report audience behavior of emerging media such as streaming audio and video and provides real time transmission of data on usage. Its meter also allows Jupiter Media Metrix to automatically update the software via the Internet, with no action required on the part of its panelists. Jupiter Media Metrix also collects data via questionnaires distributed through direct mail and over the Web. It utilizes its own software to collect information on hardware configurations and software installations of its panelists.

   The statistical quality of the information that Jupiter Media Metrix collects is a function of minimizing both sampling error and measurement error. Sampling error is a function of the size and quality of the sample.
Measurement error is a function of the scope of the universe under measurement and the quality of its meter for comprehensive data collection. Jupiter Media Metrix minimizes sampling error by maintaining a large panel. It minimizes measurement error by measuring all Internet usage, including the Web, proprietary online services, like America Online, and all other activity on its panelists' personal computers.

   Once the meter has collected the data from a panelist's personal computer, data are transmitted to Jupiter Media Metrix' offices for processing via automatic transfer over the Web. Data are then combined with those of all the other panelists. The data are then used to construct several databases, which Jupiter Media Metrix uses to provide its reports. It delivers reports via proprietary Web-based delivery systems or e-mail.

   Jupiter Media Metrix' current syndicated audience measurement product offerings consist of the following:

    . Digital Media Ratings. Jupiter Media Metrix' syndicated audience measurement product contains several components. Key Measures provides measures, such as unique visitors and visitor demographic information, for all reportable Web sites categorized within major sectors. Trends provides information on trends within the major sectors in a Key
       Measures report over six month and three month periods. Finally, Online Services provides measurement of audience usage of and audience demographics for proprietary online services, like America Online or ICQ.

    . Local Markets. Jupiter Media Metrix tracks national and local market reach, demonstrating how national and local Web sites perform within each of the 40 top local markets.

    . Consumer Commerce. Jupiter Media Metrix' Q-Metrix Report provides information linking its metered Internet usage behavior to consumer media habits, product and service usage, lifestyle characteristics and demographics including banking and credit card activity, Internet shopping behavior, television viewing habits and hobbies. The Online Shopping Report tracks online shopping activities across more than 500 Internet sites within 18 categories, as well as the AOL Shopping Channel. Key measures include the number of repeat shoppers and the number of engaged shoppers, defined as shoppers who spend more than three minutes on a Web site. Shopper Referral Reports are custom reports on the sites that are delivering engaged shopper traffic to other sites.

    . Ad Networks. Jupiter Media Metrix provides detail on reach, frequency and demographic information across ad sales networks and other ad-supported networks like DoubleClick and 24/7 Media. The measures reported include the full network reach and reach of those Web pages where ads have been served.

  Jupiter Research Services

   Jupiter Media Metrix' research services provide its clients with a wide range of proprietary research, data and advisory analysis and are structured as continuous analytical services. In addition, as a result of the Media Metrix merger with Jupiter Communications in September 2000, the full spectrum of the Jupiter Media Metrix proprietary audience measurement data is now analyzed by its Jupiter Research analysts to provide analysis and insights into the particular issues that companies face as the Internet transforms the markets in which they operate. Jupiter Media Metrix has designed its research services to enable clients to make intelligent business decisions about Internet commerce and consumer and business use of the Internet and related technologies. These research products and services define business and strategic goals, identify revenue opportunities, evaluate business models, analyze marketing strategies, assess enabling technologies and provide advice on organizational structures and vendor selections.

   A key component of Jupiter Media Metrix' research services is access to its research analysts for discussions and debate related to their research topics. Jupiter Media Metrix' clients typically seek advice or have questions regarding new business or marketing initiatives, best practices, new opportunities or competitive threats, market forecasts and/or the value of mergers and strategic partnerships. Clients may submit issues or questions initially to Jupiter Media Metrix' dedicated client inquiry staff via telephone or e-mail. The client inquiry staff, which consists of trained research professionals who are familiar with all of Jupiter Media Metrix' research products and services, coordinates the responses and actively manages access to the analysts. Based on their subscription level, clients will receive access to Jupiter Media Metrix' analyst reports; password-only access to current research and a full-searchable archive; access to Jupiter Media Metrix' research analysts for discussion, debate and additional advice; and the ability to participate in customized presentations by Jupiter Media Metrix' leading analysts.

   Jupiter Media Metrix continually evaluates the market demand for additional research services. It also seeks out and receives input from its research analysts, the sales representatives who are in constant contact with existing and potential clients and its marketing staff as to the demand for specific research and its ability to provide coverage. Jupiter Media Metrix also examines a variety of empirical data, including breadth of applicability, uniqueness of the offering, competitive value and ease of communication.

   Jupiter Media Metrix' research services are generated by a skilled team of research professionals, including research analysts and an independent data research group, as well as additional support staff to handle client inquiries. As of November 19, 2001, it employed a total of 71 research professionals, including 48 analysts. The knowledge and experience of its research professionals, particularly its analysts, are the crucial elements in Jupiter Media Metrix' ability to provide high-quality, timely and original research. Jupiter Media Metrix' analysts have extensive industry experience and varied backgrounds. It recruits them from a number of different industries, including management consulting and research firms, financial services, publishing, entertainment and advertising. It believes that the diverse backgrounds and experiences of its analysts allow it to provide original and prescriptive research and analysis which frequently challenges the conventional wisdom and viewpoints promoted by others.

   Jupiter Media Metrix' research methodology enables it to deliver compelling, data-driven and timely analysis across all of its research services. Jupiter Media Metrix supports its research professionals with in-house primary research tools and proprietary databases. Its dedicated data research group delivers innovative survey design, sample building and data weighing and processing. This group provides each of Jupiter Media Metrix' reports with rigorously tested hypotheses that yield action-oriented analysis. Jupiter Media Metrix' data analysis employs a wide set of data-gathering tools, including the following:

    . Market Forecasting. Jupiter Media Metrix builds complex econometric models to capture current online activity and forecast user participation, costs and revenue. These models define key growth levers, market drivers and market inhibitors, providing clients with a clear analytical framework for considering upcoming changes in their business sector.

    . Primary Consumer Research. Jupiter Media Metrix conducts its primary research in alliance with The NPD Group, Inc., a leading provider of market research. By accessing an NPD panel of approximately 600,000 online households, Jupiter Media Metrix regularly contacts consumer households to assess technology trends. In addition, it regularly commissions research surveys and conducts research surveys throughout the world.

    . Customer Valuation Models. Jupiter Media Metrix' analysts construct scenario-driven models for measuring the lifetime value of interactive consumers. These models provide its analysts with the necessary information to make recommendations and assist clients in identifying the ultimate value in acquiring and retaining visitors and customers.

    . Operational Benchmark Models. Jupiter Media Metrix develops models that determine the current and future costs, infrastructure needs, visit capacity, transaction volume and other operational metrics required to manage expected user demand. These models measure forecasted operational benchmarks for the industry and individual Web sites to help clients appropriately invest in building their interactive technology infrastructure.

    . Executive Surveys. Jupiter Media Metrix conducts dozens of formal surveys each year with top industry executives to explore their strategies, attitudes and intentions. These surveys evaluate industry trends and changes and provide its analysts with an important measure against which to test assumptions and hypotheses.

    . Web Site Functionality Data. Jupiter Media Metrix' analysts use WebTrack, a Jupiter-developed database, to measure the performance of various Web technologies and site features. Based on systematic quarterly research on nearly 300 consumer Web sites, WebTrack provides an overview of the distribution of technology services, content and functionality among these sites.

    . Case Studies. Through extensive interviews with industry executives, analysis of public documents and secondary research, Jupiter Media Metrix compiles hundreds of case studies each year. These studies identify the strategic direction, strengths and weaknesses and key partnerships of major Internet commerce companies.

   All of Jupiter Media Metrix' research products are subject to a stringent editorial and review process to ensure that every report is accurate, well-written and useful to its clients. Jupiter Media Metrix maintains consistency among the formats of its research reports across its research services so as to ensure clarity and readability by all of its clients. Each research topic is first subject to a series of discussions and meetings to define the scope of the topic, assess the relevance and importance of the research and highlight key themes and questions. Prior to publication, each research report is subject to ongoing review and comment from other analysts and research management.

  AdRelevance Products

   Jupiter Media Metrix offers advertising measurement products and services through its AdRelevance subsidiary. AdRelevance tracks competitive online advertising and advertiser data for thirteen broadly defined categories including, but not limited to, automotive, computer hardware, computer software, telecommunications, financial services, travel, retailing and Web media. Jupiter Media Metrix currently reports on over 750,000 unique advertisements and 50,000 advertisers.

   The AdRelevance technology systematically and continuously searches commercial Web sites and captures detailed data about advertising banners, promotions, sponsorships, text links and rich media. AdRelevance's intelligent agent technology searches over 5,000,000 URLs daily and continuously evaluates more than 500,000 unique web pages to provide in-depth advertising tracking information. Once captured, the data are warehoused, classified and statistically analyzed.

   By using the AdRelevance technology, Jupiter Media Metrix' customers can query the AdRelevance database and generate Web-based reports on demand. This enables customers to monitor competitors' marketing activities, plan more effective online campaigns and evaluate campaigns in real time. Customers can gain access to up-to-date intelligence about their competitors' online marketing communications programs, enabling them to quickly and easily compare and report information by a wide range of criteria including advertiser, product, message, type, industry, location, technology and creative content.

  Jupiter Events

   Jupiter Media Metrix produces conferences which provide coverage of specific issues relating to Internet commerce. These conferences offer senior executives the opportunity to hear first-hand the insights of Jupiter Media Metrix analysts and the leading decisionmakers in the Internet and technology industries. Jupiter Media Metrix' events provide an opportunity for Jupiter Media Metrix to showcase its research and measurement products to current and potential clients, increase the public profile of its research analysts, generate favorable press and otherwise promote the Jupiter Media Metrix brand. Jupiter Media Metrix' conferences attract (i) individual attendees, (ii) sponsors, which display their logo in its conference program and/or host a reception, and (iii) exhibitors, which receive a booth to promote their companies.

  Customized Services, Reports and Analysis

   Jupiter Media Metrix leverages its vast database of information on Internet usage and technology usage to provide clients with a broad range of special measurement services, reports and analyses, including vertical market reports, site retention analyses, usage reports, site content reports, personal clickstream reports, traffic referral reports and site interaction reports.

   Jupiter Media Metrix also provides special research products and services to clients, including customized research reports. It publishes individual research reports that are available for purchase through direct mail or on its Web site. Sales of these studies are an important way to expose new companies and executives to Jupiter Media Metrix' research.

   Additionally, Jupiter Media Metrix performs customized, client-focused research projects relating to Internet commerce on a limited basis. These projects allow its clients to take advantage of the knowledge and experience of its research analysts and to develop structured, detailed responses to specific issues relevant to their business. Custom studies often form the basis to explore a new research service and, like its individual research reports, are an effective way to expose new companies and executives to Jupiter Media Metrix' research products and services.

  Site Measurement Products

   Jupiter Media Metrix provides continuous, in-depth analysis of traffic on a client's Web site and all page impressions on a real time basis. Jupiter Media Metrix' site measurement products accurately reveal user activity to monitor their location, how they navigate through the site, and when they engage in transactions. These products are also capable of monitoring multiple sites within a company. This accurate site measurement data helps executives make informed and credible decisions regarding marketing campaigns, infrastructure investments, and technology upgrades.

  International Operations

   Jupiter Media Metrix' global research and measurement services are currently focused primarily on the European market. These services allow clients to assess the market landscape, benchmark competitive performance, predict emerging opportunities and generate strategies in response to local market conditions. These services address issues of online media, commerce, access and infrastructure, through a combination of consumer surveys, market forecasts and qualitative research. Jupiter Media Metrix also offers site-level audience measurement in a number of countries, assessing traffic patterns in aggregate and with detailed demographic breakdowns. Its European research and measurement products and services are designed to provide both domestic and foreign corporations the region-specific measurement and analysis required to make global strategic planning decisions.

   Jupiter Media Metrix has historically offered its audience measurement products in foreign countries through joint ventures with leading market research and information services companies. In Europe, in September 1999, Jupiter Media Metrix entered into a joint venture with GfK AG, which is based in Germany, and Ipsos S.A., which is based in France, to form MMXI Europe B.V. In connection with Jupiter Media Metrix' acquisition of MMXI Nordic, Observer AB, which is based in Sweden and was formerly known as SIFO Group AB, became a shareholder in MMXI Europe. Under the umbrella of MMXI Europe, Jupiter Media Metrix has formed subsidiaries in each of the United Kingdom, France, Germany, Italy and Spain.

   As described above, Jupiter Media Metrix purchased the Internet audience measurement business operated by Observer AB in Sweden. The new company, MMXI Nordic, which is wholly-owned by Jupiter Media Metrix, has measured Internet audiences in Sweden, Finland, Norway and Denmark. As part of this acquisition, Jupiter Media Metrix also acquired the site-centric measurement business operated by Observer, known as NetCheck. Jupiter Media Metrix has granted MMXI Europe an option to purchase MMXI Nordic from it at a future time.

   Jupiter Media Metrix has also entered into joint ventures with:

    . Intage, which is based in Tokyo, Japan and was formerly called Marketing Intelligence Corporation, to own and operate Jupiter Media Metrix K.K. in Japan;

    . ComQUEST Research, Inc., a wholly-owned subsidiary of BBM Bureau of Measurement, an industry co-operative owned by Canadian broadcasters, advertisers and advertising agencies, to own and operate Media Metrix Canada;

    . Ipsos to form JMXI Latin America, B.V., which was designed to operate Jupiter Media Metrix'
business in Brazil currently run by Media Metrix Brazil Ltda.; and

    . IHA Institut fur Marketanalysen, an affiliate of GFK, to form MMXI Switzerland GmbH, a Swiss company, where, Jupiter Media Metrix, through MMXI Europe, has an option, which expires December 31, 2003, to purchase up to 15% of the outstanding equity of MMXI Switzerland from IHA.

   Jupiter Media Metrix has also granted an exclusive license to AMR Interactive Pty. Ltd. to operate the Jupiter Media Metrix business in Australia and New Zealand.

   Over the past few months, Jupiter Media Metrix has begun to restructure a number of the international joint ventures described above and has also discontinued operations in a number of international markets. In July 2001, Jupiter Media Metrix decided to discontinue its Internet audience measurement service in Argentina due to adverse economic conditions in that country. In October and November 2001, Jupiter Media Metrix also announced its decision to discontinue operations in Japan, Brazil, Denmark and Norway.

   In October 2001, Ipsos exercised its right to convert its shares of both MMXI Europe and JMXI Latin America into shares of Jupiter Media Metrix common stock. As a result, Ipsos is no longer a shareholder in either MMXI Europe or JMXI Latin America. In addition, Jupiter Media Metrix is currently negotiating with ComQUEST Research to purchase the shares of Media Metrix Canada that are owned by ComQUEST Research. Following the completion of this transaction, Media Metrix Canada will be a wholly-owned subsidiary of Jupiter Media Metrix.

   Under the merger agreement recently entered into between Jupiter Media Metrix and NetRatings, Jupiter Media Metrix is currently negotiating with GfK and Observer to purchase their equity ownership of MMXI Europe upon the closing of such merger. In addition, subject to the closing of the merger, Jupiter Media Metrix intends to terminate the license that was granted to AMR Interactive for Australia and New Zealand.

   As a result of these ongoing restructuring activities, Jupiter Media Metrix' products and services are currently focused on providing comprehensive products and services for clients operating in North America and the major European markets.

Clients

   As of September 30, 2001, Jupiter Media Metrix had approximately 1,350 client contracts for its research and measurement products. Jupiter Media Metrix' client base is a diverse group of large and small companies in the Internet, media, telecommunications, technology, financial services, consumer products, retail, travel and professional services industries. Clients who subscribe for Jupiter Media Metrix' measurement services typically use the data for planning, buying and selling advertising; developing e-commerce strategies; understanding consumer behavior; gaining competitive market intelligence; and analyzing investment decisions. The users of Jupiter Media Metrix' research products and services at its client companies hold diverse positions, demonstrating the importance of Internet commerce to a company's overall strategy and development. In addition to chief executive officers and presidents, Jupiter Media Metrix' users include marketing, business development, operations, strategic planning and information technology executives.

   Jupiter Media Metrix typically enters into 12-month or longer subscription contracts with its clients, some of whom are covered by multi-client master contracts with parent corporations, to provide standard, syndicated products and services or customized reports and analyses. No client accounted for more than 2% of Jupiter Media Metrix' revenues in 2000 or during the first nine months of 2001.

Sales and Marketing

   Jupiter Media Metrix sells and markets its products through its direct sales force, which was comprised of 118 sales representatives as of September 30, 2001. Jupiter Media Metrix' U.S. sales force operates from its New York, San Francisco and Seattle offices, and also maintains local representatives in various locations throughout the United States. Jupiter Media Metrix also has sales representatives in Canada and a number of European countries where it offers measurement or research products and services. Sales representatives receive a base salary and are eligible for commissions based on sales and revenue goals. Jupiter Media Metrix supports its sales efforts through various types of marketing and brand building activities. It uses public relations, user group seminars, trade shows and speaking engagements to generate publicity for its products and services.

Operations and Technology

   Jupiter Media Metrix has built its primary data collection, retrieval and processing system based on systems and software developed by The NPD Group, Inc. Jupiter Media Metrix' system has been designed around industry standard data architectures. Backup procedures are built into the processing environment in order to reduce downtime in the event of outages or catastrophic occurrences. Its hardware systems are hosted at a new facility in Melville, New York, its Seattle, Washington facility, and at three offsite professionally-managed computer centers in New York, New York and Santa Clara, California. As of September 30, 2001, Jupiter Media Metrix had 79 employees dedicated to research and development. Jupiter Media Metrix anticipates that it will continue to devote significant resources to product development and the development of delivery technology in the future as it adds new reports and databases.

Intellectual Property

   Jupiter Media Metrix regards the protection of its patents, copyrights, service marks, trademarks and trade secrets as important to its future success and relies on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect its proprietary rights. Jupiter Media Metrix requires employees and contractors to enter into confidentiality and invention assignment agreements, and it enters into nondisclosure agreements with third parties with whom it does business in order to limit access to and disclosure of its proprietary information. Jupiter Media Metrix cannot assure you that these contractual arrangements or the other steps it has taken or will take in the future will be sufficient to protect its technology from infringement or misappropriation or to deter independent development of similar or superior technologies by others.

   Jupiter Media Metrix seeks to obtain the issuance of patents and the registration of its trademarks and sevice marks in the United States and in selected other countries. Jupiter Media Metrix also licenses proprietary rights such as patents, trademarks or copyrighted material to strategic partners in the operation of its international businesses.

   Jupiter Media Metrix has been issued two patents in the United States with regard to its meter methodology (U.S. Patent No. 5,675,510 and U.S. Patent No. 6,115,680). Patents covering the technology covered by U.S. Patent No. 5,675,510 have also been issued in Australia and Norway. Jupiter Media Metrix also has patent applications pending in the European Patent office and in Brazil, Canada, Japan, Mexico and the United States.

   Jupiter Media Metrix has also applied for a patent in the United States and other foreign jurisdictions on the methodology for monitoring of remote data access on a public computer network which comprises the former RelevantKnowledge meter. This application was rejected by the U.S. Patent and Trademark Office in June 2000. Jupiter Media Metrix is currently challenging this rejection.

   In September 2000, Jupiter Media Metrix filed a complaint for patent infringement against PC Data, Inc. The complaint sought money damages from and a permanent injunction against PC Data. In March 2001, the parties reached a settlement of the litigation. As part of the settlement, PC Data (1) consented to a finding that Jupiter Media Metrix' U.S. Patent No. 6,115,680 is valid and enforceable; (2) consented to a finding that it has infringed the patent; (3) consented to a permanent injunction enjoining it from continuing to infringe the patent; and (4) transferred its rights to the systems and methods used to monitor computer and online activity, including its @PC Data Tracking Software and related technologies, to Jupiter Media Metrix.

   On March 27, 2001, Jupiter Media Metrix filed a complaint for patent infringement against NetRatings, Inc. and NetValue USA, Inc. in federal district court in the District of Delaware. The complaint seeks money damages from and a permanent injunction against both NetRatings and NetValue. A trial date has been scheduled by the judge for August 2002. In connection with the merger agreement between Jupiter Media Metrix and NetRatings, both parties have agreed that no further action whatsoever relating to this litigation will be taken as between each of them until the merger agreement is terminated.

   Jupiter Media Metrix' use of the brand name "Media Metrix" in Europe had been challenged by Mediametrie, S.A., a French company which measures audiences of various media. Rather than engage in a protracted dispute, Jupiter Media Metrix elected to have its European joint venture conduct business under the name "MMXI Europe." Mediametrie had also challenged Jupiter Media Metrix' use of the domain name "mediametrix.com."

Competition

   Each of the markets in which Jupiter Media Metrix operates is highly competitive. In the market for Internet audience measurement products and services, it faces current and potential competition from companies that track internet usage through panel-based measurement using various recruitment methodologies, companies that track internet usage through ISP traffic data and companies that track internet usage through site-centric and other consumer-centric measurement systems. Lastly, Jupiter Media Metrix may face increased competition from individual Web sites that develop an independent method of measuring their own audience and from other companies that develop alternative audience measurement technologies to those already provided by Jupiter Media Metrix or its current competitors.

   In March 1999, NetRatings and Nielsen Media Research introduced a new website ratings service, Nielsen//NetRatings, which competes directly with many aspects of Jupiter Media Metrix' audience measurement services. Nielsen Media Research is the leading provider of television audience measurement services in the United States and Canada. In September 1999, NetRatings also entered into the eRatings joint venture with ACNielsen to develop and maintain audience measurement panels and to market Nielsen//NetRatings' products and services in international markets. ACNielsen is a leading provider of market research, information and analysis to consumer products and services industries and is a provider of television audience measurement services outside the United States and Canada. Subsequently, VNU B.V., a leading media and information company, purchased both ACNielsen and Nielsen Media Research. Jupiter Media Metrix also faces competition from NetValue, a French public company, which provides audience measurement services primarily in Europe. In March 2001, DoubleClick Inc. and comScore Networks announced a joint marketing plan for a new online audience measurement product, NetScore, which uses data gathered from comScore's large database of traffic information from its opt-in users. NetScore uses a methodology different than both Jupiter Media Metrix' mea-surement model and the site-centric models. Jupiter Media Metrix may face significantly increased competition from this new service if NetScore is able to take advantage of the significant financial and marketing resources of DoubleClick and comScore or if NetScore's methodology becomes generally accepted. ISP traffic measurement services, such as Compete.com and Plurimus, measure visits to a specific website by monitoring traffic through specific Internet service providers. Site-centric measurement systems, such as WebTrends Live, WebSideStory and Keylime, measure audience visits at a specific website by monitoring the website's server. Consumer centric systems, such as Digimine and NetGenesis, measure the market either in a manner similar to Jupiter Media Metrix or qualitatively through on-line and telephonic interviews.

   In the market for Internet commerce-related research products and services, Jupiter Media Metrix' principal competitor is Forrester Research, Inc. Numerous other companies compete with Jupiter Media Metrix both domestically and internationally in providing research and analysis related to a specific industry or geographic area. In addition, Jupiter Media Metrix faces increased direct and indirect competition from information technology research firms, business consulting and accounting firms, electronic and print publishing companies and equity analysts employed by financial services companies. Jupiter Media Metrix also faces strong competition in the business of producing conferences related to Internet commerce. These competitors include publishing and media companies, research providers, financial services companies and consulting firms and companies which focus solely on the production of conferences. Jupiter Media Metrix expects competition to increase because of the business opportunities presented by the growth of Internet commerce around the world. Competition may also intensify as a result of industry consolidation, because of technological advancements in the way to measure Internet activity or because some of Jupiter Media Metrix' competitors may be able to provide additional or complementary services, such as consulting services. Increased competition may result in reduced operating margins, loss of market share and diminished value in Jupiter Media Metrix' services, as well as different pricing, service or marketing decisions. Jupiter Media Metrix' current and potential competitors include companies that may have greater financial, information gathering and marketing resources than it has. This may allow them to devote greater resources than Jupiter Media Metrix can to the promotion of their brand and to the development and sale of their products and services. Jupiter Media Metrix cannot assure you that it will be able to compete successfully against current and future competitors.

Employees

   As of September 30, 2001, Jupiter Media Metrix had 599 full-time employees worldwide. None of Jupiter Media Metrix' employees are covered by a collective bargaining agreement. Jupiter Media Metrix has never experienced an employment-related work stoppage and considers its employee relations to be good.

Properties

   Currently, Jupiter Media Metrix leases office space in New York, New York, Melville, New York, Atlanta, Georgia, San Francisco, California, Los Altos, California, Berkeley, California, Seattle, Washington, Toronto, Canada, London, England, Tokyo, Japan, Stockholm, Sweden and Sydney, Australia.

Legal Proceedings

   On March 27, 2001, Jupiter Media Metrix filed a complaint for patent infringement against NetRatings, Inc. and NetValue USA, Inc. in federal district court in the District of Delaware. Jupiter Media Metrix' complaint seeks money damages from and a permanent injunction against both NetRatings and NetValue. A trial date has been scheduled by the judge for August 2002. In connection with the merger agreement between Jupiter Media Metrix and NetRatings, both parties have agreed that no further action whatsoever relating to this litigation will be taken as between each of them until the merger agreement is terminated.

    JUPITER MEDIA METRIX' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion of Jupiter Media Metrix' financial condition and results of operations with the financial statements and the notes to the financial statements included elsewhere in this Form S-4. The financials for the year ended December 31, 2000 reflect the merger of Media Metrix, Inc. with Jupiter Communications, Inc. on September 20, 2000. This discussion contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, based on Jupiter Media Metrix' current expectations, assumptions, estimates and projections. These forward-looking statements involve risks and uncertainties. Jupiter Media Metrix' actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, as more fully described under "Risks Related to Jupiter Media Metrix" beginning on page 112 and elsewhere in this Form S-4, and in other reports and documents filed from time to time with the Securities and Exchange Commission. Jupiter Media Metrix undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

  Overview

   Jupiter Media Metrix' audience measurement business was originally conducted as a division within The NPD Group, Inc., a leading marketing research firm. Prior to March 1996, Jupiter Media Metrix was engaged primarily in product research and development. In March 1996, PC Meter, L.P., was formed to further commercialize Jupiter Media Metrix' Internet audience measurement business in an entity separate from NPD. In April 1997, PC Meter was merged into Jupiter Media Metrix and Jupiter Media Metrix raised approximately $4.0 million in a private placement to fund the expansion of its Internet audience measurement business. In November 1998, Jupiter Media Metrix merged with RelevantKnowledge, then its leading competitor for Internet audience measurement services. In October 1999, Jupiter Media Metrix acquired AdRelevance in a stock-for-stock transaction valued at approximately $59.4 million.

   Jupiter Media Metrix' initial public offering of its common stock commenced on May 7, 1999, and closed on May 12, 1999. A total of 3,250,000 shares of Jupiter Media Metrix' common stock was sold at a price of $17.00 per share to an underwriting syndicate led by Donaldson, Lufkin & Jenrette Securities Corporation, BancBoston Robertson Stephens Inc. and Thomas Weisel Partners LLC. An additional 200,000 shares of common stock were sold on behalf of selling stockholders as part of the same offering. Net proceeds to Jupiter Media Metrix were $49.4 million after deducting the underwriters' discount and related expenses. In October 1999, Jupiter Media Metrix consummated a secondary offering of 3,000,000 shares of common stock at a price of $50.50 per share. Of the 3,000,000 shares sold, 1,500,000 shares were sold by Jupiter Media Metrix and 1,500,000 shares were sold by existing stockholders. Net proceeds to Jupiter Media Metrix were $71.1 million after deducting the underwriters' discount and related expenses.

   On September 20, 2000, Jupiter Media Metrix completed its merger with Jupiter Communications for a total purchase price of $470.1 million, including merger-related expenses of approximately $6.9 million. In connection with this transaction, Jupiter Media Metrix recognized $14.6 million in deferred compensation, which represents the intrinsic value of unvested options to purchase common stock of Jupiter Communications, which will be amortized over the remaining vesting period of the options. Jupiter Media Metrix recorded goodwill and other intangibles of $392.2 million. During the three months ended September 30, 2001, based on the presence of certain impairment indicators, including a continuing historic and anticipated decline in revenues associated with the assets acquired from Jupiter Communications and a material decrease in the fair value of such assets, Jupiter Media Metrix wrote-off approximately $320.0 million of goodwill acquired in connection with the merger with Jupiter Communications by reducing the carrying value of such assets to their estimated fair value based on expected discounted cash flows. Under the new rules issued by the Financial Accounting Standards Board, beginning with Jupiter Media Metrix' fiscal year commencing January 1, 2002, the goodwill and intangible assets deemed to have indefinite lives, including those recorded in its merger with Jupiter Communications, will be subject to annual impairment tests. Jupiter Media Metrix may recognize a further impairment loss on such goodwill and intangible assets during the first quarter of 2002. Jupiter Media Metrix does not presently know the extent of the impairment charge, but is continuing to study these new rules to determine what the effect of these tests will be on its earnings and financial position.

   Jupiter Media Metrix has been conducting its international operations through a number of joint venture and licensing arrangements. In recent months, Jupiter Media Metrix has entered into agreements with some of its international joint venture partners to terminate such ventures and to acquire certain partners' equity interests in such ventures. Jupiter Media Metrix plans on terminating all of the agreements with its international joint venture partners and issuing these international joint venture partners shares of Jupiter Media Metrix common stock in exchange for their shares in such joint ventures. As of October 2001, Ipsos S.A., one of Jupiter Media Metrix' partners in MMXI Europe, B.V., its European measurement venture, and JMXI Latin America BV, is no longer a partner in such ventures.

   If any other partner elects to exercise its option to convert its shares into shares of Jupiter Media Metrix common stock prior to the termination of such joint ventures, Jupiter Media Metrix will need to record additional goodwill in an amount equal to the difference between the then fair market value of Jupiter Media Metrix shares of common stock multiplied by the number of shares issued and the net book value of the joint venture of which the partner is a shareholder attributable to such partner. The minority interests related to each joint venture, included in Jupiter Media Metrix' statement of operations, consist of the loss related to Jupiter Media Metrix' partners' interests in its foreign subsidiaries. Such minority interests will be eliminated with respect to each such joint venture as Jupiter Media Metrix acquires its partners' interests and terminates such ventures.

   Jupiter Media Metrix' revenues consist of measurement products and services, research services, and events and other revenues. Prior to the merger with Jupiter Communications, Jupiter Media Metrix' revenues were derived solely from its measurement products and services.

   Jupiter Media Metrix' measurement offerings, which consist of the products and services from its Media Metrix, AdRelevance and Site Measurement units, include both syndicated measurement products and customized measurement products. Jupiter Media Metrix sells its syndicated measurement products on an annual subscription basis, and typically bills its syndicated clients, in advance, for up to the next twelve months of products. Jupiter Media Metrix' Site Measurement products and services are generally billed to Jupiter Media Metrix clients in advance based on a certain number of page impressions. Contracts for Jupiter Media Metrix' syndicated measurement products, which accounted for approximately 96% of revenues from its measurement offerings during the nine months ended September 30, 2001, are generally non-cancelable and non-refundable. Jupiter Media Metrix recognizes revenues for the syndicated measurement products and services over the term of the related contract as services are provided. Revenues for customized measurement products and services are recognized in the period in which the product or service is delivered.

   Jupiter Media Metrix' research offerings, which consists of the products and services from its Jupiter Research unit, are a combination of proprietary written analysis, supporting data and access to its research analysts. As with its syndicated measurement products, Jupiter Media Metrix' syndicated research products and services, which accounted for approximately 96% of revenues from its research offerings during the nine months ended September 30, 2001, are typically sold on an annual subscription basis and billed in advance. Jupiter Research contracts are generally non-cancelable and non-refundable. Jupiter Media Metrix recognizes revenues for its Jupiter Research products and services over the term of the related contract as services are provided. Revenues from these services are recognized upon the sale of the study or completion of the project. Jupiter Media Metrix also produces, through its Jupiter Events unit, a wide range of conferences and forums which offer senior executives the opportunity to hear first-hand the insights of Jupiter Media Metrix' research analysts and the leading decision makers in the Internet and technology industries. Jupiter Events revenues consist of revenues from (i) individual attendees, (ii) sponsors, which display their logo in Jupiter Media Metrix' conference program and/or host a reception, and (iii) exhibitors, which receive a booth to promote their companies. Other revenues are derived primarily from the sale of Web sponsorships. Revenues attributable to Jupiter Media Metrix' conferences and other services are recognized upon the completion of the event and over the term of the Web sponsorship.

   Jupiter Media Metrix' client base, which currently totals approximately 1,350 client contracts, is highly diversified and includes companies in the advertising, financial services, technology and Internet, media, telecommunications, retail, travel, consumer products and professional services industries.

   Jupiter Media Metrix has incurred significant losses from operations since its inception. Jupiter Media Metrix incurred losses from operations of $496.4 million in the nine months ended September 30, 2001, $75.5 million in 2000 and $25.9 million in 1999. As of September 30, 2001, Jupiter Media Metrix had an accumulated deficit of $599.9 million. Jupiter Media Metrix expects that it will incur significant expenses in the future associated with its international operations, and investments in, further developments of, and improvements to, Jupiter Media Metrix' technologies, products and services.

  Results of Operations

   The following table sets forth Jupiter Media Metrix' results of operations expressed as a percentage of revenues:

                                                                           Nine months ended
                                                  Year ended December 31,    September 30,
                                                 -----------------------   ---------------
                                                 2000     1999     1998     2001     2000
                                                 -----   ------   ------   ------    -----
Revenues:
   Measurement..................................  66.6%   100.0%   100.0%     48.2%   93.6%
   Research services............................  22.2       --       --      47.4     5.0
   Events and other.............................  11.2       --       --       4.4     1.4
                                                 -----   ------   ------   ------    -----
Total revenues.................................. 100.0    100.0    100.0     100.0   100.0
Cost of revenues................................  42.1     50.2     65.1      48.2    35.5
                                                 -----   ------   ------   ------    -----
Gross profit....................................  57.9     49.8     34.9      51.8    64.5
Operating expenses:
   Research and development.....................  20.7     24.6     21.8      26.9    29.6
   Sales and marketing..........................  37.8     44.5     45.6      36.6    40.4
   General and administrative...................  33.3     33.0     42.9      39.5    27.2
   Amortization of deferred compensation and
     other stock-based compensation.............   3.2      5.1      5.8       6.3     1.7
   Amortization and write-down of intangibles...  60.0     35.7      7.6     538.5    49.1
   Acquired in-process research and development.    --     33.1     25.3        --      --
   Restructuring and other charges..............    --       --       --      68.6      --
                                                 -----   ------   ------   ------    -----
Total operating expenses........................ 155.0    176.0    149.0     716.4   148.0
                                                 -----   ------   ------   ------    -----
Loss from operations............................ (97.1)  (126.2)  (114.1)   (664.6)  (83.5)
Minority interests..............................   7.7      8.2       --       2.7     5.8
Loss on sale of subsidiary......................    --       --       --      (0.9)     --
Loss on write-off of investments................    --       --       --      (7.3)     --
Interest income, net............................   8.0     11.1      1.0       2.6    11.7
                                                 -----   ------   ------   ------    -----
Net loss........................................ (81.4)% (106.9)% (113.1)%  (667.5)% (66.0)%
                                                 =====   ======   ======   ======    =====

  Nine Months Ended September 30, 2001 Compared to Nine Months Ended September 30, 2000

   Revenues. Revenues increased 90.0% to $74.7 million for the nine months ended September 30, 2001 from $39.3 million for the nine months ended September 30, 2000. Sales of audience measurement products and services accounted for approximately $36.0 million of revenues for the nine months ended September 30, 2001, a decrease from $36.8 million for the nine months ended September 30, 2000. Sales of research products and services accounted for approximately $35.4 million of revenues for the nine months ended September 30, 2001. The remaining $3.3 million of revenues can be attributed to events and other revenues, primarily consisting of the sale of Web sponsorships. The increase in total revenues, which is principally attributable to the merger with Jupiter Communications, was offset primarily by a decrease in the number of customers and a decrease in the amount of products and services sold to Jupiter Media Metrix customers. Revenues for the nine months ended September 30, 2000 include revenues for the ten-day period following the merger with Jupiter Communications.

   Cost of Revenues. Cost of revenues consists primarily of costs associated with the recruitment and maintenance of Jupiter Media Metrix' panels, data collection, costs associated with its research analysts, event costs and production costs. Panel and data collection costs include costs associated with mailing and printing incentives, help desk and associated personnel. Production costs include computer usage charges, printing reports, distribution costs and personnel costs. Gross profit was $38.7 million for the nine months ended September 30, 2001, or 51.8% of revenues. Gross profit was $25.4 million for the nine months ended September 30, 2000, or 64.5% of revenues. The decrease in gross profit as a percentage of revenues for the nine months ended September 30, 2001 over the prior period was due to the inclusion of the Jupiter Communications businesses and the costs of international operations and a decrease in revenues without a commensurate (or proportionate) decrease in cost of revenues due to certain fixed costs. Cost of revenues for the nine months ended September 30, 2000 includes cost of revenues for the ten-day period following the merger with Jupiter Communications.

   Research and Development. Research and development costs consist primarily of personnel and other related costs attributable to the development of new products and services. All research and development costs have been expensed as incurred. Research and development costs were $20.1 million for the nine months ended September 30, 2001, or 26.9% of revenues. Research and development costs were $11.6 million for the nine months ended September 30, 2000, or 29.6% of revenues. The increase in research and development costs in absolute dollars for the nine months ended September 30, 2001 was due primarily to the inclusion of the research and development costs of the Jupiter Communications businesses and increases in consulting costs and depreciation.

   Sales and Marketing. Sales and marketing costs consist of salaries, bonuses, commissions, travel and expenses, promotional costs, and other costs incurred in marketing and selling Jupiter Media Metrix' products and services. Sales and marketing costs were $27.3 million for the nine months ended September 30, 2001, or 36.6% of revenues. Sales and marketing costs were $15.9 million for the nine months ended September 30, 2000, or 40.4% of revenues. The increase in absolute dollars was due primarily to the additional sales and marketing expense from the addition of the Jupiter Communications businesses, offset by reductions of sales and marketing expenses resulting from the implementation of Jupiter Media Metrix' restructuring plans. The decrease in sales and marketing costs as a percentage of revenues was due primarily to revenues decreasing at a slower rate than Jupiter Media Metrix' sales and marketing expenditures.

   General and Administrative. General and administrative costs consist primarily of personnel, lease payments for Jupiter Media Metrix' facilities, telephone and utilities and professional service fees. General and administrative costs were $29.5 million for the nine months ended September 30, 2001, or 39.5% of revenues. General and administrative costs were $10.7 million for the nine months ended September 30, 2000, or 27.2% of revenues. The increase in absolute dollars and as a percentage of revenues was due to the expenses associated with the additional personnel, lease payments and other costs as a result of the merger with Jupiter Communications, in addition to the expenses associated with Jupiter Media Metrix' international operations.

   Amortization of Deferred Compensation and Other Stock-based Compensation. Amortization of deferred compensation and other stock-based compensation of $4.7 million for the nine months ended September 30, 2001 and $652,000 for the nine months ended September 30, 2000 represents a non-cash compensation expense recorded in connection with stock options granted in 2000, 1999 and 1998 and the acceleration of the vesting provisions of certain stock options resulting in a new measurement date.

   Amortization and Write-down of Intangibles. Amortization and write-down of intangibles of $402.2 million for the nine months ended September 30, 2001 represent the write-down of intangibles acquired in the merger with Jupiter Communications of approximately $320.0 million, and the amortization of intangibles acquired in the mergers with Jupiter Communications of $65.1 million and RelevantKnowledge of $1.3 million, and the acquisitions of AdRelevance of $14.0 million and MMXI Nordic of $1.8 million. Amortization charges of $19.3 million for the nine months ended September 30, 2000 represent the amortization of intangibles acquired in the merger with RelevantKnowledge and the acquisitions of AdRelevance and MMXI Nordic and $2.2 million for the ten-day period following the merger with Jupiter Communications.

   Restructuring and Other Charges. During the nine months ended September 30, 2001, Jupiter Media Metrix incurred $51.3 million in restructuring and other charges in connection with its corporate restructuring and reduction in workforce during the period. Such restructuring charges include $7.8 million of costs and liabilities associated with employee terminations, $37.3 million related to lease cancellations and commitments, including a write-down of leasehold improvements associated therewith, $3.4 million in cancellation charges in connection with Jupiter Media Metrix' cancellation of scheduled events, $1.9 million related to the write-down of unused equipment and $868,000 related to the discontinuation of certain international operations.

   Loss from Operations. Loss from operations was $496.4 million for the nine months ended September 30, 2001, or 664.6% of revenues. Jupiter Media Metrix' loss from operations was $32.8 million for the nine months ended September 30, 2000, or 83.5% of revenues. Loss from operations in terms of absolute dollars and as a percentage of revenues was higher in the nine months ended September 30, 2001 due primarily to amortization and write down of intangibles, costs associated with the implementation of its restructuring plans, losses incurred by the businesses acquired in the merger with Jupiter Communications and the costs of maintaining panels in foreign countries.

   Minority Interests. Minority interests decreased from $2.3 million for the nine months ended September 30, 2000 to $2.1 million for the nine months ended September 30, 2001 principally due to the withdrawal of Jupiter Media Metrix' partner, Ipsos S.A., from its European measurement joint venture, MMXI Europe BV, and its Latin American measurement joint venture, JMXI Latin America BV, the decision of certain of Jupiter Media Metrix' other partners to discontinue making capital contributions to its joint venture subsidiaries and the disposition of its majority interest in Media Metrix Pty. Limited to Brian Fine Holdings 2 Pty. Limited, an affiliate of AMR Interactive Pty. Ltd., the holder of the remaining interest in Media Metrix Pty. Limited.

   Loss on Sale of Subsidiary. During the nine months ended September 30, 2001, Jupiter Media Metrix recorded a loss of $664,000 in connection with the disposition of its interests in Jupiter Communications Australia Pty. Limited and its majority interest in Media Metrix Pty. Limited to Brian Fine Holdings 2 Pty. Limited.

   Loss on Write-Off of Investments. During the nine months ended September 30, 2001, Jupiter Media Metrix recorded a loss of $5.5 million in connection with the write-off of two investments of Jupiter Communications. Such write-offs include a loss of $2.0 million on Jupiter Communications' investment in Powerful Media, Inc. and a loss of $3.5 million on Jupiter Communications' investment in Strategic Intelligence Pte. Limited, a Singapore corporation.

   Interest Income, net. Interest income, net of interest expense, was $2.0 million, or 2.6% of revenues, for the nine months ended September 30, 2001 as compared to $4.6 million, or 11.7% of revenues, for the nine months ended September 30, 2000. The decrease in interest income was due to a decrease in Jupiter Media Metrix' overall cash and cash equivalents and a decrease in the interest rates for investments.

  Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

   Revenues. Revenues increased 279.4% to $77.8 million for the year ended December 31, 2000 from $20.5 million for the year ended December 31, 1999. Of that increase, $25.9 million relates to revenues from Jupiter Communications for the period following the closing of the merger on September 20, 2000. Of the $25.9 million, $15.3 million can be attributed to Jupiter Research services and the balance of $10.6 million to events and other revenues. Sales of syndicated measurement products and services accounted for approximately 96% of measurement revenues for the year ended December 31, 2000 as compared to 90% for the year ended December 31, 1999. Sales of customized measurement products and services accounted for the remaining measurement revenues in the year ended December 31, 2000. Sales of syndicated research products and services accounted for approximately 92.7% of research revenues for the year ended December 31, 2000. Sales from Jupiter Media Metrix' events and customized research products and services accounted for the remaining research revenues in the year ended December 31, 2000. In addition to revenues attributable to Jupiter Communications, the increase in revenues was due primarily to a substantial increase in the number of customers, including new customers as a result of international growth, and an increase in the amount of products and services sold to Jupiter Media Metrix' customers.

   Cost of Revenues. Gross profit was $45.0 million for the year ended December 31, 2000, or 57.9% of revenues. Gross profit was $10.2 million for the year ended December 31, 1999, or 49.8% of revenues. The increase in gross profit as a percentage of revenues for the year ended December 31, 2000 over the prior period was due to an increase in revenues partially offset by costs related to recruiting panels and other start-up costs in connection with Jupiter Media Metrix' international operations. Jupiter Communications contributed $14.1 million in gross profit for the period following the closing of the merger.

   Research and Development. Research and development costs were $16.1 million for the year ended December 31, 2000, or 20.7% of revenues. Research and development costs were $5.0 million for the year ended December 31, 1999, or 24.6% of revenues. The increase in research and development costs in absolute dollars for the year ended December 31, 2000 was due primarily to increases in research and development personnel and consulting costs, including certain costs relating to Jupiter Media Metrix' new meter and client interface systems which were introduced in the second quarter of 2000.

   Sales and Marketing. Sales and marketing costs were $29.4 million for the year ended December 31, 2000, or 37.8% of revenues. Sales and marketing costs were $9.1 million for the year ended December 31, 1999, or 44.5% of revenues. The increase in absolute dollars was due primarily to the increase in sales and marketing personnel, both in the United States and abroad, as well as additional marketing costs. The inclusion of Jupiter Communications for the period following the merger resulted in an additional $7.3 million in sales and marketing costs.

   General and Administrative. General and administrative costs were $6.8 million for the year ended December 31, 1999, or 33.0% of revenues. The increase in absolute dollars was due to the expenses associated with Jupiter Media Metrix' international expansion and increased personnel and expansion of its office facilities. The inclusion of Jupiter Communications for the period following the merger resulted in an additional $9.3 million in general and administrative costs.

   Amortization of Deferred Compensation and Other Stock-based Compensation. Amortization of deferred compensation and other stock-based compensation of $2.5 million for the year ended December 31, 2000 includes $1.6 million related to the amortization of deferred compensation recorded in connection with the merger with Jupiter Communications. The remaining $900,000 for the year ended December 31, 2000 and $1.1 million for the year ended December 31, 1999 represents a non-cash compensation expense recorded in connection with stock options granted in 2000, 1999 and 1998, and the acceleration of the vesting provisions of certain stock options resulting in a new measurement date.

   Amortization of Intangibles. Amortization charges of $46.6 million for the year ended December 31, 2000 represent the amortization of intangibles acquired in the mergers with Jupiter Communications of $24.2 million and RelevantKnowledge of $1.8 million, and the acquisitions of AdRelevance of $18.2 million and MMXI Nordic of $2.4 million. Amortization charges of $7.3 million for the year ended December 31, 1999 represent the amortization of RelevantKnowledge's panel and amortization of other intangibles acquired in the merger with RelevantKnowledge, as well as amortization of intangibles acquired in the acquisition of AdRelevance.

   Acquired In-Process Research and Development. In connection with the acquisition of AdRelevance, Jupiter Media Metrix expensed $6.8 million of acquired in-process research and development for the year ended December 31, 1999. Acquired in-process research and development represents the value attributed to the technologies in development at the time of the acquisition.

   Loss from Operations. Loss from operations was $75.5 million for the year ended December 31, 2000, or 97.1% of revenues. Jupiter Media Metrix' loss from operations was $25.9 million for the year ended December 31, 1999, or 126.2% of revenues. Loss from operations in terms of absolute dollars was higher in the year ended December 31, 2000 due to the continued expansion of Jupiter Media Metrix' business in the United States and internationally and the amortization of intangibles. The increase in loss from operations as a percentage of revenues was due to an increase in amortization of intangibles from the AdRelevance and MMXI Nordic acquisitions and the merger with Jupiter Communications, offset by an increase in revenues relative to increases in costs of revenue and operating costs. Jupiter Media Metrix expects these losses to continue as its business continues to expand both in the United States and internationally.

   Minority Interests. Minority interests increased from $1.7 million for the year ended December 31, 1999 to $6.0 million for the year ended December 31, 2000 because of expansion of international operations in which Jupiter Media Metrix has partners with minority interests. Minority interests consist of the loss related to Jupiter Media Metrix' partners' interests in its foreign subsidiaries.

   Interest and Other Income, net. Interest and other income, net of interest expense, was $6.2 million, or 8.0% of revenues, for the year ended December 31, 2000 as compared to $2.3 million, or 11.1% of revenues, for the year ended December 31, 1999. The increase in interest and other income was due to the investment of the proceeds of Jupiter Media Metrix' initial and secondary public offerings, as well as cash and cash equivalents acquired in the Jupiter Communications merger.

  Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   Revenues. Revenues increased 223.8% to $20.5 million for the year ended December 31, 1999 from $6.3 million for the year ended December 31, 1998. Sales of syndicated audience measurement products and services accounted for approximately 90% of revenues for each of the years ended December 31, 1999 and 1998. Sales of customized products and services accounted for the remaining revenues. The increase in revenues was due primarily to a substantial increase in the number of customers, including customers acquired in connection with the RelevantKnowledge merger, and an increase in the amount of products and services sold to customers.

   Costs of Revenues. Gross profit was $10.2 million for the year ended December 31, 1999, or 49.8% of revenues. Gross profit was $2.2 million for the year ended December 31, 1998, or 34.9% of revenues. The increase in gross profit as a percentage of revenues for the year ended December 31, 1999 over the prior period was due to an increase in revenues, without a commensurate increase in costs.

   In the year ended December 31, 1999, Jupiter Media Metrix invested approximately $2.5 million in recruiting panels and other start up costs in connection with Jupiter Media Metrix' international operations in the U.K., France, Germany, Canada and Australia. However, Jupiter Media Metrix did not realize any significant revenues to offset against these costs, which resulted in a lower overall gross margin for the period compared to the gross margin applicable to the U.S. operations alone for the same period.

   Research and Development. Research and development costs were $5.0 million for the year ended December 31, 1999, or 24.6% of revenues. Research and development costs were $1.4 million for the year ended December 31, 1998, or 21.8% of revenues. The increase in research and development costs as a percentage of revenues for the year ended December 31, 1999 was due primarily to increases in research and development personnel and consulting costs, including certain costs relating to Jupiter Media Metrix' new meter, data warehouse and client interface systems.

   Sales and Marketing. Sales and marketing costs were $9.1 million for the year ended December 31, 1999, or 44.5% of revenues. Sales and marketing costs were $2.9 million for the year ended December 31, 1998, or 45.6% of revenues. The increase in absolute dollars was due primarily to the increase in sales and marketing personnel, including the addition of personnel in connection with the RelevantKnowledge merger, the acquisition of AdRelevance and Jupiter Media Metrix' international expansion, as well as additional marketing costs. The decrease in sales and marketing costs as a percentage of revenues was due primarily to revenues increasing at a greater rate.

   General and Administrative. General and administrative costs were $6.8 million for the year ended December 31, 1999, or 33.0% of revenues. General and administrative costs were $2.7 million for the year ended December 31, 1998, or 42.9% of revenues. The increase in absolute dollars was due to the expenses associated with becoming a public company, Jupiter Media Metrix' international expansion and increased personnel and expansion of its office facilities, including the addition of personnel and office facilities in connection with the RelevantKnowledge merger and the acquisition of AdRelevance. The decrease in general and administrative costs as a percentage of revenues was due primarily to revenues increasing at a greater rate.

   Amortization of Deferred Compensation and Other Stock-based Compensation. Amortization of deferred compensation and other stock-based compensation of $1.1 million for the year ended December 31, 1999 and $369,000 for the year ended December 31, 1998 represents a non-cash compensation expense recorded in connection with stock options granted in 1999 and 1998 and the acceleration of the vesting provisions of certain stock options resulting in a new measurement date in 1999.

   Amortization of Intangibles. Amortization charges of $7.3 million for the year ended December 31, 1999 represent the amortization of RelevantKnowledge's panel and amortization of other intangibles acquired in the merger with RelevantKnowledge, as well as amortization of intangibles acquired in the acquisition of AdRelevance. Amortization charges of $479,000 for the year ended December 31, 1998 represent the amortization of RelevantKnowledge's panel and other intangibles acquired in the merger.

   Acquired In-Process Research and Development. In connection with the acquisition of AdRelevance, Jupiter Media Metrix expensed $6.8 million of acquired in-process research and development for the year ended December 31, 1999. In connection with the acquisition of RelevantKnowledge, Jupiter Media Metrix expensed $1.6 million for the year ended December 31, 1998.

   Loss from Operations. Jupiter Media Metrix' loss from operations was $25.9 million for the year ended December 31, 1999, or 126.2% of revenues. Loss from operations was $7.2 million for the year ended December 31, 1998, or 114.1% of revenues. Loss from operations in terms of absolute dollars was higher in the year ended December 31, 1999 due to the continued expansion of Jupiter Media Metrix' business in the United States and internationally, the merger with RelevantKnowledge, the acquisition of AdRelevance and amortization of intangibles. The increase in loss from operations as a percentage of revenues was due to a full year of amortization of intangibles from the RelevantKnowledge merger and the write-off of acquired in-process research and development from the AdRelevance acquisition for the year ended December 31, 1999 offset by an increase in revenues relative to the increases in costs of revenues and operating costs.

   Interest Income, net. Interest income, net of interest expense, was $2.3 million, or 11.1% of revenues, for the year ended December 31, 1999 as compared to $65,000 for the year ended December 31, 1998, or 1.0% of revenues. The increase in interest income was due to the investment of the proceeds of Jupiter Media Metrix' initial and secondary public offerings.

  Quarterly Results of Operations

   The following tables set forth certain unaudited quarterly information for each quarter of fiscal years 1999, 2000 and for the first three quarters of calendar year 2001. This quarterly information has been prepared on a basis consistent with the audited financial statements and, Jupiter Media Metrix believes, includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information shown. Jupiter Media Metrix' quarterly results may fluctuate significantly as a result of a variety of factors and operating results for any quarter are not necessarily indicative of results for a full fiscal year.

                                                            Quarter Ended
                                                ------------------------------------
                                                Dec. 31,  Sept. 30, June 30, Mar. 31,
                                                  1999      1999      1999     1999
                                                --------  --------- -------- --------
                                                (in thousands, except per share data)
Revenues:
   Measurement................................. $  7,569   $ 5,496  $ 4,257  $ 3,178
   Research services...........................       --        --       --       --
   Events and other............................       --        --       --       --
                                                --------   -------  -------  -------
Total revenues.................................    7,569     5,496    4,257    3,178
Gross profit...................................    4,077     2,535    2,139    1,458
Loss from operations...........................  (16,474)   (4,044)  (2,898)  (2,464)
Net loss applicable to common stockholders.....  (14,327)   (2,629)  (2,594)  (2,466)
Basic and diluted net loss per share applicable
  to common stockholders....................... $  (0.75)  $ (0.15) $ (0.16) $ (0.19)

                                                                       Quarter Ended
                                                          --------------------------------------
                                                          Dec. 31,  Sept. 30, June 30,  Mar. 31,
                                                            2000      2000      2000      2000
                                                          --------  --------- --------  --------
                                                           (in thousands, except per share data)
Revenues:
   Measurement........................................... $ 15,043  $ 13,964  $ 12,618  $ 10,204
   Research services.....................................   15,283     1,955        --        --
   Events and other......................................    8,154       557        --        --
                                                          --------  --------  --------  --------
Total revenues...........................................   38,480    16,476    12,618    10,204
Gross profit.............................................   19,676    11,655     7,902     5,793
Loss from operations.....................................  (42,741)  (12,261)  (10,352)  (10,188)
Net loss applicable to common stockholders...............  (37,398)  (10,135)   (7,679)   (8,109)
Basic and diluted net loss per share applicable to common
  stockholders........................................... $  (1.07) $  (0.47) $  (0.39) $  (0.41)

                                                            Quarter Ended
                                                ------------------------------------
                                                 Sept. 30,      June 30,   Mar. 31,
                                                   2001           2001       2001
                                                ---------      --------   --------
                                                (in thousands, except per share data
Revenues:
   Measurement................................. $   9,626      $ 12,114   $ 14,280
   Research services...........................     9,021        12,063     14,296
   Events and other............................     1,307           989        987
                                                 ---------      --------   --------
Total revenues.................................    19,954        25,166     29,563
Gross profit...................................     9,595        13,258     15,804
Loss from operations...........................  (395,634)      (44,265)   (56,463)
Net loss applicable to common stockholders.....  (396,161)      (48,156)   (54,164)
Basic and diluted net loss per share applicable
  to common stockholders....................... $  (11.16)     $  (1.36)  $  (1.53)

  Liquidity and Capital Resources

   Since its inception, Jupiter Media Metrix has financed its operations primarily through an initial investment and loan by NPD, the private placement of equity securities, Jupiter Communications' and RelevantKnowledge's cash on hand at the time of the respective mergers, cash from operations and the proceeds of public offerings. On May 12, 1999, Jupiter Media Metrix completed the initial public offering of 3,250,000 shares of its common stock for gross proceeds of $55.3 million, and net proceeds of $49.4 million. On October 29, 1999, Jupiter Media Metrix completed a secondary offering of 3,000,000 shares of its common stock. Of the shares offered, Jupiter Media Metrix sold 1,500,000 shares and 1,500,000 shares were sold by existing stockholders. Gross proceeds to Jupiter Media Metrix were $75.8 million, and net proceeds to Jupiter Media Metrix were $71.1 million.

   Net cash used in operating activities was $52.1 million for the nine months ended September 30, 2001, compared to $13.8 million for the nine months ended September 30, 2000. The increase was primarily due to a higher net loss for the period, resulting from increased costs for domestic and international operations.

   Net cash used in investing activities was $1.9 million for the nine months ended September 30, 2001, compared to net cash provided by investing activities of $16.8 million for the nine months ended September 30, 2000. Cash used in investing activities for the nine months ended September 30, 2001 was due primarily to additions to property, plant and equipment of approximately $9.9 million, the payment of an acquisition earn-out obligation of $4.9 million and the purchase of an exclusive technology license of $1.0 million offset by the sale of marketable securities of $13.9 million. Cash provided by investing activities for the nine months ended September 30, 2000 was due primarily to cash acquired, net of cash paid for acquisitions of $38.5 million, offset by the purchase of marketable securities of $7.1 million, additions to property, plant and equipment of approximately $13.8 million and $799,000 in security deposits.

   Net cash provided by financing activities was $2.8 million for the nine months ended September 30, 2001 compared to $3.9 million for the nine months ended September 30, 2000. Cash provided by financing activities for the nine months ended September 30, 2001 was due primarily to contributions received from minority interests of $3.2 million and to the proceeds received from the exercise of stock options of $346,000, offset by the repayment of long term debt of $773,000 Financing activities for the nine months ended September 30, 2000 resulted in the receipt of $442,000 from proceeds received from the exercise of stock options, and contributions from minority interests of $3.6 million, offset by repayment of long-term debt of $145,000.

   As of September 30, 2001, Jupiter Media Metrix had $28.9 million of cash and cash equivalents and $4.1 million of marketable securities. Of the $28.9 million of cash and cash equivalents, approximately $6.4 million is held in accounts collateralizing letters of credit issued in lieu of cash security deposits under Jupiter Media Metrix' real estate leases. Jupiter Media Metrix expects to invest at least an additional $4.0 million to $5.0 million over the next year in improvements in its technology and data delivery systems and in product extensions. Jupiter Media Metrix also currently anticipates that operating expenses will be a material use of its cash resources.

   Jupiter Media Metrix anticipates that its existing cash and cash equivalents and short-term investments will be sufficient to meet its anticipated cash needs for working capital and capital expenditures until the end of the first quarter of 2002. If the transaction with NetRatings is not completed by such time, Jupiter Media Metrix will not have sufficient capital to meet its future needs. As a result, it may have to borrow from NetRatings under the existing loan and security agreement with NetRatings or raise additional funds. However, the loan and security agreement Jupiter Media Metrix has entered into with NetRatings may preclude it from obtaining additional debt or equity financing and restricts its ability to borrow funds from another lender.

                     RISKS RELATED TO JUPITER MEDIA METRIX

Jupiter Media Metrix has a history of operating losses, which may continue for the foreseeable future.

   Jupiter Media Metrix has incurred substantial costs to create, market and distribute its products and services, to attract and retain qualified personnel, to make strategic acquisitions, to expand into international markets and to otherwise grow its business. As a result, Jupiter Media Metrix incurred net losses of approximately $396.2 million in the fiscal quarter ended September 30, 2001, which includes amortization and write-down of intangibles expense of $347.3 million. Jupiter Media Metrix also incurred net losses of approximately $63.3 million and $21.9 million in the fiscal years ended December 31, 2000 and 1999, respectively, which include amortization of intangibles expense of $46.6 million and $7.3 million, respectively.

   Jupiter Media Metrix will need to achieve significant revenue increases in order for it to achieve and maintain profitability. Jupiter Media Metrix' revenue growth has slowed substantially in recent months and it may not be able to continue to effectively operate its business unless it increases its revenues. The number of clients or the number of products and services for which Jupiter Media Metrix' clients subscribe may continue to decrease in the future.

Failure to complete the proposed transaction with NetRatings would negatively impact Jupiter Media Metrix' stock price and could negatively impact its future business and operations.

   If the transaction with Net Ratings is not completed, Jupiter Media Metrix may be subject to the following risks:

    . If the transaction is terminated upon certain specified conditions, Jupiter Media Metrix may be required to pay NetRatings a termination fee of $2.136 million and its reasonable out-of-pocket expenses;

    . Jupiter Media Metrix' stock price would likely decline since it currently reflects a market assumption that the transaction will be completed;

    . Jupiter Media Metrix must pay various costs related to the transaction, such as legal, accounting and financial advisory fees;

    . If Jupiter Media Metrix has borrowed funds under the loan and security agreement, there will be a lien on all of its assets and Jupiter Media Metrix could be obligated to repay all borrowings and accrued interests to NetRatings, which will then be Jupiter Media Metrix' competitor; and

    . Jupiter Media Metrix' cash reserves will likely be diminished substantially.

   If the proposed NetRatings transaction is terminated and Jupiter Media Metrix' board of directors determines to seek another merger or business combination, Jupiter Media Metrix may not be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the proposed transaction with NetRatings.

Jupiter Media Metrix cannot predict its future capital needs, and it may not be able to secure additional financing.

   Jupiter Media Metrix may need to raise additional funds in the future to fund its domestic and international operations, to expand or enhance the range of products and services it offers or to respond to competitive pressures and/or perceived opportunities. Jupiter Media Metrix cannot be sure that additional financing will be available on terms favorable to it, or at all. In addition, the loan and security agreement may preclude Jupiter Media Metrix from obtaining additional debt or equity financing and restricts its ability to borrow funds from another lender. If adequate funds are not available when required or on acceptable terms, Jupiter Media Metrix may be forced to cease its operations, and even if it is able to continue its operations, Jupiter Media Metrix' business and financial results may suffer.

Jupiter Media Metrix' loan and security agreement with NetRatings includes specific covenants to ensure repayment that may under certain circumstances restrict the manner in which Jupiter Media Metrix conducts its business.

   In connection with the proposed transaction with NetRatings, Jupiter Media Metrix and NetRatings have also entered into a loan and security agreement under which NetRatings has agreed to lend Jupiter Media Metrix up to $25.0 million, subject to specified conditions. In consideration for NetRatings making the loan commitment, Jupiter Media Metrix agreed to comply with specified covenants, such as covenants that limit its ability to sell its assets, incur additional indebtedness or borrow from another lender. In addition, Jupiter Media Metrix will become subject to certain additional covenants if it borrows under the loan and security agreement. Jupiter Media Metrix cannot assure you that it will be able to comply with these covenants or that these requirements will not limit its ability to finance its future operations or capital needs. Jupiter Media Metrix also granted NetRatings a first priority security interest in all of its assets, including its intellectual property, which secures any outstanding indebtedness under the loan and security agreement. If Jupiter Media Metrix does not comply with the covenants contained in the loan and security agreement, or if a default occurs under the loan and security agreement, all amounts outstanding under the agreement could be declared to be immediately due and payable and NetRatings could exercise its rights with respect to the collateral. If Jupiter Media Metrix does not have available cash to pay all amounts that become due and payable, it would have to seek additional debt or equity financing, which may not be available on acceptable terms, or at all, and which would require the consent of NetRatings. If Jupiter Media Metrix were not able to obtain such financing, its business would be harmed. In addition, any borrowings by Jupiter Media Metrix under the agreement will result in a corresponding reduction in the per share purchase price payable in the merger. No amounts have been borrowed by Jupiter Media Metrix as of November 20, 2001. (See pages 88 and 89 for a summary of the loan and security agreement.)

Jupiter Media Metrix' operating results may fluctuate from quarter to quarter.

   Jupiter Media Metrix' revenues, expenses and operating results have varied from quarter to quarter. Jupiter Media Metrix' operating results may continue to vary as a result of a variety of factors, many of which are beyond its control. These factors include, among others:

    . the level and timing of new business and renewals of subscriptions to Jupiter Media Metrix' products and services;

    . the announcement or introduction of new products and services by Jupiter Media Metrix or its competitors;

    .  price competition;

    .  changes in the market environment of Internet companies;

    . the amount and timing of costs relating to changes in the size or composition of Jupiter Media Metrix' panels;

    . the amount and timing of operating costs and capital expenditures relating to the expansion of Jupiter Media Metrix' business; and

    . the timing of acquisitions and the impact on Jupiter Media Metrix' operations and its operating results.

   Due to all the foregoing factors and the other risks described in this section, you should not rely on quarter-to-quarter comparisons of Jupiter Media Metrix' results of operations as an indication of future performance.

Jupiter Media Metrix' existing and potential customers, and the companies with which it has other business relationships have and may continue to experience adverse business conditions that have adversely affected Jupiter Media Metrix' business.

   General economic conditions, and conditions in the Internet sector in particular, have caused many of Jupiter Media Metrix' existing customers to experience difficulty in supporting their current operations and implementing their business plans. Existing customers may reduce their spending on Jupiter Media Metrix' products and services, or may not be able to discharge their payment and other obligations to Jupiter Media Metrix. Potential customers may be more reluctant to subscribe to Jupiter Media Metrix' products and services. The non-payment of amounts due to Jupiter Media Metrix from a significant number of customers would negatively impact its financial condition.

   The overall market for Internet advertising has been characterized in recent quarters by increasing softness of demand, the reduction or cancellation of contracts, an increased risk of uncollectible receivables from advertisers, and the reduction of Internet advertising budgets, especially by technology-related companies. Jupiter Media Metrix' customers that are technology-related companies may experience difficulty raising capital, or may be anticipating such difficulties, and therefore may elect to scale back the resources they devote to advertising or research, diminishing the need for Jupiter Media Metrix' products and services. Jupiter Media Metrix' focus on Internet audience measurement, analysis, intelligence and events may cause it to be disproportionately affected by the slowdown in this sector of the economy. Other companies in the Internet industry have depleted their available capital, and could cease operations or file for bankruptcy protection. If the current environment for Internet advertising does not improve, Jupiter Media Metrix' business, results of operations and financial condition could be materially adversely affected.

Jupiter Media Metrix depends on increased sales of, and high renewal rates for, its subscription-based products and services.

   Jupiter Media Metrix' business and financial results are dependent on its ability to attract and retain subscribers to its online measurement and research products. In addition, Jupiter Media Metrix' business model assumes that it will be able to increase the level of sales over time to its existing clients. In the past, Jupiter Media Metrix experienced high renewal rates for its online measurement and research products but these rates have declined significantly in recent months. Jupiter Media Metrix' subscription renewal rates may continue to decline as a result of a consolidation in its customer base, a decrease in discretionary spending by its customers or a significant number of its customers ceasing operations. Jupiter Media Metrix' sales to new or existing customers could also decline as a result of its inability to continue to deliver high-quality and timely research analysis to its clients, its failure to anticipate and understand market trends or its inability to develop and update products and services to meet the changing technological demands of its clients. If Jupiter Media Metrix' renewal rate percentage continues to decline or if sales decline, its business, results of operations and financial condition could be materially and adversely affected.

The Internet audience measurement industry is subject to rapid change and evolving industry standards.

   To date, no Internet audience measurement service has been adopted as the universally accepted standard. As a result, some of Jupiter Media Metrix' existing and potential customers may challenge or refuse to accept its audience measurement reports. Jupiter Media Metrix' customers may also be dissatisfied with its methodology for measuring Internet audiences or may feel that its panels are not representative of Internet users. Furthermore, it is possible that another Internet audience measurement service could be adopted as the industry standard. Jupiter Media Metrix' products and services may ultimately not comply with recommended industry guidelines if it determines that compliance would not be economically feasible or otherwise not consistent with its business strategy. To the extent that Jupiter Media Metrix' measurement approach diverges from the industry standard, its business, results of operations and financial condition could be materially and adversely affected.

   In addition to the lack of a universally accepted standard, the audience measurement business is characterized by rapidly changing technology, numerous competitive products and services and shifting customer demands and needs. As a result, Jupiter Media Metrix' future success in this field depends on its ability to adapt to rapidly changing technologies, including the tracking of Internet usage through new technologies, and to improve the features, reliability and timeliness of its product and service offerings in response to competitive product and service offerings. In addition, the widespread adoption of new Internet networking technologies could require Jupiter Media Metrix to expend substantial amounts of capital to change its services or technology infrastructure, thereby increasing the costs of operating its business. Jupiter Media Metrix cannot assure you that it will be able to continue to offer Internet audience measurement services that satisfy all the information needs of its existing and potential clients.

Jupiter Media Metrix' research and events businesses may suffer if it is unable to anticipate market trends or if it fails to provide information that is useful to its clients.

   The success of Jupiter Media Metrix' research and events businesses depends in large part on its ability to anticipate, research and analyze rapidly changing technologies and industries, as well as its ability to provide this information in a timely and cost-effective manner. Internet commerce is relatively new and is undergoing frequent and dramatic changes, including the introduction of new products and the obsolescence of others, shifting business strategies and revenue models, consolidation of businesses and the entry of new companies. Because of these rapid and continuous changes in the Internet commerce markets, Jupiter Media Metrix faces significant challenges in providing timely analysis and advice. Many of the industries and areas on which it focuses are relatively new, and it is very difficult to provide predictions and projections as to the future marketplace, revenue models and competitive factors. If Jupiter Media Metrix' predictions or projections prove to be wrong, or if it is unable to continually update its information, its reputation may suffer and demand for its research products and services may decline. In addition, many companies have not embraced the use of the Internet as a medium for commerce and are unclear as to how to allocate corporate resources effectively. As a result, some companies may conclude that Jupiter Media Metrix' research products are not useful to their businesses. If Jupiter Media Metrix is unable to continue to provide credible and reliable information that is useful to companies engaged in Internet commerce, or to provide this information in a timely manner, its business and financial results will suffer.

Jupiter Media Metrix' business may suffer if online advertising does not grow.

   Jupiter Media Metrix' AdRelevance unit specializes in the automated retrieval and delivery of online advertising data. In addition, many of Jupiter Media Metrix' research and measurement products and events are focused on the growth and effectiveness of online advertising. As a result, Jupiter Media Metrix' future success will depend in part on an increase in the use of the Internet as an advertising medium. The Internet advertising market, however, is relatively new and rapidly evolving, and there is significant uncertainty about the demand and market acceptance for Internet advertising. Many of Jupiter Media Metrix' current or potential customers have little or no experience using the Internet for advertising purposes. The adoption of Internet advertising, particularly by entities that have historically relied on traditional media for advertising, requires the acceptance of a new way of conducting business. These companies may find Internet advertising to be less effective for promoting their products and services as compared to traditional advertising. In addition, most current and potential Web publisher customers have little or no experience in generating revenues from the sale of advertising space on their Web sites. In recent quarters, the overall market for Internet advertising has been characterized by increasing softness of demand, the reduction or cancellation of contracts and the reduction of Internet advertising budgets. Jupiter Media Metrix cannot assure you that the market for Internet advertising will grow. If the market for Internet advertising does not grow or grows more slowly than Jupiter Media Metrix expects, then its business, results of operations and financial condition could be materially and adversely affected.

Jupiter Media Metrix' business may suffer if the use of the Internet as a commercial marketplace does not continue to grow.

   Jupiter Media Metrix' future success depends on the continued global growth of the Internet as a viable commercial medium. However, the continued growth of the Internet as a widely-used medium for commerce and communication is uncertain, and this growth may be inhibited for a number of reasons, including:

  .  inadequate network infrastructure;

  . unwillingness of companies and consumers to shift their purchasing from traditional vendors to online vendors;

  . security and authentication concerns with respect to the transmission of confidential information, such as credit card numbers, over the Internet;

  . unwillingness of companies to invest in the Internet or other evolving technologies;

  . privacy concerns, including those related to the ability of Web sites to gather user information without the user's knowledge or consent;

  . significant uncertainty about the demand and market acceptance for Internet advertising and the lack of standards to measure the effectiveness of Internet advertising; or

  .  lack of availability of cost-effective, high-speed service.

The markets in which Jupiter Media Metrix operates are highly competitive, and this competition is likely to increase in the future.

   Each of the markets in which Jupiter Media Metrix operates is highly competitive. In the market for Internet audience measurement products and services, Jupiter Media Metrix faces competition from companies that track internet usage through panel-based measurement using various recruitment methodologies, companies that track internet usage through ISP traffic data and companies that track Internet usage through site-centric and other consumer-centric measurement systems. Lastly, Jupiter Media Metrix may face increased competition from individual Web sites that develop an independent method of measuring their own audience and from other companies that develop alternative audience measurement technologies to those already provided by Jupiter Media Metrix or its current competitors.

   In March 1999, NetRatings and Nielsen Media Research introduced a new Web site ratings service, Nielsen//NetRatings, which competes directly with many aspects of Jupiter Media Metrix' audience measurement services. Nielsen Media Research is the leading provider of television audience measurement services in the United States and Canada. In September 1999, NetRatings also entered into the eRatings joint venture with ACNielsen Corp. to develop and maintain audience measurement panels and to market Nielsen//NetRatings' products and services in international markets. ACNielsen is a leading provider of market research, information and analysis to consumer products and services industries and is a provider of television audience measurement services outside the United States and Canada. Subsequently, VNU B.V., a leading media and information company, purchased both ACNielsen and Nielsen Media Research. Jupiter Media Metrix also faces competition from NetValue, a French public company, which provides audience measurement services primarily in Europe.

   In March 2001, DoubleClick Inc. and comScore Networks announced a joint marketing plan for a new online audience measurement product, NetScore, which uses data gathered from comScore's large database of traffic information from its opt-in users. NetScore uses a methodology different than both Jupiter Media Metrix' measurement model and the site-centric models. Jupiter Media Metrix may face significantly increased competition from this new service if NetScore is able to take advantage of the significant financial and marketing resources of DoubleClick and comScore or if NetScore's methodology becomes generally accepted.

   ISP traffic measurement services, such as Compete.com and Plurimus, measure visits to a specific Web site by monitoring traffic through specific Internet service providers. Site-centric measurement systems, such as WebTrends Live, WebSideStory and Keylime, measure audience visits at a specific Web site by monitoring the Web site's server. Consumer-centric systems, such as Digimine and NetGenesis, measure the market either in a manner similar to Jupiter Media Metrix or qualitatively through on-line and telephonic interviews.

   In the market for Internet commerce-related research products and services, Jupiter Media Metrix' principal competitor is Forrester Research, Inc. Numerous other companies compete with Jupiter Media Metrix both domestically and internationally in providing research and analysis related to a specific industry or geographic area. In addition, it faces increased direct and indirect competition from information technology research firms, business consulting and accounting firms, electronic and print publishing companies and equity analysts employed by financial services companies. Jupiter Media Metrix also faces strong competition in the business of producing conferences related to Internet commerce. These competitors include publishing and media companies, research providers, financial services companies and consulting firms and companies which focus solely on the production of conferences.

   Jupiter Media Metrix expects competition to increase because of the business opportunities presented by the growth of Internet commerce around the world. Competition may also intensify as a result of industry consolidation, because of technological advancements in the way to measure Internet activity or because some of its competitors may be able to provide additional or complementary services, such as consulting services. Increased competition may result in reduced operating margins, loss of market share and diminished value in Jupiter Media Metrix' services, as well as different pricing, service or marketing decisions.

   Jupiter Media Metrix' current and potential competitors include companies that may have greater financial, information gathering and marketing resources than it has. This may allow them to devote greater resources than Jupiter Media Metrix can to the promotion of their brand and to the development and sale of their products and services. Jupiter Media Metrix cannot assure you that it will be able to compete successfully against current and future competitors.

Jupiter Media Metrix' business may suffer if it does not experience increased demand for its measurement services and research products in international markets.

   Jupiter Media Metrix' current strategy includes the sale of its measurement services and research products in markets outside of the United States. Jupiter Media Metrix' success in international markets, however, is dependent on a variety of factors including, but not limited to, the overall demand for Internet measurement and research products in specific countries, the continued involvement of its international partners and inherent risks in operating in foreign jurisdictions.

   The international markets for audience measurement services have historically been extremely localized and difficult to penetrate. As a result, the costs of establishing and maintaining panels in foreign countries has been and will continue to be substantial. Jupiter Media Metrix cannot assure you that it will be able to develop new products and services based on data obtained in those markets or that there will be sufficient client demand for these measurement products. In addition, Jupiter Media Metrix cannot assure you that there will be sufficient demand for its research products in some of the international markets in which it promotes such products. If the costs of operating a panel in a foreign country prove to be uneconomical, or if Jupiter Media Metrix experiences insufficient demand for its products in a specific country, it may decide to discontinue a panel or to close down its operations in a specific country. In July 2001, Jupiter Media Metrix decided to discontinue its Internet audience measurement service in Argentina due to adverse economic conditions in that country. In October and November 2001, Jupiter Media Metrix decided to discontinue its Internet audience measurement services in Brazil, Denmark and Norway, and to discontinue its research and measurement operations in Japan.

   Jupiter Media Metrix' success in penetrating markets outside of the United States also depends heavily on its continued ability to develop and to maintain strategic relationships with local audience measurement or marketing research companies, as well as local distributors for its research services. These companies assist Jupiter Media Metrix in recruiting and maintaining measurement panels, controlling costs and managing its international operations and marketing and selling products and services. Recruiting and maintaining its international partners may become increasingly difficult as competition in the international markets increases. In October 2001, Ipsos S.A., one of Jupiter Media Metrix' joint venture partners in MMXI Europe B.V., Jupiter Media Metrix' European measurement business, converted its ownership interest in the European joint venture into shares of Jupiter Media Metrix common stock. In October 2001, Ipsos also converted its ownership interest in Jupiter Media Metrix' Latin American joint venture into shares of Jupiter Media Metrix common stock. If Jupiter Media Metrix does not succeed in attracting or retaining strategic partners or distributors in markets outside the United States, its business, financial condition and results of operations could be materially adversely affected.

   In addition, Jupiter Media Metrix' international operations will be subject to a number of inherent risks, including:

    .  the impact of recessions in economies outside the United States;

    .  changes in regulatory requirements;

    .  reduced protection for intellectual property rights in some countries;

    .  potentially adverse tax consequences;

    .  economic and political instability; and

    .  fluctuations in currency exchange rates.

   These risks may have a material adverse effect on Jupiter Media Metrix' business, results of operations or financial condition.

Jupiter Media Metrix may not be able to attract and retain experienced personnel.

   Jupiter Media Metrix' success depends in large part on the continued contributions of its senior management team, research analysts, sales representatives and technical personnel. However, it faces intense competition in hiring and retaining personnel from, among others, technology and Internet companies, market research and consulting firms, print and electronic publishing companies and financial services companies. Many of these firms have substantially greater financial resources than Jupiter Media Metrix does to attract and retain qualified personnel. In addition, some people that Jupiter Media Metrix may attempt to hire could be subject to non-competition agreements that could impede its recruitment efforts. Jupiter Media Metrix' workforce reductions and the volatility in its stock price and its recent announcement of its proposed merger with NetRatings may create anxiety and uncertainty, which may adversely affect employee morale and cause it to lose employees whom it would prefer to retain. To the extent that Jupiter Media Metrix is unable to retain its existing personnel, or attract additional personnel that are critical to the operation of its business, its business and financial results may suffer.

Jupiter Media Metrix may not be able to protect and enforce its intellectual property rights.

   Jupiter Media Metrix regards the protection of its patents, copyrights, service marks, trademarks and trade secrets as important to its future success. Jupiter Media Metrix relies on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect its proprietary rights. Jupiter Media Metrix cannot assure you, however, that the steps it has taken will be sufficient to protect its intellectual property from infringement or misappropriation. Moreover, effective intellectual property protections may not be available in every country in which it offers its products and services to the extent these protections are available in the United States.

   Jupiter Media Metrix seeks to obtain the issuance of patents for its technology, and the registration of its material trademarks and service marks, in the United States and in selected other countries. Jupiter Media Metrix cannot assure you, however, that all of its pending or future patent or trademark applications and registrations will be issued or granted, or that its patents and trademarks will be upheld as valid if they are subjected to a challenge. On March 27, 2001, Jupiter Media Metrix filed a complaint for patent infringement against NetRatings, Inc. and NetValue USA, Inc. in federal district court in the District of Delaware. Jupiter Media Metrix' complaint seeks money damages from and a permanent injunction against both NetRatings and NetValue, and the trial has been scheduled by the judge for August 2002. In connection with the recent announcement of Jupiter Media Metrix' proposed transaction with NetRatings, Jupiter Media Metrix and NetRatings have agreed that no further action whatsoever relating to this litigation will be taken as between each of them until the merger agreement is terminated. Jupiter Media Metrix cannot assure you, however, that it will prevail in this litigation or that the trial will not be postponed beyond August 2002.

   Other parties may assert claims against Jupiter Media Metrix that it has misappropriated a trade secret or infringed a patent, copyright, trademark or other proprietary right belonging to them. Jupiter Media Metrix' use of the brand name "Media Metrix" in Europe had been challenged by Mediametrie, S.A., a French company that measures audiences of various media. Rather than engage in a protracted dispute, Jupiter Media Metrix elected to have its European joint venture conduct business under the name "MMXI Europe". Mediametrie had also challenged Jupiter Media Metrix' use of the domain name "mediametrix.com".

   Any infringement or related claims, even if not meritorious, could be costly and time consuming to litigate, may distract management from other tasks of operating the business and may result in the loss of significant rights or the ability to operate parts of Jupiter Media Metrix' business.

Jupiter Media Metrix may not be successful in effectively promoting its brand names.

   Jupiter Media Metrix believes that maintaining and strengthening its brands is an important aspect of its business. Its brand names, including "Jupiter Media Metrix", "Media Metrix", "Jupiter" and "AdRelevance", are critical in its efforts to attract clients and attendees to its conferences. Jupiter Media Metrix believes that the importance of brand recognition will increase due to the increasing number of competitors entering the market for Internet audience measurement and research services. Jupiter Media Metrix' ability to promote and position its brands depends largely on:

  .  the success of Jupiter Media Metrix' marketing efforts;

  . Jupiter Media Metrix' ability to provide its customers with high quality products; and

  . Jupiter Media Metrix' ability to secure rights to its brand names in the major markets in which it will be active.

   As described above, Jupiter Media Metrix' use of the brand name "Media Metrix" in Europe had been challenged by Mediametrie, S.A., a French company that measures audiences of various media. Jupiter Media Metrix cannot assure you that it will not have any future disputes with Mediametrie, or any other companies, with respect to the use of any of Jupiter Media Metrix' brand names.

   To promote its brands in response to competitive pressures, Jupiter Media Metrix may find it necessary to increase its marketing budget or otherwise increase its financial commitment to creating and maintaining brand loyalty among its clients. If Jupiter Media Metrix fails to promote and maintain its brands, or incurs excessive expenses attempting to promote and maintain its brand, Jupiter Media Metrix' business, results of operations and financial condition will be materially adversely affected.

Disruption of Jupiter Media Metrix' Websites or services due to security breaches and system failures could harm its business and result in client cancellations.

   The success of each of Jupiter Media Metrix' businesses depends on the efficient and uninterrupted operation of its computer and communications systems. Jupiter Media Metrix' measurement services depend on systems that accurately track and monitor Internet usage and activity and the unimpeded processing of large quantities of data. In addition, many research services clients pay Jupiter Media Metrix so that their employees can read Jupiter Media Metrix' research solely on Jupiter Media Metrix' Web sites and many of its research products are being increasingly delivered via the Web. Furthermore, the operation of its business is heavily dependent on systems and networks that connect offices spread around the world. Jupiter Media Metrix' infrastructure and the infrastructure of its service providers, however, are vulnerable to security breaches, computer viruses or similar disruptive problems. These systems are also subject to telecommunications failures, power loss and various other system failures. Any failure of Jupiter Media Metrix' current or future systems or networks, whether intentional or accidental, could impede the processing of data, the delivery of its products and services, the operation of its Web sites and the day-to-day management of its business. As a result, these failures could cause some of its clients to discontinue purchasing some of its products and services, prevent clients from purchasing its products and services or attending its events and harm its business reputation.

   In addition, as Jupiter Media Metrix' continues to grow and offer additional products and services around the world, it will need to expand its systems to accommodate increased data and service additional employees. This could lead to systems failure or to a corruption of Jupiter Media Metrix' data and could have a material adverse effect on its business, results of operations and financial condition.

Jupiter Media Metrix relies on technology licensed from others.

   Jupiter Media Metrix relies on technologies that it licenses from third parties. Jupiter Media Metrix cannot assure you that these licenses will not infringe on the proprietary rights of others. Moreover, these third-party technology licenses may not continue to be available to Jupiter Media Metrix on commercially reasonable terms, if at all. As a result, it may need to substitute technology of lower quality or performance standards or at greater cost.

Jupiter Media Metrix may be exposed to possible liability for information that it publishes or disseminates, as well as for supplying inaccurate information to its clients.

   As a publisher and distributor of original research, market projections and measurement reports, Jupiter Media Metrix faces potential liability based on a variety of theories, including defamation, negligence, copyright or trademark infringement, and other legal theories based on the publication or distribution of this information. Claims of this kind, whether brought in the United States or abroad, would likely divert management time and attention and could result in significant cost to investigate and defend, regardless of the merit of any of these claims. The filing of any such claims may also damage Jupiter Media Metrix' reputation as a high-quality provider of unbiased, timely analysis and result in client cancellations or overall decreased demand for its products and services. In addition, if Jupiter Media Metrix becomes subject to these types of claims and is not successful in its defense, it may be forced to pay substantial damages. Jupiter Media Metrix' insurance may not adequately protect it against these claims.

   Jupiter Media Metrix may also face liability for information that it supplies to customers if the information is inaccurate. The information in Jupiter Media Metrix' databases, like that in any database, may contain inaccuracies that its customers may not accept. Any dissatisfaction by Jupiter Media Metrix' customers with its measurement or research methodologies or databases could have a material adverse effect on its ability to attract new customers and retain existing customers. Any liabilities that Jupiter Media Metrix may incur because of irregularities or inaccuracies in the data it supplies to its customers could materially adversely affect its business, results of operations and financial condition.

Jupiter Media Metrix' business may suffer if its is unable to attract attendees, sponsors and exhibitors to its conferences.

   Jupiter Media Metrix' conference business depends on its ability to attract attendees, sponsors and exhibitors to its events. Jupiter Media Metrix cannot assure you that it will be able to select topics for its conferences that potential attendees, sponsors and exhibitors will find timely and interesting. Jupiter Media Metrix also cannot assure you that its competitors will not produce conferences on similar topics or that Jupiter Media Metrix will continue to be able to attract prominent industry leaders to participate in its conferences. If Jupiter Media Metrix is unable to produce compelling events, its conference business will be harmed. In the last 12 months, Jupiter Media Metrix has had to cancel a number of scheduled conferences and the interest in its conferences may continue to diminish as companies continue to decrease spending that they deem discretionary. In addition, the terrorist attacks of September 11, 2001 have resulted in an economic downturn and a reduction in travel, and may result in further cancellations.

Jupiter Media Metrix faces risks related to the storage of personal information about its panelists.

   Jupiter Media Metrix does not attempt to capture information regarding its panelists' banking, credit card or password data. This information, however, may come into its possession. Jupiter Media Metrix' panel data are released only in an aggregated format or in a form not identifiable on an individual basis. However, if someone penetrates Jupiter Media Metrix' network security or otherwise misappropriates sensitive data about its panelists, Jupiter Media Metrix could be subject to liability. These liabilities could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for other misuses of personal information, such as unauthorized marketing purposes. These claims could result in litigation and could have a material adverse effect on Jupiter Media Metrix' business, results of operations and financial condition.

Jupiter Media Metrix faces risks associated with potential governmental regulation.

   Laws and regulations regarding Internet usage and commerce in the United States and abroad could decrease the acceptance of the Internet as a commercial medium and result in decreased demand for Jupiter Media Metrix' products and services. However, due to the increasing popularity of the Internet, governmental bodies both in the United States and abroad are becoming more focused on adopting and proposing legislation specifically related to the Internet, covering issues such as user privacy, content restrictions, taxation, advertising, intellectual property matters and information security. The nature and effect of any recently adopted or proposed legislation or regulation cannot be fully determined. Any new legislation or regulation could have a material adverse effect on Jupiter Media Metrix' business, results of operations and financial condition.

   Several states have proposed legislation that would limit the uses of personal user information gathered using the Internet. These regulations have required proprietary on-line service and Web site owners to establish privacy policies. The Federal Trade Commission has also settled a proceeding with one on-line service regarding the manner in which personal information is collected from users and provided to third parties. The European Union and Canada have enacted their own privacy regulations that result in limits on the collection and use of user information. Jupiter Media Metrix' compliance with these privacy laws and their various regulatory requirements could materially affect its operations.

   Changes to existing laws or the passage of new laws could, among other things:

  . create uncertainty in the marketplace that could reduce demand for Jupiter Media Metrix' products and services;

  . limit Jupiter Media Metrix' ability to collect and to use data from its panels;

  . increase the cost of doing business as a result of litigation costs or increased service delivery costs;

  . decrease the efficacy of Internet advertising or impede AdRelevance from gathering data for Jupiter Media Metrix' advertising tracking services; or

  . in some other manner have a material adverse effect on Jupiter Media Metrix' business, results of operations and financial condition.

Jupiter Media Metrix' executive officers and directors have substantial control over Jupiter Media Metrix' affairs.

   Jupiter Media Metrix' officers and directors and entities affiliated with them in the aggregate, beneficially owned approximately 23.7% of Jupiter Media Metrix common stock as of October 25, 2001. In particular, Tod Johnson, its Chairman, together with The NPD Group, Inc., which is controlled by Mr. Johnson, owned approximately 14.8% of its outstanding common stock as of October 25, 2001.

   These stockholders acting together have the ability to exert substantial influence over all matters requiring approval by its stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of its assets. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination.

Jupiter Media Metrix stock has experienced, and may continue to experience, price and volume fluctuations.

   Jupiter Media Metrix common stock, which is quoted on the Nasdaq National Market, has experienced significant price and volume fluctuations. These fluctuations are likely to continue in the future. The market prices of the securities of Internet-related companies have been especially volatile. Some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If a suit were to be filed against Jupiter Media Metrix, regardless of the outcome, it could result in substantial costs and a diversion of its management's attention and resources. This could have a material adverse effect on Jupiter Media Metrix' business, results of operations and financial condition.

Jupiter Media Metrix has anti-takeover provisions that may make it difficult for a third party to acquire it.

   Provisions of Jupiter Media Metrix' certificate of incorporation, its bylaws and Delaware law could make it more difficult for a third party to acquire Jupiter Media Metrix, even if doing so might be beneficial to Jupiter Media Metrix' stockholders. In addition, Jupiter Media Metrix recently adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record as of June 1, 2001. Each right entitles the holder to purchase one one-thousandth of a share of Jupiter Media Metrix Series A Preferred Stock at an exercise price of $13.00, subject to adjustment. Under certain circumstances, if a person or group acquires 15% or more of the outstanding common stock (or 20% in the case of acquisitions by Tod Johnson or The NPD Group, Inc.), holders of the rights (other than the person or group triggering their exercises) will be able to purchase, in exchange for the $13.00 exercise price, shares of Jupiter Media Metrix common stock or of any company into which Jupiter Media Metrix is merged having a value of $26.00. Because the rights may substantially dilute the stock ownership of a person or group attempting to take Jupiter Media Metrix over without the approval of Jupiter Media Metrix' board of directors, Jupiter Media Metrix' stockholder rights plan could make it difficult for a third party to acquire it, or a significant portion of its outstanding stock, without first negotiating with Jupiter Media Metrix' board of directors regarding such acquisition.

   In connection with the merger agreement with NetRatings, Jupiter Media Metrix amended its stockholder rights plan to provide, among other things, that no person or entity would be considered an acquiring person by reason of any transaction contemplated by the merger agreement with NetRatings.

                        JUPITER MEDIA METRIX MANAGEMENT

Executive Officers and Directors

   The following table sets forth, as of November 1, 2001, the name age and position of each of the executive officers and directors of Jupiter Media Metrix.

Name            Age                Position
----            ---                --------
Tod Johnson     57  Chairman of the Board of Directors
Gene DeRose     38  Vice-Chairman of the Board of Directors
Robert Becker   47  Chief Executive Officer; Director
Kurt Abrahamson 40  President, Jupiter Research; Director
William Hodgman 42  President, Measurement Group
Jean Robinson   45  Chief Financial Officer
William Helman  43  Director
Robert Kavner   58  Director
Stig Kry        72  Director
James Mortensen 76  Director
Andrew Parsons  58  Director
Randy Pausch    41  Director

Information Concerning Executive Officers and Directors

   The following information concerning the executive officers and directors of Jupiter Media Metrix.

   Tod Johnson. Mr. Johnson has been the Chairman of the Board of Jupiter Media Metrix since April 1997 and served as its Chief Executive Officer until July 2001. He has been involved in managing Jupiter Media Metrix' measurement business since its inception as a division of The NPD Group, Inc. He is the principal shareholder of NPD and has served as the Chairman and Chief Executive Officer of NPD since 1971. He has also served as Chairman of the Advertising Research Foundation and was the Founding Co-Chairman of the Council for Marketing and Opinion Research. Mr. Johnson received a B.S. and an M.S. from Carnegie Mellon University.

   Gene DeRose. Mr. DeRose has served as the Vice Chairman of the Board of Jupiter Media Metrix since September 2000. Mr. DeRose also served as the President and Chief Operating Officer of Jupiter Media Metrix from September 2000 to March 2001 and served as President from March 2001 until September 2001. Prior to Media Metrix' merger with Jupiter Communications, Mr. DeRose served as Chairman of the Board of Jupiter Communications from July 1999 until September 2000, Chief Executive Officer of Jupiter Communications from November 1996 until September 2000 and as President of Jupiter Communications from its inception to November 1996. Throughout 1994, prior to the formation of Jupiter Communications, Mr. DeRose was the President of the sole proprietorship which pre-dated the formation of Jupiter Communications. Mr. DeRose is a board member of MOUSE, a nonprofit organization that provides volunteer technical manpower to New York City's public schools, and also serves on the Advisory Board of the Markle Foundation's E-mail For All campaign, an initiative that encourages the use of new communications technologies for socially beneficial purposes. Mr. DeRose received a B.A. from the University of Virginia. Mr. DeRose is the son-in-law of Robert Kavner.

   Robert Becker. Mr. Becker has served as the Chief Executive Officer of Jupiter Media Metrix since July 2001. Mr. Becker has also served as a Director of Jupiter Media Metrix since July 2001. Prior to joining Jupiter Media Metrix, he served as Chairman and Chief Executive Officer of Infosis Corp., a business-to-business Internet services provider, from March 1999 to September 2000. From April 1985 to April 1998, Mr. Becker held a number of senior executive positions at The Thomson Corporation, a worldwide information and publishing company, including President and Chief Executive Officer of Thomson Intellectual Property and Automotive Group, President and Chief Executive Officer of Thomson & Thomson, Inc. and President and Chief Executive

Officer of Thomson Transport Press, Inc. Mr. Becker received a B.S. from Marquette University and an M.B.A. from the University of Connecticut.

   Kurt Abrahamson. Mr. Abrahamson has served as President, Jupiter Research since September 2001 and as a director of Jupiter Media Metrix since September 2000. Prior to September 2001, Mr. Abrahamson served as a Group President of Jupiter Media Metrix. Prior to the Media Metrix merger with Jupiter Communications, Mr. Abrahamson served as President and Chief Operating Officer of Jupiter Communications from November 1996 and as a director of Jupiter Communications from July 1999 until September 2000. From 1994 to November 1996, Mr. Abrahamson served as Managing Director of Jupiter Communications. Between October 1989 and his joining Jupiter Communications in 1994, Mr. Abrahamson served as Principal Analyst for the Harvey M. Rose Corporation, a management consulting firm. Mr. Abrahamson received a B.A. from Cornell University and an M.A. from the John F. Kennedy School of Government at Harvard University.

   William Hodgman. Will Hodgman has served as President, Measurement Group of Jupiter Media Metrix since September 2001. Prior to September 2001, he served as President of AdRelevance, a wholly owned subsidiary of Jupiter Media Metrix, since its inception in October 1998. Prior to that time, Mr. Hodgman was General Manager of USWEB/CKS's northwest operation from February 1997 to May 1998. From January 1994 to January 1998, Mr. Hodgman was Senior Vice President of McCann-Erickson. Mr. Hodgman received a B.A. from Williams College.

   Jean Robinson. Jean Robinson has served as the Chief Financial Officer of Jupiter Media Metrix since September 2000. Ms. Robinson served as Chief Financial Officer of Jupiter Communications, Inc. from March 1999 until September 2000 when Jupiter Communications merged with Media Metrix. From January 1983 to January 1999, Ms. Robinson held various corporate finance positions at J.P. Morgan & Co. Incorporated, including Vice President, Equity Capital Markets from June 1993 to January 1999. Ms. Robinson received a B.A. from Smith College and an M.B.A. from Columbia University.

   William Helman. Mr. Helman has served as one of the directors of Jupiter Media Metrix since April 1997. He has been a general partner of Greylock IX Limited Partnership, a venture capital fund and one of Jupiter Media Metrix' early investors, since 1997. Mr. Helman has been associated with Greylock since 1984 and is also a general partner of Greylock X and Greylock XI Limited Partnerships. He is also a director of various private companies. Mr. Helman received an A.B. from Dartmouth College and an M.B.A. from Harvard Business School.

   Robert Kavner. Mr. Kavner has served as one of the directors of Jupiter Media Metrix since September 2000 and as a director of Jupiter Communications from July 1999 until Media Metrix' merger with Jupiter Communications. Since December 1998, Mr. Kavner has served as Vice Chairman and a General Partner of idealab!, an incubator for starting and growing Internet businesses. From September 1996 to December 1998, he was President and Chief Executive Officer of On Command Corporation, a supplier of entertainment and information services to the lodging industry. From June 1994 to September 1996, he was an independent venture capitalist. From May 1984 to June 1994, he held a number of senior level positions at AT&T Corporation, including CEO of the Multimedia Products and Services Group and President of the Data Systems Division. Prior to his work at AT&T, Mr. Kavner was a Partner at Coopers & Lybrand, L.L.P. and was Co-Chairman of the firm's information industry practice. Mr. Kavner serves on the Board of Directors of FleetBoston Financial Corporation and GoTo.Com, Inc. He received a B.S. from Adelphi University and attended the Advanced Management Program at Dartmouth University. Mr. Kavner is the father-in-law of Gene DeRose.

   Stig Kry. Mr. Kry has served as one of the directors of Jupiter Media Metrix since April 1997. Mr. Kry has been employed by Kurt Salmon Associates, Inc., a management consulting firm, since 1958, holding various positions, including Chief Executive Officer from 1975 to 1987 and his current position as Chairman Emeritus since 1993. He is a director of Osh Kosh B'Gosh, Inc., as well as several private companies. Mr. Kry is a member of The NPD Group, Inc.'s Board of Advisors. Mr. Kry received a degree in textile engineering from NKI, Skolan, Stockholm, Sweden.

   James Mortensen. Mr. Mortensen has been one of the directors of Jupiter Media Metrix since April 1997. Mr. Mortensen has been a private consultant since 1982. From 1957 to 1982, he held various positions at Young & Rubicam Inc., including Chief Financial Officer, Vice Chairman and Chair of the Executive Committee. Mr. Mortensen is a member of The NPD Group, Inc.'s Board of Advisors. Mr. Mortensen attended University of Denver.

   Andrew Parsons. Mr. Parsons has served as one of the directors of Jupiter Media Metrix since March 2001. Mr. Parsons was employed by McKinsey & Company, a management consulting firm, from 1976 until December 2000 and was elected a Director (Senior Partner) in 1988. Most recently, Mr. Parsons led McKinsey's worldwide Marketing practice and its E-Marketing initiative. Prior to joining McKinsey, Mr. Parsons served as Vice President of Marketing for the Prestige Division of American Home Products. Mr. Parsons serves as a director of A.T. Cross Company. Mr. Parsons is the former Chairman of the Greater New York Advisory Board for the Salvation Army, a member of the Board of the United Way of New York, a former Trustee of Sarah Lawrence College and a Trustee of the Marketing Science Institute. Mr. Parsons received an M.A from Oxford University and an M.B.A. from Harvard Business School.

   Randy Pausch. Mr. Pausch has served as one of the directors of Jupiter Media Metrix since May 2000. He has been a Professor of Computer Science, Human-Computer Interaction, and Design at Carnegie Mellon University since 1997, and the co-director of Carnegie Mellon University's Entertainment Technology Center since 1998. From 1995 to 1997, Mr. Pausch was on sabbatical with the Walt Disney Imagineering Virtual Reality Studio, where he consulted on interactive theme park attractions. Mr. Pausch has also been a consultant to Xerox Palo Alto Research Center since 1989. Mr. Pausch received a B.S. in Computer Science from Brown University and a Ph.D. in Computer Science from Carnegie Mellon University.

Compensation Committee Interlocks And Insider Participation

   None of the members of Jupiter Media Metrix' Compensation Committee is or has been one of its officers or employees. No interlocking relationships exist between the board of directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No executive officer or director of Jupiter Media Metrix serves on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Jupiter Media Metrix Board or Compensation Committee.

Director Compensation

   Jupiter Media Metrix reimburses its directors for customary and reasonable expenses incurred in connection with their attendance at meetings of the Board. In addition, Jupiter Media Metrix' Amended and Restated 2000 Equity Incentive Plan provides that each individual who joins the Board as a non-employee board member automatically receives a grant of an option to purchase 15,000 shares of common stock at the time of his or her commencement of Board services. The 2000 Plan also provides that, on the date of each annual meeting of stockholders at which a non-employee director is re-elected, each such non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 15,000 shares of common stock, provided that such non-employee Board member has not received the initial grant of options discussed above within 180 days of the annual meeting of stockholders at which such non-employee board member is re-elected. These options vest immediately with respect to 25% of the shares covered thereby and 2.083% on the last day of each month thereafter for 36 months during continued service on the Board.

   In June 2001, each of Jeffrey Ballowe, Jim Mortensen, Andrew Parson and Randy Pausch received a one-time grant of options to purchase 15,000 shares of common stock on the same general terms as the automatic option grants described above. Such options were granted at an exercise price $1.48, the closing price on the date of grant.

Executive Compensation

   The following table sets forth information concerning the aggregate compensation paid by Jupiter Media Metrix to the Chief Executive Officer and to the four most highly compensated executive officers (the "Named Executive Officers") for services rendered in all capacities Jupiter Media Metrix for the years ended December 31, 2000, 1999 and 1998. Jupiter Media Metrix hired Robert Becker as its Chief Executive Officer in July 2001. The terms of his employment agreement are described in detail in the section "Employment Agreements and Change of Control Arrangements" on page 128.



                                                                     Long-Term
                                             Annual                Compensation
                                         Compensation(1)           Awards Shares
                                        -----------------  Other    Underlying
Name and Principal Position        Year  Salary   Bonus    Annual   Options (#)
---------------------------        ---- -------- -------- -------- -------------
Tod Johnson(2).................... 2000       --       -- $180,000        --
   Former Chief Executive Officer  1999       --       --  180,000        --
   and Chairman of the Board       1998       --       --   62,000        --
Gene DeRose(3).................... 2000 $199,000 $ 64,970       --    42,570
   Former President and Vice       1999  182,500  100,000       --    47,300
   Chairman of the Board           1998  165,000   50,000       --        --
Kurt Abrahamson(4)................ 2000 $180,300 $ 59,950       --    42,570
   President, Jupiter Research     1999  172,500  100,000       --    47,300
                                   1998  155,000   50,000       --        --
Jean Robinson(5).................. 2000 $188,100 $ 63,250       --    47,300
   Chief Financial Officer and     1999  170,000   67,300       --    80,410
   Chief Administrative Officer    1998       --       --       --        --
Mary Ann Packo(6)................. 2000 $193,000 $ 64,075       --    30,000
   Former Group President          1999  175,000   67,000       --    50,972
                                   1998  157,500   59,000       --    43,716

--------
(1) The aggregate amount of perquisites and other personal benefits provided to each executive officer listed above is less than the lesser of $50,000 and 10% of such officer's total annual salary and bonus.
(2) Mr. Johnson served as Chief Executive Officer of Jupiter Media Metrix until July 2001 and currently serves as its Chairman of the Board of Directors. Compensation for Mr. Johnson's services as Chief Executive Officer in 2000 was paid under Jupiter Media Metrix' amended and restated management services agreement with NPD (see "Jupiter Media Metrix Certain Relationships and Related Transactions"). NPD was reimbursed $180,000 in 2000, $180,000 in 1999 and $62,000 in 1998 for Mr. Johnson's services.
(3) Mr. DeRose served as President of Jupiter Media Metrix until September 2001 and currently serves as its Vice-Chairman of the Board of Directors. Salary for 2000 includes $129,300 paid by Jupiter Communications in 2000 prior to the merger with Media Metrix. Compensation for 1999 and 1998 solely reflects amounts paid by Jupiter Communications. Option figures reflect the exchange of options to purchase shares of Jupiter Communications common stock for shares of Jupiter Media Metrix common stock.
(4) Salary for 2000 includes $122,200 paid by Jupiter Communications in 2000 prior to the merger with Media Metrix. Compensation for 1999 and 1998 solely reflects amounts paid by Jupiter Communications. Option figures reflect the exchange of options to purchase shares of Jupiter Media Metrix common stock for shares of Jupiter Media Metrix common stock.
(5) Salary for 2000 includes $131,250 paid by Jupiter Communications in 2000 prior to the merger with Media Metrix. Compensation for 1999 and 1998 solely reflects amounts paid by Jupiter Communications. Option figures reflect the exchange of options to purchase shares of Jupiter Media Metrix common stock for shares of Jupiter Media Metrix common stock. Ms. Robinson joined Jupiter Communications as Chief Financial Officer in March 1999.
(6) Ms. Packo served as Group President of Jupiter Media Metrix until September 2001.

Option Grants in Last Fiscal Year


   The following table sets forth information concerning stock option grants made to each of the Named Executive Officers during the year ended December 31, 2000. Jupiter Media Metrix did not grant any stock appreciation rights during the year ended December 31, 2000.

                           Individual Grants(1)
                ------------------------------------------


                           % of Total                      Potential Realizable Value
                Number of   Options                          at Assumed Annual Rates
                  Shares   Granted to                      of Stock Price Appreciation
                Underlying Employees  Exercise                 for Option Term(3)
                 Options   in Fiscal  Price per Expiration ---------------------------
Name             Granted      Year    Share(2)     Date         5%           10%
----            ---------- ---------- --------- ----------   --------     ----------
Tod Johnson....       --       --      $   --         --   $     --     $       --
Gene DeRose....   42,570      -- (4)    17.71    9/20/10    474,133      1,201,546
Kurt Abrahamson   42,570      -- (4)    17.71    9/20/10    474,133      1,201,546
Jean Robinson..   47,300      -- (4)    17.71    9/20/10    526,814      1,335,051
Mary Ann Packo.   30,000      1.8%      23.16     7/5/10    436,956      1,107,332

--------
(1) Each option represents the right to purchase one share of common stock and generally vests at a rate of 25% after one year from the date of grant and 2.083% each month thereafter.
(2) Options were granted at an exercise price equal to the fair market value of Jupiter Media Metrix' common stock, as determined by its board of directors on the date of grant. In each of the grants above, the fair market value was determined based on the last reported sales price of Jupiter Media Metrix common stock on the NASDAQ National Market on the date of grant.
(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent Jupiter Media Metrix' estimate or projection of Jupiter Media Metrix future common stock prices. These amounts represent certain assumed rates of appreciation in the value of Jupiter Media Metrix common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercise depend on the future performance of the common stock. The amounts reflected in the table may not necessarily be achieved.
(4) These options were granted by Jupiter Communications prior to the effective time of the merger with Media Metrix.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table provides information concerning the value of unexercised options held by each of the Named Executive Officers as of December 31, 2000.

                Number of Shares Underlying   Value of Unexercised
                  Unexercised Options at     In-The-Money Options at
                     December 31, 2000        December 31, 2000(1)
                --------------------------- -------------------------
Name            Exercisable   Unexercisable Exercisable Unexercisable
----            -----------   ------------- ----------- -------------
Tod Johnson....        --            --      $     --     $     --
Gene DeRose....    17,738        72,132        54,456       90,755
Kurt Abrahamson    17,738        72,132        54,456       90,755
Jean Robinson..    35,180        92,530       216,051      277,771
Mary Ann Packo.   110,108        97,204       799,247      262,234

--------
(1) Value is defined as the fair market price of Jupiter Media Metrix' common stock at December 31, 2000, less the exercise price. On December 29, 2000, the last trading day of the year, the last reported sales price of a share of Jupiter Media Metrix' common stock on the Nasdaq National Market was $9.3125.

Employment Agreements and Change of Control Arrangements

   In July 2001, Jupiter Media Metrix entered into an employment agreement with Robert Becker, its Chief Executive Officer. The employment agreement has an initial term of three years, subject to automatic one-year renewal terms, unless terminated at least 90 days prior to the end of the then-current term. The employment agreement provides that Mr. Becker will receive an initial annual base salary of $350,000, subject to appropriate increases at the discretion of the board of directors of Jupiter Media Metrix. During the term, Mr. Becker is entitled to receive a discretionary bonus amount of up to 75% of his base salary then in effect, based on the achievement of certain performance objectives. For calendar year 2001, Mr. Becker is entitled to receive a guaranteed bonus equal to 50% of his base salary then in effect. For any subsequent calendar year, Mr. Becker is entitled to receive a guaranteed bonus equal to 30% of his base salary then in effect. In addition, Mr. Becker was granted options to purchase 1,050,000 shares of common stock at an exercise price of $1.27, the closing price of the common stock on the date of grant. These options vest with respect to 25% of the shares covered thereby the first annual anniversary of the date of grant and in 36 equal monthly installments thereafter, in each case, as long as he remains employed with Jupiter Media Metrix.

   In September 2000, Jupiter Media Metrix entered into an employment agreement with Kurt Abrahamson. The employment agreement has an initial term of three years, subject to automatic one-year renewal terms, unless terminated at least 90 days prior to the end of the then-current term. The employment agreement provides that Mr. Abrahamson will receive an initial annual base salary of $200,000, subject to appropriate increases at the discretion of the Compensation Committee of the board. During the term, Mr. Abrahamson is entitled to receive a guaranteed bonus equal to 25% of his base salary then in effect and a discretionary bonus amount of up to 15% of his base salary then in effect, based on the achievement of certain performance objectives. In addition, Mr. Abrahamson was granted options to purchase 42,570 shares of common stock at an exercise price of $17.71, the closing price of the common stock on the date of grant. These options vest with respect to 25% of the shares covered thereby on September 20, 2001 and in 36 equal monthly installments thereafter, in each case, as long as he remains employed with Jupiter Media Metrix.

   In September 2000, Jupiter Media Metrix entered into an employment agreement with Jean Robinson. The employment agreement has an initial term of three years, subject to automatic one-year renewal terms, unless terminated at least 90 days prior to the end of the then-current term. The employment agreement provides that Ms. Robinson will receive an initial annual base salary of $195,000, subject to appropriate increases in the discretion of the Compensation Committee of the board. During the term, Ms. Robinson is entitled to receive a discretionary bonus amount of up to 40% of her base salary then in effect, based on the achievement of certain performance objectives. In addition, Ms. Robinson was granted options to purchase 23,650 shares of common stock at an exercise price of $17.71, the closing price of the common stock on the date of grant. These options vest with respect to 25% of the shares covered thereby on September 20, 2001 and in 36 equal monthly installments thereafter, in each case, as long as she remains employed with Jupiter Media Metrix.

   The employment agreements for Kurt Abrahamson and Jean Robinson provide that if the executive dies, becomes disabled or is terminated by Jupiter Media
Metrix for "due cause," it will pay to such executive or the executive's legal representative the base salary and, except in the case of termination for due cause, to the extent approved by the Compensation Committee of the board, bonus amounts, in all cases, accrued and unpaid to the date of such death, disability or termination. If Jupiter Media Metrix terminates the executive's employment without due cause, it will be required to (i) pay salary for eighteen months or until the expiration date of the employment agreement, whichever is longer, and
(ii) accelerate the vesting of all unvested options and permit the executive to exercise such accelerated options up to the anniversary of the termination date.

   The employment agreement for Robert Becker provides that if he dies, becomes disabled or is terminated by Jupiter Media Metrix for "due cause," it will pay to Mr. Becker or his legal representative any base salary accrued and unpaid to the date of such death disability or termination. In the case of death or disability, Mr. Becker of his legal representative will also receive the pro rated portion of any guaranteed bonus earned through the date of death or termination and any payments or benefits due under Jupiter Media Metrix' policies or benefit plans. If Jupiter Media Metrix terminates Mr. Becker's employment without due cause, it will be required to, in addition to the amounts indicated above, (i) pay salary and bonuses for eighteen months,
(ii) pay an additional 30% of Mr. Becker's total salary for eighteen months and
(iii) accelerate the vesting of all unvested options and permit Mr. Becker to exercise such accelerated options up to the anniversary of the termination date.

   In October 1999, in connection with the acquisition of AdRelevance, Inc., Jupiter Media Metrix entered into an amended and restated employment agreement with Will Hodgman. The agreement provides that Mr. Hodgman will receive an annual base salary of $155,000 and will continue to be employed as the President of AdRelevance until October 23, 2002. The agreement will renew for subsequent annual terms unless terminated by either party 90 days prior to the expiration of the then-current term. Mr. Hodgman's agreement is currently in its first renewal term. He is also entitled to receive an annual bonus of up to 30% of his base salary upon the achievement of certain individual and performance objectives.

   All of the options awarded by Jupiter Media Metrix to the Named Executive Officers during the year ended December 31, 2000 provide that, in the event that Jupiter Media Metrix is acquired by merger, asset sale or sale of more than 50% of Jupiter Media Metrix' voting securities by the stockholders, each outstanding option which is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent Jupiter Media Metrix' repurchase rights with respect to those shares are to be assigned to the successor corporation.

Jupiter Media Metrix Certain Relationships and Related Transactions

Employment Agreements

   In connection with the execution of the merger agreement, NetRatings has agreed to assume the existing employment between Kurt Abrahamson and Jupiter Media Metrix. On October 25, 2001 NetRatings entered into an employment agreement with William Hodgman under which Mr. Hodgman will become an Executive Vice President of NetRatings for an initial term of two years. For more information regarding these employment agreements, reference is made to "Interests of Jupiter Media Metrix Directors, Officers and Affiliates in the Merger" on page 56 of this proxy statement/prospectus.

Management Services Agreement

   Jupiter Media Metrix entered into a management services agreement with NPD and Tod Johnson on September 30, 1998. Mr. Johnson is the Chief Executive Officer and principal stockholder of NPD. Services which NPD provides to Jupiter Media Metrix include:

    . support of the operation and administration of Jupiter Media Metrix' panel, including recruitment, operation and compensation of the panel;

    .  access to panelists in NPD's panels;

    .  data capture and editing of data;

    .  data base structuring and storage of data;

    .  processing of reports and client support;

    .  provision of systems support and development as mutually agreed upon;

    . provision of computer time, storage and printing as reasonably necessary in connection with the provision of the services specified in the preceding items;

    .  support in connection with client service and sales;

    .  office space and facilities within NPD leased facilities; and

    .  the provision of NPD's hardware ownership survey.

   The management services agreement may be terminated by either party with 90 days' prior written notice, except that NPD may not terminate the management services agreement prior to March 31, 2002. When the management services agreement is terminated, NPD will provide Jupiter Media Metrix a copy of all data and documentation in its possession and developed during the performance of the services relating to Jupiter Media Metrix' business, and a perpetual, royalty-free, non-forfeitable license to such data and documentation with respect to operation of Jupiter Media Metrix' panel.

   As compensation for the services provided by NPD, Jupiter Media Metrix pays NPD on a monthly basis an amount equal to all expenses reasonably incurred by NPD in the performance of its duties under the management services agreement, plus 105% of the sum of (1) the amount of NPD's overhead allocable to Jupiter Media Metrix and (2) service charges such as computer rent, mail handling and printing and postage. NPD charged Jupiter Media Metrix approximately $3.0 million under the management services agreement in 2000, compared to $2.7 million in 1999.

   On May 12, 1999, Jupiter Media Metrix and NPD amended and restated the management services agreement to provide that NPD will be reimbursed $15,000 per month, or $180,000 per year, for Mr. Johnson's services. NPD was reimbursed $180,000 for Mr. Johnson's services in 2000. This amount represents all compensation to NPD for the services provided to Jupiter Media Metrix by Mr. Johnson during 2000. Mr. Johnson provided services to NPD in addition to those related to Jupiter Media Metrix and was compensated for those services. Compensation paid by NPD to Mr. Johnson exceeded the amounts paid by Jupiter Media Metrix to NPD.

   In October 2001, Jupiter Media Metrix and NPD amended the management services agreement to become effective on the closing of the transaction with NetRatings. The parties deleted the non-competition provision of the agreement and entered into separate non-competition agreements with Mr. Johnson and NPD. Jupiter Media Metrix has also agreed to provide NPD with a non-exclusive, royalty-free license during the term of the agreement to use the data and documentation which NPD generates during the performance of the services relating to Jupiter Media Metrix' business, and a perpetual, royalty-free and non-forfeitable license to such data and documentation upon the termination of the management services agreement.

Services Agreement

   Jupiter Media Metrix entered into a services agreement with NPD as of September 30, 1998, which replaced a prior services agreement having substantially similar terms. Under this agreement, Jupiter Media Metrix grants NPD and its affiliates access to its databases for any business purpose of NPD, provided that NPD or its affiliates' use of the databases is not in direct competition with Jupiter Media Metrix' business. Jupiter Media Metrix also granted NPD a non-exclusive license to use certain computer software owned by it which is used for Internet audience measurement. In addition, Jupiter Media Metrix agrees not to license its software to anyone else who will use the software to compete with NPD. Under the terms of the services agreement, Jupiter Media Metrix receives a monthly fee of $2,500 plus expenses. In 2000, Jupiter Media Metrix received an aggregate of $30,000 in fees and no reimbursed expenses. The services agreement is terminable by mutual consent of the parties or on 120 days' prior written notice by either party.

   In connection with the proposed transaction with NetRatings of Jupiter Media Metrix and NetRatings, Jupiter Media Metrix and NPD entered into a termination agreement providing that the services agreement would terminate effective as of the closing date of the acquisition.

License Agreement

   Jupiter Media Metrix entered into a license agreement dated as of November
5, 1998 with NPD, which replaced a prior license agreement having substantially similar terms. NPD grants Jupiter Media Metrix an exclusive, non-transferable worldwide license to use certain NPD computer software solely in connection with the operation of Jupiter Media Metrix' metering system. NPD will provide certain support services for the software, including the provision of updates and error corrections. This software enables Jupiter Media Metrix to construct its databases from the data collected from Jupiter Media Metrix' panelists. Jupiter Media Metrix pays NPD licensing fees of $11,000 per month payable quarterly, or $132,000 per year. In 2000, Jupiter Media Metrix paid NPD an aggregate of $132,000 in licensing fees. NPD may terminate the license by written notice upon (a) Jupiter Media Metrix' failure to pay the license fees after 30 days opportunity to cure, (b) any of Jupiter Media Metrix' representations having been materially incorrect when made, (c) Jupiter Media Metrix' material breach of the agreement after 30 days opportunity to cure, (d) Jupiter Media Metrix' bankruptcy, performance by Jupiter Media Metrix' obligations becoming unlawful, or (f) any change in law affecting Jupiter Media Metrix' ability to perform its obligations. The license is terminable by Jupiter Media Metrix upon 90 days' prior written notice to NPD.

Lease Arrangements

   Jupiter Media Metrix entered into a sublease agreement dated as of March 1, 2000 with NPD for the sixth floor of 352 Park Avenue South, New York, New York. Under this agreement, NPD will sublease to Jupiter Media Metrix the entire sixth floor of 352 Park Avenue South. The sublease shall last for a term of ten years. Under the sublease, Jupiter Media Metrix pays to NPD an annual rent of $391,000 for the first five years of the term and $414,000 for the remainder of the term. Annual rent is equal to the amount paid by NPD under their lease with the owner of 352 Park Avenue South. As consideration for NPD extending its credit to Jupiter Media Metrix under the lease, Jupiter Media Metrix has subleased to NPD, at a discount to the current market value, some of Jupiter Media Metrix' other leased properties in Manhattan.

Other

   Robert Kavner, one of Jupiter Media Metrix' directors, is also a director of FleetBoston Financial Corporation. Two affiliates of FleetBoston Financial Corporation have contracts with Jupiter Media Metrix. Robertson Stephens, Inc., an affiliate of FleetBoston, acted as financial advisor to Jupiter Media Metrix with its proposed acquisition by NetRatings.

  SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF JUPITER
                                 MEDIA METRIX

   Except as otherwise indicated, the following table sets forth information with respect to beneficial ownership of Jupiter Media Metrix' common stock as of October 25, 2001 by:

    . each person known by Jupiter Media Metrix to beneficially own more than 5% of its common stock;

    .  Jupiter Media Metrix' Named Executive Officers;

    .  each of Jupiter Media Metrix' directors; and

    .  all of Jupiter Media Metrix' executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Unless otherwise indicated, the address for those listed below is c/o Jupiter Media Metrix, Inc., 21 Astor Place, 6th Floor, New York, New York 10003. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such persons that are exercisable within 60 days of October 25, 2001, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 35,666,590 shares of common stock outstanding as of October 25, 2001.

                                                                 Shares Beneficially Owned
                                                                 ------------------------
Name of Beneficial Owner                                            Number        Percent
------------------------                                           ---------      -------
VNU NV(1)....................................................... 8,369,649         23.4%
Tod Johnson(2).................................................. 5,291,727         14.8%
The NPD Group, Inc.(3).......................................... 4,303,227         12.1%
Gene DeRose(4).................................................. 1,652,102          4.6%
Kurt Abrahamson(5)..............................................   872,625          2.4%
Robert Kavner(6)................................................   214,057            *
Will Hodgman(7).................................................   118,354            *
Jean Robinson(8)................................................    76,256            *
William Helman(9)...............................................    59,648            *
James Mortensen(10).............................................    54,514            *
Randy Pausch(11)................................................    51,312            *
Stig Kry(12)....................................................    31,123            *
Andrew Parsons(13)..............................................    24,187            *
Robert Becker...................................................         0            *
All directors and executive officers as a group (12 persons)(14) 8,445,905         23.4%

--------
*  Indicates less than one percent of the common stock.
(1) On November 5, 2001, Net Ratings, Sonoma Acquisition Corp., NMR, ACNielsen and VNU jointly filed a Schedule 13D reflecting beneficial ownership by such persons of an aggregate of 8,369,649 shares of Jupiter Media Metrix common stock, arising out of the signing of a stockholders agreement in connection with the acquisition of Jupiter Media Metrix by NetRatings. Under the stockholders agreement, certain Jupiter Media Metrix stockholders
    (i) agreed to vote their shares of Jupiter Media Metrix common stock in favor of the acquisition of Jupiter Media Metrix and against certain competing transactions and (ii) granted NetRatings an irrevocable proxy to vote their shares of Jupiter Media Metrix common stock in favor of the acquisition and against any competing transaction (see page 87). As of October 25, 2001, the Jupiter Media Metrix stockholders who signed the stockholders agreement held an aggregate 7,961,115 shares of Jupiter Media Metrix common stock with an additional 408,534 shares, in the aggregate, issuable on immediately exercisable options granted to such stockholders.

(2) Of the 5,291,727 shares of Jupiter Media Metrix common stock beneficially owned by Mr. Johnson, 4,303,227 shares are held indirectly through The NPD Group, Inc. ("NPD"), of which Mr. Johnson is the principal shareholder and Chief Executive Officer and 160,549 of such shares are required to be sold to certain present or former employees or advisors of NPD upon exercise of options granted on such shares under a NPD benefit plan. Also includes 125,000 shares issuable upon the exercise of options.
(3) Of the 4,303,227 shares of Jupiter Media Metrix common stock beneficially owned by NPD, 160,549 of such shares are required to be sold to certain present or former employees or advisors of NPD upon exercise of options granted on such shares under a NPD benefit plan. The address of NPD is 900 West Shore Road, Port Washington, NY 11050.
(4) Includes 72,132 shares issuable upon the exercise of options.
(5) Includes 42,865 shares issuable upon the exercise of options.
(6) Includes 24,857 shares issuable upon the exercise of options.
(7) Includes 7,500 shares issuable upon the exercise of options.
(8) Includes 73,021 issuable upon the exercise of options.
(9) Includes 872 shares held indirectly by trusts for the benefit of Mr. Helman's children and 18,853 shares issuable upon the exercise of options.
(10) Includes 20,000 shares held indirectly in Mr. Mortensen's individual retirement account and 25,705 shares issuable upon the exercise of options.
(11) All shares are issuable upon the exercise of options.
(12) Includes 28,123 shares issuable upon the exercise of options.
(13) Includes 12,187 shares issuable upon the exercise of options.
(14) Includes 481,555 shares issuable upon the exercise of options.

 COMPARISON OF RIGHTS OF STOCKHOLDERS OF JUPITER MEDIA METRIX AND STOCKHOLDERS
                                 OF NETRATINGS

   The following is a description of the material differences between the rights of holders of Jupiter Media Metrix common stock and NetRatings common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the certificates of incorporation and bylaws of each of NetRatings and Jupiter Media Metrix which we describe below for a more complete understanding of the differences between being a Jupiter Media Metrix stockholder and being a NetRatings stockholder. The certificates of incorporation and bylaws of each of NetRatings and Jupiter Media Metrix were previously filed as exhibits to the reports filed by NetRatings and Jupiter Media Metrix with the SEC.

   Both Jupiter Media Metrix and NetRatings were incorporated under the laws of the state of Delaware. Jupiter Media Metrix' certificate of incorporation and bylaws, each as currently in effect, and the Delaware General Corporation Law, or DGCL, govern your rights as a stockholder of Jupiter Media Metrix. After completion of the acquisition of Jupiter Media Metrix by NetRatings, you will become a stockholder of NetRatings and your rights as a stockholder of NetRatings will be governed by NetRatings' certificate of incorporation and bylaws and the DGCL.

Common Stock

   Each of NetRatings and Jupiter Media Metrix have one class of common stock issued and outstanding. Holders of NetRatings common stock and holders of Jupiter Media Metrix common stock are each entitled to one vote for each share held.

Preferred Stock

   The certificates of incorporation of each of NetRatings and Jupiter Media Metrix authorize their respective boards of directors to authorize for issuance shares of undesignated preferred stock in one or more series, and to fix the designations, rights and preferences of the shares of each series, and any qualifications, limitations or restrictions thereof. Jupiter Media Metrix' board of directors has authorized an aggregate of 150,000 shares of series A participating preferred stock for potential issuance under its stockholder rights plan. No shares of preferred stock of Jupiter Media Metrix are issued and outstanding. NetRatings' board has not designated any preferred stock for issuance and no shares of preferred stock of NetRatings are issued and outstanding.

Board of Directors

  Number

   The NetRatings' board of directors currently consists of eleven directors. Under NetRatings' certificate of incorporation the number of directors is required to be fixed exclusively by a majority of the entire board of directors. NetRatings' bylaws currently provide that the number of directors is to be three or more. NetRatings' directors are elected to hold office until the expiration of the term for which they are elected and until their successors are elected and qualified.

   The Jupiter Media Metrix bylaws provide that the number of directors will not be less than one. The Jupiter Media Metrix charter provides that the board of directors shall consist of six directors but the number of directors may be increased by resolution of the board of directors adopted by the affirmative vote of a majority of the continuing directors. The Jupiter Media Metrix board of directors currently consists of nine directors. The certificate of incorporation provides that the board of directors will be divided into three classes which will serve staggered three year terms. Jupiter Media Metrix directors are elected to hold office until their successors are elected and qualified.

  Special Meetings

   Under NetRatings' bylaws, special meetings of NetRatings' board of directors may be called by the chairman of the board, the president, any vice president, the secretary or any two directors, on four days' notice to each director if by mail or twenty-four (24) hours notice to each director if delivered personally or by telephone, telegram or facsimile.

   Under Jupiter Media Metrix' bylaws, special meetings of Jupiter Media Metrix' board of directors may be called by the chairman of the board or by the secretary within 10 calendar days after the receipt of a request from a majority of the board of directors. Written notice of special meetings of the board must be given to each director in a manner reasonably calculated to reach such director at least 48 hours prior to the time of such meeting.

  Removal

   Any NetRatings director or the entire board of directors, may be removed with or without cause by the vote of a majority of NetRatings' common stock. "Cause" is not defined in NetRatings' certificate of incorporation or bylaws.

   Under Jupiter Media Metrix' certificate of incorporation, directors may not be removed without cause unless an amendment is approved by the affirmative vote of either:

    . a majority of the continuing directors (in addition to the vote required by the DGCL); or

    . the affirmative vote of holders of 80% of the outstanding shares of capital stock entitled to vote; and

    . if an interested stockholder is proposing the amendment, the amendment must be approved by 66.67% of the outstanding shares of capital stock entitled to vote (excluding shares beneficially owned by the interested stockholder).

   Any Jupiter Media Metrix director, or the entire board of directors, may be removed from office for cause by the vote of a majority of the shares of Jupiter Media Metrix common stock. "Cause" is not defined in Jupiter Media Metrix' certificate of incorporation or bylaws.

  Vacancies

   NetRatings' bylaws provide that vacancies and newly created directorships on NetRatings' board of directors may be filled only by vote of a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Whenever NetRatings' certificate of incorporation allows the holders of any class or series of stock to elect one or more directors, vacancies and newly created directorships of such class or series may be filled by a majority of the directors elected by such class or series thereof then in office, or by a sole remaining director so elected. If there are no directors in office, then any officer or stockholder may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.

   Jupiter Media Metrix' bylaws provide that vacancies and newly created directorships resulting from an increase in the number of directors may be filled by vote of a majority of the directors then in office, though less than a quorum, or by a sole remaining director. In addition, the bylaws of Jupiter Media Metrix provide that any vacancy in a Media Metrix-appointed director's board seat must be filled by a person nominated by the remaining Media Metrix-appointed directors, and any vacancy in a Jupiter-appointed director's board seat must be filled by a person nominated by the remaining Jupiter-appointed directors.

  Cumulative Voting

   Neither NetRatings' nor Jupiter Media Metrix' certificate of incorporation provides for cumulative voting in the election of directors.

Stockholder Action by Written Consent

   Neither of NetRatings' and Jupiter Media Metrix' stockholders may take action by written consent and can only take action at annual or special meetings of stockholders.

Ability to Call Special Meetings of Stockholders

   Special meetings of NetRatings' stockholders may be called by a majority vote of the total number of authorized directors.

   Special meetings of Jupiter Media Metrix stockholders may be called by the chairman of the board or by the secretary of Jupiter Media Metrix within 10 days after receipt of the written request of a majority of the total number of directors.

Advance Notice Provisions For Stockholder Nominations and Proposals

   Under NetRatings' bylaws, for a stockholder proposal to be considered properly brought before the meeting by a stockholder, the notice must be both timely and in proper form.

   To be timely, the notice must be delivered to, or mailed and received by NetRatings' secretary at least 90 days before the meeting. If, however, NetRatings provided less than 100 days notice of the date of the meeting to its stockholders, the stockholder's notice must be received no later than ten days following the day on which NetRatings' mailed the notice of the meeting.

   To be in proper form, the notice must state:

    . the name and address of the stockholder who intends to make the nominations, the name and address of the person or persons to be nominated and/or the nature of the business to be proposed;

    . a representation that the stockholder is a holder of record of stock of NetRatings common stock and a statement as to whether the stockholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice and/or introduce the business specified in the notice;

    . if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) under which the nomination or nominations are to be made by the stockholder;

    . any other information regarding each nominee or each matter of business to be proposed by such stockholder that would be required to be included in a proxy statement filed under the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the board of directors; and

    . if applicable, the consent of each nominee to serve as director of NetRatings if so elected.

   Jupiter Media Metrix has no provision in its charter or bylaws providing for advance notice of a stockholder proposal or of a nomination of a person for election to the board of directors.

   However, the SEC's rules provide that any stockholder proposal submitted for inclusion in the proxy statement for an annual meeting must be submitted not less than 120 days before the anniversary of the date of the company's proxy statement released to stockholders in connection with the previous year's annual meeting. The rules also provide various methods by which a stockholder must prove his or her eligibility to submit a proposal and what additional information must be submitted to the company for inclusion in the proxy statement.

Amendment of Certificate of Incorporation

   Under the DGCL, unless a higher vote is required by a corporation's certificate of incorporation, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors and the affirmative vote of the holders of a majority of the issued outstanding shares entitled to vote for the amendment.

   NetRatings' certificate of incorporation does not contain any provisions requiring a vote greater than that required by Delaware law to amend its certificate of incorporation.

   Jupiter Media Metrix' certificate of incorporation provides that, in addition to the approval required under Delaware law, an amendment or repeal of any provision relating to the classification of the board of directors or the removal of directors will require the affirmative vote of either:

    .  a majority of the continuing directors; or

    .  the affirmative vote of holders of:

       -- 80% of the outstanding shares of capital stock entitled to vote; and

       -- if an interested stockholder is proposing the amendment, 66.67% of the outstanding shares of capital stock entitled to vote which are not beneficially owned by the interested stockholder.

Amendment of Bylaws

   Under the DGCL, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer that power on the board of directors. Even if the board is given that power, the stockholders always have the power to adopt, amend or repeal bylaws.

   NetRatings' certificate of incorporation expressly grants its board of directors the power to adopt, amend or repeal NetRatings' bylaws by the approval of a majority of the total number of authorized directors.

   The Jupiter Media Metrix bylaws provide that generally, the bylaws may be altered, amended or repealed by a majority of directors then constituting the board of directors at any regular meeting of the board of directors without prior notice, or at any special meetings of the board of directors if notice of such alteration, amendment, or repeal is contained in the notice of such special meeting.

   The Jupiter Media Metrix charter provides that the provisions in the bylaws relating to special meetings of stockholders, the number, election and term of directors, director vacancies, additional directors and removal of directors from office, and amendment to the bylaws, may not, however, be repealed or amended, and no provision inconsistent with these provisions may be adopted by the stockholders unless such action is approved by either:

    .  a majority of the continuing directors; or

    .  the affirmative vote of holders of:

       -- 80% of the outstanding shares of capital stock entitled to vote; and

       -- if an interested stockholder is proposing the amendment, 66.67% of the outstanding shares of capital stock entitled to vote which are not beneficially owned by the interested stockholder.

   The bylaws of Jupiter Media Metrix provide that any vacancy in a Media Metrix-appointed director's board seat must be filled by a person nominated by the remaining Media Metrix-appointed directors, and any vacancy in a Jupiter-appointed director's board seat must be filled by a person nominated by the remaining Jupiter-appointed directors. This provision regarding the system of appointing replacement directors may be altered, amended, or repealed, but only by the stockholders of the corporation in accordance with the charter and bylaws, or by the affirmative vote of 66.67% of the number of directors then constituting the board of directors (without regard to any vacancies then existing) at a regular meeting of the board of directors without notice, or at any special meeting of the board of directors if notice of such alteration, amendment, or repeal is contained in the notice of such special meeting.

State Anti-Takeover Statutes

   NetRatings and Jupiter Media Metrix are both subject to Section 203 of the DGCL, which under certain circumstances may make it more difficult for a person who would be an "interested stockholder," as defined in Section 203, to effect various business combinations with either NetRatings or Jupiter Media Metrix for a three-year period. Under Delaware law, a corporation's certificate of incorporation may exclude a corporation from the restrictions imposed by
Section 203. Neither of the certificates of incorporation of NetRatings and Jupiter Media Metrix exclude the restrictions of Section 203.

Limitation of Liability of Directors

   The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director's fiduciary duty, subject to certain limitations. Jupiter Media
Metrix' and NetRatings' respective certificates of incorporation include such a provision to the maximum extent permitted by law and both provide that the repeal or amendment by the stockholders of the certificate of incorporation's limitation of liability provisions for directors shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

   While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate that duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

Indemnification of Directors and Officers

   The DGCL permits a corporation to indemnify directors and officers for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

   Both NetRatings' and Jupiter Media Metrix' bylaws provide that any person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director, officer, employee or agent, or is or was serving at the request of NetRatings or Jupiter Media Metrix, as the case may be, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorney's fees, judgments, fines and amounts paid in settlement by NetRatings or Jupiter Media Metrix, as the case may be, to the extent permitted by the DGCL. The indemnification rights conferred by NetRatings and Jupiter Media Metrix are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, NetRatings' or Jupiter Media Metrix' certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. In addition, NetRatings and Jupiter Media Metrix are authorized to purchase and maintain insurance on behalf of their directors and officers.

   Additionally, NetRatings and Jupiter Media Metrix may pay expenses incurred by their respective directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only if NetRatings or Jupiter Media Metrix, as the case may be, receives an agreement from that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by NetRatings or Jupiter Media Metrix, as authorized by the respective bylaws of NetRatings and Jupiter Media Metrix.

   In addition, under the terms of the merger agreement, NetRatings has agreed to fulfill and honor in all respects the indemnification provisions in Jupiter Media Metrix' certificate of incorporation and bylaws with respect to the directors, officers, employees and agents of Jupiter Media Metrix prior to the merger.

Stockholder Rights Plans

   Under Delaware law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of such shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of such rights.

   NetRatings has not adopted a stockholder rights agreement.

   On May 16, 2001, the board of directors of Jupiter Media Metrix declared a dividend of one right to purchase one one-thousandth share of Jupiter Media Metrix' series A participating preferred stock for each outstanding share of its common stock. The dividend was payable on June 1, 2001, to shareholders of record as of the close of business on that date. Each right entitles the registered holder to purchase from Jupiter Media Metrix one one-thousandth of a share of Series A Preferred at an exercise price of $13.00, subject to adjustment. The rights will separate from the common stock upon the earlier of:

    . the tenth day after a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of Jupiter Media Metrix' outstanding common stock, except in the case of The NPD Group, Inc., together with Tod Johnson, the principal shareholder of NPD and its Chairman and CEO, which will be permitted to purchase up to 20% of Jupiter Media Metrix' common stock, or

    . the tenth business day after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of Jupiter Media Metrix' outstanding common stock, except in the case of NPD and Tod Johnson (as a group), which will be permitted to purchase up to 20% of Jupiter Media Metrix' outstanding common stock.

   Upon the happening of one of the two events listed in the first paragraph above, each right (other than rights held by the acquiring person) will be exercisable for Jupiter Media Metrix common stock having a value equal to two times the exercise price of the right. If Jupiter Media Metrix is acquired or sells 50% or more of its assets, then each right will receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the exercise price of the right.

   At any time on or prior to ten days after the happening of one of the two events listed in the first paragraph above, Jupiter Media Metrix may redeem the rights at a price of $0.01 per Right.

   Jupiter Media Metrix' rights agreement contains rights that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire Jupiter Media Metrix without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of Jupiter Media Metrix' board to negotiate with an acquiror on behalf of all the stockholders. In addition, the rights should not interfere with a proxy contest.

   Jupiter Media Metrix has amended its rights agreement as of October 25, 2001, and the board of directors of Jupiter Media Metrix has taken all such other actions as are necessary to prevent the rights agreement from being triggered by or applicable to the merger with NetRatings.

                                    EXPERTS

   The financial statements of NetRatings at December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000, included in NetRatings' annual report on Form 10-K for the year ended December 31, 2000, which is referred to and made a part of this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of Jupiter Media Metrix at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, appearing in the proxy statement/prospectus of Jupiter Media Metrix, Inc. which is referred to and made a part of this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of Jupiter Communications at December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, included in the proxy statement/prospectus of Jupiter Media Metrix, Inc. which is referred to and made a part of this prospectus and registration statement, have been audited by KPMG, LLP independent accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The financial statements of ACNielsen eRatings.com as of December 31, 2000 and 1999, and for the year ended December 31, 2000 and for the period from September 22, 1999 (date of inception) through December 31, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL MATTERS

   The validity of the shares of NetRatings common stock offered by this proxy statement/prospectus will be passed upon for NetRatings by Gray Cary Ware & Freidenrich LLP, Palo Alto, California.

                             STOCKHOLDER PROPOSALS

   Jupiter Media Metrix does not have advance notice provisions under its bylaws for stockholder business to be presented at meetings of stockholders. The rules promulgated by the SEC under the Exchange Act entitle a Jupiter Media Metrix stockholder to require Jupiter Media Metrix to include a stockholder proposal in the proxy materials distributed by Jupiter Media Metrix. However, the SEC rules do not require Jupiter Media Metrix to include in its proxy materials any nomination for election to the board of directors (or any other office with Jupiter Media Metrix), impose certain other limitations on the content of a stockholder proposal, and also contain certain eligibility, timeliness, and other requirements (including the requirement that the proponent must have continuously held at least $2,000 in market value or 1% of Jupiter Media Metrix' common stock for at least one year before the proposal is submitted by the proponent).

   Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of Jupiter Media Metrix must be received by Jupiter Media Metrix no later than December 20, 2001 and must satisfy the conditions established by the SEC for stockholder proposals to be included in Jupiter Media Metrix proxy statement for that meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

   Jupiter Media Metrix and NetRatings file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

   NetRatings filed a registration statement on Form S-4 to register with the SEC NetRatings common stock to be issued to Jupiter Media Metrix stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of NetRatings as well as being a proxy statement of Jupiter Media Metrix for the Jupiter Media Metrix special meeting.

   NetRatings has supplied all the information contained in this proxy statement/prospectus relating to NetRatings and Jupiter Media Metrix has supplied all such information relating to Jupiter Media Metrix. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information relating to NetRatings and Jupiter Media Metrix, which you can find in the registration statement or the exhibits to the registration statement or which is filed with the SEC.

   Some of the important business and financial information relating to NetRatings that you may want to consider in deciding how to vote is not included in this proxy statement/prospectus, but rather is "incorporated by reference" from documents that have been previously filed by NetRatings with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus.

   If you are a Jupiter Media Metrix stockholder, you can obtain any of the documents incorporated by reference through NetRatings or the SEC. Documents incorporated by reference are available from NetRatings without charge, excluding all exhibits. You may obtain documents incorporated by reference in this proxy statement/prospectus free of charge by requesting them orally or in writing to the following addresses or by telephone:

             NetRatings, Inc.
             Investor Relations
             890 Hillview Court, Suite 300
             Milpitas, California 95035
             (408) 941-2900

   To ensure timely delivery, you must make this request no later than five
business days before the special meeting or    , 2002.

   You should rely only on the information contained in or incorporated by reference in this proxy statement/prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than the date hereof, and neither the mailing of this proxy statement/prospectus to Jupiter Media Metrix stockholders nor the issuance of NetRatings common stock in the merger shall create any implication to the contrary.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   NetRatings files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document NetRatings files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. NetRatings' SEC filings are also available to the public from NetRatings' website at http://www.netratings.com or at the SEC's website at http://www.sec.gov.

   The SEC allows NetRatings to "incorporate by reference" the information NetRatings files with the SEC, which means that NetRatings can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, and later information filed with the SEC will update and supersede this information. NetRatings incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934, as amended until this merger is completed:

   1. NetRatings' Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed March 30, 2001, including certain information in NetRatings' Definitive Proxy Statement in connection with NetRatings' 2001 Annual Meeting of Stockholders;

   2. NetRatings' Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 filed May 14, 2001, August 14, 2001 and November 14, 2001, respectively;

   3. NetRatings' Current Reports on Form 8-K filed on July 3, 2001, November 9, 2001 and November 13, 2001; and

   4. The description of NetRatings' common stock contained in NetRatings' Registration Statement on Form 8-A on November 2, 1999, including any amendment or report filed for the purpose of updating such description.

   You may request a copy of NetRatings' filings, free of charge, by writing or telephoning NetRatings at the following address:

             NetRatings
             Investor Relations
             890 Hillview Court
             Milpitas, CA 95035
             (408) 941-2900

   You must request this information no later than five business days before
the date of the special meeting or           , 2002 to ensure timely delivery.

 INDEX TO FINANCIAL STATEMENTS OF JUPITER MEDIA METRIX, JUPITER COMMUNICATIONS
                          AND ACNIELSEN eRATINGS.com

   The following financial documents are filed as part of this proxy statement/prospectus:

Jupiter Media Metrix

                                                                                             Page
                                                                                             ----
Report of Ernst & Young LLP, Independent Auditors........................................... F-2
Consolidated Balance Sheets, September 30, 2001 (unaudited), December 31, 2000 and 1999..... F-3
Consolidated Statements of Operations for the nine months ended September 30, 2001 and
  September 30, 2000 (unaudited) and years ended December 31, 2000, 1999 and 1998........... F-4
Consolidated Statements of Stockholders' Equity for the nine months ended September 30, 2001
  (unaudited) and years ended December 31, 2000, 1999 and 1998.............................. F-5
Consolidated Statements of Cash Flows for the nine months ended September 30, 2001 and
  September 30, 2000 (unaudited) and years ended December 31, 2000, 1999 and 1998........... F-6
Notes to Consolidated Financial Statements.................................................. F-7

Jupiter Communications

                                                                                            Page
                                                                                            ----
Report of KPMG LLP, Independent Auditors................................................... F-26
Consolidated Balance Sheets, June 30, 2000 (unaudited), December 31, 1999 and 1998......... F-27
Consolidated Statements of Operations for the six months ended June 30, 2000 and
  1999 (unaudited) and years ended December 31, 1999, 1998 and 1997........................ F-28
Consolidated Statements of Stockholders' Equity/Members Deficiency for the six months ended
  June 30, 2000 (unaudited) and years ended December 31, 1999, 1998 and 1997............... F-29
Consolidated Statements of Cash Flows for the six months ended June 30, 2000 and
  1999 (unaudited) and years ended December 31, 1999, 1998 and 1997........................ F-30
Notes to Consolidated Financial Statements................................................. F-31

ACNielsen eRatings.com

                                                                                           Page
                                                                                           ----
Report of Independent Public Accountants.................................................. F-45
Balance Sheets, December 31, 2000 and December 31, 1999................................... F-46
Statements of Operations for the year ended December 31, 2000 and period from
  September 22, 1999 through December 31, 1999............................................ F-47
Statements of Shareholders' Equity for the years ended December 31, 2000 and 1999......... F-48
Statements of Cash Flows for the year ended December 31, 2000 and period from September 22 through December 31, 1999............................................................... F-49
Notes to Financial Statements............................................................. F-50
Condensed Balance Sheets, December 31, 2000 and September 30, 2001 (unaudited)............ F-57
Condensed Statements of Operations for the nine months ended
  September 30, 2000 and 2001 (unaudited)................................................. F-58
Notes to Condensed Financial Statements (unaudited)....................................... F-59

                        REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
Jupiter Media Metrix, Inc.

   We have audited the accompanying consolidated balance sheets of Jupiter Media Metrix, Inc. (formerly Media Metrix, Inc.) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jupiter Media Metrix, Inc. and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

New York, New York
February 7, 2001

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   December 31,
                                                           ---------------------------
                                                                                        September 30,
                                                               2000           1999          2001
                                                           -------------  ------------  -------------
                                                                                         (Unaudited)
Assets
Current assets:
   Cash and cash equivalents.............................. $  79,860,236  $ 97,363,634  $  28,929,067
   Marketable securities..................................    18,080,220    14,877,222      4,139,403
   Receivables:
       Trade, less allowance for doubtful accounts of
         $3,492,000 in 2001, $2,597,000 in 2000 and
         $500,000 in 1999.................................    33,765,623     5,473,299     22,761,675
       Expenditures billable to clients...................     1,252,762       520,084         54,479
                                                           -------------  ------------  -------------
   Total receivables......................................    35,018,385     5,993,383     22,816,154
   Prepaid expenses and other current assets..............     6,819,122       454,072      3,901,526
                                                           -------------  ------------  -------------
Total current assets......................................   139,777,963   118,688,311     59,786,150
Property and equipment at cost, net.......................    35,424,739     5,307,667     26,591,436
Intangibles acquired, net.................................   461,615,207    52,948,261     61,831,811
Due from minority interests in consolidated subsidiaries..     2,478,203     1,617,384      1,305,999
Other assets..............................................     7,679,501       282,801        531,513
                                                           -------------  ------------  -------------
Total assets.............................................. $ 646,975,613  $178,844,424  $ 150,046,909
                                                           =============  ============  =============
Liabilities and stockholders' equity
Current Liabilities:
   Accounts payable and accrued liabilities............... $  32,211,664  $ 10,115,492  $  52,333,791
   Due to related parties.................................     3,646,291       444,495      2,467,912
   Advance billings to clients............................    39,923,326     5,125,613     17,420,040
   Current portion of long-term debt......................       710,845       196,268        138,078
                                                           -------------  ------------  -------------
Total current liabilities.................................    76,492,126    15,881,868     72,359,821
Deferred rent.............................................     1,659,110            --      2,111,139
Long-term debt............................................            --       173,387             --
Commitments and contingencies
   Stockholders' equity:
   Preferred stock, $.01 par value -- shares authorized:
     10,000,000 in 2001 and 2000 and 5,000,000 in 1999,
     none issued and outstanding..........................            --            --             --
   Common stock, $.01 par value -- shares authorized:
     150,000,000 in 2001 and 2000 and 60,000,000 in 1999;
     shares issued and outstanding: 35,501,840 in 2001,
     35,155,362 in 2000 and 19,681,999 in 1999............       351,554       196,820        355,019
   Additional paid-in capital.............................   685,807,640   202,031,538    684,966,801
   Accumulated other comprehensive loss...................       (94,646)      (82,424)       114,589
   Accumulated deficit....................................  (101,431,044)  (38,110,438)  (599,912,424)
   Deferred compensation..................................   (15,809,127)   (1,246,327)    (9,948,036)
                                                           -------------  ------------  -------------
Total stockholders' equity................................   568,824,377   162,789,169     75,575,949
                                                           -------------  ------------  -------------
Total liabilities and stockholders' equity................ $ 646,975,613  $178,844,424  $ 150,046,909
                                                           =============  ============  =============

                            See accompanying notes.

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                Nine months ended
                                          Year ended December 31,                 September 30,
                                  ---------------------------------------  ---------------------------
                                      2000          1999         1998          2001           2000
                                  ------------  ------------  -----------  -------------  ------------
                                                                                   (Unaudited)
Revenues:
   Measurement................... $ 51,828,704  $ 20,500,127  $ 6,330,485  $  36,019,918  $ 36,786,485
   Research services.............   17,238,521            --           --     35,380,345     1,954,860
   Events and other..............    8,710,574            --           --      3,282,682       556,817
                                  ------------  ------------  -----------  -------------  ------------
Total revenues...................   77,777,799    20,500,127    6,330,485     74,682,945    39,298,162
Cost of revenues.................   32,752,051    10,291,392    4,120,569     36,026,257    13,947,656
                                  ------------  ------------  -----------  -------------  ------------
Gross profit.....................   45,025,748    10,208,735    2,209,916     38,656,688    25,350,506
Operating expenses:
   Research and development......   16,077,869     5,044,068    1,382,375     20,098,454    11,634,418
   Sales and marketing...........   29,427,370     9,116,727    2,888,195     27,340,908    15,871,316
   General and administrative....   25,881,824     6,755,220    2,715,705     29,471,043    10,709,080
   Amortization of deferred
     compensation and other
     stock-based compensation....    2,551,200     1,060,108      368,550      4,678,067       652,100
   Amortization and write-
     down of intangibles.........   46,629,356     7,312,505      479,000    402,171,002    19,284,438
   Restructuring and other
     charges.....................           --            --           --     51,259,036            --
   Acquired in-process research
     and development.............           --     6,800,000    1,600,000             --            --
                                  ------------  ------------  -----------  -------------  ------------
Total operating expenses.........  120,567,619    36,088,628    9,433,825    535,018,510    58,151,352
                                  ------------  ------------  -----------  -------------  ------------
Loss from operations.............  (75,541,871)  (25,879,893)  (7,223,909)  (496,361,822)  (32,800,846)
Minority interests...............    5,990,455     1,688,542                   2,055,265     2,293,757
Loss on sale of subsidiary.......           --            --           --       (663,646)           --
Loss on write-off of investments.           --            --           --     (5,477,445)           --
Interest income, net.............    6,230,810     2,283,350       65,211      1,966,268     4,584,665
                                  ------------  ------------  -----------  -------------  ------------
Net loss.........................  (63,320,606)  (21,908,001)  (7,158,698)  (498,481,380)  (25,922,424)
Preferred dividends..............           --      (109,195)    (313,738)            --            --
                                  ------------  ------------  -----------  -------------  ------------
Net loss applicable to common
  stockholders................... $(63,320,606) $(22,017,196) $(7,472,436) $(498,481,380) $(25,922,424)
                                  ============  ============  ===========  =============  ============
Basic and diluted net loss per
  share applicable to common
  stockholders................... $      (2.63) $      (1.34) $     (0.98) $      (14.07) $      (1.27)
                                  ============  ============  ===========  =============  ============
Shares used in the calculation of
  basic and diluted net loss per
  share applicable to common
  stockholders...................   24,083,177    16,445,295    7,618,511     35,431,916    20,355,084
                                  ============  ============  ===========  =============  ============

                            See accompanying notes.

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 Years ended December 31, 2000, 1999 and 1998



                                                                                              Accumulated
                                                 Common Stock      Additional     Common         Other
                                              -------------------   Paid-in       Stock      Comprehensive Accumulated
                                                Shares    Amount    Capital      Issuable        Loss        Deficit
                                              ---------- -------- ------------  -----------  ------------- ------------
Balance at December 31, 1997.................  6,523,330 $ 65,233 $    281,656  $        --    $     --    $ (8,620,806)
Net loss.....................................         --       --           --           --          --      (7,158,698)
Conversion of Series A Convertible
 Preferred Stock.............................  2,155,176   21,552    3,978,439           --          --              --
Conversion of Series B Convertible
 Preferred Stock.............................    520,590    5,206    1,494,794           --          --              --
Issuance of common stock in
 connection with acquisition.................  3,890,825   38,908   10,461,092           --          --              --
Exercise of warrants.........................      8,887       89          197           --          --              --
Sale of common stock -- 194,380
 shares issuable.............................         --       --           --    1,999,831          --              --
Employee stock options.......................         --       --    1,933,025           --          --              --
Amortization of deferred compensation........         --       --           --           --          --              --
Accrual of redeemable preferred stock
 dividends...................................         --       --           --           --          --        (313,738)
                                              ---------- -------- ------------  -----------    --------    ------------
Balance at December 31, 1998................. 13,098,808  130,988   18,149,203    1,999,831          --     (16,093,242)
Comprehensive loss:
   Net loss..................................         --       --           --           --          --     (21,908,001)
   Unrealized loss on marketable securities..         --       --           --           --     (64,134)             --
   Foreign currency translation..............         --       --           --           --     (18,290)             --

Total comprehensive loss.....................         --       --           --           --          --              --
Issuance of common stock issuable............    194,380    1,944    1,997,887   (1,999,831)         --              --
Initial and secondary public offering net of
 $6,727,500 of related costs and expenses....  4,750,000   47,500  120,430,000           --          --              --
Issuance of common stock in
 connection with acquisition.................    697,664    6,977   59,393,023           --          --              --
Exercise of warrants and stock options.......    941,147    9,411    1,319,465           --          --              --
Employee stock options.......................         --       --      325,000           --          --              --
Amortization of deferred compensation........         --       --           --           --          --              --
Reversal of deferred compensation of
 options forfeited...........................         --       --      (98,231)          --          --              --
Acceleration of vesting on options...........         --       --      515,191           --          --              --
Accrual of Redeemable Preferred Stock
 dividends...................................         --       --           --           --          --        (109,195)
                                              ---------- -------- ------------  -----------    --------    ------------
Balance at December 31, 1999................. 19,681,999  196,820  202,031,538           --     (82,424)    (38,110,438)
Comprehensive loss:
   Net loss..................................         --       --           --           --          --     (63,320,606)
   Unrealized gain on marketable securities..         --       --           --           --      77,263              --
   Foreign currency translation..............         --       --           --           --     (89,485)             --

Total comprehensive loss.....................         --       --           --           --          --              --
Issuance of common stock in connection with
 merger with Jupiter Communications, Inc..... 14,921,856  149,219  477,600,529           --          --              --
Issuance of common stock in connection
 with other acquisitions.....................    134,921    1,349    2,752,603           --          --              --
Exercise of options..........................    416,586    4,166      868,970           --          --              --
Amortization of deferred compensation........         --       --           --           --          --              --
Employee stock options.......................         --       --    2,866,000           --          --              --
Reversal of deferred compensation of
 options forfeited...........................         --       --     (425,000)          --          --              --
Acceleration of vesting on options...........         --       --      113,000           --          --              --
                                              ---------- -------- ------------  -----------    --------    ------------



                                                                Total
                                                Deferred    Stockholders'
                                              Compensation     Equity
                                              ------------  -------------
Balance at December 31, 1997................. $         --  $ (8,273,917)
Net loss.....................................           --    (7,158,698)
Conversion of Series A Convertible
 Preferred Stock.............................           --     3,999,991
Conversion of Series B Convertible
 Preferred Stock.............................           --     1,500,000
Issuance of common stock in
 connection with acquisition.................           --    10,500,000
Exercise of warrants.........................           --           286
Sale of common stock -- 194,380
 shares issuable.............................           --     1,999,831
Employee stock options.......................   (1,933,025)           --
Amortization of deferred compensation........      368,550       368,550
Accrual of redeemable preferred stock
 dividends...................................           --      (313,738)
                                              ------------  ------------
Balance at December 31, 1998.................   (1,564,475)    2,622,305
Comprehensive loss:
   Net loss..................................           --   (21,908,001)
   Unrealized loss on marketable securities..           --       (64,134)
   Foreign currency translation..............           --       (18,290)
                                                            ------------
Total comprehensive loss.....................           --   (21,990,425)
Issuance of common stock issuable............           --            --
Initial and secondary public offering net of
 $6,727,500 of related costs and expenses....           --   120,477,500
Issuance of common stock in
 connection with acquisition.................           --    59,400,000
Exercise of warrants and stock options.......           --     1,328,876
Employee stock options.......................     (325,000)           --
Amortization of deferred compensation........      544,917       544,917
Reversal of deferred compensation of
 options forfeited...........................       98,231            --
Acceleration of vesting on options...........           --       515,191
Accrual of Redeemable Preferred Stock
 dividends...................................           --      (109,195)
                                              ------------  ------------
Balance at December 31, 1999.................   (1,246,327)  162,789,169
Comprehensive loss:
   Net loss..................................           --   (63,320,606)
   Unrealized gain on marketable securities..           --        77,263
   Foreign currency translation..............           --       (89,485)
                                                            ------------
Total comprehensive loss.....................           --   (63,332,828)
Issuance of common stock in connection with
 merger with Jupiter Communications, Inc.....  (14,560,000)  463,189,748
Issuance of common stock in connection
 with other acquisitions.....................           --     2,753,952
Exercise of options..........................           --       873,136
Amortization of deferred compensation........    2,438,200     2,438,200
Employee stock options.......................   (2,866,000)           --
Reversal of deferred compensation of
 options forfeited...........................      425,000            --
Acceleration of vesting on options...........           --       113,000
                                              ------------  ------------

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

                 Years ended December 31, 2000, 1999 and 1998



                                                                                         Accumulated
                                                Common Stock      Additional    Common      Other
                                             -------------------   Paid-in      Stock   Comprehensive  Accumulated
                                               Shares    Amount    Capital     Issuable     Loss         Deficit
                                             ---------- -------- ------------  -------- ------------- -------------
Balance at December 31, 2000................ 35,155,362 $351,554 $685,807,640    $ --     $ (94,646)  $(101,431,044)
Comprehensive loss:
   Net loss.................................         --       --           --      --            --    (498,481,380)
   Unrealized loss on remarketable
    securities..............................         --       --           --      --        (2,312)             --
   Foreign currency translation.............         --       --           --      --       211,547              --

Total comprehensive loss....................         --       --           --      --            --              --
Exercise of options.........................    346,478    3,465      342,185      --            --              --
Amortization of deferred compensation.......         --       --           --      --            --              --
Reversal of deferred compensation of options
 forfeited..................................         --       --   (1,208,690)     --            --              --
Compensation expense for options issued.....         --       --       25,666      --            --              --
                                             ---------- -------- ------------    ----     ---------   -------------
Consolidated Balance at September 30,
 2001....................................... 35,501,840 $355,019 $684,966,801    $ --     $ 114,589   $(599,912,424)
                                             ========== ======== ============    ====     =========   =============



                                                                Total
                                               Deferred     Stockholders'
                                             Compensation      Equity
                                             -------------  -------------
Balance at December 31, 2000................ $ (15,809,127) $ 568,824,377
Comprehensive loss:
   Net loss.................................            --   (498,481,380)
   Unrealized loss on remarketable
    securities..............................            --         (2,312)
   Foreign currency translation.............            --        211,547
                                                            -------------
Total comprehensive loss....................            --   (498,272,145)
Exercise of options.........................            --        345,650
Amortization of deferred compensation.......     4,652,401      4,652,401
Reversal of deferred compensation of options
 forfeited..................................     1,208,690             --
Compensation expense for options issued.....            --         25,666
                                             -------------  -------------
Consolidated Balance at September 30,
 2001.......................................  $(9,948,036)  $  75,575,949
                                             =============  =============

                            See accompanying notes.

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                      Nine months ended
                                                                Year ended December 31,                 September 30,
                                                        ---------------------------------------  ---------------------------
                                                            2000          1999         1998          2001           2000
                                                        ------------  ------------  -----------  -------------  ------------
Operating Activities
Net loss............................................... $(63,320,606) $(21,908,001) $(7,158,698) $(498,481,380) $(25,922,424)
Adjustments to reconcile net loss to net cash used in
 operating activities:
   Charge for acquired in process research and
    development........................................           --     6,800,000    1,600,000             --            --
   Restructuring and other charges.....................           --            --           --     51,259,036            --
   Loss on disposal of equipment.......................           --        43,123       13,174             --            --
   Loss on sale of subsidiary..........................           --            --           --        663,646            --
   Loss on write-off of investments....................           --            --           --      5,477,445            --
   Provision for bad debts.............................      191,000       387,000      160,600      2,545,133       146,155
   Depreciation and amortization of property and
    equipment..........................................    5,452,158       515,912       65,969      7,097,220     3,211,768
   Amortization of deferred compensation and other
    stock-based compensation...........................    2,551,200     1,060,108      368,550      4,678,067       652,100
   Amortization of intangibles.........................   46,629,356     7,312,505      479,000    402,171,002    19,284,438
   Minority Interests..................................   (5,990,455)   (1,688,542)          --     (2,055,265)   (2,293,757)
   Deferred rent.......................................      188,110            --           --        378,949            --
   Changes in operating assets and liabilities:
      Receivables......................................  (15,525,002)   (5,000,046)    (427,652)     9,657,498   (10,045,416)
      Prepaid expenses and other current assets........      147,750       (44,631)     (13,625)     1,873,996      (329,244)
      Other assets.....................................     (534,512)       16,653       28,976      1,456,991        78,405
      Accounts payable and accrued liabilities.........   (7,216,828)    7,008,832      657,737    (15,365,004)   (5,269,378)
      Advance billings to clients......................    3,457,713     3,727,671      393,581    (22,211,076)    6,582,708
      Due to related parties...........................    3,201,796    (4,261,330)   3,421,510     (1,204,076)       67,382
                                                        ------------  ------------  -----------  -------------  ------------
Net cash used in operating activities..................  (30,768,320)   (6,030,746)    (410,878)   (52,057,818)  (13,837,263)
                                                        ------------  ------------  -----------  -------------  ------------
Investing activities
Purchase of marketable securities......................   (3,125,735)  (14,941,356)          --     13,938,605    (7,117,195)
Cash acquired, net of acquisition costs and cash paid..   32,043,456       500,511    3,185,112             --    38,460,876
Acquisition earn-out payment...........................           --            --           --     (4,918,014)           --
Additions to property and equipment....................  (19,999,230)   (4,733,977)    (117,489)    (9,918,026)  (13,758,227)
Purchase of license....................................           --            --           --     (1,000,000)           --
Proceeds from the sales of fixed assets................           --            --        5,300             --            --
Security deposits......................................     (870,188)     (191,336)          --             --      (799,033)
                                                        ------------  ------------  -----------  -------------  ------------
Net cash provided by (used in) investing activities....    8,048,303   (19,366,158)   3,072,923     (1,897,435)   16,786,421
                                                        ------------  ------------  -----------  -------------  ------------
Financing activities
Repayment on long term debt............................     (656,610)   (2,321,771)     (19,155)      (772,767)     (144,982)
Proceeds from exercise of warrants and stock options...      873,136     1,328,876    1,500,286        345,649       442,038
Net proceeds from initial and secondary public offering           --   120,477,500           --             --            --
Redemption of redeemable preferred stock...............           --    (4,788,955)          --             --            --
Contributions from minority interests..................    5,129,636        71,158           --      3,227,469     3,601,356
Sale of common stock...................................           --            --    1,999,831             --            --
                                                        ------------  ------------  -----------  -------------  ------------
Net cash provided by financing activities..............    5,346,162   114,766,808    3,480,962      2,800,351     3,898,412
                                                        ------------  ------------  -----------  -------------  ------------
Effect of exchange rate changes on cash................     (129,543)      (18,290)          --        223,733      (129,883)
                                                        ------------  ------------  -----------  -------------  ------------
Net increase (decrease) in cash and cash equivalents...  (17,503,398)   89,351,614    6,143,007    (50,931,169)    6,717,687
Cash and cash equivalents at beginning of year.........   97,363,634     8,012,020    1,869,013     79,860,236    97,363,634
                                                        ------------  ------------  -----------  -------------  ------------
Cash and cash equivalents at end of year............... $ 79,860,236  $ 97,363,634  $ 8,012,020  $  28,929,067  $104,081,321
                                                        ============  ============  ===========  =============  ============
Supplemental information
Interest paid.......................................... $     40,905  $     74,660  $    11,374  $     125,000  $     15,000
                                                        ============  ============  ===========  =============  ============

                            See accompanying notes.

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information as of September 30, 2001 and for the nine months ended September
                        30, 2001 and 2000 is unaudited)

1. Description of Business and Significant Accounting Policies

  Description of Business

   Jupiter Media Metrix, Inc. (formerly Media Metrix, Inc.), a Delaware corporation, is a global provider of innovative and comprehensive research and measurement products and services that analyze the impact of the Internet and new technologies on commerce and marketing.

  Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of Jupiter Media Metrix, Inc., its wholly owned subsidiaries Jupiter Communications, Inc., AdRelevance, Inc., MMXI Nordic and Media Metrix Brasil Ltda., its 72% owned subsidiary Jupiter Media Metrix Japan KK, its 90% owned subsidiary Media Metrix Canada Co., its 51% owned subsidiary Media Metrix Pty. Ltd. Australia and its 50.1% owned subsidiary MMXI Europe, B.V., a Dutch company. Jupiter Communications, in turn, is consolidated with its wholly owned subsidiaries, IRG Acquisition Corp., Net Market Makers, Jupiter Communications Australia Pty Ltd. and Jupiter Communications Scandinavia A.B. MMXI Europe, in turn, is consolidated with its wholly owned subsidiaries, MMXI UK Limited, MMXI France E.U.R.L., MMXI (Deutschland) GmbH, MMXI Italia SRL and MMXI Espana. MMXI Nordic is, in turn, consolidated with its wholly owned subsidiaries, RelevantKnowledge A.B. and NetCheck A.G. All significant intercompany accounts and transactions have been eliminated.

  Interim Financial Statements

   The financial statements as of September 30, 2001 and for the nine months ended September 30, 2001 and 2000 have been prepared by Jupiter Media Metrix without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position as of September 30, 2001 and the results of operations and cash flows for the nine months ended September 30, 2001 and 2000 have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or eliminated.

   The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for any future interim period or for the year ending December 31, 2001.

  Accounting Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

  Revenue Recognition

   Revenues from the measurement services include syndicated (recurring) products and services and customized (non-recurring) products and services. Syndicated products and services are sold on a subscription basis. Revenues for such products and services are recognized over the term of the related contract as products or services are provided. Buyers of syndicated products and services typically are billed in advance for up to the next twelve months. Billings rendered in advance of products or services being provided are recorded as "advance billings to clients" in the accompanying consolidated balance sheet. Revenues for customized products and services are recognized in the period in which the products or services are provided.

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

   Revenues from research services are deferred and then recognized proportionally in operations over the term of the service period, which is generally up to one year. Unearned amounts are recorded as "advance billings to clients" in the accompanying consolidated balance sheet.

   Conference and other revenues are reflected in operations in the period in which the conference occurs or the other services are provided.

  Costs of Revenues

   Costs of revenues consist primarily of panel costs, research analyst costs, including payroll and travel related to research services, and direct costs incurred for the conferences. Costs of establishing and maintaining a panel (a group of consumers who furnish marketing data) are expensed in the year incurred.

  Commission Expense

   Commissions with the right of charge back are deferred upon the signing of the contract and amortized to commission expense over the contract period in which the related revenues are earned and amortized to income. Commission expense is included within sales and marketing expenses in the accompanying consolidated statements of operations.

  Research and Development Costs

   Research and development costs primarily consist of costs attributable to the development of new products and are expensed as incurred.

  Cash and Cash Equivalents

   Cash equivalents consist of highly liquid investments with a maturity date of three months or less when purchased. Substantially all cash and cash equivalents are held with four financial institutions at December 31, 2000 and in three financial institutions at December 31, 1999. Jupiter Media Metrix' cash is exposed to risk to the extent the balance of the cash accounts exceeds federally insured limits.

  Marketable Securities

   Jupiter Media Metrix accounts for its investments in accordance with Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities." All investments have been classified as available-for-sale securities as of December 31, 2000 and 1999. Available-for-sale securities are stated at fair value, with the unrealized gains and losses reported in accumulated other comprehensive income (loss). Realized gains and losses and declines other-than-temporary on available-for-sale securities are included in interest and other income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest and other income.

  Concentrations of Credit Risk

   Jupiter Media Metrix' policy is to review a customer's financial condition prior to extending credit and, generally, collateral is not required. Credit losses are provided for in the financial statements and have been within management's expectations. No customer accounted for greater than 10% of our revenues in 2000, 1999 and 1998.

  Property and Equipment

   Property and equipment are recorded at cost and depreciated or amortized using the straight-line method over their estimated useful lives which range from three to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease.

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

   Jupiter Media Metrix capitalizes internal-use software costs in accordance with SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." These costs are amortized using the straight-line method over the estimated useful lives, which is generally three years and are classified as property and equipment (see Note 5). At December 31, 2000 and 1999, internal-use software costs were approximately $9,991,000 and $1,476,000, respectively. Amortization of capitalized internal-use software costs totaled approximately $956,000 for the year ended December 31, 2000. There was no amortization of capitalized internal-use software costs recorded for the years ended December 31, 1999 and 1998.

  Intangible Assets

   Intangibles, primarily consisting of goodwill resulting from acquisitions, are being amortized by the straight-line method over one to ten years from the date of acquisition (see Note 3).

  Long-Lived Assets

   The carrying values of intangibles and other long-lived assets are reviewed for recoverability periodically or whenever events or changes in circumstances indicate that such amounts have been impaired. Impairment indicators include among other conditions, cash flow deficits, an historic or anticipated decline in revenue or operating profit and a material decrease in the fair value of some or all of the assets. Jupiter Media Metrix uses future undiscounted operating cash flow analysis to evaluate if there has been any impairment. If such an impairment exists, the carrying value of the asset is reduced to its estimated fair value based on discounted cash flows.

  Income Taxes

   Jupiter Media Metrix accounts for income taxes under the provisions of Statement of Financial Accounting Standard No. 109 ("FAS 109"), "Accounting for Income Taxes." In accordance with FAS 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

  Fair Value of Financial Instruments

   The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and advanced billings to clients approximate fair value because of the relatively short maturity of these instruments.

  Stock-Based Compensation

   Jupiter Media Metrix accounts for its stock-based employee compensation agreements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("FAS 123").

  Foreign Currency Translation

   Local currencies are generally considered to be the functional currency for operations outside the United States. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expenses accounts

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES using a weighted average exchange rate during the year. The resulting translation adjustments are reported in accumulated other comprehensive income
(loss). Gains or losses resulting from foreign currency transactions are included in other income.

  Comprehensive Income (Loss)

   Jupiter Media Metrix adopted Statement of Financial Accounting Standards No. 130 ("FAS 130"), "Reporting Comprehensive Income," in the first quarter of fiscal 1999. As required by FAS 130, Jupiter Media Metrix displays the accumulated balance of other comprehensive income or loss separately in the equity section of the consolidated balance sheets. Total comprehensive loss, which is comprised of net loss and accumulated other comprehensive income
(loss), amounted to approximately $63,333,000 for the year ended December 31, 2000 and approximately $21,990,000 for the year ended December 31, 1999. As of December 31, 2000, accumulated other comprehensive loss consisted of approximately a $13,000 gain and a $108,000 loss for the change in unrealized gain on securities and foreign currency translations, respectively. As of December 31, 1999, accumulated other comprehensive loss consisted of losses of approximately $64,000 and $18,000 for the change in unrealized loss on securities and foreign currency translations, respectively. No other comprehensive income (loss) existed during 1998.

  Recent Accounting Pronouncements

   In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The application of SAB 101, as amended, was implemented in the fourth quarter of 2000 and did not have an impact on Jupiter Media Metrix' financial position, results of operations or cash flows.

   In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

   Jupiter Media Metrix will apply the new rules on accounting for goodwill and other intangible assets beginning with the first quarter of 2002. Jupiter Media Metrix' method under current accounting rules for measuring goodwill impairment is an undiscounted cash flow basis. During the nine months ended September 30, 2001, Jupiter Media Metrix wrote-off approximately $320.0 million of goodwill acquired in connection with its merger with Jupiter Communications (see Note
3). During 2002, Jupiter Media Metrix will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets of January 1, 2002 and may recognize a further impairment loss on goodwill resulting from the cumulative effect of the change in accounting principles during the first quarter of 2002. Jupiter Media Metrix does not presently know the extent of the impairment charge and the application of the non-amortization provisions but is currently studying these Statements to determine what the effect of these tests will be on its earnings and financial position.

2. Basic and Diluted Net Loss Per Share

   Jupiter Media Metrix computes net loss per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of FAS 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding for the period. The calculation of diluted net loss per share excludes shares of common stock issuable upon exercise of employee stock options and warrants (see Note
11), as the effect of such exercises would be antidilutive.

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

   The following sets forth the computation of basic and diluted net loss per share:

                                          Year ended December 31,          Nine Months ended September 30,
                                  ---------------------------------------  ------------------------------
                                      2000          1999         1998           2001            2000
                                  ------------  ------------  -----------  -------------   --------------
Numerator:
   Net Loss...................... $(63,320,606) $(21,908,001) $(7,158,698) $(498,481,380)  $  (25,922,424)
   Preferred stock dividends.....           --      (109,195)    (313,738)            --               --
                                  ------------  ------------  -----------  -------------   --------------
   Net Loss applicable to
     common stockholders......... $(63,320,606) $(22,017,196) $(7,472,436) $(498,481,380)  $(25,922,424)
                                  ============  ============  ===========  =============   ==============
Denominator for basic and diluted
  loss per share weighted average
  shares.........................   24,083,177    16,445,295    7,618,511     35,431,916       20,355,084
                                  ============  ============  ===========  =============   ==============
Basic and diluted loss per share
  applicable to common
  stockholders................... $      (2.63) $      (1.34) $     (0.98) $      (14.07)  $        (1.27)
                                  ============  ============  ===========  =============   ==============

3. Acquisitions

   Effective January 1, 2000, Jupiter Media Metrix acquired the internet audience measurement business operated by SIFO Group AB ("SIFO") in Sweden. The new company, MMXI Nordic, is a wholly owned subsidiary of Jupiter Media Metrix. Jupiter Media Metrix acquired all of the outstanding shares of MMXI Nordic in exchange for $5,692,000 and 52,000 shares of Jupiter Media Metrix' common stock. In connection with this acquisition, SIFO purchased 8.0% of MMXI Europe, reducing Jupiter Media Metrix' ownership to 50.1%. The 1999 operations of the business acquired from SIFO were not significant.

   On September 20, 2000, the Company completed a merger (the "Merger") with Jupiter Communications, Inc. ("Jupiter Communications") by issuing 14,921,856 shares of Jupiter Media Metrix' common stock in exchange for all of the outstanding common stock of Jupiter Communications. In addition, Jupiter Media Metrix assumed all the outstanding stock options to purchase common stock of Jupiter Communications. The total purchase price of $470.1 million, including merger related costs and expenses of $6.9 million, was tentatively allocated to the net assets acquired of $77.9 million, including cash of $44.2 million, and goodwill and other intangibles of $392.2 million. In addition, deferred compensation of $14.6 million, which represents the intrinsic value of unvested Jupiter Communications options, was recorded. In connection with the closing of the Merger, the company changed its name from Media Metrix, Inc. to Jupiter Media Metrix, Inc. During the nine months ended September 30, 2001, Jupiter Media Metrix wrote-off approximately $320.0 million of goodwill acquired in connection with the Company's merger with Jupiter Communications (see Note 6).

   In connection with Jupiter Communications' acquisition of Net Market Makers, Inc. in April 2000, additional consideration was payable based on the achievement of certain post-closing goals. Jupiter Media Metrix recorded additional goodwill of approximately $4.9 million ($4.0 million at December 31, 2000) related to Net Market Makers having achieved these post-closing goals.

   On October 8, 1999, Jupiter Media Metrix acquired all the outstanding shares of preferred and common stock of AdRelevance and outstanding options and warrants to purchase shares of AdRelevance common stock in exchange for 697,664 shares of Jupiter Media Metrix common stock and 222,164 options and warrants to purchase shares of Jupiter Media Metrix common stock valued at approximately $59.4 million. The purchase price was allocated as follows: (i) net operating assets acquired of $1,434,000, including cash of $1,320,000,

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

(ii) acquired in-process research and development of $6,800,000, (iii) debt of $2,339,000, and intangibles of $54,324,000, including related costs and expenses of approximately $819,000. Acquired in-process research and development represents the value attributed to eight technologies in development using the discounted value (using a 32% discount rate) of the expected cash flow streams attributed to those items. Adjustments were made to the expected cash flow streams to incorporate obsolescence of the technologies, the risk of similar technologies emerging in the marketplace, and other factors that may reduce the value realized from the in-process technologies. The technologies relate to tracking non-banner advertising (valued at $4,911,000), reporting advertising in certain sections of advertising (valued at $555,000), reporting and comparing advertising activity among different industries (valued at $551,000), reporting details of advertising activities of Web media networks (valued at $443,000) and four other technologies to help enhance tracking, recognition, analysis and/or reporting of advertising (valued at $340,000). As of the acquisition date, the aforementioned technologies were 20% to 64% complete and were completed in 2000.

   On October 8, 2000, Jupiter Media Metrix issued an additional 82,921 shares of common stock and 17,450 options to purchase shares of Jupiter Media Metrix common stock valued at approximately $995,000 based upon AdRelevance's achievement of certain post-closing goals in connection with the acquisition of AdRelevance. This amount has been recorded as additional goodwill.

   On November 5, 1998, Jupiter Media Metrix and an unrelated entity, RelevantKnowledge, Inc. ("RKI") entered into an agreement and plan of reorganization whereby RKI was merged into Jupiter Media Metrix. The stockholders of RKI exchanged all outstanding preferred and common stock of RKI for 3,890,825 newly issued shares of common stock in Jupiter Media Metrix. The fair value of the Jupiter Media Metrix common stock issued to the previous stockholders and option and warrant holders of RKI was approximately $10,500,000. The purchase price was allocated as follows: (i) net operating assets acquired of $3,182,000, including cash of $3,185,000, (ii) acquired in-process research and development of $1,600,000, (iii) debt of $372,000, and
(iv) intangibles of $6,416,000, including related costs and expenses of approximately $326,000.

   RKI had issued warrants to acquire shares of its common stock in connection with prior sales of preferred and common stock and convertible secured promissory notes. Such warrants were exchanged for warrants to purchase 360,907 shares of Jupiter Media Metrix stock and were immediately exercisable as follows: 266,635 at $0.03 per share, 67,097 at $6.43 per share, 12,055 at $0.19 per share, 7,778 at $2.57 per share and 7,342 at $5.14 per share. All warrants were exercised in 1998 and 1999. In addition, RKI had issued options to purchase shares of its common stock to its employees pursuant to a stock option plan. Such options were exchanged for options to purchase 46,775 shares of Jupiter Media Metrix common stock at an exercise price of $2.39 per share. All options are immediately exercisable and expire from 2006 to 2008.

   Acquired in-process research and development represents the value attributed to three technologies in development using the discounted value (using a 40% discount rate) of the expected cash flow streams attributed to those items. Adjustments were made to the expected cash flow streams to incorporate obsolescence of the technologies, the risk of similar technologies emerging in the marketplace, and other factors that may reduce the value realized from the in-process technologies. The three technologies relate to a data warehousing application (valued at $800,000), a panel management tool (valued at $770,000), and an automated tracking system (valued at $30,000). As of the acquisition date, the aforementioned technologies were 25% to 50% complete and were completed in 1999.

   The estimates used by Jupiter Media Metrix in valuing in-process research and development were based on assumptions management believes to be reasonable but which are inherently uncertain and unpredictable. Jupiter Media Metrix' assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from projected results.

   The above referenced mergers and acquisitions were accounted for using the purchase method of accounting and the operations of Jupiter Communications, SIFO, AdRelevance and RKI have been included in the accompanying consolidated financial statements from the respective dates of the mergers or acquisitions.

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

   The following table reflects unaudited pro forma results of operations of Jupiter Media Metrix and Jupiter Communications on the basis that the merger had taken place on January 1, 1999 and January 1, 2000, and AdRelevance on the basis that the acquisition had taken place on January 1, 1999:



                                                                                      Nine Months
                                                             Year ended December 31,     ended
                                                             ----------------------  September 30,
                                                                2000         1999        2000
                                                             ---------    ---------  -------------
                                                             (In thousands, except per share data)
Revenues from sales of services............................. $ 142,824    $  58,587    $104,344
                                                             =========    =========    ========
Net loss applicable to common stockholders.................. $(138,759)   $(125,179)   $(95,901)
                                                             =========    =========    ========
Basic and diluted net loss per share applicable to common
  stockholders.............................................. $   (3.99)   $   (3.92)   $  (2.76)
                                                             =========    =========    ========
Shares used in calculation of basic and diluted net loss per
  share applicable to common stockholders...................    34,806       31,895      34,730
                                                             =========    =========    ========

   In management's opinion, the unaudited pro forma results of operations are not indicative of the actual results that would have occurred had the AdRelevance acquisition been consummated on January 1, 1999, and the Merger with Jupiter Communications on January 1, 1999 or on January 1, 2000, or of future operations of the combined companies under the management of Jupiter Media Metrix.

4. Marketable Securities

   Marketable securities consist of the following:

                                      December 31, 2000
                              ----------------------------------
                                          Unrealized
                                 Cost        Gain    Fair Value
                              ----------- ---------- -----------
Available for sale securities
Corporate bonds.............. $11,587,507 $  10,419  $11,597,926
Government securities........   4,756,103        --    4,756,103
Asset-backed securities......     519,419     1,340      520,759
Certificates of deposit......   1,204,062     1,370    1,205,432
                              ----------- ---------  -----------
                              $18,067,091 $  13,129  $18,080,220
                              =========== =========  ===========

                                      December 31, 1999
                              ----------------------------------
                                          Unrealized
                                            Gain/
                                 Cost      (losses)  Fair Value
                              ----------- ---------- -----------
Available for sale securities
Corporate bonds.............. $ 4,244,057 $  (9,015) $ 4,235,042
Government securities........   2,894,240    11,604    2,905,844
Asset-backed securities......   6,805,975  (100,170)   6,705,805
Certificates of deposit......     997,084    33,447    1,030,531
                              ----------- ---------  -----------
                              $14,941,356 $ (64,134) $14,877,222
                              =========== =========  ===========

   There were no material realized gains or losses from sales of securities during the years ended December 31, 2000 and 1999.

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

5. Property and Equipment

   Property and equipment consist of the following:

                                                    December 31,
                                               ----------------------
                                                  2000        1999
                                               ----------- ----------
Furniture and fixtures........................ $ 3,181,852 $  475,902
Machinery and equipment.......................     839,912         --
Computer equipment............................  17,543,587  3,307,868
Computer software.............................   9,991,312  1,475,527
Leasehold improvements........................   9,881,051    609,187
                                               ----------- ----------
                                                41,437,714  5,868,484
Less accumulated depreciation and amortization   6,012,975    560,817
                                               ----------- ----------
                                               $35,424,739 $5,307,667
                                               =========== ==========

6. Intangibles

   Intangibles consist of the following:

                                    December 31,
                              ------------------------
                                  2000        1999
                              ------------ -----------
Goodwill..................... $511,647,266 $59,339,766
Trademark....................    2,759,698          --
Other........................    1,629,104   1,400,000
                              ------------ -----------
                               516,036,068  60,739,766
Less accumulated amortization   54,420,861   7,791,505
                              ------------ -----------
                              $461,615,207 $52,948,261
                              ============ ===========

   Jupiter Media Metrix reviews the carrying values of intangibles and other long-lived assets for recoverability on an undiscounted cash flow basis periodically and whenever events or changes in circumstances indicate that such amounts have been impaired. During the three months ended September 30, 2001, based on the presence of certain impairment indicators, including historic and anticipated declines in revenues associated with the assets acquired in Jupiter Media Metrix' merger with Jupiter Communications and a material decrease in the fair value of such assets, Jupiter Media Metrix wrote-off approximately $320.0 million of goodwill acquired in connection with Jupiter Media Metrix' merger with Jupiter Communications by reducing the carrying value of such assets to their estimated fair value based on expected discounted cash flows.

7. Accounts Payable and Accrued Liabilities

   Accounts payable and accrued liabilities consist of the following:

                                                                  December 31,
                                                             -----------------------
                                                                2000        1999
                                                             ----------- -----------
Trade accounts payable...................................... $ 6,913,103 $ 3,318,222
Payroll and other related costs.............................   9,655,426   2,183,381
Net Market Maker Earnout....................................   4,000,000          --
Accrued taxes other than income.............................   6,985,123          --
Panel costs.................................................     161,327   1,296,105
Amounts due minority interests for reimbursement of expenses          --   1,282,231
Other.......................................................   4,496,685   2,035,553
                                                             ----------- -----------
                                                             $32,211,664 $10,115,492
                                                             =========== ===========

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

8. Related Party Transactions

   Effective April 1, 1996 and as amended on September 30, 1998, The NPD Group, Inc. ("NPD"), the company which founded Jupiter Media Metrix and a major stockholder, and Jupiter Media Metrix entered into a management services agreement whereby NPD provides, among other services, Jupiter Media Metrix with computer processing capacity and certain administrative functions. As compensation for the services, Jupiter Media Metrix pays NPD, on a monthly basis, an amount equal to (a) all expenses reasonably incurred by NPD in performance of its duties under this agreement and (b) 105% of NPD's overhead allocable to Media Metrix, as defined. The agreement may be terminated by either party upon 90 days notice, provided NPD may not terminate prior to March 31, 2002. Such charges pursuant to this agreement during the years ended December 31, 2000, 1999 and 1998 amounted to approximately $5,401,000, $2,703,000, and $6,023,000, respectively. At December 31, 2000, 1999 and 1998,
Jupiter Media Metrix owed approximately $579,000, $444,000 and $4,706,000, respectively, to NPD for such services. Such amounts are non-interest bearing (see Note 18).

   Jupiter Media Metrix has entered into a Services Agreement with NPD as of September 30, 1998 and has granted NPD access to its databases for any business purpose of NPD that is not in direct competition with that of Jupiter Media Metrix. Jupiter Media Metrix also has granted NPD a non-exclusive license to use certain computer software owned by it. Under the terms of the Services Agreement, Jupiter Media Metrix receives a monthly fee of $2,500 plus expenses. The Services Agreement is terminable by either party with 120 days notice (see
Note 18).

   Jupiter Media Metrix has entered into a license agreement with NPD dated as of November 5, 1998. NPD has granted to Jupiter Media Metrix an exclusive, non-transferable worldwide license to use certain NPD software. The fee is $11,000 per month, payable quarterly.

   AMR Interactive Pty. Ltd. ("AMR"), a minority owner of Media Metrix Pty. Limited Australia ("Australia"), provides panel recruitment, enumeration and operation services, and sales and administration services to Australia. Such charges were approximately $972,000 for the year ended December 31, 2000. As of December 31, 2000, Jupiter Media Metrix owed AMR approximately $284,000 related to such services.

   Market Intelligence Corporation ("MiC"), a minority owner of Jupiter Media Metrix Japan KK ("Japan"), provides panel recruitment, enumeration and operation services to Japan. Such charges were approximately $2,375,000 for the year ended December 31, 2000. As of December 31, 2000, Jupiter Media Metrix owed MiC approximately $610,000 related to such services.

   IPSOS S.A. ("IPSOS") and GfK A.G. ("GfK"), each a minority owner of MMXI Europe B.V., provide panel recruitment, enumeration and operation services to MMXI Europe. Such charges were approximately $3,044,000 and $975,000, respectively, for each of IPSOS and GfK for the year ended December 31, 2000. As of December 31, 2000, Jupiter Media Metrix owed each of IPSOS and GfK approximately $1,877,000 and $296,000, respectively, related to such services.

9. Long-Term Debt

   During 1999 and 2000, Jupiter Media Metrix financed the premium due on their directors and officers liability insurance at a rate of 6% per annum. Such debt is payable in monthly principal and interest payments of $40,385, and matures in November 2001. The balance as of December 31, 2000 was $444,237.

   In connection with the Merger with Jupiter Communications, Jupiter Media Metrix assumed a convertible promissory note that matures on January 7, 2001. The balance as of December 31, 2000 was $266,608. The promissory note was repaid in January 2001.

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

10. Income Taxes

   Significant components of Jupiter Media Metrix' deferred income taxes are as follows:

                                                   December 31,
                                            --------------------------
                                                2000          1999
                                            ------------  ------------
Deferred tax assets
   Net operating loss carryforwards........ $ 18,965,000  $ 12,845,000
   Amounts payable to related party........           --       178,000
   Accrued expenses........................    4,554,000            --
Accounts receivable reserves...............    1,143,000       200,000
                                            ------------  ------------
Total deferred tax assets..................   24,662,000    13,223,000
Deferred tax liabilities
   Deferred compensation...................    5,443,000            --
   Capitalized software....................    1,284,000            --
   Amortization............................    1,260,000            --
                                            ------------  ------------
Total deferred tax liabilities.............    7,987,000            --
                                            ------------  ------------
Net deferred tax assets....................   16,675,000    13,223,000
Valuation allowance for deferred tax assets  (16,675,000)  (13,223,000)
                                            ------------  ------------
Net deferred income taxes.................. $         --  $         --
                                            ============  ============

   At December 31, 2000, Jupiter Media Metrix has available net operating loss carryforwards ("NOLs") of approximately $43,103,000 for Federal income tax purposes that expire in 2012 through 2020. Included in such amounts are AdRelevance and RKI pre-acquisition NOLs of approximately $3,550,000 and $11,000, respectively, which expire through 2013. As a result of the RKI acquisition, under Section 382 of the Internal Revenue Code, utilization of such NOLs will be limited to approximately $600,000 per year through 2013. Future benefits, if any, from the acquired NOLs would first reduce the intangibles acquired and then income tax expense.

   As of the respective acquisition dates, RKI and AdRelevance had net deferred tax assets of $4,329,000 and $800,000, respectively, with equal valuation allowances.

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which the NOL can be utilized and the temporary differences become deductible. Since Jupiter Media Metrix has incurred losses since inception, Jupiter Media Metrix has established full valuation allowances for deferred tax assets. The change in the valuation allowance for the years ended December 31, 2000, 1999 and 1998, excluding acquired valuation allowances, was $3,452,000, 4,053,000 and $2,670,000, respectively.

11. Stock Options

   Jupiter Media Metrix adopted the 1998 Equity Incentive Plan (the "1998 Plan") in November 1998 and, in May 2000, it adopted the 2000 Equity Incentive Plan which was subsequently amended and restated (the "2000 Plan"). Under the 1998 Plan, Jupiter Media Metrix may award incentive and other non-statutory stock options, stock appreciation rights, restricted stock and performance stock units and other stock units which are valued by reference to the value of the common stock. Jupiter Media Metrix also maintains the Jupiter Media Metrix Stock Option Plan ("Jupiter Media Metrix Plan"), which provides for the award of up to 519,222 shares of common stock in the form of incentive stock options and non-statutory stock options. In February 1999, the Board of

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

Directors adopted, and the shareholders subsequently approved in April 1999, an amendment to increase the number of shares under the 1998 Plan from 732,400 to 1,318,320. Jupiter Media Metrix is authorized to issue awards of up to 4,000,000 shares of common stock, subject to an automatic adjustment each year as described in the 2000 Plan.

   In October 1998, Jupiter Media Metrix changed the provisions of all its outstanding stock options granted prior to such time by removing the requirement of the occurrence of an initial public offering before such options became exercisable. This change resulted in a new measurement date. Accordingly, Jupiter Media Metrix established, as a separate component of stockholders' equity, deferred compensation (approximately $724,000) equal to the number of options granted times the difference in their exercise price and $2.30, the estimated fair value of the common stock at the time of the new measurement date, and recorded compensation expense in 1998 of approximately $348,000 representing the portion of the deferred compensation which vested through December 31, 1998. During 2000 and 1999, $90,000 and $123,000 of the deferred compensation was amortized, respectively.

   On December 3, 1998, Jupiter Media Metrix issued stock options to employees to purchase 153,072 shares of common stock at $2.39 per share, which was considered to be the fair value of the common stock at that time. Soon thereafter, Jupiter Media Metrix issued shares at $10.29 per share (see Note
13); accordingly, for accounting purposes, Jupiter Media Metrix used such per share value to record an additional deferred compensation charge of $1,209,000 of which approximately $304,000, $361,000 and $20,000 was amortized in 2000, 1999 and 1998, respectively. In addition, during 1999 Jupiter Media Metrix recorded an additional $325,000 of deferred compensation related to stock options of which $82,000 and $61,000 of the deferred compensation was amortized in 2000 and 1999, respectively. Jupiter Media Metrix also recorded a non-cash compensation charge amounting to approximately $515,000 relating to the acceleration of the vesting provisions of certain stock options.

   On July 5, 2000, Jupiter Media Metrix issued stock options to employees to purchase 712,800 shares of common stock at $23.16 per share, below fair market value, and recorded deferred compensation of $2,866,000. During 2000, $358,000 of the deferred compensation was amortized. In addition, deferred compensation of $14,560,000, which represents the intrinsic value of unvested Jupiter Communications options, of which $1,604,000 was amortized during 2000, was recorded on September 20, 2000 in connection with the merger with Jupiter Communications.

                                            2000                      1999                     1998
                                  ------------------------- ------------------------- -----------------------
                                   Shares       Weighted     Shares       Weighted    Shares      Weighted
                                   Under        Average      Under        Average     Under       Average
                                   Option    Exercise Price  Option    Exercise Price Option   Exercise Price
                                  ---------  -------------- ---------  -------------- -------  --------------
Balance beginning of year........ 1,838,816      $ 1.26       696,130      $ 1.26     283,093      $0.17
Grants........................... 1,630,321       21.10     1,047,320       32.62     373,219       1.97
Exercises........................  (416,586)       2.09       (70,519)       1.19          --         --
Forfeitures......................  (404,844)      19.55       (56,279)       2.97      (6,957)      2.30
Options issued in connection with
  acquisitions................... 4,086,674       14.05       222,164        3.77      46,775       2.39
                                  ---------                 ---------                 -------
Balance, end of year............. 6,734,381       17.50     1,838,816       19.38     696,130       1.26
                                  =========                 =========                 =======
Exercisable at end of year....... 1,802,803      $ 9.48       354,663      $ 1.17     133,242      $0.39
                                  =========                 =========                 =======
Weighted-average fair value of
  options issued during the
  period.........................                $17.74                    $23.07                  $3.42

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

   The following tables summarize information about stock options outstanding at December 31, 2000:

                              Options Outstanding             Options Exercisable
                     ------------------------------------- --------------------------
                                               Weighted                   Weighted
                               Average Life    Average                    Average
Exercise Price Range  Options   (in years)  Exercise price Exercisable Exercise price
-------------------- --------- ------------ -------------- ----------- --------------
   $ 0.02 -  0.23      191,204     7.1           0.16         146,853       0.14
     0.33 -  0.56      447,205     4.2           0.49         402,853       0.49
     1.85 -  3.71    1,265,559     5.9           2.68         598,628       2.58
     6.23 -  9.95      737,477     8.3           7.64         123,951       6.24
    11.25 - 19.36      819,802     8.1          14.69         204,269      14.70
    20.50 - 36.75    2,676,715     9.3          26.43         178,469      28.58
    37.00 - 44.75      271,371     9.0          40.73          57,212      40.88
    45.00 - 51.80      325,048     8.7          45.35          90,568      45.35
                     ---------                              ---------
                     6,734,381     8.3          17.50       1,802,803       9.48
                     =========                              =========

  Fair Value Disclosures

   Pro forma information regarding net loss and net loss per share is required by SFAS 123, which also requires that the information be determined as if Jupiter Media Metrix has accounted for its stock options under the fair value method of that statement. The fair value for those options granted prior to Jupiter Media Metrix' public offering was estimated using the minimum value method with the following assumptions: no dividend yield, weighted-average expected life of the option of five years, and risk-free interest rates of 5.7%, 6.2% and 6.1% for the years ended December 31, 1998, 1999 and 2000, respectively.

   For those options granted after Jupiter Media Metrix became a public entity an expected volatility factor of 98% and 97% was used for the Black-Scholes option pricing model for the years ended December 31, 2000 and 1999, respectively. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, the option valuation model requires the input of highly subjective assumptions included the expected stock price volatility. Because Jupiter Media Metrix' stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Jupiter Media Metrix' pro forma financial information is as follows:

                                                        Year ended December 31,
                                                ---------------------------------------
                                                    2000          1999         1998
                                                ------------  ------------  -----------
Net loss applicable to common stockholders:
As reported.................................... $(63,320,606) $(22,017,196) $(7,472,436)
                                                ============  ============  ===========
Pro forma...................................... $(69,957,689) $(22,973,184) $(7,487,969)
                                                ============  ============  ===========

Net loss applicable to common stockholders
  per share:
As reported.................................... $      (2.63) $      (1.34) $     (0.98)
                                                ============  ============  ===========
Pro forma...................................... $      (2.90) $      (1.40) $     (0.98)
                                                ============  ============  ===========

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

12. Lease Commitments

   Jupiter Media Metrix leases office space in the United States and other countries. At December 31, 2000, the future minimum lease payments under non-cancelable operating leases with initial or remaining lease terms in excess of one year are as follows:

Year ending December 31:
2001.................... $ 8,135,000
2002....................   8,536,000
2003....................   8,905,000
2004....................   8,021,000
2005....................   6,978,000
Thereafter..............  56,245,000
                         -----------
                         $96,820,000
                         ===========

   Future minimum lease payments have not been reduced by future minimum sublease rentals of $142,000 under operating leases. Rent expense approximated $3,000,000, $861,000 and $356,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

13. Stockholders' Equity

   As disclosed in Note 3, Jupiter Media Metrix issued 14,921,856 and 134,921 shares of common stock in connection with the merger with Jupiter Communications and acquisitions of MMXI Nordic and AdRelevance in 2000, 697,664 shares of common stock in connection with its acquisition of AdRelevance in 1999 and 3,890,825 shares of common stock in connection with its acquisition of RKI in 1998.

   On January 4, 1999, Jupiter Media Metrix issued to a foreign investor 194,380 shares of common stock at a purchase price per share of $10.29, for an aggregate purchase price of approximately $2,000,000, pursuant to a stock purchase agreement. Jupiter Media Metrix had received the proceeds from this transaction on December 31, 1998 and had recorded "common stock issuable" in the 1998 consolidated balance sheet.

   In May 1999, Jupiter Media Metrix consummated an initial public offering (the "IPO") of 3,000,000 shares of common stock at a price of $17 per share. The underwriters in connection with the IPO exercised their over-allotment option to purchase an additional 250,000 shares from Jupiter Media Metrix and 200,000 shares from existing shareholders at a price of $17 per share. The total net proceeds to Jupiter Media Metrix amounted to approximately $49,383,000 after deducting the underwriters' discount and related expenses of $5,867,000.

   In October 1999, Jupiter Media Metrix consummated a secondary offering of 3,000,000 shares of common stock at a price of $50.50 per share. Of the 3,000,000 shares sold, 1,500,000 shares were sold by Jupiter Media Metrix and 1,500,000 shares were sold by existing stockholders. The net proceeds to Jupiter Media Metrix were $71,095,000 after deducting the underwriters' discount and related expenses.

   Jupiter Media Metrix has reserved 9,446,831 shares of common stock for issuance upon the exercise of all outstanding options and warrants at December 31, 2000.

14. International Operations

   In September 1999, Jupiter Media Metrix entered into a venture with GfK AG and IPSOS SA to form MMXI Europe B.V. In March 2000, in connection with Jupiter Media Metrix' acquisition of MMXI Nordic,

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

SIFO became a shareholder of MMXI Europe. Jupiter Media Metrix owns 50.1%, GfK owns 19.9%, IPSOS owns 22.0% and SIFO owns 7.9% of MMXI Europe.

   In December 1999, Jupiter Media Metrix formed Media Metrix Japan KK, now known as Jupiter Media Metrix Japan KK, as a wholly owned subsidiary. Effective January 1, 2000, Jupiter Media Metrix entered into a venture with Marketing Intelligence Corporation ("MiC") to own and operate Jupiter Media Metrix K.K. in Japan. Jupiter Media Metrix owns 72% and MiC owns 28% of the company.

   In January 2000, Jupiter Media Metrix entered into a venture with ComQUEST Research Inc. ("ComQUEST") to form Media Metrix Canada Co. Pursuant to the terms of the agreement, Jupiter Media Metrix owns 90% and ComQUEST owns 10% of the venture.

   Effective January 1, 2000, Jupiter Media Metrix acquired the Internet audience measurement business operated by SIFO in Sweden (see Note 3).

   Effective January 1, 2000, Jupiter Media Metrix entered into a venture with IPSOS to form JMXI Latin America B.V., a Netherlands company. Jupiter Media Metrix owns 51% and IPSOS owns 49% of the company.

   In March 2000, Jupiter Media Metrix entered into a venture with AMR to form Media Metrix Pty. Limited Australia. Jupiter Media Metrix owns 51% and AMR owns 49% of the company.

   In September 2000, Jupiter Media Metrix entered into a venture with IHA Institut fur Marketanalysen ("IHA"), an affiliate of GfK to form MMXI Switzerland GmbH, a Swiss company. Jupiter Media Metrix owns 19.9% and IHA owns 80.1% of the company.

   Effective as of March 30, 2001, Jupiter Media Metrix sold its interest in Jupiter Communications Australia Pty Limited and its majority interest in Media Metrix Pty Limited to Brian Fine Holdings 2 Pty Limited, an affiliate of AMR Interactive Pty. Ltd., the holder of the remaining interest in Media Metrix Pty. Limited. In connection with the disposition of the Company's interests in these entities, the Company recorded a loss of $664,000 during the nine months ended September 30, 2001.

   In connection with the formation of each of the international ventures, Jupiter Media Metrix granted each of its venture partners an option, subject to certain conditions, to exchange such partners shares in the respective ventures for shares of Jupiter Media Metrix common stock. If any partner elects to exercise its option to convert its shares into shares of Jupiter Media Metrix common stock, Jupiter Media Metrix will need to record additional goodwill in an amount equal to the difference between the then fair market value of the shares of Jupiter Media Metrix' common stock, multiplied by the number of shares issued and the net book value of the joint venture of which such partner is a shareholder attributable to such partner.

15. Segment Information

   Prior to the merger with Jupiter Communications on September 20, 2000, Jupiter Media Metrix operated in one business segment, providing Internet and digital measurement products and services.

   Currently, Jupiter Media Metrix operates in three business segments. Its business units include Media Metrix and AdRelevance, which offer clients a broad range of products and services that measure audience, advertising commerce and new media usage on the Internet and other digital media; Jupiter Research, which provides business-to-business and business-to-consumer clients with strategic analysis and insights, including industry trends, forecasts and best practices, all backed by proprietary data; and Jupiter Events, a leading provider of conferences focusing on the global digital economy.

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

   The following table presents information about Jupiter Media Metrix' operating segments for the year ended December 31, 2000 and the nine months ended September 30, 2001:

                                     Year ended December 31, 2000
                            ---------------------------------------------
                                          Media
                                       Metrix and  Jupiter  Jupiter Events
                              Total    AdRelevance Research   and other
                            ---------  ----------- -------- --------------
                                            (in thousands)
     Revenues.............. $  77,778    $51,829   $17,238     $ 8,711
     Cost of revenues......    32,752     20,955     7,181*      4,616
                            ---------    -------   -------     -------
     Gross profit..........    45,026    $30,874   $10,057     $ 4,095
                                         =======   =======     =======
     Non-allocated expenses  (108,347)
                            ---------
     Net loss.............. $ (63,321)
                            =========

                                 Nine months ended September 30, 2001
                            ---------------------------------------------
                                        New Media  Jupiter      Events
                              Total    Management  Research   and other
                            ---------  ----------- -------- --------------
                                            (in thousands)
     Revenues.............. $  74,683    $36,020   $35,380     $ 3,283
     Cost of revenues......    36,026     14,782    12,113       9,131
                            ---------    -------   -------     -------
     Gross profit..........    38,657    $21,238   $23,267     $(5,848)
                                         =======   =======     =======
     Non-allocated expenses  (537,138)
                            ---------
     Net loss.............. $(498,481)
                            =========

--------
* All research personnel compensation is charged to Jupiter Research. No allocation is made for research personnel involved in Jupiter Events.

   The following table presents information about Jupiter Media Metrix by geographic area for the year ended December 31, 2000:

                                           Revenues
                                        --------------
                                        (in thousands)
                          United States    $66,656
                          International     11,122
                                           -------
                                           $77,778
                                           =======

   There were no material international revenues for the year ended December 31, 1999 and 1998. There are no significant long-lived assets outside the United States. In addition, Jupiter Media Metrix has not allocated its assets to the reportable segments.

16. Restructuring and Other Charges

   In January 2001, Jupiter Media Metrix announced and began to implement a restructuring plan. Jupiter Media Metrix' goal was to significantly reduce operating expenses by realigning resources around its core product initiatives, and the reductions of sales and marketing, product development, administrative and technology expenses. As part of this restructuring plan, Jupiter Media Metrix implemented a workforce reduction of approximately 8%, consolidated or closed excess and duplicate facilities in the United States, abandoned certain property, equipment and improvements (principally leasehold improvements associated with such facility closures) and cancelled 12 conferences scheduled during 2001.

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

   In May 2001, Jupiter Media Metrix continued its restructuring and announced and began to implement a second restructuring plan. Jupiter Media Metrix desired to expand on the reduction in operating expenses achieved in the restructuring announced in January and accelerate the reductions seen in sales and marketing, product development and administrative and technology expenses. As part of the second restructuring plan, Jupiter Media Metrix implemented an additional workforce reduction of approximately 18%, consolidated or closed additional facilities in the United States, abandoned certain property, equipment and improvements (principally leasehold improvements associated with such facility closures) and cancelled three additional conferences scheduled during 2001.

   During the three months ended September 30, 2001, Jupiter Media Metrix further continued its restructuring and announced and began to implement a third restructuring plan. Jupiter Media Metrix reorganized its management structure and desired to achieve a greater reduction in operating expenses, as well as a further acceleration of the reductions seen in sales and marketing, product development, administrative and technology expenses in the previously announced restructuring plans. As part of the third restructuring plan, Jupiter Media Metrix implemented an additional workforce reduction of approximately 28%, abandoned certain property, equipment and improvements (principally leasehold improvements associated with such facility closures) and cancelled two additional conferences scheduled during 2001 and one conference scheduled during 2002 and decided to discontinue certain operations. The January 2001, May 2001 and September 2001 restructuring plans resulted in a charge of approximately $51.3 million recorded during the nine months ended September 30, 2001.

   During the nine months ended September 30, 2001, the restructuring charge included $7.8 million related to severance and other employee costs associated with the elimination of approximately 480 positions across a number of business functions, job categories and regions. Costs associated with the employee terminations included severance pay, accrued bonus payments, medical and other benefits. The restructuring charge also included $37.3 million for facilities that were consolidated or closed, including offices in New York, Atlanta, Los Altos, Berkley, San Francisco and London. This amount includes a portion of the remaining contractual obligations under facility leases from the date of closure to the end of the lease term, as well as a write-down of leasehold improvements in connection with the closure or consolidation of such facilities. Jupiter Media Metrix continued to record monthly rent expense on these facilities as an operating expense until the facilities were closed. In addition, Jupiter Media Metrix recorded approximately $868,000 of restructuring charges related to the discontinuation of certain international operations, panel shutdown costs and cancellation of a note receivable.

   During the nine months ended September 30, 2001, Jupiter Media Metrix also recorded approximately $3.4 million in other charges related to the cancellation of scheduled conferences by its Events business unit, primarily consisting of cancellation fees charged by facility providers and other vendors, and wrote down approximately $1.9 million of unused equipment.

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

   The following table sets forth the restructuring activity and other charges during the nine months ended September 30, 2001 (in thousands):

Termination payments to employees and other related costs.................................. $ 7,864
Lease cancellations and commitments and related write down of property, plant and equipment  37,280
Discontinuation of certain international operations and shutdown costs.....................     868
                                                                                            -------
Total restructuring........................................................................  46,012
Write down of unused equipment.............................................................   1,869
Other costs: conference cancellation fees..................................................   3,378
                                                                                            -------
Total other charges........................................................................   5,247
                                                                                            -------
Total...................................................................................... $51,259
                                                                                            =======

   Of the total restructuring and other charges recorded of $51.3 million during the nine months ended September 30, 2001, $6.9 million was paid, and $11.9 million of property, plant and equipment and other current assets were written-off, leaving an accrual of $32.5 million at September 30, 2001.

17. Write-off of Investments

   During the nine months ended September 30, 2001, Jupiter Media Metrix recorded a loss of approximately $5.5 million in connection with the write-off of two investments of Jupiter Communications. Such write-offs include a loss of $2.0 million on Jupiter Communications' investment in Powerful Media, Inc. and a loss of $3.5 million on Jupiter Communications' investment in Strategic Intelligence Pte. Limited, a Singapore corporation.

18. Subsequent Events

   On October 25, 2001, Jupiter Media Metrix announced that it had entered into an Agreement and Plan of Merger, dated as of October 25, 2001 (the "Merger Agreement"), by and among NetRatings, Inc. ("NetRatings"), Sonoma Acquisition Corp., LLC ("Merger Sub") and Jupiter Media Metrix. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Jupiter Media Metrix (the "Merger"), with Jupiter Media Metrix continuing as the surviving corporation. The transaction has been approved by the Boards of Directors of both NetRatings and Jupiter Media Metrix. Pursuant to the Merger Agreement, Jupiter Media Metrix' stockholders may elect to receive 0.1490 NetRatings shares or $1.95 in cash in exchange for each share of Jupiter Media Metrix they own. The transaction will be taxable to Jupiter Media Metrix' stockholders. The Merger Agreement provides that no more than 50 percent nor less than 30 percent of the aggregate transaction consideration will be paid in cash. Jupiter Media Metrix' directors and certain key members of management, who hold a total of approximately 22 percent of Jupiter Media Metrix' stock, have agreed to exchange no less than 70 percent of their holdings for stock with the remaining portion to be received in cash. They have also agreed to vote their shares in favor of the transaction. The closing of the Merger is subject to approval of Jupiter Media Metrix' stockholders, under the U.S. antitrust laws and other conditions specified in the Merger Agreement.

   In connection with the Merger Agreement, Jupiter Media Metrix and NetRatings have also entered into a Loan and Security Agreement, dated as of October 25, 2001 (the "Loan Agreement"), whereby NetRatings has agreed to lend Jupiter Media Metrix up to $25.0 million in $5.0 million increments, subject to specified conditions, under a secured credit facility that replaces the standby letter of credit arrangement between Jupiter Media Metrix and Tod Johnson, Jupiter Media Metrix' chairman. The Loan Agreement requires Jupiter Media

                  JUPITER MEDIA METRIX, INC. AND SUBSIDIARIES

Metrix to comply with specified covenants, such as covenants that limit its ability to sell its assets or incur additional indebtness. In addition, Jupiter Media Metrix will become subject to certain additional covenants if it borrows under the Loan Agreement. Jupiter Media Metrix may not be able to comply with these covenants and these requirements may limit Jupiter Media Metrix' ability to finance its future operations or capital needs. Jupiter Media Metrix also granted NetRatings a security interest in all of its assets, including its intellectual property, which secures any outstanding indebtness under the Loan Agreement.

   On October 25, 2001, Jupiter Media Metrix terminated the standby letter of credit arrangement entered into on July 30, 2001 with Mr. Johnson pursuant to a written agreement with Mr. Johnson. Any drawdowns by Jupiter Media Metrix under the Loan Agreement will result in a corresponding reduction in the per share purchase price payable in the Merger. The per share purchase price is also subject to possible reduction to reflect certain expenditures by Jupiter Media Metrix in excess of $5 million to terminate various international joint ventures.

   On October 25, 2001, and in connection with the execution of the Merger Agreement, Jupiter Media Metrix amended its stockholders' rights plan to provide, among other things, that no person or entity would be considered to be an "acquiring person" under the stockholders' rights plan by reason of any transaction contemplated by the Merger Agreement.

   In October 2001, Jupiter Media Metrix further amended its management services agreement with The NPD Group, Inc. and Tod Johnson dated September 30, 1998. The parties deleted the non-competition provision of the agreement and entered into separate non-competition agreements with Mr. Johnson and NPD. During the term of the agreement, Jupiter Media Metrix has also agreed to provide NPD with a reciprocal license relating to data and documentation which it generates during the performance of the services relating to Jupiter Media Metrix' business. In addition, in connection with the proposed Merger, Jupiter Media Metrix and NPD entered into a termination agreement with respect to a services agreement dated as of September 30, 1998 between Jupiter Media Metrix and NPD, providing for the termination of such services agreement effective upon the closing of the proposed Merger with NetRatings.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Jupiter Communications, Inc.

   We have audited the accompanying consolidated balance sheets of Jupiter Communications Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity/members' deficiency and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jupiter Communications Inc. and subsidiaries, as of December 31, 1999 and 1998, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

New York, New York
February 7, 2000

                         JUPITER COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                 December 31, December 31,  June 30,
                                                                     1998         1999        2000
                                                                 ------------ ------------ ------------
                                                                                           (unaudited)
Assets
Current assets:
   Cash and cash equivalents.................................... $   216,144  $57,222,154  $ 24,852,938
   Short-term investments.......................................          --    8,852,937    18,803,680
   Accounts receivable, less allowance for doubtful accounts of
     $37,915, $113,392 and $571,903 in 1998, 1999 and 2000,
     respectively...............................................   4,579,856   17,849,722    21,890,882
   Marketable securities........................................          --           --     1,302,347
   Prepaid expenses and other current assets....................     797,168    3,156,851     5,117,373
       Total current assets.....................................   5,593,168   87,081,664    71,967,220
Property and equipment, net.....................................   1,071,432    5,131,095     9,602,445
Goodwill and other intangible assets, net.......................      54,791    4,526,071    52,753,765
Other assets....................................................     147,630      440,744     7,928,199
                                                                 -----------  -----------  ------------
       Total assets............................................. $ 6,867,021  $97,179,574  $142,251,629
                                                                 ===========  ===========  ============
Liabilities and Stockholders' Equity/Members Deficiency
Current liabilities:
   Accounts payable............................................. $ 1,241,618  $ 2,764,013  $  4,371,630
   Accrued expenses.............................................     208,843    1,178,619     6,258,617
   Accrued compensation.........................................     841,624    2,515,680     2,432,604
   Convertible note payable.....................................          --           --     1,123,466
   Deferred revenue.............................................   6,677,233   25,594,018    34,652,218
                                                                 -----------  -----------  ------------
       Total current liabilities................................   8,969,318   32,052,330    48,838,535
Deferred rent...................................................      26,477      129,716       847,229
Convertible notes payable.......................................          --    3,500,000            --
Common stock, $0.001 par value: 100,000,000 shares authorized,
  14,499,573 and 15,561,752 shares issued and outstanding at
  December 31, 1999 and June 30, 2000, respectively.............          --       14,500        15,561
Additional paid-in capital......................................   3,506,265   63,212,533    93,659,241
Deferred compensation...........................................          --     (504,819)     (432,700)
Retained earnings (accumulated deficit).........................  (5,635,039)  (1,290,623)    1,675,384
Accumulated other comprehensive income(loss)....................          --       65,937    (2,351,621)
                                                                 -----------  -----------  ------------
       Total stockholders' equity/members' deficiency...........  (2,128,774)  61,497,528    92,565,865
Commitments and contingencies...................................          --           --            --
                                                                 -----------  -----------  ------------
       Total liabilities and stockholders' equity/members'
         deficiency............................................. $ 6,867,021  $97,179,574  $142,251,629
                                                                 ===========  ===========  ============

         See accompanying notes to consolidated financial statements.

                         JUPITER COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               Year ended December 31,         Six Months Ended June 30,
                                        -------------------------------------  ------------------------
                                           1997         1998         1999         1999         2000
                                        -----------  -----------  -----------  -----------  -----------
                                                                                      (unaudited)
Revenues:
   Research Services................... $ 1,850,154  $ 6,183,188  $23,133,867  $ 8,166,289  $24,798,563
   Conferences.........................   3,426,079    4,889,703   11,269,950    4,552,796   15,422,791
   Other...............................   3,228,919    3,674,934    3,680,468    1,672,178    2,662,772
                                        -----------  -----------  -----------  -----------  -----------
       Total revenues..................   8,505,152   14,747,825   38,084,285   14,391,263   42,884,126
Cost of services and fulfillment.......   6,259,433    9,675,838   16,897,660    6,853,869   15,851,305
                                        -----------  -----------  -----------  -----------  -----------
       Gross profit....................   2,245,719    5,071,987   21,186,625    7,537,394   27,032,821
Other operating expenses:
   Sales and marketing.................   1,557,676    3,173,368   11,383,673    4,008,079   11,236,301
   General and administrative
     expenses..........................   2,855,589    3,897,096   10,100,267    3,351,368   13,491,322
   Depreciation and amortization.......      99,751      193,410    1,278,241      316,987    3,271,199
                                        -----------  -----------  -----------  -----------  -----------
       Total other operating
         expenses......................   4,513,016    7,263,874   22,762,181    7,676,434   27,998,822
Interest income........................      17,000       54,506      743,484        8,545    1,613,501
Gain on sale of investments............          --           --           --           --    5,932,101
                                        -----------  -----------  -----------  -----------  -----------
Income (loss) before income taxes......  (2,250,297)  (2,137,381)    (832,072)    (130,495)   6,579,601
Income tax benefit (expense)...........          --           --      202,000           --   (3,613,594)
                                        -----------  -----------  -----------  -----------  -----------
       Net income (loss)............... $(2,250,297) $(2,137,381) $  (630,072) $  (130,495) $ 2,966,007
                                        ===========  ===========  ===========  ===========  ===========
Pro forma basic net income (loss) per
  common share.........................              $     (0.21) $     (0.05) $     (0.01) $      0.20
                                                     ===========  ===========  ===========  ===========
Pro forma diluted net income (loss) per
  common share.........................              $     (0.21) $     (0.05) $     (0.01) $      0.18
                                                     ===========  ===========  ===========  ===========
Pro forma basic weighted average
  common shares outstanding............               10,318,359   11,564,816   10,454,736   15,005,993
                                                     ===========  ===========  ===========  ===========
Pro forma diluted weighted average
  common shares outstanding............               10,318,359   11,564,816   10,454,736   16,320,524
                                                     ===========  ===========  ===========  ===========

         See accompanying notes to consolidated financial statements.

                         JUPITER COMMUNICATIONS, INC.

      CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY/MEMBERS' DEFICIENCY

 For the Years Ended December 31, 1997, 1998 and 1999 and unaudited six months ended June 30, 2000





                                      Common Stock                                          Accumulated      Total
                                    ----------------- Additional                               Other     Stockholders'
                                     Number     Par    Paid-in      Deferred   Accumulated Comprehensive Equity/Members
                                    of Shares  Value   Capital    Compensation   Deficit      Income       Deficiency
                                    ---------- ------ ----------  ------------ ----------- ------------- --------------
Balance at December 31, 1996.......         --     --    533,051          --   (1,247,361)          --       (714,310)
Contributions made by members......                    2,996,175                                            2,996,175
Distributions paid to members......                      (22,961)                                             (22,961)
Net loss...........................                                            (2,250,297)                 (2,250,297)
                                    ---------- ------ ----------    --------   ----------   ----------     ----------
Balance at December 31, 1997.......         --     --  3,506,265          --   (3,497,658)          --          8,607
Net loss...........................                                            (2,137,381)                 (2,137,381)
                                    ---------- ------ ----------    --------   ----------   ----------     ----------
Balance at December 31, 1998.......         --     --  3,506,265          --   (5,635,039)          --     (2,128,774)
Exercise of member unit options....                      500,000                                              500,000
Issuance of units on acquisition of
 Intelligence AB...................                      808,300                                              808,300
Exercise of employee unit options..                       39,500                                               39,500
Issuance of units on acquisition of
 New Media Holdings PTY Ltd........                      320,000                                              320,000
Issuance of unit options to
 employees.........................                      576,937    (576,937)                                      --
Issuance of common stock on
 conversion from LLC to a "C"
 corporation....................... 11,222,327 11,222 (4,985,710)               4,974,488                          --
Initial public offering proceeds,
 net...............................  3,258,750  3,259 62,433,167                                           62,436,426
Amortization of deferred
 compensation......................                                   72,118                                   72,118
Exercise of stock option plans.....     18,496     19     14,074                                               14,093
Comprehensive loss:
 Net loss..........................                                              (630,072)                   (630,072)
  Cumulative translation
   adjustment......................                                                             65,937         65,937
                                                                                                           ----------
    Total comprehensive loss.......                                                                          (564,134)
                                    ---------- ------ ----------    --------   ----------   ----------     ----------
Balance at December 31, 1999....... 14,499,573 14,500 63,212,533    (504,819)  (1,290,623)      65,937     61,497,528
                                    ---------- ------ ----------    --------   ----------   ----------     ----------
Exercise of stock option plans
 (unaudited).......................    140,989    141    158,597                                              158,738
Amortization of deferred
 compensation (unaudited)..........                                   72,119                                   72,119
Issuance of shares on acquisitions
 (unaudited).......................    855,724    855 29,119,609                                           29,120,464
Issuance of common stock
 (unaudited).......................     65,466     65  1,168,502                                            1,168,567
Comprehensive income...............
  Net income (unaudited)...........                                             2,966,007                   2,966,007
  Unrealized losses on marketable
   securities (unaudited)..........                                                         (2,398,817)    (2,398,817)
  Cumulative translation                                                                                      (18,741)
   adjustment (unaudited)..........                                                            (18,741)    ----------
Total comprehensive income.........                                                                           548,449
                                    ---------- ------ ----------    --------   ----------   ----------     ----------
Balance at June 30, 2000
 (unaudited)....................... 15,561,752 15,561 93,659,241    (432,700)   1,675,384   (2,351,621)    92,565,865
                                    ========== ====== ==========    ========   ==========   ==========     ==========

         See accompanying notes to consolidated financial statements.

                         JUPITER COMMUNICATIONS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      Year Ended December 31,
                                                                              --------------------------------------
                                                                                 1997         1998          1999
                                                                              -----------  -----------  ------------

Cash flows from operating activities:
  Net loss................................................................... $(2,250,297) $(2,137,381) $   (630,072)
  Adjustments to reconcile net loss to net cash provided by (used in)
   operating activities:
   Equity loss from investment in Methodfive LLC.............................      35,000       22,230        26,510
   Non-cash gain related to investment in Methodfive LLC.....................          --           --            --
   Depreciation and amortization.............................................      99,751      193,410     1,278,241
   Accretion of discount on convertible note payable.........................          --           --        57,377
   Provision for allowance for doubtful accounts.............................      25,483      (13,568)       98,672
   Amortization of deferred compensation.....................................          --           --            --
   Deferred tax asset........................................................          --           --      (202,000)
   Changes in operating assets and liabilities, net of effect of acquisitions:
    Accounts receivable......................................................    (328,142)  (3,430,058)  (13,379,720)
    Prepaid expenses and other current assets................................      13,073     (656,106)   (2,329,067)
    Other assets.............................................................       3,815      (79,589)     (117,624)
    Accounts payable.........................................................     397,337       38,040     1,375,400
    Accrued expenses and accrued compensation................................     298,300      606,858     2,594,592
    Deferred revenue.........................................................     657,280    4,902,230    18,736,891
    Deferred rent............................................................     (13,138)      (3,016)      103,239
                                                                              -----------  -----------  ------------
      Net cash provided by (used in) operating activities....................  (1,061,538)    (556,950)    7,612,439
                                                                              -----------  -----------  ------------
Cash flows from investing activities:
  Capital expenditures.......................................................    (206,842)    (838,037)   (4,893,654)
  Investment in Internet Content Report......................................     (25,000)          --            --
  Repayment of loan, related party...........................................          --           --            --
  Investments in marketable securities.......................................          --           --    (8,852,937)
  Purchase of investments....................................................          --           --            --
  Cash paid in connection with acquisition, net of cash acquired.............          --           --       103,425
                                                                              -----------  -----------  ------------
    Net cash used in investing activities....................................    (231,842)    (838,037)  (13,643,166)
                                                                              -----------  -----------  ------------
Cash flows from financing activities:
  Issuance of common stock...................................................          --           --    62,436,426
  Member contributions, net..................................................   2,996,175           --            --
  Exercise of options........................................................          --           --       553,592
  Distributions paid to members..............................................     (22,961)          --            --
  Repayment of notes payable.................................................     (70,000)          --            --
  Principal payments under capital lease obligation..........................      (3,447)      (2,919)           --
                                                                              -----------  -----------  ------------
   Net cash provided by (used in) financing activities.......................   2,899,767       (2,919)   62,990,018
                                                                              -----------  -----------  ------------
   Increase (decrease) in cash and cash equivalents..........................   1,606,387   (1,397,906)   56,959,291
                                                                              -----------  -----------  ------------
Effect of exchange rate changes on cash and cash equivalents.................          --           --        46,719
Cash and cash equivalents at beginning of period.............................       7,663    1,614,050       216,144
                                                                              -----------  -----------  ------------
Cash and cash equivalents at end of period................................... $ 1,614,050  $   216,144  $ 57,222,154
                                                                              ===========  ===========  ============
Supplemental cash flow information:
  Cash paid during the period for interest...................................       8,694       11,855            --
                                                                              ===========  ===========  ============
Supplemental non-cash investing and financing activities:
  Acquisition of intangible asset by issuance of convertible notes payable...          --           --     3,442,623
  Acquisition of goodwill acquired by issuance of stock......................          --           --     1,128,300
  Acquisition of Internet Research Group for stock issued....................          --           --            --
Gain on sale of investment in Methodlive LLC by getting shares of Xceed, Inc.          --           --            --
Mark-down of investment in Xceed, Inc., based on market value, net
 of deferred tax $2,043,437..................................................          --           --            --
Acquisition of Net Market Makers for stock issued............................          --           --            --

                                                                              Six Months Ended June 30,
                                                                              -------------------------
                                                                                 1999          2000
                                                                              -----------  ------------
                                                                                     (unaudited)
Cash flows from operating activities:
  Net loss................................................................... $  (130,495) $  2,966,007
  Adjustments to reconcile net loss to net cash provided by (used in)
   operating activities:
   Equity loss from investment in Methodfive LLC.............................      26,510            --
   Non-cash gain related to investment in Methodfive LLC.....................          --    (5,744,601)
   Depreciation and amortization.............................................     316,987     3,288,373
   Accretion of discount on convertible note payable.........................          --            --
   Provision for allowance for doubtful accounts.............................      (8,981)      219,252
   Amortization of deferred compensation.....................................          --        72,119
   Deferred tax asset........................................................          --            --
   Changes in operating assets and liabilities, net of effect of acquisitions:
    Accounts receivable......................................................  (3,896,180)   (2,514,312)
    Prepaid expenses and other current assets................................    (955,305)   (1,698,067)
    Other assets.............................................................     (66,841)       70,037
    Accounts payable.........................................................    (429,002)    1,187,900
    Accrued expenses and accrued compensation................................     708,072     4,810,608
    Deferred revenue.........................................................   7,514,609     5,892,868
    Deferred rent............................................................     146,128       717,513
                                                                              -----------  ------------
      Net cash provided by (used in) operating activities....................   3,225,502     9,267,697
                                                                              -----------  ------------
Cash flows from investing activities:
  Capital expenditures.......................................................  (2,263,121)   (5,262,684)
  Investment in Internet Content Report......................................          --            --
  Repayment of loan, related party...........................................                        --
  Investments in marketable securities.......................................          --            --
  Purchase of investments....................................................          --   (15,409,704)
  Cash paid in connection with acquisition, net of cash acquired.............          --   (19,811,479)
                                                                              -----------  ------------
    Net cash used in investing activities....................................  (2,263,121)  (40,483,867)
                                                                              -----------  ------------
Cash flows from financing activities:
  Issuance of common stock...................................................          --     1,168,503
  Member contributions, net..................................................          --            --
  Exercise of options........................................................     375,000       158,339
  Distributions paid to members..............................................          --            --
  Repayment of notes payable.................................................          --    (2,460,524)
  Principal payments under capital lease obligation..........................          --            --
                                                                              -----------  ------------
   Net cash provided by (used in) financing activities.......................     375,000    (1,133,682)
                                                                              -----------  ------------
   Increase (decrease) in cash and cash equivalents..........................   1,337,381   (32,349,852)
                                                                              -----------  ------------
Effect of exchange rate changes on cash and cash equivalents.................          --       (19,364)
Cash and cash equivalents at beginning of period.............................     216,144    57,222,154
                                                                              -----------  ------------
Cash and cash equivalents at end of period................................... $ 1,553,525  $ 24,852,938
                                                                              ===========  ============
Supplemental cash flow information:
  Cash paid during the period for interest...................................          --            --
                                                                              ===========  ============
Supplemental non-cash investing and financing activities:
  Acquisition of intangible asset by issuance of convertible notes payable...          --            --
  Acquisition of goodwill acquired by issuance of stock......................          --            --
  Acquisition of Internet Research Group for stock issued....................          --    20,399,375
Gain on sale of investment in Methodlive LLC by getting shares of Xceed, Inc.          --     5,744,601
Mark-down of investment in Xceed, Inc., based on market value, net
 of deferred tax $2,043,437..................................................          --     4,442,254
Acquisition of Net Market Makers for stock issued............................          --     8,721,090

         See accompanying notes to consolidated financial statements.

                         JUPITER COMMUNICATIONS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information for the six months ended June 30, 1999 and 2000 is unaudited)


(1) Organization

   Jupiter Communications, LLC (the "LLC") was organized on December 1, 1994 as a New York limited liability company. On October 8, 1999, in connection with the completion of our initial public offering, the LLC was merged with and into Jupiter Communications, Inc., a Delaware corporation ("Jupiter" or the "Company"). Jupiter is a new media research firm that provides comprehensive views of industry trends, forecasts and business decisions about the internet economy. The Company's research services encompass Jupiter Research Services, conferences, newsletters, book-length studies, and custom research reports and provide clients and customers with focused research and strategic planning support as they develop interactive products and services.

(2) Summary of Significant Accounting Policies

   (a) Principles of Consolidation

   The Company's consolidated financial statements as of and for the year ended December 31, 1999 include the accounts of the Company, the accounts of Intelligence SE AB("Intelligence"), a Swedish research company, from July 31, 1999 (date of acquisition) and the accounts of New Media Holdings PTY, Ltd.("New Media Holdings"), an Australian research company, from October 7, 1999 (date of acquisition). The consolidated financial statements for the prior year periods include only the accounts of Jupiter. All significant inter-company balances and transactions have been eliminated in consolidation.

   (b) Unaudited Interim Financial Information

   The interim financial statements of the Company for the six months ended June 30, 1999 and 2000, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements.

   In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments consisting only of normal recurring adjustments necessary to present fairly the financial position of the Company as of June 30, 2000, and the results of its operations and cash flows for the six months ended June 30, 1999 and 2000.

   (c) Use of Estimates

   The accompanying financial statements are prepared in accordance with U.S. generally accepted accounting principles (GAAP). In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

   (d) Currency Translation and Transactions

   The reporting currency for the Company is the United States Dollar (USD). The functional currency for the Company's operations is generally the applicable local currency. Accordingly, the assets and liabilities of the subsidiaries whose functional currency is other than the USD are included in the consolidated financial statements by translating the assets and liabilities into the reporting currency at the exchange rates applicable at the end of the reporting year. The statements of operations and cash flows of such non-USD functional currency

                         JUPITER COMMUNICATIONS, INC.

  (Information for the six months ended June 30, 1999 and 2000 is unaudited)

operations are translated at the average exchange rate for the reporting year. Translation gains or losses are accumulated as a separate component of stockholders' equity/ members' deficiency. Currency transaction gains or losses arising from transactions of the Company in currencies other than the functional currency are included in operations for each reporting period.

   (e) Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less at the time of acquisition to be cash equivalents. Cash equivalents at December 31, 1999 consist primarily of investments in highly rated debt securities. There were no cash equivalents at December 31, 1998.

   (f) Short-term Investments

   Management determines the appropriate classification of marketable debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. At December 31, 1999, the Company's investment portfolio consisted of marketable debt securities classified as held-to-maturity, as management has both the intent and ability to hold these securities to maturity, and is carried at amortized cost, which approximates fair value. Income relating to these securities is reported as interest income.

   (g) Impairment of Long-Lived Assets

   Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair market value, less costs to sell.

   (h) Property and Equipment

   Property and equipment are stated at cost. Depreciation is provided by the straight-line method over the estimated useful lives of the respective assets, which range from three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or their estimated useful life. Additions and major improvements are capitalized, whereas the cost of maintenance and repairs is charged to operations as incurred.

   (i) Goodwill and Other Intangible Assets

   Goodwill, resulting from business acquisitions and other intangible assets are being amortized on a straight-line basis over their expected period of benefit ranging from three to five years. Goodwill and other intangible assets are stated net of total accumulated amortization of $95,209 and $451,742 at December 31, 1998 and December 31, 1999, respectively.

   (j) Fair Value of Financial Instruments

   The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and deferred revenues approximated fair value because of the relatively short maturity of these instruments. At

                         JUPITER COMMUNICATIONS, INC.

  (Information for the six months ended June 30, 1999 and 2000 is unaudited)

December 31, 1999, it was not practicable to estimate the fair value of the convertible notes payable for the acquisition of rights to profits from the Plug-in conference, because there were no quoted market prices.

   (k) Stock-Based Compensation

   The company accounts for stock based compensation under the intrinsic-value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No.25, "Accounting for Stock Issues to Employees," and discloses the effect of the difference in applying the fair value based method of accounting on a pro-forma basis, as required by SFAS No.123 "Accounting for Stock-Based Compensation."

   (l) Pro Forma Basic and Diluted Net Loss per Common Share

   Pro forma basic and dilutive net loss per common share is computed by dividing net loss by the pro forma weighted average number of common shares outstanding for the period. Pro forma weighted average number of common shares gives effect to the Company's reorganization from a limited liability company to a corporation as though the organization had occurred as of January 1, 1998. Pro forma weighted average number of common shares does not include any common stock equivalents because inclusion of common stock equivalents would have been anti-dilutive.

   (m) Revenue and Deferred Revenue Commission Expense Recognition

   Jupiter Research Services revenues are deferred and then reflected proportionally in operations over the term of the service period, which is generally up to one year. Conference revenues are reflected in operations when the conference occurs. Newsletter subscriptions are deferred and then reflected proportionally in operations over the term of the subscription, which is generally up to one year. Book-length studies and custom research are reflected in operations when the product is shipped.

   Deferred revenue is composed of prepaid Jupiter Research Services fees to be earned in the future over the term of the service period, prepaid conference sponsorship/exhibition fees to be earned from conferences held after the balance sheet date, and prepaid newsletter subscriptions to be earned in the future over the term of the subscriptions.

   (n) Cost of Revenues and Commission Expense Recognition

   Cost of revenues is primarily comprised of cost of research analysts, direct costs incurred for conferences, payroll and travel related to Jupiter Research Services product. The Company records prepaid commissions related to Jupiter Research Services upon the signing of the contract and amortizes this corresponding prepaid commission expense over the contract period in which the related revenues are earned and amortized to income.

   (o) Income Taxes

   Prior to October 8, 1999, Jupiter Communications LLC (the "LLC") was treated as a partnership for income tax purposes, and accordingly, income or loss attributed to the LLC's operations was allocated to its members to be reported on their separate income tax returns. Tax net operating losses incurred during this period are not available to offset the Company's future taxable income, if any.

   On October 8, 1999, the LLC was merged with and into the Company, a Delaware corporation, and the surviving entity. Effective on this date, income taxes are accounted for under Statement of Financial Accounting

                         JUPITER COMMUNICATIONS, INC.

  (Information for the six months ended June 30, 1999 and 2000 is unaudited)

Standards No. 109, Accounting for Income Taxes. The Company recognizes both the current and deferred tax consequences of all transactions that have been recognized in the financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax change occurs. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

   (p) Credit Risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash is deposited with high credit quality financial institutions and cash equivalents consist of highly rated debt securities. The Company's customers are concentrated in the United States. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been within management's expectations.

   For each of the years in the three-year period ended December 31, 1999, no customer accounted for more than 10% of revenues generated by the Company, or of accounts receivable at December 31, 1999 and 1998.

   (q) Net Loss per Share

   The Company computes net loss per share in accordance with SFAS No. 128, "Earnings Per Share". Basic net income per share is computed by dividing the net income available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of incremental common shares issuable upon the exercise of stock options and warrants, are included in net income per share to the extent such shares are dilutive. Common stock equivalents were not included in loss per share for any periods presented since they are anti-dilutive.

   (r) Recent Accounting Pronouncements

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1") which provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. SOP 98-1 will be effective for the Company's fiscal year ending December 31, 1999. The adoption of SOP 98-1 did not have a material impact on the Company's consolidated financial statements.

   In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" which establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income generally represents all changes in shareholders' equity during the period except those resulting from investments by or distributions to, shareholders. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented. The adoption of this standard has modified the Company's stockholders' equity and had no impact on the Company's results of operations, financial position or cash flows.

                         JUPITER COMMUNICATIONS, INC.

  (Information for the six months ended June 30, 1999 and 2000 is unaudited)


   In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" which establishes standards for the way that a public enterprise reports information about operating segments in annual financial statements, and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, and requires restatement of earlier periods presented. In the initial year of application, comparative information for earlier years must be restated. The Company has no reportable operating segments and adoption of this standard had no impact on the Company's financial statements.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This statement is not expected to affect the Company as it currently does not engage or plan to engage in derivative instruments or hedging activities.

   (s) Reclassification

   Certain reclassifications have been made in prior years' financial statements to conform to classifications used in the current year.

(3) Acquisitions

  Intelligence SE AB

   On July 31, 1999, Jupiter acquired all of the stock of Intelligence, in exchange for 137,000 Class B (non-voting) units at an aggregate value of $808,300. The total purchase price for this transaction was $868,795, which includes expenses incurred by the Company of $60,495 related to the merger.

   Net liabilities acquired in the transaction were $133,151. The historical carrying amounts of such net liabilities approximated their fair value. The difference between the purchase price and the fair value of the acquired net liabilities of Intelligence was recorded as goodwill in the amount of $1,001,946 and is being amortized on a straight line basis over its estimated useful life of 4 years, the expected period of benefit.

  New Media Holdings PTY, Ltd.

   On October 7, 1999, Jupiter acquired all of the stock of New Media Holdings, in exchange for 20,000 Class B (non-voting) units at an aggregate value of $320,000. The total purchase price for this transaction was $383,244, which includes expenses incurred by the Company of $13,244 related to the merger and a $50,000 note receivable that was outstanding at time of acquisition.

   As there were no assets or liabilities at the time of the acquisition, the purchase price of $383,244 was recorded as goodwill, which is being amortized on a straight-line basis over its estimated useful life of 4 years, the expected period of benefit.

   The following unaudited pro forma consolidated financial information gives effect to the acquisition of Intelligence and New Media Holdings, as if they had occurred as of January 1, 1998, after giving effect to adjustment for amortization of goodwill. The pro forma financial information does not necessarily reflect the

                         JUPITER COMMUNICATIONS, INC.

  (Information for the six months ended June 30, 1999 and 2000 is unaudited)

consolidated results of operations that would have occurred had the Company, Intelligence and New Media Holdings constituted a single entity during such periods:

                      1998         1999
                   -----------  -----------
Revenues.......... $14,910,825  $38,672,915
Net loss..........  (2,700,679)  (1,371,192)
Net loss per share       (0.26)       (0.12)

(4) Prepaid Expenses and Other Current Assets

   Prepaid expenses and other current assets consist of the following:

                                                  December 31,
                                               -------------------
                                                 1998      1999
                                               -------- ----------
Deferred Jupiter Research Services commissions $632,406 $2,341,242
Prepaid conference expenses...................  101,974    315,683
Other.........................................   62,788    499,926
                                               -------- ----------
                                               $797,168 $3,156,851
                                               ======== ==========

(5) Property and equipment

   Property and equipment consists of the following:

                                                     December 31,
                                               -----------------------
                                                  1998        1999
                                               ----------  -----------
Computer Equipment............................ $  758,428  $ 3,341,164
Furniture and fixtures........................    178,892      728,936
Office equipment..............................     96,623      295,897
Leasehold improvements........................    385,603    1,962,803
                                               ----------  -----------
                                                1,419,546    6,328,800
Less accumulated depreciation and amortization   (348,114)  (1,197,705)
                                               ----------  -----------
                                               $1,071,432  $ 5,131,095
                                               ==========  ===========

   Depreciation and amortization expense for 1997, 1998 and 1999 was $73,084, $163,410 and $849,591, respectively.

(6) Goodwill and Other Intangible Assets

   In June 1995, the Company acquired substantially all of the assets of the Internet Business Report ("IBR") in exchange for a $140,000 promissory note, payment of which was completed during 1997. The purchase price of $140,000 was allocated as follows: $62,500 to the IBR subscriber list $62,500 to the IBR trademark; and $15,000 for the editorial costs which were subsequently written off. In 1999 the Company ceased publication of the Internet Business Report, and any remaining amounts allocated to the subscriber list and trademark were expensed.

                         JUPITER COMMUNICATIONS, INC.

  (Information for the six months ended June 30, 1999 and 2000 is unaudited)


   In September 1997, the Company purchased the rights and interests in the trademark "Internet Content Report" for $25,000. This included a subscriber list with information regarding current and former subscribers. The purchase price was allocated equally between the subscriber list and the trademark.

   In November 1999, the Company purchased substantially all of the rights to a portion of the net profits from "Plug-In," one of the annual conferences sponsored by the Company, as well as the trademark. The aggregate purchase price was $3.85 million, which was paid through the issuance of two $1.925 million zero-coupon convertible promissory notes with a maturity date of January 7, 2001. The trademark has been recorded at the present value of the convertible notes payable at $3,442,623.

   Goodwill and other intangible assets consist of the following:


                                         December 31,
                                     --------------------    Estimated
                                       1998       1999     life of asset
                                     --------  ----------  -------------
Goodwill:
   Sweden........................... $      0  $1,001,946        4
   Australia........................        0     383,244        4
                                     --------  ----------
                                            0   1,385,190
Internet Content Report:
   Subscriber list.................. $ 12,500  $   12,500        5
   Trademark........................   12,500      12,500        5
                                     --------  ----------
                                       25,000      25,000
Internet Business Report:
   Subscriber list..................   62,500      62,500        5
   Trademark........................   62,500      62,500        5
                                     --------  ----------
                                      125,000     125,000
Plug-In Trademark...................       --   3,442,623        3
                                     --------  ----------
Gross goodwill and intangible assets  150,000   4,977,813
Less accumulated amortization.......  (95,209)   (451,742)
                                     --------  ----------
                                     $ 54,791  $4,526,071
                                     ========  ==========

   Amortization expense for 1997, 1998 and 1999 was $26,667, $30,000 and $356,533, respectively.

(7) Other Assets

   Other assets consist of the following:

                                     December 31,
                                   -----------------
                                     1998     1999
                                   -------- --------
Investment in Methodfive, LLC..... $ 26,510 $      0
Security Deposits.................  121,120  238,744
Deferred Taxes Assets, non-current        0  202,000
                                   -------- --------
                                   $147,630 $440,744
                                   ======== ========

   Jupiter has an investment in Methodfive LLC ("Methodfive"), formerly the Myriad Agency, LLC, a Web site design and consulting company. For the years ended December 31, 1998 and 1999, Methodfive experienced

                         JUPITER COMMUNICATIONS, INC.

  (Information for the six months ended June 30, 1999 and 2000 is unaudited)

a net loss from operations and the Company recorded its share of the loss in the accompanying consolidated statements of operations. Jupiter's cumulative interest in Methodfive as of December 31, 1998 and 1999 was approximately 17.4% and 8.0%, respectively, and has been accounted for under the equity method.

   As of December 31, 1999 the Company has fully written down its investment as a result of the current financial position and recurring losses of Methodfive. The Company has no future funding responsibilities with respect to Methodfive and has an 8.0% passive interest.

(8) Convertible Notes Payable

   Notes payable reflects the two promissory notes issued on November 2, 1999, as consideration for purchase of additional rights to the net profits of the Plug-in conference. The aggregate purchase price of $3.85 million was paid to the Sellers through the issuance of two $1.925 million zero-coupon convertible promissory notes. Each convertible promissory note provides for a maturity date of January 7, 2001 and allows the holder of each convertible promissory note to convert, at any time prior to the maturity date, all of the outstanding indebtedness into 55,000 shares of the Company's common stock or to redeem the notes for cash at a discount of 10% per annum, during the period commencing April 14, 2000 and ending on April 24, 2000. In addition, each convertible promissory note allows the Company after twelve months from the date of the notes, and under certain circumstances, to convert all of the outstanding indebtedness into shares of the Company's common stock and for the holder, under certain circumstances, to redeem in cash all or a portion of the outstanding indebtedness. These notes have been reflected as convertible notes payable on the consolidated balance sheet. In February 2000, the Company repaid one of the notes at its accreted value of $1,760,524 on that date.

(9) Deferred Revenue

   Deferred revenue consists of the following:

                                        December 31,
                                   ----------------------
                                      1998       1999
                                   ---------- -----------
Jupiter Research Services......... $5,638,847 $21,908,305
Conferences.......................    783,912   3,111,032
Newsletter and other miscellaneous    254,474     574,681
                                   ---------- -----------
                                   $6,677,233 $25,594,018
                                   ========== ===========

(10)  Other Revenues

   Other revenues consist of the following:

                                   December 31,
                         --------------------------------
                            1997       1998       1999
                         ---------- ---------- ----------
Book length studies..... $1,518,545 $1,681,114 $1,807,971
Newsletter subscriptions  1,492,000  1,470,380    502,385
Custom research.........         --         --    990,000
Other...................    218,374    523,440    380,112
                         ---------- ---------- ----------
                         $3,228,919 $3,674,934 $3,680,468
                         ========== ========== ==========

                         JUPITER COMMUNICATIONS, INC.

  (Information for the six months ended June 30, 1999 and 2000 is unaudited)


(11) Stockholders' Equity/Members Deficiency

   During October 1997, Gartner Group, Inc. ("acquirer") purchased 3,515,624 Class C units of the Company for $8 million from both the Company and existing members. The Company amended its operating agreement to allow current members to sell all or part of their units to the acquirer. During 1997, existing members sold 2,197,265 units for $5.0 million, and 1,318,359 units were purchased from the Company for $3.0 million and recorded as capital contributions by the Company, less $254,098 in offering costs. Class A and Class B units sold by existing members to the acquiror automatically converted to Class C units upon transfer on a one-for-one basis to the acquiror. Three members sold 100% of their units to the acquiror. In addition, during 1997 capital contributions of $250,273 were made by existing Class A and Class B equity members. During 1998, an existing member sold 333,333 units for $1.25 million to the acquiror. After completion of the transactions, the acquirer owned 37.3% of all outstanding units as of December 31, 1998, and has two seats on the Board of Directors.

   On July 31, 1999, the LLC acquired all of the stock of Intelligence, in exchange for 137,000 Class B units.

   On October 6, 1999, the LLC acquired all of the stock of New Media Holdings in exchange for 20,000 Class B units.

   On October 8, 1999, 100% of the members' units in the LLC were exchanged at the ratio of 1:1 for the common shares in Jupiter Communications, Inc. Total number of units exchanged for equal number of common shares was 11,222,327.

   On October 14, 1999, Jupiter completed its IPO, which resulted in the sale by the Company of 3,258,750 shares of common stock at $21.00 per share on the Nasdaq National Market. The Company's net proceeds from the IPO, after deducting underwriting discounts and offering expenses, were $62,433,167.

(12) Options

   (a) 1997 Option Plan

   During 1997, the Company established the 1997 Employee Unit Option Plan (the "Plan"). Under the Plan, 1,590,000 Class B units shall be available for grant. In 1999, the equity members authorized an increase in the number of units reserved for issuance under the Plan from 1,590,000 to 2,750,000. Unit options may be granted to key employees of the Company upon selection by the managing members. The exercise price of a unit option shall be equal to the established fair market value of the unit at the time of grant, in accordance with the provisions of the Plan. These options vest ratably over a four-year period.

   All unit options have a fixed term determinable by the managing members, but no option shall be exercisable more than seven years after the date of grant. Option exercisability is subject to the terms and conditions as determined by the managing members. All unit options were granted with an exercise price equal to the fair market value on the date of grant.

   In July 1999, the Company issued 113,125 unit options to certain employees at $5.90 per unit. The fair value of the Company's unit during July 1999 was $11.00 per unit. Accordingly, the Company recorded deferred compensation of approximately $576,937, representing the difference between the deemed fair value of the Company's unit at the date of each grant and the exercise price of the related options. The amount is presented as a reduction of stockholders' equity/members' deficiency and amortized over the 4 year vesting period of the applicable units. The Company has amortized $72,118 of total deferred compensation in 1999.

                         JUPITER COMMUNICATIONS, INC.

  (Information for the six months ended June 30, 1999 and 2000 is unaudited)


   On conversion of the Company from the LLC to an incorporated company, all units were assumed by the incorporated company on a 1:1 ratio. No further options will be granted under this plan.

   (b) 1999 Option Plan

   During 1999, the Company established the 1999 Stock Incentive Plan (the "1999 Plan"). Under the 1999 Plan, 5,000,000 shares will be available for grant or issuance. The exercise price per share shall be equal to the established fair market value per share at the time of the grant, in accordance with the provisions of the 1999 Plan. Options granted under the 1999 Plan vest ratably over a four-year period. No option shall be exercisable more than ten years after the date of grant.

   The activity under the combined Plans is as follows:

                                            Weighted
                                   Unit     Average
                                  Options   Exercise
                                  Granted    Price
                                 ---------  --------
Outstanding at December 31, 1996        --
Granted.........................   725,957   $ .50
                                 ---------
Outstanding at December 31, 1997   725,957   $ .50
                                 ---------
Granted.........................   563,000   $2.08
                                 ---------
Outstanding at December 31, 1998 1,288,957   $1.19
                                 ---------
Granted......................... 1,803,359   $7.64
Exercised.......................   (97,496)  $ .55
Canceled........................  (134,238)  $3.21
                                 ---------
Outstanding at December 31, 1999 2,860,582   $5.19
                                 =========

   The Company applies APB No.25 and related interpretations in accounting for its stock options issued to employees. Under APB No.25, because the exercise price of the Company's employee stock options equal the fair value of the underlying common stock on the date of grant, no compensation cost has been recognized for its stock option grants to employees and directors except for the 113,125 unit options granted in July 1999. Had compensation cost for the Company's stock option grants been determined based on the fair value at the grant date for awards consistent with the method of SFAS No.123, the Company's net loss would have increased the pro forma amounts for each year indicated below:

                   1997         1998         1999
                -----------  -----------  -----------
Net Loss:
   As Reported. $(2,250,297) $(2,137,381) $  (630,072)
                ===========  ===========  ===========
   Pro Forma...  (2,269,162)  (2,216,536)  (1,552,231)
                ===========  ===========  ===========

   The resulting effect on the pro forma net loss disclosed for the year ended December 31, 1997, 1998, and 1999 is not likely to be representative of the effects on the net loss on a pro forma basis in the future years, because the pro forma results include the impact of only one and two years respectively, of grants and relating vesting, while subsequent years will include additional grants and vesting.

   The fair value of each option is estimated on the date of grant using the Black Scholes method option-pricing model with the following weighted average assumptions used for grants in 1997, 1998, 1999: dividend

                         JUPITER COMMUNICATIONS, INC.

  (Information for the six months ended June 30, 1999 and 2000 is unaudited)

yield of zero (0%) percent, risk-free interest rate ranging from 6% to 8% and expected life of 4 years. As permitted under the provisions of SFAS No.123 and based on the historical lack of a public market for the Company's stock, no factor for volatility has been reflected in the option pricing calculation for 1997 and 1998. For 1999, the volatility factor is assumed to be 94.6%.

   The following table summarizes information about options outstanding under the Plan at December 31, 1999:

                   Options Outstanding                     Options Exercisable
                                                           --------------------

                               Weighted                                Weighted
                               Average         Weighted                Average
   Range of      Number       Remaining        Average       Number    Exercise
Exercise Price Outstanding Contractual Life Exercise Price Exercisable   Price
-------------- ----------- ---------------- -------------- ----------- --------
   $ 0.50         618,973      4.4 years        $ 0.50       554,525    $0.50
   $ 1.75         396,125      5.4              $ 1.75       144,938    $1.75
   $ 3.00         931,025      6.1              $ 3.00        34,001    $3.00
   $ 5.90         455,625      6.5              $ 5.90          --        --
   $11.00         109,000      6.7              $11.00          --        --
   $16.00         240,000      6.9              $16.00          --        --
$30.25-$38.50     109,834      9.9              $31.30          --        --
                ---------                       ------          --
                2,860,582                       $ 5.23       733,464
                =========                       ======       =======

   At December 31, 1999, the range of exercise prices and weighted-average remaining contractual life of outstanding unit options under the Plan was $0.50-$38.50 and 5.9 years, respectively.

   In addition to the units granted under the Plans, during November 1996, the Company granted unit investment options to three equity members in conjunction with contributions made by those equity members. A total of 667,968 unit investment options were granted at a weighted average exercise price of $0.75. All unit options were granted with an exercise price equal to the fair market value on the date of grant and were immediately vested. During 1999 all three equity members exercised all 667,968 unit investment options prior to the initial public offering.

(13) Employee Benefit Plans

   (a) Employee Stock Purchase Plan

   The 1999 Employee Stock Purchase Plan ("ESPP") was adopted by the board of directors and approved by the stockholders. The plan became effective concurrently with the IPO. The plan is designed to allow eligible employees of Jupiter and its participating subsidiaries to purchase shares of the Company's common stock, at semi-annual intervals, through periodic payroll deductions. A total of 500,000 shares may be issued under the plan.

   The plan will have a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will end on the last business day in October 2001. The next offering period will begin on the first business day in November 2001, and subsequent offering periods will be set by our compensation committee.

   A participant may contribute up to 15% of his or her cash earnings through payroll deductions and the accumulated payroll deductions will be applied to the purchase price of shares on the participant's behalf on each

                         JUPITER COMMUNICATIONS, INC.

  (Information for the six months ended June 30, 1999 and 2000 is unaudited)

semi-annual purchase date (the last business day in April and October of each year). The purchase price will be 85% of the lower of the fair market value of our common stock on the participant's entry date into the offering period or the fair market value on the semi-annual purchase date. The first purchase date will occur on the last business day in April 2000. In no event, however, may any participant purchase more than 850 shares, nor may all participants in the aggregate purchase more than 125,000 shares on any one semi-annual purchase date. Should the fair market value of the common stock on any semi-annual purchase date be less than the fair market value on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower market value.

   As of December 31, 1999 contributions totaling $481,911 had been made to the ESPP and are reflected as accounts payable on the consolidated balance sheet.

   (b) 401(k) Profit Sharing Plan

   The Company has a 401(k) profit sharing plan for its employees. Employees who have completed one year of service and attained age 21 are eligible to participate. The Company makes a matching contribution equal to 50% for every one dollar of each participant's contribution and applies such matching percentage to the participant's salary reduction, up to 6% of the participant's compensation. During 1997, 1998 and 1999, the Company's matching contribution was $12,435, $38,882 and $145,351, respectively.

(14) Commitments and Contingencies

   (a) Office Leases

   The Company leases office space at various locations. The future minimum lease payments under non-cancellable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1999 are:

                      Year ending December 31,
                      ------------------------
                          2000................ $1,235,816
                          2001................  1,201,361
                          2002................  1,244,208
                          2003................  1,271,483
                          2004................    620,597
                          2005 and thereafter.  2,725,293
                                               ----------
                                               $8,298,758
                                               ==========

   Rent expense for the years ended December 31, 1997, 1998 and 1999 was $335,063, $303,061 and $751,413, respectively.

   During November 1999, the Company terminated its existing London operating lease agreement that was due to expire in April 2005 and signed a new thirteen-year operating lease agreement for a substantially larger parcel of office space. The lease agreement calls for monthly payments with no scheduled increase in succeeding periods, although the rent amount can be reviewed in November 2002 and November 2007. The future payments related to this new lease agreement are reflected in the above schedule.

                         JUPITER COMMUNICATIONS, INC.

  (Information for the six months ended June 30, 1999 and 2000 is unaudited)


   During January 1999, the Company terminated its existing New York operating lease agreements that were due to expire in May 2000 and December 2001 and signed a new five-year operating lease agreement with the same landlord. The new lease agreement covers the same office space as the terminated lease agreement as well as additional office space. In connection with this lease agreement, the Company received two months of free rent. The agreement also calls for scheduled increases in succeeding periods. As such, the Company records rent expense on a straight-line basis. The future payments related to this new lease agreement are reflected in the above schedule, and the deferred rent balance as of December 31, 1999 reflects the impact of the new lease.

   (b) Equipment Lease

   Future minimum lease payments under non-cancellable operating leases as of December 31, 1999 are:

Year ending December 31,
------------------------
       2000............. $ 80,416
       2001.............   80,416
       2002.............   63,906
       2003.............   33,960
       2004.............    9,750
       Thereafter.......       --
                         --------
         Total.......... $268,448
                         ========

(15) Income Taxes

   Income before provision for income taxes for the year ended December 31, 1999 consisted of:

Domestic Income -- LLC.... $   875,682
Domestic Loss -- Corporate  (1,215,394)
Foreign Loss..............    (492,360)
                           -----------
                           $  (832,072)
                           ===========

   The income tax benefit for the year ended December 31, 1999 of $202,000 is entirely due to deferred tax benefits. The Company had no income tax provision for the years ended December 31, 1997 and 1998, as it was a LLC during those years, and all taxes were the responsibility of the members.

   At December 31, 1999, for U.S. income tax purposes, the Company had approximately $736,000 of net operating loss carryforwards from October 8, 1999 through December 31, 1999. Such net operating losses begin expiring in 2019.

   The Company has determined that approximately $382,000 of net deferred tax assets at December 31, 1999 did not satisfy the realization criteria set forth in SFAS No. 109, Accounting for Income Taxes. Management believes that based on all available evidence, it is more likely than not that a portion of the deferred tax assets will not be realized. Accordingly, a valuation allowance was recorded to reduce the deferred tax assets to the amount expected to be realized.

                         JUPITER COMMUNICATIONS, INC.

  (Information for the six months ended June 30, 1999 and 2000 is unaudited)


   The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities are presented below:

Deferred tax assets:
   Accounts receivable due to allowance for doubtful accounts... $  15,000
   Accrued expenses.............................................    55,000
   Fixed assets due to differences in book vs. tax depreciation.    62,000
   U.S. net operating loss carryforwards........................   314,000
   Foreign net operating loss carryforwards.....................   138,000
                                                                 ---------
       Gross deferred tax assets................................   584,000
Valuation allowance.............................................  (382,000)
                                                                 ---------
   Net deferred tax assets...................................... $ 202,000
                                                                 =========

(16) Subsequent Events -- Unaudited

   The Company has reached definitive agreements to acquire all of the stock of two privately held companies, Internet Research Group, and Net Market Makers, for an aggregate consideration of approximately $50.6 million in cash and common stock. The Company completed its acquisition of Internet Research Group in March 2000. The Company expects to close on the acquisition of Net Market Makers prior to April 15, 2000. The Company will record the acquisitions under the purchase method of accounting.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ACNielsen eRatings.com:

   We have audited the accompanying balance sheets of ACNielsen eRatings.com (a Delaware corporation) as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 2000 and for the period from September 22, 1999 (date of inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ACNielsen eRatings.com as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the year ended December 31, 2000 and for the period from September 22, 1999 through December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/S/ ARTHUR ANDERSEN LLP
-------------------------
Stamford, Connecticut
October 26, 2001

                            ACNIELSEN eRATINGS.com

                                BALANCE SHEETS
                            (Amounts in thousands)

                                                                                 December 31, December 31,
                                                                                     2000         1999
                                                                                 ------------ ------------
Assets
Current Assets:
   Cash.........................................................................   $  1,165      $   --
   Related Party Receivable.....................................................        672          --
   Accounts Receivable--Net of $65 reserve......................................      1,505          --
   Deferred Licensing Fee.......................................................      1,684         375
   Other Current Assets.........................................................      1,244          87
                                                                                   --------      ------
Total Current Assets............................................................      6,270         462
                                                                                   --------      ------
Investments.....................................................................        382          --
                                                                                   --------      ------
Property, Plant and Equipment-Net...............................................      1,881          20
                                                                                   --------      ------
Other Assets:
   Prepaid Pension..............................................................         --          --
   Computer Software............................................................      1,121          --
   Deferred Charges.............................................................        427         533
   Goodwill.....................................................................      2,017          --
                                                                                   --------      ------
Total Other Assets..............................................................      3,565         533
                                                                                   --------      ------
Total Assets....................................................................   $ 12,098      $1,015
                                                                                   ========      ======
Liabilities and Shareholders' Equity
Current Liabilities:
   Accounts Payable.............................................................   $  6,330      $   --
   Short-Term Debt..............................................................         --          --
   Related Party Payable........................................................        167         375
   Accrued Liabilities..........................................................      3,239         259
   Accrued Income Taxes.........................................................         --          --
Total Current Liabilities.......................................................      9,736         634
Postretirement and Postemployment Benefits......................................         --          --
Deferred Income Taxes...........................................................         --          --
Other Liabilities...............................................................         --          --
                                                                                   --------      ------
Total Current Liabilities.......................................................      9,736         634
                                                                                   --------      ------
Total Liabilities...............................................................      9,736         634
                                                                                   --------      ------
   Shareholders' Equity:
   Convertible Preferred Stock-par value $.001 per share, authorized--2,000,000
     shares; issued--1 share....................................................          1           1
   Common Stock-par value $.0001 per share, authorized--200,000,000 shares;
     issued--19,900,000 shares..................................................          2           2
   Additional Pain-in Capital...................................................     24,812       1,034
   Accumulated Deficit..........................................................    (23,746)       (657)
   Treasury Stock...............................................................         --          --
   Accumulated Other Comprehensive Income:
   Cumulative Translation Adjustment............................................      1,293           1
   Unrealized Gains on Investments, Net.........................................         --          --
   Fair Market Value of Hedges..................................................         --          --
                                                                                   --------      ------
Total Shareholders' Equity......................................................      2,362         381
                                                                                   --------      ------
Total Liabilities and Shareholders' Equity......................................   $ 12,098      $1,015
                                                                                   ========      ======

  The accompanying notes are an integral part of these financial statements.

                            ACNIELSEN eRATINGS.com

                           STATEMENTS OF OPERATIONS
                            (Amounts in thousands)

                                                  Period from
                                                 September 22,
                                                     1999
                                     Year Ended     through
                                    December 31, December 31,
                                        2000         1999
                                    ------------ -------------
Operating Revenue..................   $  2,241       $  --
Revenue from Joint Ventures........        616          --
                                      --------       -----
Total Revenue......................      2,857          --
Operating Costs....................     12,577         641
Selling and Administrative Expenses     10,854          --
Depreciation and Amortization......        759          16
                                      --------       -----
Year 2000 Expenses.................         --          --
Total Costs and Expenses...........     24,190         657
                                      --------       -----
Operating Loss.....................    (21,333)       (657)
                                      --------       -----
Equity losses in investments.......     (1,756)         --
                                      --------       -----
Net Loss...........................   $(23,089)      $(657)
                                      ========       =====


  The accompanying notes are an integral part of these financial statements.

                            ACNIELSEN eRATINGS.com

                      STATEMENTS OF SHAREHOLDERS' EQUITY
                            (Amounts in thousands)

                                                                                Accumulated
                                                        Additional                 Other         Total
                                       Preferred Common  Paid-In   Accumulated Comprehensive Shareholders'
                                         Stock   Stock   Capital     Deficit      Income        Equity
                                       --------- ------ ---------- ----------- ------------- -------------
Issuance of preferred and common stock
  on September 22, 1999...............    $1       $2    $    --    $     --      $   --       $      3
Net Loss..............................                                  (657)                      (657)
Funding Activity......................                     1,034                                  1,034
Comprehensive Income:
   Cumulative Translation Adjustment..                                                 1              1
                                          --       --    -------    --------      ------       --------
Balance December 31, 1999.............     1        2      1,034        (657)          1            381
Net Loss..............................                               (23,089)                   (23,089)
Funding Activity......................                    23,778                                 23,778
Comprehensive Income:
   Cumulative Translation Adjustment..                                             1,292          1,292
                                          --       --    -------    --------      ------       --------
Balance December 31, 2000.............    $1       $2    $24,812    $(23,746)     $1,293       $  2,362
                                          ==       ==    =======    ========      ======       ========

  The accompanying notes are an integral part of these financial statements.

                            ACNIELSEN eRATINGS.com

                           STATEMENTS OF CASH FLOWS
                            (Amounts in thousands)

                                                                                               Period from
                                                                                               September 22
                                                                                   Year Ended    through
                                                                                  December 31, December 31,
                                                                                      2000         1999
                                                                                  ------------ ------------
Cash Flows from Operating Activities:
Net Loss.........................................................................   $(23,089)    $  (657)
   Adjustments to reconcile net loss to cash flows used in operating activities:
       Cumulative Effect of Change in Accounting Principle:
          Costs of Start-Up Activities...........................................         --          --
          Depreciation and Amortization..........................................        759          16
          Deferred Income Taxes..................................................         --          --
          Payments Related to Operation Leading Edge and Other Special
            Charges..............................................................         --          --
          Postemployment Benefit Expense.........................................         --          --
          Postemployment Benefit Payments........................................         --          --
          Equity losses in investments...........................................      1,756          --
Changes in assets and liabilities:
   Increase in Receivables.......................................................     (2,177)         --
   Increase in Deferred Licensing Fee............................................     (1,309)       (375)
   Increase in Other Current Assets..............................................     (1,157)        (87)
   Increase in Deferred Charges..................................................         --        (549)
   Increase in Payables..........................................................      6,122         375
   Increase in Accrued Liabilities...............................................      2,980         259
                                                                                    --------     -------
   Net Decrease in Other Working Capital Items...................................         --
   Other.........................................................................         --
        Net cash used in operating activities....................................    (16,115)     (1,018)
                                                                                    --------     -------

Cash Flows from Investing Activities:
Payments for Acquisition of Businesses and Other Investments (excluding cash and
  cash equivalents acquired of $1,887 in 1999 and $1,127 in 1998)................         --
Investments in joint ventures....................................................     (3,384)         --
Additions to Property, Plant and Equipment.......................................     (2,092)        (20)
Additions to Computer Software...................................................     (1,311)         --
                                                                                    --------     -------
Other............................................................................         --
        Net cash used in investing activities....................................     (6,787)        (20)
                                                                                    --------     -------
Cash Flows from Financing Activities:
Proceeds from the Sale of Convertible Preferred Stock............................         --           1
Proceeds from the Sale of Common Stock...........................................         --           2
Funding from shareholders........................................................     23,778       1,034
                                                                                    --------     -------
        Net cash provided by financing activities................................     23,778       1,037
                                                                                    --------     -------
Effect of Exchange Rate Changes on Cash..........................................        289           1
                                                                                    --------     -------
Increase in Cash.................................................................      1,165          --
Cash, Beginning of period........................................................         --          --
Cash, End of period..............................................................   $  1,165     $    --
                                                                                    ========     =======

Supplemental Disclosure of Cash Flow Information:
Cash Paid During the Year for Interest...........................................      2,660
Cash Paid During the Year for Income Taxes.......................................     34,448
Noncash Investing and Financing Activities:
Acquisition of Investment and Notes Receivable in Exchange for Business Assets
  and Liabilities................................................................         --

  The accompanying notes are an integral part of these financial statements.

                            ACNIELSEN eRATINGS.com

                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 2000 and 1999

1. Description of the Business

   ACNielsen eRatings.com (the "Company" or "eRatings"), a Delaware corporation, was formed as a joint venture on September 22, 1999, to develop and maintain audience measurement panels and to market Nielsen//NetRatings products and services in international markets outside of the United States, Canada and Japan. Separate joint ventures have been established to develop the French and Latin American markets. The Company is operated through a corporation, ACNielsen eRatings.com in which ACNielsen Corporation ("ACNielsen") has an 80.1% voting interest and NetRatings has a 19.9% voting interest.

2. Summary of Significant Accounting Policies

  Basis of Presentation

   The financial statements of the branches outside the United States reflect a fiscal year ending November 30 to facilitate timely reporting of the Company's financial results.

  Cash and Cash Equivalents

   The Company considers all investments that are highly liquid and mature within 90 days of the purchase date to be cash equivalents.

  Property, Plant and Equipment

   Computer equipment, furniture and fixtures are depreciated using the straight-line method and estimated useful lives of three to ten years. Leasehold improvements are amortized on a straight-line basis over ten years.

  Computer Software

   Computer software consists exclusively of purchased software and is amortized using the straight-line method over three years.

  Goodwill and Other Long-Lived Assets

   Goodwill represents the excess purchase price over the fair value of identifiable net assets of investments in joint ventures and is amortized on a straight-line basis over seven years. Goodwill, other long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment loss is recognized when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such impairment loss is based on the fair value of the assets.

  Revenue

   The Company recognizes 100% of revenue from services that it sells to customers inside of its specified territory, defined as international markets outside of the United States, Canada, Japan, France and Latin America.

                            ACNIELSEN eRATINGS.com

   The Company recognizes revenue for 50% of services sold by joint venture partners to customers in the United States/Canada (NetRatings), Japan (NetRatings Japan), France (Mediametrie eRatings.com) and Latin America (IBOPE eRatings.com) based on data from panels owned by the Company.

   The Company recognizes revenue for 35% of NetRatings' sales of Canadian and United States panel information from a named list of clients in their territory.

   The Company recognizes revenue for 32.55% of NetRatings Japan's sales of Japanese panel information from a named list of clients in their territory.

   If the Company or the joint venture partners sell services based on data from a combination of sources located both inside and outside of the Company's territories, the allocation of revenue is determined by an operating committee consisting of two representatives of each company, with any decisions requiring a unanimous vote of those present, which must include at least one representative of each company.

   The Company recognizes revenue ratably over the term of the contract. Revenue recognition commences in the month service is initially delivered to the client. Contract terms are generally for a one-year period from the time the service is delivered to the client.

  Investments

   Investments over which the Company has significant influence but which it does not control are accounted for using the equity method of accounting with the investment recorded in investments and income and losses recorded in equity losses in investments in the accompanying financial statements.

  Translation of Foreign Currencies

   The Company has operations outside the United States. Therefore, changes in the value of foreign currencies affect the Company's financial statements when translated into U.S. dollars. For all operations outside the United States where the Company has designated the local currency as the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenue and expenses are translated using average rates of exchange. Resulting translation adjustments are reported as a separate component of comprehensive income in the statements of shareholders' equity.

  Comprehensive Income

   The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution by owners, in a financial statement for the period in which they are recognized. The Company has chosen to disclose comprehensive income, which consists of net loss and currency translation adjustments, in the statements of shareholders' equity.

  Taxes

   The Company is included in the consolidated income tax returns of ACNielsen. There is no tax allocation agreement between NetRatings and ACNielsen or between ACNielsen and eRatings. Therefore, there is no obligation for ACNielsen to reimburse NetRatings for the benefit of its tax losses incurred in 2000 and 1999. Conversely, if the Company should have taxable profits in the future, the tax on those profits is the responsibility of ACNielsen and there is no obligation for NetRatings to reimburse ACNielsen for those taxes paid.

                            ACNIELSEN eRATINGS.com

  Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

  New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The adoption of this statement did not have an effect on the Company's financial position, results of operations or cash flows as the Company had no stand-alone or embedded derivatives at December 31, 2000 and 1999, and had not historically entered into any derivative transactions to hedge currency or other exposures.

   In July 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Company believes that the adoption of SFAS No. 141 will not have a significant impact on its financial statements.

   In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles. The Company will no longer be allowed to amortize its existing goodwill.

3. Capital Contributions

   The Company was initially capitalized through contributions of $1,990 by NetRatings for the purchase of common stock and $1,000 by ACNielsen for the purchase of convertible preferred stock. To complete the initial capitalization of the Company, ACNielsen agreed to contribute cash to fund the initial roll-out costs, consisting of the costs incurred to establish Internet audience measurement panels in each of the countries initially targeted by the Company, and NetRatings granted an exclusive license with respect to the data collection technology for the covered territory, subject to specified performance criteria. The convertible preferred stock initially purchased by ACNielsen, together with any additional convertible preferred stock purchased as part of the funding of the initial panel roll-out costs, will continue to have an 80.1% voting interest and be convertible into 80.1% of the common stock of the Company. All convertible preferred stock issued by the Company will have a liquidation preference equal to the original purchase price.

   A shareholders agreement has been established between ACNielsen and NetRatings, setting forth procedures for funding the ongoing operations of the Company. Apart from the initial panel rollout costs, the capital requirements of the Company will be the responsibility of both shareholders in proportion to their relative voting interests in the Company. Prior to September 23, 2001, however, ACNielsen has agreed to advance these capital requirements by purchasing additional stock, making loans to the Company bearing interest at the prime rate, or arranging loans from third parties. Subsequent to September 23, 2001, the Company must repay any such loans from ACNielsen, and NetRatings must reimburse ACNielsen for their pro rata portion of any such stock purchases, after which the additional stock issued to ACNielsen will be retired.

                            ACNIELSEN eRATINGS.com

   After the funding of the initial panel roll-out costs, beginning September 23, 2001, the Board of Directors of the Company may make capital calls on the outstanding shares, acting in its sole discretion. If, after a capital call, either ACNielsen and NetRatings defaults on its capital contribution, the Company will issue to the non-defaulting shareholder shares of a senior class of convertible preferred stock having a value equal to the defaulting shareholder's capital contribution. Beginning September 23, 2002, NetRatings has the right to require a capital call if it can demonstrate that such capital is necessary in order for the Company to exploit commercial opportunities that would be in the best interests of the shareholders. Such a capital call is subject to the default provisions described above, except that if these provisions would result in ACNielsen having insufficient equity ownership to include the Company in its consolidated tax returns during 2003 or 2004, then ACNielsen can require that NetRatings receive convertible debt securities in lieu of the senior class of convertible preferred stock.

4. Investments

   During 2000, the Company and NetRatings established a joint venture in France (Mediametrie eRatings.com), to build and maintain a French audience measurement panel and introduce products and services to the French market. The Company purchased a 20% interest in Mediametrie eRatings.com for $9,500.

   During 2000, the Company purchased an equity share in NetRatings Japan equivalent to 21.25% of the ownership interest in the business for approximately $3,300,000. NetRatings Japan is responsible for building and maintaining a Japanese audience measurement panel and introducing our products and services to the Japanese market. At the date of purchase, the carrying amount of the NetRatings Japan venture investment exceeded the Company's equity in the underlying net assets by approximately $2,243,000. The Company is amortizing this goodwill over a seven-year period. For the year ended December 31, 2000, the Company recorded $226,000 of goodwill amortization, which also represented the total accumulated amortization as of December 31, 2000.

   During 2000, the Company, IBOPE Latinamericana S.A. and IBOPE Pesquisa de Midia Ltda. ("IBOPE eRatings.com") established a joint venture in Latin America. The Company gave IBOPE Latinamericana S.A. and IBOPE Pesquisa de Midia Ltda. the right to use eRatings software indefinitely in Latin America for a 48% interest in IBOPE eRatings.com. IBOPE eRatings.com is responsible for building and maintaining Latin American audience measurement panels and introducing products and services to the Latin American market.

   The Company's investments in joint ventures accounted for under the equity method consisted of the following as of December 31, 2000:

                            Percentage Carrying
                            Ownership   Amount
                            ---------- --------
NetRatings Japan...........   21.25%   $381,944
MediaMetrie eRatings.com(1)   20.00          --
IBOPE eRatings.com(1)(2)...   48.00          --
                                       --------
                                       $381,944
                                       ========

--------
(1) As of December 31, 2000, the Company's share of losses exceeded its capital contributions and initial investment for MediaMetrie eRatings.com and IBOPE eRatings.com by $59,907 and $10,761, respectively. The Company's intention is to continue to fund these investments, therefore, the Company continues to report its share of the losses. These excess loss amounts are included in accrued liabilities in the accompanying balance sheet.

(2) Subsequent to December 31, 2000 the Company obtained an additional 1% interest in IBOPE.

                            ACNIELSEN eRATINGS.com

   Summarized unaudited financial information for all equity affiliates is as follows:

                                           December 31, 2000
                                           -----------------
                   Current Assets.........    $ 1,989,908
                   Non-Current Assets.....      1,356,107
                   Current Liabilities....      4,477,945
                   Non-Current Liabilities            236

                                                For the
                                              Year Ended
                                           December 31, 2000
                                           -----------------
                   Revenues...............    $ 2,583,622
                   Net loss...............     (6,790,812)

5. Related Party Transactions

   ACNielsen has agreed to permit the Company to use the ACNielsen trademark free of charge as long as the joint venture agreement remains in effect. The Company has entered into service agreements with ACNielsen to provide back office services such as treasury, legal, tax, finance, corporate management and support to the Company at the local country level. The agreements provide for ACNielsen to be reimbursed for all expenses incurred on the Company's behalf. Costs paid to ACNielsen for these services of approximately $827,000 and $0 are included in operating costs on the statements of operations for the year ended December 31, 2000 and for the period from September 22, 1999 to December 31, 1999.

   During 2000, certain legal and other professional costs resulting from the Company's investments in joint investments were paid by ACNielsen. These costs were approximately $770,000 and were recorded by the Company as a capital contribution from ACNielsen.

   The Company, during the five-year period which commenced on September 22, 1999, will pay to NetRatings a fee of 10% of its revenues, subject to a minimum fee of $7,500,000 and a maximum fee of $15,000,000 for such five-year period. This payment is a licensing fee for use of NetRatings software by the Company. eRatings is required to make a cash payment of $375,000 per quarter. The difference between the cash payment and 10% of the revenues is classified as a deferred licensing fee on the balance sheet as of December 31, 2000 and 1999. For the year ended December 31, 2000 and for the period from September 22, 1999 to December 31, 1999, approximately $191,000 and $0 of expense related to this licensing agreement was recorded and is included in operating costs on the statements of operations.

   NetRatings provides eRatings engineering support for their data center, marketing and software development. Fees related to these services are billed on a quarterly basis and $1,725,000 and $0, respectively, was charged to eRatings for the year ended December 31, 2000 and for the period from September 22, 1999 to December 31, 1999 and is included in operating costs on the statements of operations.

   The Company's employees are also covered under ACNielsen's defined benefit and defined contribution plans. For the year ended December 31, 2000 and for the period from September 22, 1999 to December 31, 1999, approximately $26,000 and $0 was charged to the Company in connection with these plans and was fully reimbursed to ACNielsen and is included in operating costs on the statements of operations.

                            ACNIELSEN eRATINGS.com

   The Company reflected the following amounts on its balance sheets:

                               2000     1999
                             -------- --------
Receivable from:
   NetRatings, Inc.......... $437,145 $     --
   MediaMetrie eRatings.com.  147,778       --
   NetRatings Japan.........   12,850       --
   IBOPE eRatings.com.......   74,570       --
                             -------- --------
                             $672,343 $     --
                             ======== ========
Payable to:
   NetRatings, Inc.......... $ 98,000 $375,000
   MediaMetrie eRatings.com.   36,000       --
   NetRatings Japan.........   33,000       --
   IBOPE eRatings.com.......       --       --
                             -------- --------
                             $167,000 $375,000
                             ======== ========

6. Property, Plant and Equipment

   A summary of property, plant and equipment is as follows at December 31:

                                                2000      1999
                                             ----------  -------
Computer equipment.......................... $1,978,354  $20,200
Furniture and fixtures......................     59,250       --
Leasehold improvements......................     48,015       --
Other.......................................     26,340       --
                                             ----------  -------
                                              2,111,959   20,200
Less--Accumulated depreciation/ amortization   (230,500)    (200)
                                             ----------  -------
                                             $1,881,459  $20,000
                                             ==========  =======

   Depreciation expense for the year ended December 31, 2000 and for the period from September 22, 1999 to December 31, 1999, was $230,300 and $200, respectively.

7. Employee Stock and Related Plans

   During 2000, the Company adopted a stock incentive plan, which reserved 10,000,000 shares of eRatings common stock for issuance to key employees. Under this stock incentive plan, 6,120,000 shares of common stock were available for future grants as of December 31, 2000. The plan provides that shares granted come from the Company's authorized but unissued common stock or treasury stock. The price of options granted pursuant to these plans will not be less than the fair market value of the shares on the date of grant. The eRatings options have a term of ten years and vest 50% one year after grant and 25% in years two and three after grant.

   The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation expense has been recognized for the Company's stock incentive plans.

                            ACNIELSEN eRATINGS.com

   The fair value of each eRatings option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                     2000
                                   ---------
Expected dividend yield...........        --
Expected stock price volatility...        35%
Risk-free interest rate...........      6.09%
Expected holding period of options 4.0 years

   The weighted average fair value of eRatings options granted during 2000 was $1.

   The following is a summary of stock option activity and number of shares reserved for outstanding options:

                                                          Average Option
                                                Shares    Price Per Share
                                               ---------  ---------------
      Options outstanding at December 31, 1999                 $--
                                                      --
         Granted.............................. 4,030,000          1
         Exercised............................        --          1
         Canceled or expired..................  (150,000)         1
                                               ---------       ----
      Options outstanding at December 31, 2000 3,880,000       $  1
                                               =========       ====

   The following is a summary of shares exercisable, average remaining life and average option price per share of options outstanding at December 31, 2000:

                                              Shares Outstanding       Shares Exercisable
                                         ----------------------------- -------------------
                                                    Average                       Average
                                                    Option    Average             Option
                                         Number of Price Per Remaining Number of Price Per
                                          Shares     Share     Life     Shares     Share
                                         --------- --------- --------- --------- ---------
Options outstanding at December 31, 2000 3,880,000    $1     9.2 years    --        $1

8. Subsequent Event

   On October 26, 2001,NetRatings Inc. announced that it would issue 1,256,000 shares of common stock to acquire the 80.1% stake of the Company that is currently owned by ACNielsen.

                            ACNIELSEN eRATINGS.com

                           CONDENSED BALANCE SHEETS

                                                  December 31, September 30,
                                                      2000         2001
                                                  ------------ -------------
                                                                (unaudited)
   ASSETS
   Current assets:
      Cash and cash equivalents..................   $  1,165     $  3,256
      Accounts receivable........................      1,505        4,236
      Due from related parties...................        672           --
      Prepaid expenses and other current assets..      2,928        2,834
                                                    --------     --------
    Total current assets.........................      6,270       10,326
   Property and equipment, net...................      3,002        3,348
   Intangibles acquired, net.....................      2,017        1,919
   Other assets..................................        809        1,049
                                                    --------     --------
    Total assets.................................   $ 12,098     $ 16,642
                                                    ========     ========
   LIABILITIES AND STOCKHOLDERS' EQUITY..........
   Current liabilities:
    Accounts payable and accrued liabilities.....   $  6,330     $ 10,638
    Due to related parties.......................        167           --
    Deferred revenue.............................      3,239        1,598
                                                    --------     --------
    Total current liabilities....................      9,736       12,236
   Stockholders' equity:
   Preferred stock...............................          1            1
   Common stock..................................          2            2
   Additional paid-in capital....................     24,812       49,794
   Accumulated other comprehensive loss..........      1,293        1,114
   Accumulated deficit...........................    (23,746)     (46,505)
                                                    --------     --------
    Total stockholders' equity...................      2,362        4,406
                                                    --------     --------
      Total liabilities and stockholders' equity.   $ 12,098     $ 16,642
                                                    ========     ========

                            See accompanying notes.

                            ACNIELSEN eRATINGS.com

                      CONDENSED STATEMENTS OF OPERATIONS
                                  (unaudited)


                                               Nine Months ended
                                                 September 30,
                                              ------------------
                                                2000      2001
                                              --------  --------
               Revenue....................... $  1,298  $  7,295
               Cost of revenue...............    9,717    14,572
                                              --------  --------
               Gross profit (loss)...........   (8,419)   (7,277)
               Operating Expenses:
                  Research and development...      198       322
                  Selling and marketing......    4,603     6,786
                  General and administrative.    4,148     8,260
                                              --------  --------
               Total operating expenses......    8,949    15,368
                                              --------  --------
               Net loss...................... $(17,368) $(22,645)
                                              ========  ========




                            See accompanying notes.

                            ACNIELSEN eRATINGS.com

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (unaudited)

1. Basis of Presentation

   The accompanying financial statements of ACNielsen eRatings.com have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The balance sheet as of December 31, 2000 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2000.

   The financial information included herein reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results for the interim period. Operating results for the nine months periods ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

2. Statement of Cash Flow Information

   On an interim period basis, ACNielsen eRatings.com does not prepare a statement of cash flows. For the nine months ended September 30, 2001 and 2000, cash contributed from shareholders of $24.9 million and $13.3 million, respectively, was used to fund capital expenditures of $2.0 million and 1.9 million, respectively, as well as operating losses of $22.7 million and $17.4 million, respectively.

                                                                     Appendix A

                         AGREEMENT AND PLAN OF MERGER

                   DATED AS OF OCTOBER 25, 2001 BY AND AMONG

                               NETRATINGS, INC.

                         SONOMA ACQUISITION CORP., LLC

                                      AND

                          JUPITER MEDIA METRIX, INC.

                               TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
ARTICLE I The Merger.................................................................  A-1
   SECTION 1.01. The Merger..........................................................  A-1
   SECTION 1.02. Closing.............................................................  A-1
   SECTION 1.03. Effective Time......................................................  A-1
   SECTION 1.04. Effects of the Merger...............................................  A-2
   SECTION 1.05. Certificate of Incorporation and By-Laws............................  A-2
   SECTION 1.06. Directors...........................................................  A-2
   SECTION 1.07. Officers............................................................  A-2
ARTICLE II Effect of the Merger on the Capital Stock of the Constituent Corporations;
  Exchange of Certificates...........................................................  A-2
   SECTION 2.01. Effect on Capital Stock.............................................  A-2
   SECTION 2.02. Anti-Dilution Provisions............................................  A-3
   SECTION 2.03. Exchange of Certificates............................................  A-4
   SECTION 2.04. Share Elections.....................................................  A-6
   SECTION 2.05. Proration...........................................................  A-7
ARTICLE III Representations and Warranties of the Company............................  A-7
   SECTION 3.01. Organization, Standing and Corporate Power..........................  A-8
   SECTION 3.02. Subsidiaries........................................................  A-8
   SECTION 3.03. Capital Structure...................................................  A-8
   SECTION 3.04. Authority; Noncontravention.........................................  A10
   SECTION 3.05. SEC Documents; Undisclosed Liabilities.............................. A-11
   SECTION 3.06. Information Supplied................................................ A-12
   SECTION 3.07. Legal Proceedings; Orders........................................... A-12
   SECTION 3.08. Compliance with Applicable Laws..................................... A-12
   SECTION 3.09. Environmental Matters............................................... A-13
   SECTION 3.10. Absence of Certain Changes or Events................................ A-13
   SECTION 3.11. Absence of Changes in Benefit Plans................................. A-15
   SECTION 3.12. ERISA Compliance; Excess Parachute Payments......................... A-15
   SECTION 3.13. Taxes............................................................... A-17
   SECTION 3.14. Voting Requirements................................................. A-18
   SECTION 3.15. State Takeover Statutes............................................. A-19
   SECTION 3.16. Company Rights Agreement............................................ A-19
   SECTION 3.17. Brokers; Schedules of Fees and Expenses............................. A-19
   SECTION 3.18. Opinion of Financial Advisor........................................ A-19
   SECTION 3.19. Intellectual Property............................................... A-19
   SECTION 3.20. Material Contracts.................................................. A-23
   SECTION 3.21. Title to Properties................................................. A-25
   SECTION 3.22. Receivables, Customers.............................................. A-26
   SECTION 3.23. Sale of Products; Performance of Services........................... A-26
   SECTION 3.24. Insurance........................................................... A-27
   SECTION 3.25. Transactions with Affiliates........................................ A-27
   SECTION 3.26. Privacy Policy...................................................... A-27
ARTICLE IV Representations and Warranties of Parent and Sub.......................... A-28
   SECTION 4.01. Organization, Standing and Power.................................... A-28
   SECTION 4.02. Authority; Noncontravention......................................... A-28
   SECTION 4.03. SEC Documents; Undisclosed Liabilities.............................. A-29
   SECTION 4.04. Absence of Material Adverse Change.................................. A-30
   SECTION 4.05. Information Supplied................................................ A-30
   SECTION 4.06. No Parent Stockholder Vote Required................................. A-30
   SECTION 4.07. Parent Shares....................................................... A-30
   SECTION 4.08. Interim Operations of Sub........................................... A-31

                                                                                            Page
                                                                                            ----
   SECTION 4.09. Legal Proceedings; Orders................................................. A-31
   SECTION 4.10. Parent Material Contracts................................................. A-31
   SECTION 4.11. Plan Regarding Surviving Corporation...................................... A-31
ARTICLE V Certain Covenants of the Company and Parent...................................... A-31
   SECTION 5.01. Access and Investigation.................................................. A-31
   SECTION 5.02. Operation of the Company's Business....................................... A-32
   SECTION 5.03. Operation of Parent's Business............................................ A-35
   SECTION 5.04. No Solicitation by the Company............................................ A-36
   SECTION 5.05. Options to Purchase Parent Shares......................................... A-38
ARTICLE VI Additional Agreements........................................................... A-38
   SECTION 6.01. Preparation of the Form F-4 and the Proxy Statement; Stockholders Meeting. A-38
   SECTION 6.02. Reasonable Efforts........................................................ A-40
   SECTION 6.03. Stock Options............................................................. A-41
   SECTION 6.04. Warrants and Non-Employee Options......................................... A-42
   SECTION 6.05. Employee Matters.......................................................... A-42
   SECTION 6.06. Indemnification, Exculpation and Insurance................................ A-43
   SECTION 6.07. Advice of Changes; Filings................................................ A-43
   SECTION 6.08. Public Announcements...................................................... A-44
   SECTION 6.09. Affiliates................................................................ A-44
   SECTION 6.10. Nasdaq Listing............................................................ A-44
   SECTION 6.11. Litigation................................................................ A-44
   SECTION 6.12. Stockholder Agreement Legend.............................................. A-44
   SECTION 6.13. Resignation of Directors of the Company................................... A-44
   SECTION 6.14. Board of Directors........................................................ A-45
   SECTION 6.15. Company Rights Agreement.................................................. A-45
   SECTION 6.16. Pending Patent Litigation................................................. A-45
   SECTION 6.17. Joint Ventures............................................................ A-45
   SECTION 6.18. Funding................................................................... A-45
ARTICLE VII Conditions Precedent........................................................... A-46
   SECTION 7.01. Conditions to Each Party's Obligation to Effect the Merger................ A-46
   SECTION 7.02. Conditions to Obligations of Parent and Sub............................... A-46
   SECTION 7.03. Conditions to Obligations of the Company.................................. A-48
   SECTION 7.04. Frustration of Closing Conditions......................................... A-48
ARTICLE VIII Termination, Amendment and Waiver............................................. A-48
   SECTION 8.01. Termination............................................................... A-48
   SECTION 8.02. Effect of Termination..................................................... A-50
   SECTION 8.03. Expenses, Termination Fees................................................ A-50
   SECTION 8.04. Amendment................................................................. A-51
   SECTION 8.05. Extension; Waiver......................................................... A-51
   SECTION 8.06. Procedure for Termination, Amendment, Extension or Waiver................. A-52
ARTICLE IX General Provisions.............................................................. A-52
   SECTION 9.01. Nonsurvival of Representations and Warranties............................. A-52
   SECTION 9.02. Notices................................................................... A-52
   SECTION 9.03. Definitions............................................................... A-52
   SECTION 9.04. Interpretation............................................................ A-53
   SECTION 9.05. Counterparts.............................................................. A-54
   SECTION 9.06. Entire Agreement; No Third-Party Beneficiaries............................ A-54
   SECTION 9.07. Governing Law; Exclusive Jurisdiction..................................... A-54
   SECTION 9.08. Assignment................................................................ A-54
   SECTION 9.09. Enforcement............................................................... A-54
   SECTION 9.10. Severability.............................................................. A-54
ANNEX I TO THE MERGER AGREEMENT INDEX OF DEFINED TERMS..................................... A-55

   AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of October 25, 2001, among NETRATINGS, INC., a Delaware corporation ("Parent"), SONOMA ACQUISITION CORP., LLC., a Delaware limited liability company of which Parent is the sole member ("Sub"), and JUPITER MEDIA METRIX, INC., a Delaware corporation (the "Company").

   WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved, and the Boards of Directors of Sub and the Company have declared advisable, this Agreement and the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), other than shares owned by Parent, Sub or the Company, or any wholly owned subsidiary of Parent, Sub or the Company, will be converted into, at the option of the holder thereof (upon the terms and subject to the limitations set forth herein), either (i) the right to receive shares, par value $.01 per share, of Parent (the "Parent Shares"), or (ii) the right to receive cash;

   WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Sub to enter into this Agreement, Parent and certain officers and directors of the Company (collectively, the "Signatory Stockholders") are entering into an agreement (the "Stockholder Agreement") pursuant to which the Signatory Stockholders will severally and not jointly agree to vote to adopt and approve this Agreement and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the Stockholder Agreement; and

   WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

   NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                  The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL") and the Delaware Limited Liability Company Act (the "LLC Act"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL and the LLC Act.

SECTION 1.02. Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Pacific Standard Time, on the second business day after satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, CA 94301-1833, or at such other place, time and date as shall be agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

SECTION 1.03. Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the Closing, the Company shall prepare and file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and the LLC Act. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being referred to as the "Effective Time").

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL and the LLC Act.

SECTION 1.05. Certificate of Incorporation and By-Laws. At the Effective Time,
(a) the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth on Exhibit A; and (b) the bylaws of the Company shall be amended and restated to read in their entirety as set forth on Exhibit B.

SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates


SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or the sole member of Sub:

      (a) Capital Stock of Sub. The sole membership interest of Sub held by Parent shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

      (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, as treasury stock, Parent or Sub, or any wholly-owned subsidiary of the Company, Parent or Sub, immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

      (c) Conversion of Company Common Stock. Except as otherwise provided in
   Section 2.05 and subject to Sections 2.01(d), 2.01(e) and 2.03(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive, at the election of the holder thereof, one of the following (as adjusted pursuant to Section 2.05, the "Merger Consideration"):

          (i) for each such share of Company Common Stock with respect to which an election to receive Parent Shares has been effectively made, and not revoked or lost, pursuant to Section 2.04 (a "Share Election") and for each share of Company Common Stock with respect to which a Share Election is deemed to have been made pursuant to Section 2.04(d), the right to receive consideration (the "Share Consideration") equal to .1490 fully paid and nonassessable Parent Shares (the "Exchange Ratio"); and

          (ii) for each such share of Company Common Stock with respect to which an election to receive cash has been effectively made, and not revoked or lost, pursuant to Section 2.04 (a "Cash Election") and for each share of Company Common Stock with respect to which a Cash Election is deemed to have been made pursuant to Section 2.04(d), the right to receive $1.95 in cash (the "Cash Consideration").

   At the Effective Time, all such shares of Company Common Stock converted as set forth above shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates that immediately prior to the Effective Time represented any such shares of Company Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, certain dividends or other distributions in accordance with
Section 2.03(c) and cash in lieu
of any fractional share in accordance with Section 2.03(e) upon the surrender of such Certificate in accordance with Section 2.03(b), without interest.

      (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares ("Appraisal Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

      (e) Adjustments to Merger Consideration. The Exchange Ratio and the Cash Consideration shall be subject to reduction if (i) the "JV Termination Expenses" shall exceed the "Permitted Amount" (as such terms are defined in Section 6.17) (such excess amount being referred to herein as the "Excess Expenses"), and/or (ii) the Company shall borrow funds from Parent pursuant to the provisions of the "Loan and Security Agreement" described in Section
   6.18. Each of the Exchange Ratio and the Cash Consideration shall be adjusted as described, and in the amounts determined, as follows:

          (i) The (A) Excess Expenses, if any, shall be added to (B) the aggregate principal amount of funds borrowed by the Company from Parent, plus any interest accrued thereon through the Adjustment Measurement Date (as such term is defined below) and any "Parent Loan Expenses" (but only to the extent unpaid at the Adjustment Measurement Date) as such term is described in the Loan and Security Agreement (but only to the extent that such aggregate amount shall exceed the lesser of (x) the JV Termination Expenses actually paid prior to the Adjustment Measurement Date, as such term is defined below, and (y) the Permitted Amount) through the third day immediately preceding the mailing of the Proxy Statement (as such term is defined in Section 3.04(b), with such date being referred to as the "Adjustment Measurement Date") to the Company's stockholders. The sum of the amounts in clauses (A) and (B) is defined as the "Aggregate Consideration Adjustment Amount".

          (ii) The Cash Consideration shall be reduced by the "Per Share Cash Adjustment Amount." The Per Share Cash Consideration Adjustment Amount shall be equal to the quotient determined by dividing (A) the Aggregate Consideration Adjustment Amount by (B) the Company Common Stock Capitalization Number, rounding up to the nearest whole cent. For purposes of this calculation, the Company Common Stock Capitalization Number shall mean the number of shares of Company Common Stock outstanding on the Adjustment Measurement Date as certified to Parent by the Company's transfer agent.

          (iii) The Exchange Ratio shall be recalculated and shall be equal to the amount determined as the product of (A) .1490 multiplied by (B) the quotient determined by dividing (x) the Cash Consideration as reduced pursuant to clause (ii) above by (y) $1.95.

SECTION 2.02. Anti-Dilution Provisions. In the event Parent changes (or establishes a record date for changing) the number of Parent Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Parent Shares and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

SECTION 2.03. Exchange of Certificates.

      (a) Exchange Agent. As of the Effective Time, Parent shall provide, or cause the Surviving Corporation to deposit with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, the Parent Shares issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock, and Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Exchange Agent, on a timely basis, as and when needed after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01 (such Parent Shares and cash, together with any dividends or other distributions with respect thereto in accordance with Section 2.03(c) and any cash in lieu of any fractional Parent Shares in accordance with Section 2.03(e), being hereinafter referred to as the "Exchange Fund"). At the time of such deposit, Parent shall irrevocably instruct the Exchange Agent to deliver the Exchange Fund to the Company's stockholders after the Effective Time in accordance with the procedures set forth in this Section 2.03, subject to Sections 2.03(f) and 2.03(g).

      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted into the right to receive the applicable Merger Consideration pursuant to Section 2.01, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and
   (ii) instructions for use in surrendering the Certificates in exchange for the applicable Merger Consideration with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor that number of whole Parent Shares (together with cash in lieu of any fractional Parent Shares in accordance with Section 2.03(e)), if any, and the amount of cash, if any, that the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to Section 2.01, together with certain dividends or other distributions in accordance with Section 2.03(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate evidencing the proper number of Parent Shares may be issued and/or the proper amount of cash may be paid, as appropriate, in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of Parent Shares to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.03(c) and cash in lieu of any fractional Parent Shares in accordance with
   Section 2.03(e). No interest shall be paid or will accrue on any cash payable upon surrender of any Certificate.

      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Shares represented thereby, if any, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Parent Shares.

      (d) No Further Ownership Rights in Company Common Stock. All certificates evidencing Parent Shares issued and cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.03(c) and any cash in lieu of any fractional Parent Shares paid pursuant to Section 2.03(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company prior to the date of this Agreement with respect to such shares of Company Common Stock which remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

      (e) No Fractional Shares.

          (i) No certificates or scrip representing, or receipts evidencing, fractional Parent Shares shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Shares shall relate to such fractional shares interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

          (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all such shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes that may be required thereon, equal to such fractional part of a Parent Share (rounded to the fourth decimal place) multiplied by the Cash Consideration.

      (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this
   Article II shall thereafter look only to Parent for, and, subject to Section 2.03(g), Parent shall remain liable for payment of their claim for the Merger Consideration, certain dividends and other distributions in accordance with Section 2.03(c) and any cash in lieu of any fractional Parent Shares in accordance with Section 2.03(e).

      (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any certificates evidencing Parent Shares (or any dividends or distributions with respect thereto) or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any amounts payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

      (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to the Company's stockholders pursuant to this Article II. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent, and Parent shall be responsible for paying all taxes with respect to such interest and other income.

      (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto, certain dividends and other distributions in accordance with Section 2.03(c) and any cash in lieu of any fractional Parent Shares in accordance with Section 2.03(e).

      (j) Withholding Rights. Parent, Sub or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, Sub or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Sub or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, Sub or the Exchange Agent.

SECTION 2.04. Share Elections.

      (a) Each person who, on or prior to the Election Date referred to in
   Section 2.04(b), is a record holder of shares of Company Common Stock shall be entitled, with respect to all or any portion of such shares, to make an unconditional Share Election or an unconditional Cash Election, in each case specifying that number of shares of Company Common Stock such holder desires to have converted into the Share Consideration and that number of shares of Company Common Stock such holder desires to have converted into the Cash Consideration, as applicable, on or prior to such Election Date, on the basis hereinafter set forth.

      (b) Parent shall prepare a form of election, which form shall be subject to the reasonable approval of the Company (the "Form of Election") and shall be mailed with the Proxy Statement to the record holders of Company Common Stock as of the record date for the Stockholders Meeting, which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to receive the Share Consideration or the Cash Consideration, as applicable, for any or all shares of Company Common Stock held by such holder. The Company shall use all reasonable efforts to make the Form of Election and the Proxy Statement available to all persons who become record holders of Company Common Stock during the period between such record date and the Election Date. Any such holder's (and such authorized representative's) election to receive the Share Consideration or the Cash Consideration, as applicable, shall have been properly made only if the Exchange Agent shall have received a Form of Election, properly completed and signed, at its designated office, by 5:00 p.m., New York City time, on the business day immediately preceding the date of the Stockholders Meeting (the "Election Date").

      (c) Any Form of Election may be revoked, by the stockholder who submitted such Form of Election to the Exchange Agent, only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., New York City time, on the Election Date or (ii) after such time, if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned to the stockholder that submitted the same to the Exchange Agent.

      (d) The determination of the Exchange Agent in its sole discretion shall be binding as to whether or not elections to receive the Share Consideration or the Cash Consideration have been properly made or revoked pursuant to this Section 2.04 with respect to shares of Company Common Stock and when elections and revocations were received by it. If no Form of Election is received with respect to shares of Company

   Common Stock, or if the Exchange Agent determines that any election to receive the Merger Consideration was not properly made with respect to shares of Company Common Stock, the holder of such shares shall be treated by the Exchange Agent as having submitted a (i) a Share Election with respect to 50% of the shares held by such holder and (ii) Cash Election with respect to 50% of the shares held by such holder and, subject to Section 2.05, such shares shall be converted at the Effective Time into the right to receive the appropriate amount of Share Consideration and Cash Consideration. The Exchange Agent shall also make all computations as to the proration contemplated by Section 2.05, and absent manifest error any such computation shall be conclusive and binding on the holders of shares of Company Common Stock. The Exchange Agent may, with the mutual agreement of Parent and the Company, make such rules as are consistent with this Section
   2.04 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections and the provisions of this Section 2.04.

SECTION 2.05. Proration.

      (a) For purposes of this Section 2.05:

          (i) "Company Stock Number"shall mean the number of shares of Company Common Stock that are issued and outstanding at the Effective Time (excluding any shares of Company Common Stock to be canceled pursuant to Section 2.01(b)).

          (ii) "Aggregate Transaction Value" shall mean the product of (x) the Company Stock Number, multiplied by (y) the Cash Consideration.

      (b) The maximum aggregate amount of Cash Consideration to be paid to holders of Company Common Stock pursuant to this Article II (the "Cash Cap") shall be equal to the product of (x) 0.5 and (y) the Aggregate Transaction Value.

      (c) The minimum aggregate amount of Cash Consideration to be paid to holders of Company Common Stock pursuant to this Article II (the "Cash Floor") shall be equal to the product of (x) 0.3 and (y) the Aggregate Transaction Value.

      (d) In the event that the aggregate amount of cash subject to Cash Elections made or deemed to have been made pursuant to Section 2.04(d) (the "Requested Cash Amount") exceeds the Cash Cap, then each holder who has made or is deemed to have made a Cash Election shall receive, for each share of Company Common Stock with respect to which a Cash Election has been made or deemed to have made, (x) cash in an amount equal to (A) the Cash Consideration multiplied by (B) a fraction (the "Cap Fraction"), the numerator of which is the Cash Cap and the denominator of which is the Requested Cash Amount, (y) a whole number of Parent Shares equal to (A) the Exchange Ratio multiplied by (B) one minus the Cap Fraction, and (z) cash in lieu of any fractional Parent Shares.

      (e) In the event that the Requested Cash Amount is less than the Cash Floor, then each holder who has made a Share Election or is deemed to have made a Share Election pursuant to Section 2.04(d) shall receive, for each share of Company Common Stock with respect to which a Share Election has been made or deemed to have made, (x) cash (the "Mandatory Cash Amount") in an amount equal to (A) the Cash Consideration multiplied by (B) a fraction, the numerator of which is the Cash Floor less the Requested Cash Amount and the denominator of which is the Aggregate Transaction Value less the Requested Cash Amount (y) a number of Parent Shares equal to the (A) the Exchange Ratio multiplied by (B) a fraction, the numerator of which is the Cash Consideration less the Mandatory Cash Amount and the denominator of which is the Cash Consideration, and (z) cash in lieu of any fractional Parent Shares.

                                  ARTICLE III

Representations and Warranties of the Company

   Except as set forth on the disclosure schedule (each section of which qualifies both the correspondingly numbered representation and warranty or covenant to the extent specified therein and other numbered representations, warranties and covenants to the extent reasonably apparent from the disclosure schedule) delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

SECTION 3.01. Organization, Standing and Corporate Power. The Company and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority (i) to carry on its business as now being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts (as defined in Section 3.04(a)) by which it is bound. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and by-laws or other organizational documents of the Company and each subsidiary, as amended to the date of this Agreement.

SECTION 3.02. Subsidiaries. Section 3.02 of the Company Disclosure Schedule sets forth a true and complete list of each of the Company's subsidiaries; and neither the Company nor any of the other corporations identified in Section
3.02 of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other entity. Neither the Company or any of its subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither the Company or any of its subsidiaries has, at any time, been a general partner of any general partnership, limited partnership or other entity. All the outstanding shares of capital stock of, or other equity interests in, each subsidiary of the Company have been duly authorized, validly issued, are fully paid and nonassessable and, to the extent such shares are owned by the Company, directly or indirectly, are so owned free and clear of all pledges, claims, liens, charges, encumbrances, mortgages and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests except restrictions under applicable law.

SECTION 3.03. Capital Structure. The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). At the close of business on October 23, 2001, (i) 35,666,590 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were held by the Company in its treasury; (iii) no shares of Company Preferred Stock were issued or outstanding or were held by the Company in its treasury; (iv) 150,000 shares of Company Preferred Stock, designated Series A Participating Preferred Stock, are reserved for future issuance upon exercise of the rights issued pursuant to the Rights Agreement, dated May 17, 2001, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Company Rights Agreement"); (v) 2,601,500 shares of Company Common Stock were reserved for issuance pursuant to the Jupiter Communications, LLC 1997 Employee Stock Option Plan; 4,730,000 shares were reserved for issuance under the Jupiter Communications, Inc. 1999 Stock Incentive Plan; 12,000,000 shares were reserved for issuance under the Media Metrix, Inc. Amended and Restated 2000 Equity Incentive Plan; 760,556 shares were reserved for issuance under the Media Metrix, Inc. Stock Option Plan; 80,970 shares were reserved for issuance under the AdRelevance, Inc. 1998 Stock Option Plan; 187,130 shares were reserved for issuance under the AdRelevance, Inc. 1999 Stock Option Plan; and 1,931,073 shares were reserved for issuance under the Media Metrix, Inc./Relevant Knowledge, Inc. 1998 Equity Incentive Plan (such plans, collectively, the "Company Stock Plans"), of which 6,661,037 shares were subject to outstanding Stock Options and 2,392,222 shares were currently exercisable; (vi) 2,000,000 shares of Company Common Stock were reserved for issuance pursuant to the Media Metrix, Inc. Amended and Restated 2000 Employee Stock

Purchase Plan (the "ESPP"), of which 49,954 shares of Company Common Stock have been issued; (vii) 125,000 shares of Company Common Stock were reserved for issuance upon the exercise of the warrants (the "Warrants") subject to the warrant agreements listed and described in Section 3.03 of the Company Disclosure Schedule and (viii) 1,750,000 shares of Company Common Stock were reserved for issuance upon the exercise of options granted to persons who were neither employees, officers, directors or consultants of the Company (excluding those reserved for issuance to the Company's joint venture partners) and sufficient number of shares were reserved for issuance upon the exercise of options granted the Company's joint venture partners assuming such options were exercised as of October 23, 2001 (the "Non-Employee Options") pursuant to option agreements listed and described Section 3.03 of the Company Disclosure Schedule. The Company has made available to Parent accurate and complete copies of the Company Stock Plans, the forms of stock option agreements evidencing the Stock Options, the ESPP, the Warrants and the agreements evidencing the Non-Employee Options. No shares of Company Common Stock are owned by any subsidiary of the Company. Except as set forth above and except for shares of Company Common Stock issued upon the exercise of Stock Options or Warrants referenced above subsequent to the close of business on October 23, 2001 and prior to the date of this Agreement, as of the date of this Agreement no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights ("SARs") or rights (other than the Stock Options and purchase rights under the ESPP) to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of shares of Company Common Stock granted under the Company Stock Plans or otherwise.
Section 3.03 of the Company Disclosure Schedule sets forth a complete and correct list, as of October 23, 2001, of each holder of outstanding stock options or other rights to purchase or receive Company Common Stock granted under the Company Stock Plans or otherwise (collectively, the "Stock Options") and the Warrants, the number of shares of Company Common Stock subject to each such Stock Option and Warrant, the name of the optionee or warrantholder, the name of the Company Stock Plan pursuant to which such Stock Options were granted, the grant dates, expiration dates and exercise prices of such Stock Options and Warrants, the vesting schedules and the extent vested and exercisable as of the date of this Agreement. All (i) rights of repurchase pertaining to outstanding shares of Company Common Stock in respect of which the Company has a right under specified circumstances to repurchase such shares at a fixed purchase price and (ii) grants of outstanding Stock Options, are evidenced by stock option agreements and restricted stock purchase agreements, as the case may be, in the forms attached as Exhibit A to Section 3.03 of the Company Disclosure Schedule, and no stock option agreement or restricted stock purchase agreement contains terms that are inconsistent with such forms. No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its subsidiaries may vote are issued or outstanding or subject to issuance. All outstanding shares of capital stock of the Company are, and all shares which may be issued prior to the Closing will be, when issued, duly authorized, validly issued, fully paid and nonassessable and will be delivered free and clear of all Liens (other than Liens created by or imposed upon the holders thereof) and not subject to preemptive rights or similar rights. Except as set forth in this Section 3.03 (including pursuant to the conversion or exercise of the securities referred to above), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company or any of its subsidiaries (other than shares of capital stock or other voting securities of such subsidiaries that are directly or indirectly owned by the Company), (B) any securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, the Company or any of its subsidiaries or (C) any warrants, calls, options or other rights to acquire from the Company or any of its subsidiaries, and no obligation of the Company or any of its subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, the Company or any of its subsidiaries and (y) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There is no condition or circumstances that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any person to the effect that such person is entitled to acquire or receive any shares of capital stock or other securities of the Company. The Company is not a party to any voting agreement with respect to the voting of any such securities. As of the date of this Agreement, the aggregate number of "Shares" (as such term is defined in the Stockholder Agreement) held by Signatory Stockholders collectively represent approximately 22% of the shares of Company Common Stock outstanding. Section 3.03 of the Company Disclosure Schedule sets forth a complete and accurate list of all securities or other beneficial ownership interests in any other entity beneficially owned, directly or indirectly, by the Company, other than the capital stock of, or other equity interests in, its subsidiaries. All outstanding shares of Company Common Stock, all outstanding Stock Options, Warrants and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable laws and (ii) all requirements set forth in applicable Contracts, except in each case where the failure to comply would not subject the Company to material liability.

SECTION 3.04. Authority; Noncontravention.

      (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present either in person or by telephone, duly and unanimously (and without any abstentions) adopted resolutions (i) approving and declaring advisable this Agreement, (ii) declaring that it is in the best interests of the Company's stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) declaring that the consideration to be paid to the Company's stockholders in the Merger is fair to such stockholders, (iv) directing that this Agreement be submitted to a vote at a meeting of the Company's stockholders to be held as promptly as practicable following the date of this Agreement, (v) recommending that such stockholders adopt this Agreement and (vi) approving the Stockholder Agreement and the transactions contemplated thereby, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization (each, a "Contract") to which the Company or any of its subsidiaries is a party or otherwise applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in paragraph (b) below, (A) any judgment, order or decree or (B) any statute, law, ordinance, rule or regulation, in each case applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and
   (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

      (b) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations ("Foreign Antitrust Laws");
   (2) the filing with the Securities and Exchange Commission (the "SEC") of
   (A) a proxy statement relating to the adoption of this Agreement by the Company's stockholders at the Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement"), and (B) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement; (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business; and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate would not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

SECTION 3.05. SEC Documents; Undisclosed Liabilities. The Company (and its subsidiaries that were previously publicly traded) have timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since October 9, 1999 (together with the Company's Registration Statement on Form S-1 (Registration No. 333-72883), the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised, updated or supplemented by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (the "Accounting Rules"), have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and except for restructuring and related adjustments as disclosed on Section 3.05 of the Company Disclosure Schedule). Except (i) as reflected in the most recent financial statements contained in the Company SEC Documents or in the notes thereto, (ii) for liabilities that have been incurred by the Company and its subsidiaries since June 30, 2001, in the ordinary course of business and consistent with past practice, (iii) for liabilities that do not and would not reasonably be expected to have a Material Adverse Effect on the Company, (iv) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or (v) liabilities described in Section
3.05 of the Company Disclosure

Schedule, neither the Company nor any of its subsidiaries has any liabilities (whether accrued, absolute, contingent or otherwise).

SECTION 3.06. Information Supplied. None of the information supplied or to be supplied by the Company, including information with respect to its affiliates, for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or
(ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.07. Legal Proceedings; Orders.

      (a) There is no suit, action or legal proceedings pending, and to the knowledge of the Company, no person has threatened to commence any suit, action or proceeding: (i) that involves the Company or any of its subsidiaries or any of their respective assets (excluding actions to collect amounts due on Customer Contracts (as defined in Section 3.20(a)) brought by the Company or any of its subsidiaries in the ordinary course of business and consistent with past practice ("Collection Actions")); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any such legal proceeding which would reasonably be expected to have a Material Adverse Effect on the Company.

      (b) To the knowledge of the Company, no officer or key employee of any of the Company or any of its subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Company or any of its subsidiaries.

      (c) Section 3.07 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of (i) all judgments, decrees, injunctions, rules and orders of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries and
   (ii) a complete and accurate list of each settlement or similar agreement in respect of any pending or threatened suit, action, proceeding, judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator which the Company or any of its subsidiaries has entered into or become bound by since July 1, 2000 and with respect to which the Company has a continuing obligation.

SECTION 3.08. Compliance with Applicable Laws. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities (collectively, "Permits") that are required for them to own, lease or operate their assets and to carry on their businesses as now conducted, except where the failure to hold such Permits has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its subsidiaries are in substantial compliance with the terms of the Permits and all applicable statutes, laws, ordinances, rules and regulations. Since July 1, 2000, neither the Company nor any of its subsidiaries has received any notice or other communication from any Governmental Entity regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Permit, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. The Merger, in and of itself, would not cause the revocation or cancellation of any Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company. Section 3.08 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all actions, demands, requirements, or investigations of which the Company has knowledge, by any Governmental Entity with respect to the Company or any of its subsidiaries or any of their respective properties.

SECTION 3.09. Environmental Matters. The Company and each of its subsidiaries is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Company its subsidiaries of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither the Company nor any of its subsidiaries has received any notice or other communication (in writing or otherwise), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that any of them is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by the Company or any subsidiary with any Environmental Law in the future. To the knowledge of the Company, (a) all property that is leased to, controlled by or used by the Company or any subsidiary, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by the Company or any subsidiary contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and
(c) none of the property leased to, controlled by or used by the Company or any subsidiary contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed. Neither the Company nor any of its subsidiaries has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a law, order, rule or regulation to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up the site. (For purposes of this Section 3.09: (i) "Environmental Law" means any federal, state, local or foreign law, regulation, rule, ordinance or order, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

SECTION 3.10. Absence of Certain Changes or Events. Between June 30, 2001 and the date of this Agreement:

      (a) there has not been any Material Adverse Change with respect to the Company, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect on the Company;

      (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Company or any of its subsidiaries (whether or not covered by insurance) that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company;

      (c) neither the Company nor any of its subsidiaries has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

      (d) neither the Company nor any of its subsidiaries has sold, issued or granted, or authorized the issuance of, or pledged or subjected to any Lien,
   (i) any shares of capital stock or other security (except for

   Company Common Stock issued upon the valid exercise of outstanding Stock Options and Warrants described in Section 3.03 of the Company Disclosure Schedule), (ii) any option, warrant or right to acquire any capital stock or any other security (except for Stock Options described in Section 3.03 of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

      (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Stock Option Plans, (ii) any provision of any Contract evidencing any outstanding Stock Option, SARs or Warrants or (iii) any restricted stock purchase agreement;

      (f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of the Company or any subsidiary, and neither the Company nor any subsidiary has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

      (g) neither the Company nor any of its subsidiaries has formed any subsidiary or acquired any equity interest or other interest in any other entity;

      (h) neither the Company nor any of its subsidiaries has made any capital expenditures which exceed $100,000 in the aggregate;

      (i) except in the ordinary course of business and consistent with past practices, neither the Company nor any of its subsidiaries has (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 3.20), or (ii) amended or terminated, or waived any material right or remedy under, any Material Contract;

      (j) neither the Company nor any of its subsidiaries has (i) acquired, leased or licensed any material right or other material asset from any other person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other person, or (iii) waived or relinquished any material right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

      (k) except as set forth in Section 3.22 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

      (l) neither the Company nor any of its subsidiaries has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Lien, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

      (m) neither the Company nor any of its subsidiaries has (i) lent money to any person in excess of $50,000 individually or $100,000 in the aggregate (except for loans and transfers among the Company and its wholly-owned subsidiaries), or (ii) incurred or guaranteed any indebtedness for borrowed money;

      (n) neither the Company nor any of its subsidiaries has (i) adopted, established or entered into any Benefit Plan (as defined in Section 3.11)
   (ii) caused or permitted any Benefit Plan to be amended in any material respect, or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees except for actions which have not materially increased the financial obligations of the Company to its continuing employees as a whole;

      (o) neither the Company nor any of its subsidiaries has changed any of its methods of accounting or accounting practices in any material respect;

      (p) neither the Company nor any of its subsidiaries has made any material tax election;

      (q) neither the Company nor any of its subsidiaries has commenced or settled any legal proceeding (other than Collection Actions);

      (r) neither the Company nor any of its subsidiaries has entered into any material transaction or taken any other material action that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company;

      (s) neither the Company nor any of its subsidiaries has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

      (t) neither the Company nor any of its subsidiaries has agreed or committed to take any of the actions referred to in clauses (c) through (t) above.

SECTION 3.11. Absence of Changes in Benefit Plans. Except as disclosed in the Company SEC Documents, since the date of the most recent audited financial statements included in the Company SEC Documents or as would not result in any material liability, there has not been any adoption or amendment by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, thrift, savings, stock bonus, restricted stock, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding (whether or not legally binding) including, without limitation, each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained, contributed to or required to be maintained or contributed to by the Company, any of its subsidiaries, or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (a "Commonly Controlled Entity") providing benefits to any current or former employee, officer, consultant or director of the Company or any of its subsidiaries (collectively, the "Benefit Plans"), or any change in the manner in which contributions to any Benefit Plans of the Company are made or the basis on which such contributions are determined. Except as disclosed in the Company SEC Documents, there are no currently binding (1) employment, consulting, deferred compensation, indemnification, severance or termination agreements or similar arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer, consultant or director of the Company or any of its subsidiaries or (2) agreements between the Company or any of its subsidiaries and any current or former employee, officer, consultant or director of the Company or any of its subsidiaries, providing material benefits which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (collectively, the "Benefit Agreements").

SECTION 3.12. ERISA Compliance; Excess Parachute Payments.

      (a) Section 3.12 of the Company Disclosure Schedule contains a list of each Benefit Plan and Benefit Agreement. The Company has made available to Parent true, complete and correct copies of (a) each material Benefit Plan and Benefit Agreement (or, in the case of any unwritten Benefit Plan or Benefit Agreement, a description thereof) and related documents including trust documents, summary plan descriptions, group annuity contracts, plan amendments, insurance policies or contracts, employee booklets, administrative services agreements, standard COBRA notices and forms, registration statements and prospectuses, (b) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (c) the compliance and non-discrimination tests for the last three years, and (d) the most recent Internal Revenue Service determination or opinion letter.

      (b) Each Benefit Plan and Benefit Agreement has been administered in all material respects in accordance with its terms in all material respects with the applicable provisions of ERISA and the Code, and all other applicable laws, including laws of foreign jurisdictions. The Company and each Commonly Controlled Entity have performed in all material respects all obligations required to be performed by them under and are not in any material respect in default under or violation of and have no knowledge of any material default or violation by any other party with respect to any Benefit Plan or Benefit Agreement. All Benefit Plans intended to be tax-qualified under Code
   Section 401(a) ("Pension Plans") have either received a favorable determination or opinion letter from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the remedial amendment period under Section 401(b) of the Code has not expired, and no such determination or opinion letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any event occurred since the date of its most recent determination or opinion letter, application therefor or Pension Plan's adoption that would adversely affect its qualification or materially increase its costs. All Benefit Plans required to have been approved by any foreign Governmental Entity have been so approved; no such approval has been revoked (or, to the knowledge of the Company, has revocation been threatened) nor has any event occurred since the date of the most recent approval or application therefor relating to any such Benefit Plan that would materially affect any such approval relating thereto or materially increase the costs relating thereto. The Company has delivered to Parent a true and complete copy of the most recent determination letter received with respect to each Pension Plan, as well as a true and complete copy of each pending application for a determination letter, if any.

      (c) No Pension Plan is a "multiemployer plan" within the meaning of
   Section 4001(a)(3) of ERISA (a "Multiemployer Pension Plan") or is subject to the provisions of Title IV of ERISA, and neither the Company nor any Commonly Controlled Entity could have any liability under Title IV of ERISA. None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the Benefit Plans which are subject to ERISA, including any Pension Plan, any trusts created thereunder or to the knowledge of the Company any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA. None of such Benefit Plans and trusts has been terminated. All contributions and premiums and benefit payments required to be made under the terms of any Benefit Plan as of the date hereof heve been timely made or have been relected on the most recent consolidated balance shhet included in the Company SEC Documents.

      (d) All reports, returns and similar documents with respect to all Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed except for such failures that do not result in any material liability. None of the Company or any of its subsidiaries has received notice of, and to the knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability, and, to the knowledge of the Company, there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

      (e) The Company and its subsidiaries, with respect to each Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), comply in all material respects with the applicable requirements of (i) Section 4980B(f) of the Code or any state law governing health care coverage extension or continuation; (ii) the Health Insurance Portability and Accountability Act of 1996; and (iii) the Cancer Rights Act of 1998. Neither the Company nor any of its subsidiaries has any obligations for retiree health, life insurance or other similar welfare benefits under any Benefit Plan or Benefit Agreement, except as required by statute.

      (f) Except as expressly contemplated by this Agreement or as set forth in any Employment Agreement, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement and the Stockholder Agreement (including as a result of any termination of employment following the Effective Time) will
   (x) entitle any employee, officer, consultant or director of the Company or any of its subsidiaries to severance or termination pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or Benefit Agreements or (z) result in any breach or violation of, or a default under, any of the Benefit Plans or Benefit Agreements.

      (g) The Company and its subsidiaries are in compliance in all material respects with all Federal, state and local requirements regarding employment. Neither the Company nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any of its subsidiaries and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company. As of the date of this Agreement, to the knowledge of the Company, none of the Company, any of its subsidiaries or any of their respective representatives or employees has committed an unfair labor practice in connection with the operation of the respective businesses of the Company or any of its subsidiaries, and there is no charge or complaint against the Company or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

      (h) Neither the Company nor any of its subsidiaries has any material liability or obligations, including under or on account of a Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its subsidiaries.

SECTION 3.13. Taxes.

      (a) Each of the Company and its subsidiaries has timely filed all tax returns and reports required to be filed by it, and all such returns and reports have been prepared in compliance with applicable law and are true, complete and correct in all material respects. The Company and its subsidiaries have disclosed on their tax returns all positions taken therein that, if not so disclosed, would reasonably be expected to give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code or comparable provisions of state, local or foreign law.

      (b) Each of the Company and its subsidiaries has timely paid all taxes required to be paid by it and withheld and timely paid to the proper taxing authority all taxes required to be withheld. The unpaid taxes of the Company and its subsidiaries through the date of the most recent financial statements included in the Company SEC Documents do not exceed the accruals and reserves for taxes (excluding accruals and reserves for deferred taxes established to reflect timing differences between book and tax income) set forth in the Company SEC Documents. The Company and its subsidiaries have no liability for unpaid taxes accruing after the date of the Company SEC Documents other than taxes arising in the ordinary course of its business subsequent to the date of the Company SEC Documents.

      (c) There are no tax deficiencies currently outstanding or assessed or, to the knowledge of the Company, proposed or asserted against the Company or any of its subsidiaries that are not adequately reserved for in the most recent financial statements included in the Company SEC Documents. No claim or legal proceeding is pending or, to the knowledge of the Company, has been threatened against the Company or any of its subsidiaries in respect of any material tax. All assessments for taxes due with respect to any concluded litigation have been fully paid or have been adequately reserved for in the most recent financial statements included in the Company SEC Documents. No tax returns of the Company or any of its subsidiaries are currently under audit or examination by any taxing authority. There are no material Liens for taxes (other than for taxes not yet due and payable) on the assets of the Company or any of its subsidiaries.

      (d) No extension or waiver of the limitation period applicable to any of the Company's tax returns have been granted (by the Company or any other person) and no such extension or waiver has been requested from the Company. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes of the Company or any of its subsidiaries and no power of attorney with respect to taxes has been executed or filed with any taxing authority. Except for the affiliated group of corporations of which the Company is the common parent corporation, neither the Company nor any of its subsidiaries has ever been a member of an affiliated group of corporations filing a consolidated federal income tax return.

      (e) Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (f) Neither the Company nor any subsidiary has been, and none of them will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state or foreign tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing Date.

      (g) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company or any subsidiary that, considered individually or considered collectively with any other such Contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G, 404 or
   Section 162(m) of the Code (or any comparable provision of state or foreign tax laws). Neither the Company nor any subsidiary is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

      (h) Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

      (i) Neither the Company nor any of its subsidiaries has filed or will file any consent to have the provisions of Section 341(f)(2) of the Code (or comparable provisions of state tax laws) apply to the Company or any of its subsidiaries.

      (j) Neither the Company nor any of its subsidiaries has received any notice from any taxing authority in a jurisdiction where it has not filed tax returns that it may be subject to taxation in that jurisdiction. The Company and each of its subsidiaries has in their possession receipts other evidence of payments for any taxes paid to foreign tax authorities.

      (k) As used in this Agreement, "taxes" shall include all (x) U.S. Federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing (or similar) agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

SECTION 3.14. Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at the Stockholders Meeting to adopt this Agreement (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

SECTION 3.15. State Takeover Statutes. The approval of this Agreement and the Merger and the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement by the Board of Directors of the Company referred to in Section 3.04 constitutes approval of this Agreement and the Merger and the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement by the Board of Directors of the Company under the provisions of Section 203 of the DGCL and represents all the action necessary to ensure that the restrictions contained in Section 203 of the DGCL do not apply to Parent or Sub in connection with the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement. To the knowledge of the Company, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement and by the Stockholder Agreement.

SECTION 3.16. Company Rights Agreement. The Company has taken all necessary action with respect to the Company Rights Agreement to provide that neither Parent nor Sub nor any of their respective affiliates shall be deemed to be an Acquiring Person (as such term is defined in the Company Rights Agreement), that neither a Distribution Date nor a Shares Acquisition Date (as each such term is defined in the Company Rights Agreement) shall be deemed to occur, and the Rights will not separate from the Company Common Stock, as a result of the execution, delivery or performance of this Agreement, the Stockholders Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby, and that none of the Company, Parent, Sub, nor the Surviving Corporation, nor any of their respective affiliates, shall have any obligations under the Company Rights Agreement to any holder (or former holder) of Rights as of and following the Effective Time.

SECTION 3.17. Brokers; Schedules of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Fleet Boston Robertson Stephens, Inc. (the "Company Financial Advisor") the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

SECTION 3.18. Opinion of Financial Advisor. The Company Financial Advisor has delivered to the Company's Board of Directors its opinion to the effect that the consideration provided for in the Merger is fair to the holders of Company Common Stock from a financial point of view and the Company will deliver to Parent a true, correct and complete copy of said opinion promptly following receipt thereof by the Company.

SECTION 3.19. Intellectual Property.

      (a) For the purposes of this Agreement, the following terms have the following definitions:

      "Intellectual Property" shall mean any or all of the following and all rights in, arising out of or associated therewith: (i) all United States, international and foreign patents and applications thereof, and all reissues, divisions, renewals, revivals, utility models, certificates of invention, reexaminations, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, ideas, manufacturing and operating specifications, formulae, computer programs, hardware, software, processes, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrightable works, copyright registrations and applications thereof, semiconductor topography and mask work rights, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefore throughout the world; (v) all trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications thereof throughout the world ("Trademark Rights"); (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent intangible assets, properties and rights to any of the foregoing anywhere in the world.

      "Company Intellectual Property" shall mean any Intellectual Property that is incorporated into any product of the Company or otherwise used in the business of the Company (except "off the shelf" or other software widely available through regular commercial distribution channels at a cost not exceeding $10,000 on standard terms and conditions, as modified for the Company's operations).

      "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

      "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or one of its subsidiaries.

      (b) No Company Intellectual Property or product or service of the Company is subject to any claim, demand or proceeding pending, or to the knowledge of the Company, threatened or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property. There is no proceeding pending or, to the knowledge of the Company, threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any item of Company Intellectual Property or alleges a claim of infringement of any patents, Trademark Rights, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, or a claim of unfair competition or trade practices under the laws of any jurisdiction.

      (c) Each material item of Company Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made. All fees paid during prosecution and after issuance of any patent comprising or relating to such Company Registered Intellectual Property have been paid in a timely manner and in the correct entity status amounts. All necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

      (d) The Company or one of its subsidiaries owns and has good and exclusive title to, or has license sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted to, each item of Company Intellectual Property used in connection with the conduct of its business as currently conducted and as proposed to be conducted. Each item of the Company Intellectual Property is free and clear of any Liens (excluding licenses and related restrictions). The Company or one of its subsidiaries is the exclusive owner of all Trademark Rights set forth in Section 3.19(d) of the Company Disclosure Schedule and has sufficient license rights to use any other trademarks used in connection with the operation or conduct of the business of the Company and its subsidiaries, including the sale of any products or the provision of any services by the Company and its subsidiaries.

      (e) Except as expressly provided in the following sentence, the Company or one of its subsidiaries owns exclusively, and has good title to, all copyrighted works that are Company products or provided as part of Company's services or which the Company otherwise expressly purports to own. With respect to copyrighted works in the form of written market reports and other similar reports prepared for customers or for public presentation, the Company or one of its subsidiaries owns and has good title to, or licenses pursuant to a valid agreement, all such works that are Company Intellectual Property.

      (f) To the extent that any Company Intellectual Property has been developed or created by a third party for the Company or any of its subsidiaries, the Company or its subsidiaries, as the case may be, has a valid written agreement with such third party with respect thereto and the Company or its subsidiary thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted to the relevant portion of such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment.

      (g) Section 3.19 of the Company Disclosure Schedule lists all:

          (i) Company Registered Intellectual Property;

          (ii) agreements granting any right to distribute or sublicense Company Intellectual Property on any exclusive basis;

          (iii) exclusive licenses of Intellectual Property to or from the Company;

          (iv) agreements relating to Company Intellectual Property pursuant to which the amounts actually paid or payable under firm commitments to the Company for $10,000 or more;

          (v) joint development agreements relating to Company Intellectual Property that are used to operate the Company's business as currently conducted or as currently contemplated to be conducted and to which the Company is a party;

          (vi) agreements by which the Company grants any ownership right to any Company Intellectual Property owned by the Company;

          (vii) agreements pursuant to which any party is granted any rights to access source code or to use source code to create derivative works of the Company Intellectual Property;

          (viii) options relating to any Company Intellectual Property; and

          (ix) licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company is authorized to use any Intellectual Property owned by any third party excluding "off the shelf" or other software at a cost not exceeding $10,000 and widely available through regular commercial distribution channels on standard terms and conditions, as modified for the Company's operations.

      (h) All Material Contracts relating to the Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such Material Contracts in accordance with its terms. The Company is in compliance with, and has not breached any material term of any of such Material Contracts and all other parties to such Contracts are in compliance in all material respects with, and have not breached any term of, such Contracts. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

      (i) The operation of the business of the Company as such business currently is conducted, including the Company's design, development, marketing and sale of the products or services of the Company (including with respect to products currently under active development) has not, and does not infringe or misappropriate in any manner the Intellectual Property rights of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not breached in any material respect, or received in writing any claim or threat that it has breached in any material respect (i) any license, sublicense or other agreement (the "License Agreements") to which it is a party relating to Company Intellectual Property involving more than $10,000 in consideration in each such case, or (ii) any License Agreement in such a manner as would permit any other party to cancel or terminate the same (with or without notice of passage of time, for a cure period or otherwise) or would provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims) from the Company or give rise to a right of acceleration of any material obligation or loss of any material benefit under any such License Agreement, which in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company. No product liability claims have been communicated in writing to or, to the knowledge of the Company, threatened against the Company.

      (j) The Company has not brought any proceeding alleging infringement of Company Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

      (k) To the knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any third party, including any employee or former employee of the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in standard sales or license agreements to end users or customers arising in the ordinary course of business, the forms of which are attached hereto as Section 3.19 to the Company Disclosure Schedule. There are no royalties, fees or other payments payable by the Company to any person by reason of the ownership, use, sale or disposition of any Intellectual Property.

      (l) All current and former officers and employees of the Company who have or had access to any Company Intellectual Property have executed and delivered to the Company an agreement regarding the protection of proprietary information and the assignment to the Company of any Intellectual Property arising from services performed for the Company by such persons, the form of which has been supplied to Parent, except where the failure by the Company to have obtained such agreement would not reasonably be expected to have a Material Adverse Effect on the Company. All current and former consultants and independent contractors to the Company involved in the development or modification of Company Intellectual Property have executed and delivered to the Company an agreement in the form delivered to Parent, except where the failure by the Company to have obtained such agreement would not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no employee or independent contractor of the Company is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with the Company. No current officer, director, employee, consultant or independent contractor has and to the knowledge of the Company no former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Company Intellectual Property. For purposes of this Section 3.19 if in any circumstance the Company shall be materially impaired in its ability to apply for, prosecute or enforce patent rights with respect to the Company's issued patents or its patent application, or the subject matters set forth therein, the Company shall be deemed to have incurred a Material Adverse Effect.

      (m) The Company has taken commercially reasonable and customary measures and precautions as necessary to protect and maintain the confidentiality of all Company Intellectual Property (except such Company Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all Company Intellectual Property it owns or uses. The Company has not disclosed, either directly or through a third party, Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information") owned by the Company to third parties for use or appropriation by such third parties except pursuant to the terms of a written agreement between the Company and such third parties and, to the knowledge of the Company, no disclosure, use or appropriation by or for a third party has occurred, either through the Company or through a third party, without the Company's consent. All use, disclosure or appropriation by the Company of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.

SECTION 3.20. Material Contracts.

   (a) Section 3.20 of the Company Disclosure Schedule identifies each Contract that constitutes a Material Contract. For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

          (i) (A) any Contract relating to the employment of, or the performance of services by, any employee or consultant, and any Contract pursuant to which the Company or any of its subsidiaries is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; and (B) any Contract pursuant to which the Company or any of its subsidiaries is or may become obligated to make any bonus or similar payment to any current or former employee or director, in the case of each of (A) and (B) in excess of $50,000;

          (ii) any Contract relating to the acquisition, transfer, development, sharing or license of any Company Intellectual Property (except for (1) any Contract pursuant to which (A) any Company Intellectual Property is licensed to the Company or any of its subsidiaries under any third party software license generally available to the public, or (B) any Company Intellectual Property is licensed by the Company or any of its subsidiaries to any person on a non-exclusive basis) and (2) any standard form customer contracts entered into in the ordinary course of business ("Customer Contracts"));

          (iii) any Contract that provides for indemnification of any officer, director or employee;

          (iv) any Contract imposing any restriction on the right or ability of the Company or any of its subsidiaries (A) to compete with any other person, (B) to acquire any product or other asset or any services from any other person, (C) to solicit, hire or retain any person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other person, (E) to perform services for any other person, or (F) to transact business or deal in any other manner with any other person;

          (v) any Contract (other than Contracts evidencing Stock Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing the Company or any of its subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

          (vi) any Contract made in the ordinary course of business having a value in excess of $250,000 or any Contract not made in the ordinary course of business having a value in excess of $50,000 incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation on behalf of the Company, except for Contracts substantially identical to the standard forms of end-user licenses previously delivered by the Company to Parent;

          (vii) any Contract relating to any currency hedging;

          (viii) any Contract containing "standstill" or similar provisions;

          (ix) any Contract (excluding Customer Contracts) (A) to which any Governmental Entity is a party or under which any Governmental Entity has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Entity (including any subcontract or other Contract between the Company and any contractor or subcontractor to any Governmental Entity);

          (x) any Contract requiring that the Company or any of its subsidiaries give any notice or provide any information to any person prior to considering or accepting any Acquisition Proposal (as defined in Section 5.04(d)) or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Proposal or similar transaction;

          (xi) any Contract (excluding Customer Contracts) in excess of $100,000 that has a term of more than 60 days and that may not be terminated by the Company or any of its subsidiaries (without penalty) within 60 days after the delivery of a termination notice by the Company or any of its subsidiaries;

          (xii) any Contract (excluding Customer Contracts) not made in the ordinary course of business (A) that contemplates or involves the payment or delivery of cash or other consideration by the Company in an amount or having a value in excess of $50,000 in the aggregate, or (B) that contemplates or involves the performance of services by the Company having a value in excess of $50,000 in the aggregate;

          (xiii) any Contract that requires consent, approval or waiver of or notice to a third party in the event of or with respect to the Merger, including in order to avoid termination of or a loss of material benefit under any such Contract other than those consents, approvals, waivers and notices which the failure to obtain or provide same would not have a Material Adverse Effect on the Company;

          (xiv) any Contract or other agreement, whether written or oral, that contains any guarantees as to the Company's or any of its subsidiaries' future revenues;

          (xv) any Contract providing for payments of royalties to third parties in excess of $100,000 per year or $250,000 in the aggregate;

          (xvi) any Contract not made in the ordinary course of business granting a third party any license to Company Intellectual Property or that of any of its subsidiaries that is not limited to the internal use of such third party;

          (xvii) any Contract providing for or requiring confidential treatment by the Company or any of its subsidiaries of any third party information other than (a) any such Contracts which do not interfere with the business of the Company in any material respect, (b) non-disclosure agreements and provisions entered into by the Company in the ordinary course of business consistent with past practice and (c) the Confidentiality Agreement;

          (xviii) any Contract granting the other party to such Contract or a third party "most favored nation" status that, following the Merger, would in any way apply to Parent or any of its subsidiaries (other than those which do not interfere with the business of the Company in any material respect);

          (xix) any Contract which has aggregate future sums due from the Company or any of its subsidiaries in excess of $100,000 and is not terminable by the Company or any such subsidiary for a cost of less than $100,000; or

          (xx) any Contract (not otherwise identified in clauses (i) through (xix) of this sentence) the breach of which would reasonably be expected to have a Material Adverse Effect on the Company or to any of the transactions contemplated by this Agreement.

      (b) The Company has made available to Parent an accurate and complete copy of each Material Contract. Each Contract of the Company and its subsidiaries that constitutes a Material Contract is in full force and effect and is a legal, valid and binding agreement of the Company or such subsidiary and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except for such failures to be in full force and effect or enforceable that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its subsidiaries has performed or is performing all obligations required to be performed by it under its Material Contracts and is not (with or without notice or lapse of time or both) in breach or default thereunder, and, to the knowledge of the Company, no other party to any of its Material Contracts is (with or without notice or lapse of time or both) in breach or default thereunder except, in each case, for such breaches that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any person the right to declare a default or exercise any remedy under any Material Contract, (C) give any person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (D) give any person the right to accelerate the maturity or performance of any Material Contract, (E) result in the disclosure, release or delivery of any of the Company's source code, or (F) give any person the right to cancel, terminate or modify any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Since January 1, 2001, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

      (c) Section 3.20 of the Company Disclosure Schedule sets forth all securities purchase agreements with continuing obligations, stockholder agreements, registration rights agreements, investors' rights agreements, co-sale agreements, rights of first refusal and similar agreements between any stockholder of the Company and the Company.

SECTION 3.21. Title to Properties.

      (a) Section 3.21 of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned or leased by the Company or any of its subsidiaries. Each of the Company and its subsidiaries has good and valid title to, or valid leasehold interests in or valid rights to, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. All of the material assets and properties owned by the Company, are owned free and clear of all Liens except for Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

      (b) All items of equipment and other tangible assets owned by or leased to the Company or any of its subsidiaries are adequate for the uses to which they are being put are in good and safe condition and repair

   (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company and its subsidiaries, except for failures to do so that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

      (c) Each of the Company and its subsidiaries has complied with the terms of all real property leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect except where such noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for failures to do so that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.22. Receivables, Customers.

      (a) All existing accounts receivable of the Company and each of its subsidiaries (i) represent valid obligations of customers of the Company or its subsidiaries, as the case may be, arising from bona fide transactions entered into in the ordinary course of business, and (ii) to the Company's knowledge, will be collected in full without any counterclaim or set off (net of an allowance for doubtful accounts consistent with past practices).

      (b) Section 3.22 of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances in excess of $10,000 made by the Company or its subsidiaries, as the case may be, to any employee, director, consultant or independent contract, other than routine travel advances made to employees in the ordinary course of business.

      (c) Section 3.22 of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other person that accounted for more than 1% of the consolidated gross revenues of the Company for the twelve-month period ending September 30, 2001. The Company has not received (i) any notice indicating that any such customer or person may cease dealing with the Company or may otherwise reduce the volume of business transacted by such person with the Company below historical levels, or (ii) any other communication (in writing or otherwise) or any other non-public information indicating that any such customer or person is reasonably likely to cease dealing with the Company or otherwise reduce the volume of business transacted by such person with the Company below historical levels.

SECTION 3.23. Sale of Products; Performance of Services.

      (a) Each product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Company or any of its subsidiaries to any person:

          (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable law; and

          (ii) was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, or other asset (or the operation or performance thereof).

      (b) All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company or any of its subsidiaries were performed properly and in conformity in all material respects with the terms and requirements of all applicable warranties and other Contracts and with applicable law.

      (c) Since July 1, 2000, no customer or other person has asserted or threatened to assert any claim against the Company or any of its subsidiaries (i) under or based upon any warranty provided by or on behalf of the Company or any of its subsidiaries, or (ii) under or based upon any other warranty relating to any product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company or any of its subsidiaries or any services performed by the Company or any of its subsidiaries.

SECTION 3.24. Insurance. The Company has made available to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and each of its subsidiaries. Each of such insurance policies is in full force and effect. Since July 1, 2000, neither the Company nor any of its subsidiaries has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any such insurance policy, (b) refusal of any coverage or rejection of any material claim under any such insurance policy, or
(c) material adjustment in the amount of the premiums payable with respect to any such insurance policy. There is no pending workers' compensation or other claim under or based upon any insurance policy of the Company or any of its subsidiaries.

SECTION 3.25. Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between the date of the Company's last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section
3.25 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

SECTION 3.26. Privacy Policy.

      (a) For purposes of this Section 3.26:

          (i) "Privacy Statement" means any and all of the Company's privacy policies published on its web site or otherwise provided to users of the Company's products and services or the Company's data subjects regarding the collection, use and distribution of personal information from visitors to its web site, consumers of its products and services and/or the Company's data subjects, as applicable;

          (ii) "Terms and Conditions" means any and all of the terms and conditions published on the Company's web site or otherwise provided to users of the Company's products and services or the Company's data subjects that govern the use of the Company's Web Site, the Company's products and services and/or collection of data from the Company's data subjects, as applicable.

      (b) The Privacy Statement and Terms and Conditions are posted at all times on the Company's web site. The Company maintains a link to the Privacy Statement from its homepage, and makes an effort to include a link from any page, of any Company Web Site on which personal information is collected from visitors to its web site, users of its products and services and the Company's data subjects. The Privacy Statement and the Terms and Conditions are provided to each of the Company's data subjects, and each data subject has agreed to the Privacy Statement and the Terms and Conditions except where the failure to obtain such agreement would not reasonably be expected to result in a Material Adverse Effect on the Company. The Privacy Statement is clearly written and includes at the minimum accurate notice to users about the Company's collection, use and disclosure policies and practices with respect to personal identifiable information.

      (c) The Company has adequate technological and procedural measures in place to protect data collected from visitors, users and data subjects against loss, theft, unauthorized access or disclosure. The Company does not knowingly collect personally identifiable information from or target children under the age of thirteen. The Company does not sell, rent or otherwise make available to third parties any personally identifiable data submitted by visitors of the Company's web sites, users of the Company's products and services and the Company's data subjects.

      (d) The Privacy Statement is accurate and consistent with the Terms and Conditions and the Company's actual practices with respect to the collection, use and disclosure of personally identifiable information. The Company (A) complies with the Privacy Statement(s) and Terms and Conditions as applicable to any given set of personal data collected by the Company, and all applicable privacy laws and regulations regarding the disclosure and use of personal data, and (B) takes appropriate and industry standard measures to protect and maintain the confidential nature of the information provided to the Company by web site users, customers of the Company's products and services and the Company's data subjects. The Privacy Statement and/or the Terms and Conditions permit the transfer of personal data collected by the Company in accordance with the acquisition or sale of all or substantially all of the assets of the Company. The Company's use and distribution of all personal data collected by the Company from visitors of the Company's web sites, users of the Company's products and services and the Company's data subjects is governed by the Privacy Statement pursuant to which the data was collected, all versions of which are attached hereto in
   Section 3.19 of the Company Disclosure Schedule. Other than as constrained by such Privacy Statements and by applicable laws and regulations, the Company is not restricted in its use and/or distribution of personal data collected by the Company. The Company has the full power and authority to transfer all rights the Company has in such personal data to Parent. Neither the Company nor any of its subsidiaries is party to any Contract or subject to any other obligation that, following the Merger, would prevent Parent and its affiliates from using the information covered by the Privacy Statement in a manner consistent with applicable privacy laws and industry standards regarding the disclosure and use of data. No claims or controversies have arisen regarding the Privacy Statement, the Terms and Conditions or the implementation of any of the foregoing.

                                  ARTICLE IV

               Representations and Warranties of Parent and Sub

   Except as set forth on the disclosure schedule (each section of which qualifies both the correspondingly numbered representation and warranty or covenant to the extent specified therein and any other numbered representations, warranties or covenants to the extent reasonably apparent from the disclosure schedule) delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Sub represent and warrant to the Company as follows:

SECTION 4.01. Organization, Standing and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the DGCL, and Parent has the requisite corporate power and authority to carry on its business as now being conducted. Sub is a limited liability company duly formed, validly existing and in good standing under the LLC Act and Sub has the requisite limited liability company power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the certificate of formation and limited liability company agreement of Sub, in each case as amended to the date of this Agreement.

SECTION 4.02. Authority; Noncontravention. Each of Parent and Sub has all requisite corporate or limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and Sub and no other corporate or limited liability company proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against each of them in accordance with its terms except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, (i) the certificate of incorporation or by-laws of Parent or the certificate of formation or limited liability company agreement of Sub, (ii) any Contract to which Parent or Sub is a party or otherwise applicable to Parent or Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, (A) any judgment, order or decree or (B) any statute, law, ordinance, rule or regulation, in each case applicable to Parent or Sub or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to (x) have a Material Adverse Effect on Parent, (y) impair in any material respect the ability of Parent or Sub to perform its obligations under this Agreement or (z) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Parent under the HSR Act and any applicable filings and approvals under Foreign Antitrust Laws; (2) the filing with the SEC of (A) the Form S-4 and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement; (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business; (4) such filings with and approvals of the NASDAQ National Market System to permit Parent Shares that are to be issued in the Merger to be listed on the NASDAQ National Market System; and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate would not reasonably be expected to
(x) have a Material Adverse Effect on Parent, (y) impair in any material respect the ability of Parent or Sub to perform its obligations under this Agreement or (z) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.03. SEC Documents; Undisclosed Liabilities. Parent has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 8, 1999 (together with Parent's Registration Statement on Form S-1 (Registration No. 333-87717), the "Parent SEC Documents"). As of their respective dates, Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with the Accounting Rules, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in the most recent financial statements contained in Parent SEC Documents or in the notes thereto,
(ii) for liabilities that have been incurred by Parent and its subsidiaries since June 30, 2001, in the ordinary course of business and consistent with past practice, (iii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby (iv) for liabilities that do not and would not reasonably be expected to have a Material Adverse Effect on Parent, or (v) liabilities described in Section 4.03 of Parent Disclosure Schedule, neither Parent nor any of its subsidiaries has any liabilities (whether accrued, absolute, contingent or otherwise) required to be disclosed in financial statements prepared in accordance with GAAP.

SECTION 4.04. Absence of Material Adverse Change. Between June 30, 2001 and the date of this Agreement:

      (a) there has not been any Material Adverse Change with respect to Parent and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect on Parent.

      (b) Parent has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

      (c) except pursuant to stock option or other benefit plans and outstanding warrants, Parent has not sold, issued or granted, or authorized the issuance of (i) any capital stock or other security, (ii) any option, warrant or right to acquire any capital stock or any other security, or
   (iii) any instrument convertible into or exchangeable for any capital stock or other security;

      (d) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of Parent or any subsidiary, and neither Parent nor any subsidiary has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

SECTION 4.05. Information Supplied. None of the information supplied or to be supplied by Parent, including information with respect to its affiliates, specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in the Form S-4 based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

SECTION 4.06. No Parent Stockholder Vote Required. This Agreement and the transactions contemplated hereby, including the issuance of Parent Shares pursuant to Article II hereof, do not require the approval of the holders of any shares of capital stock of Parent.

SECTION 4.07. Parent Shares. All outstanding Parent Shares, and all Parent Shares, which may be issued pursuant to this Agreement shall when issued in accordance with this Agreement be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

SECTION 4.08. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.09. Legal Proceedings; Orders.

      (a) There is no suit, action or legal proceedings pending, and to the knowledge of Parent, no person has threatened to commence any suit, action or proceeding: (i) that involves Parent or any of its subsidiaries or any of their respective assets other than those which have not had and would not reasonably be expected to have a Material Adverse Effect on Parent; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

      (b) As of the date of this Agreement, there are no judgments, decrees, injunctions, rules and orders of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries other than those which have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

SECTION 4.10. Parent Material Contracts. Parent has made available to the Company true and complete copies of each contract to which Parent or any of its subsidiaries is a party, the breach of which would reasonably be expected to have a Materially Adverse Effect on Parent ("Parent Material Contract") except
(A) for customer contracts to which Parent or any of its subsidiaries is a party and (B) as required to comply with confidentiality obligations. Each Parent Material Contract, is in full force and effect and is a legal, valid and binding agreement, of Parent or its subsidiary and, to the knowledge of Parent, of each other party thereto, enforceable against Parent and its subsidiary, and, to the knowledge of Parent, against the other party or parties thereto, in each case, in accordance with its terms. Each of Parent and its subsidiaries has performed or is performing all obligations required to be performed by it under its Parent Material Contracts and is not (with or without notice or lapse of time or both) in material breach or default thereunder, and, to the knowledge of Parent, no other party to any of its Parent Material Contracts is (with or without notice or lapse of time or both) in breach or default thereunder. To the knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Parent Material Contract, (B) give any person the right to declare a default or exercise any remedy under any Parent Material Contract, (C) give any person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract, (D) give any person the right to accelerate the maturity or performance of any Parent Material Contract, or (E) give any person the right to cancel, terminate or modify any Parent Material Contract. Since January 1, 2001, Parent has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Parent Material Contract.

SECTION 4.11. Plan Regarding Surviving Corporation. Parent has no current plan or intention to merge or liquidate the Surviving Corporation with or into Parent.

                                   ARTICLE V

                  Certain Covenants of the Company and Parent

SECTION 5.01. Access and Investigation.

      (a) During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), subject to applicable antitrust laws and regulations relating to the exchange of information and subject to attorney-client privilege, the Company and each of its subsidiaries shall, and shall cause their respective officers, directors, employees, agents, accountants, counsel and financial advisors (collectively "Representatives"): to (i) provide Parent and Parent's Representatives with reasonable access to the

   Representatives, personnel and assets of the Company and its subsidiaries, and to all books, records, tax returns, work papers and other documents and information relating to the Company and its subsidiaries; and (ii) provide Parent and Parent's Representatives with such copies of the books, records, tax returns, work papers and other documents and information relating to the Company and its subsidiaries, and with such additional financial, operating and other data and information regarding the Company and its subsidiaries, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of: (A) all material operating and financial reports prepared by the Company and its subsidiaries for the Company's senior management, including (1) copies of the unaudited monthly consolidated U.S. balance sheets of the Company and the related unaudited monthly consolidated statements of U.S. operations and statements of cash flows and (2) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company's senior management; (B) any written materials or communications sent by or on behalf of the Company to its stockholders; (C) any material notice, document or other communication sent by or on behalf of any of the Company or its subsidiaries to any other party to any Material Contract or sent to the Company or any of its subsidiaries by any other party to any Material Contract (other than any communication that relates solely to commercial transactions between the Company and the other party to any Material Contract and that is of the type sent in the ordinary course of business and consistent with past practices); (D) any notice, report or other document filed with or sent to any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement; and (E) any material notice, report or other document received by the Company or any of its subsidiaries from any Governmental Entity.

      (b) During the Pre-Closing Period, subject to applicable antitrust laws and regulations relating to the exchange of information and subject to attorney-client privilege, Parent shall, and shall cause the Representatives of Parent to: (i) provide the Company and the Company's Representatives with reasonable access to Parent's Representatives, personnel and assets and to all books, records, tax returns, work papers and other documents and information relating to Parent; and (ii) provide the Company and the Company's Representatives with such copies of the books, records, tax returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as the Company may reasonably request.

      (c) Neither party shall be required to provide access to or disclose information where such access or disclosure would contravene any law, rule, regulation, order or decree of any Governmental Entity. No information or knowledge obtained in any investigation pursuant to this Section 5.01 shall be deemed to modify any representation or warranty given by either party or the conditions to the obligation of any party to consummate the Merger. Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement dated June 4, 2001 between Parent and the Company (the "Confidentiality Agreement").

SECTION 5.02. Operation of the Company's Business.

      (a) During the Pre-Closing Period, except to the extent Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) and except as required by this Agreement:

          (i) the Company and its subsidiaries shall conduct its business and operations (A) in the ordinary course and in accordance with past practices and (B) in material compliance with all applicable laws and the material requirements of all Material Contracts to which any of them is a party;

          (ii) the Company and its subsidiaries shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with the Company or any of its subsidiaries, as the case may be;

          (iii) the Company shall keep in full force all insurance policies referred to in Section 3.24;

          (iv) the Company shall provide all notices, assurances and support required by any Material Contract to which it or any of its subsidiaries is a party relating to any Company Intellectual Property in order to ensure that no condition under such Material Contract occurs that could result in, or could increase the likelihood of (A) any transfer or disclosure by the Company or any of its subsidiaries of any of their source code, or (B) a release from any escrow of any source code that has been deposited or is required to be deposited in escrow under the terms of such Material Contract to which either the Company or any of it subsidiaries is a party;

          (v) the Company shall promptly notify Parent of (A) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, and (B) any claim or action commenced or, to the knowledge of the Company threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries that relates to the consummation of the transactions contemplated by this Agreement; and

          (vi) the Company shall (to the extent reasonably requested by Parent) cause its officers to report regularly to Parent concerning the status of the Company's business.

      (b) During the Pre-Closing Period, except as set forth on Section 5.02(b) of the Company Disclosure Schedule, the Company shall not, without the prior written consent of Parent which consent shall not be unreasonably withheld or delayed, and shall not permit any of its subsidiaries to:

          (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock,

          (ii) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities except for repurchases of outstanding unvested shares of Company Common Stock in respect of which the Company has a right under specified circumstances to repurchase such shares at a fixed purchase price (which shall not exceed the Cash Consideration) pursuant to restricted stock purchase agreements in the form attached as Exhibit A to Section 3.03 of the Company Disclosure Schedule;

          (iii) sell, issue, grant or authorize the issuance or grant of, or pledge or subject to any Lien (A) any shares of capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, (C) any instrument convertible into or exchangeable for any capital stock or other security, or (D) any phantom stock or stock rights, SARs or stock-based performance units, except that (1) the Company may issue Company Common Stock (x) upon the valid exercise of Stock Options and Warrants outstanding as of the date of this Agreement in accordance with their present terms, and (y) pursuant to the ESPP, and (2) the Company may grant up to 500,000 options under its stock option plans to its existing employees and employees hired by the Company after the date of this Agreement in the ordinary course of business and consistent with past practice;

          (iv) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Stock Plans, any provision of any agreement evidencing any outstanding Stock Option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding Stock Option, Warrant or other security or any related Contract;

          (v) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (vi) form any subsidiary or acquire any equity interest or other interest in any other entity or acquire by any manner, any person or division, business or any assets that individually or in the aggregate have a purchase price in excess of $100,000, except for purchases of components or supplies in the ordinary course of business and consistent with past practice;

          (vii) make any capital expenditure or enter into any agreements providing for payments which, individually or in the aggregate, are in excess of amounts set forth in Section 5.02(b)(vii) of the Company Disclosure Schedule;

          (viii) enter into or become bound by, or permit any of the assets owned or used by the Company or any of its subsidiaries to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract other than in the ordinary course of business and consistent with past practice not in excess of $50,000;

          (ix) acquire or license any right or other asset from any other person or sell, encumber or otherwise dispose of, or lease or license, any right or other asset to any other person (except in each case for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practice with an aggregate value not in excess of $100,000), or waive or relinquish any material right;

          (x) lend money or make any advance to any person (other than transfers or loans among the Company and its wholly-owned subsidiaries who are also parties to the Loan and Security Agreement);

          (xi) except as required by law or as otherwise contemplated by this Agreement (A) establish, adopt or amend or terminate any Benefit Plan or Benefit Agreement, (B) except in the ordinary course of business and consistent with past practice, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (C) grant any current or former director, consultant, officer or other employee any increase in severance or termination pay, (D) amend or modify any Stock Option, (E) make any payment to any person under any Benefit Plan that is not required to be made to such person under such Benefit Plan as in effect on the date of this Agreement, (F) change the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined, or (G) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice under any Benefit Plan or Benefit Agreement;

          (xii) (A) hire any new employee at the level of director or above or with an annual base salary in excess of $100,000, (B) promote any employee except in order to fill a position vacated after the date of this Agreement, or (C) engage any consultant or independent contractor for a period exceeding 30 days other than in the ordinary course of business and consistent with past practice;

          (xiii) except insofar as may be required by a change in GAAP, make any changes in accounting methods, principles or practices;

          (xiv) make any tax election or compromise or settle any material income tax liability;

          (xv) commence or settle any legal proceeding (other than (A) with respect to patent lawsuits currently pending and set forth in Section 5.02(b)(xv) of the Company Disclosure Schedule and (B) Collection Actions);

          (xvi) enter into or amend any Contract whether written or oral that contains any guarantees as to the Company's or any of its subsidiaries future revenues;

          (xvii) enter into or amend any agreements pursuant to which any person is granted exclusive marketing, manufacturing or other rights with respect to any product process or technology of the Company or any of its subsidiaries;

          (xviii) transfer or license to any person or entity or otherwise extend or modify any rights to the Intellectual Property of the Company and its subsidiaries other than in the ordinary course of business and consistent with past practice; provided that in no event shall the Company or any of its subsidiaries license on an exclusive basis or sell any Intellectual Property of the Company or its subsidiaries;

          (xix) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices;

          (xx) take any action that would, or that would reasonably be expected to result in any condition to the Merger set forth in Article VII not being satisfied; or

          (xxi) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement), or modify the terms of any existing settlement agreement or arrangement, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business and consistent with past practices or in accordance with their terms, of Non-Litigation Liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or Non-Litigation Liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any indebtedness, (C) waive or assign any claims or rights of substantial value, (D) waive any benefit of, agree to modify in any manner, terminate, release any person from or fail to enforce any standstill or similar agreement to which the Company or any of its subsidiaries is a party or of which the Company or any of its subsidiaries is a beneficiary or (E) waive any material benefit of, agree to modify in any material respect, terminate, release any person from or fail to enforce any confidentiality or similar agreement to which the Company or any of its subsidiaries is a party or of which the Company or any of its subsidiaries is a beneficiary. For purposes of this Agreement, "Non-Litigation Liabilities" means all liabilities of the Company and its subsidiaries of a type that would be disclosed in consolidated financial statements of the Company prepared in accordance with GAAP, other than liabilities pertaining to the line item "Reserve for litigation and copyright matters" (or any similar line item) on any condensed consolidated balance sheet of the Company or the related notes thereto; or

          (xxii) authorize or commit, resolve or agree to take any of the actions described in clauses (i) through (xxi) of this Section 5.02.

      (c) Notwithstanding the provisions of Sections 5.02(a) and (b) preceding (other than Sections 5.02(a)(i)(B), (a)(iv), (a)(v), (a)(vi) and 5.02(b)(xi) through (b)(xviii), which shall be applicable in any situation), the Company may take such actions, and only such actions, as are necessary to effect, the restructuring of the Company as are contemplated by the plan of restructuring described in Section 5.02(c) of the Company Disclosure Schedule.

SECTION 5.03. Operation of Parent's Business.

      (a) During the Pre-Closing Period, except to the extent that the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) and except as required by this Agreement: (i) Parent and its subsidiaries shall conduct its business and operations in material compliance with all applicable laws and the material requirements of all Parent Material Contracts to which any of them is a party; (ii) Parent shall promptly notify the Company of (A) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, and (B) any claim or action commenced or, to the knowledge of Parent threatened against, relating to or involving or otherwise affecting Parent or any of its subsidiaries that relates to the consummation of the transactions contemplated by this Agreement.

      (b) During the Pre-Closing Period, except to the extent that the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) and except as required by this Agreement, Parent shall not (without the prior written consent of the Company), and shall not permit any of its subsidiaries to:

          (i) declare, accrue, set aside or pay any dividend or make any distribution in respect of any shares of capital stock;

          (ii) except pursuant to stock option or other benefit plans and except for sales or issuances at not less than fair market value, sell issue or grant, or authorize the issuance of (i) any capital stock or other security, (ii) any option, warrant or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security, in each case for an issue or exercise price of less than fair market value; or

          (iii) except as expressly contemplated by this Agreement, take any action that would, or that would reasonably be expected to result in any condition to the Merger set forth in Article VII not being satisfied.

SECTION 5.04. No Solicitation by the Company.

      (a) The Company shall not directly or indirectly, and shall not authorize or permit any of its subsidiaries, nor any of its or any of its subsidiaries' Representatives directly or indirectly to, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal, (ii) furnish any information regarding the Company or any of its subsidiaries to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the requisite Stockholder Approval, this Section 5.04 (a) shall not prohibit the Company from furnishing nonpublic information to, or entering into discussions with, any person in response to an unsolicited bona fide Acquisition Proposal that is submitted to the Company by such person (and not withdrawn) if (1) neither the Company nor any Representative shall have violated any of the restrictions set forth in this Section 5.04 in any material respect, (2) the Board of Directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel and Company Financial Advisor, that such Acquisition Proposal constitutes or is reasonably capable of becoming a Superior Proposal, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such person, the Company gives Parent written notice of the identity of such person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such person, and the Company receives from such person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person by or on behalf of the Company and containing provisions no less favorable to the Company than the provisions contained in the Confidentiality Agreement, and (4) at least two business days prior to furnishing any such nonpublic information to such person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of any of the Company, whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 5.04 by the Company. The Company shall immediately cease and cause to be terminated any existing discussions with any person that relate to any Acquisition Proposal. Nothing contained in this Section
   5.04 shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communications in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure required by applicable law or from taking any action contemplated by Section 8.01(j), including having the Board of Directors take such actions as are necessary to approve or resolve to approve the intention to enter into an agreement with respect to a Superior Proposal (as hereinafter defined) (or any announcement in connection therewith) or enter into an agreement with respect to a Superior Proposal concurrently with termination pursuant to
   Section 8.01(j). Company Common Stock held by each Company Insider and expected to be exchanged for Parent Shares in the Merger and the number and a description of Company Stock Options held by each Company Insider and expected to be converted into options to acquire Parent Shares in connection with the Merger; and

      (b) The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries (including the identity of the person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any person prior to the Effective Time. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

      (c) The Company agrees not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which it or any of its subsidiaries is a party, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent. Without limiting the provisions of Section 8.01(j), the Company shall not approve any Acquisition Proposal which would be subject to the restrictions of
   Section 203 of the DGCL, other than the Merger.

      (d) As used herein:

          (i) "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

          (ii) "Acquisition Transaction" shall mean any transaction or series of transactions involving (A) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (1) in which the Company or any of its subsidiaries is a constituent corporation, (2) in which a person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of persons, directly or indirectly, acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries, or (3) in which the Company or any of its subsidiaries issues or sells securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries; or any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Company or any of its subsidiaries.

          (iii) "Superior Proposal" shall mean an unsolicited, bona fide written offer made by a third person to acquire (by merger or otherwise) more than fifty percent of the outstanding Company Common Stock on terms that the Board of Directors of the Company determines, in its reasonable judgment, (i) after receipt of an opinion of an independent financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to the Company's stockholders than the terms of the Merger and (ii) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such offer is not committed.

SECTION 5.05. Options to Purchase Parent Shares.

      (a) Assuming that Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Parent or a committee of two or more "non-employee directors" (as such term is defined for purposes of Rule 16b-3 under the Exchange Act) thereof, shall adopt resolutions prior to the Effective Time providing that, and shall take other appropriate action such that, the deemed grant to Company Insiders (as defined below) of options to purchase Parent Shares under the Company Stock Options (as converted into options to acquire Parent Shares) and the receipt by Company Insiders of Parent Shares in exchange for Company Common Stock pursuant to the Merger, are intended to be exempt transactions pursuant to
   Section 16(b) of the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemptions, including specifying the name of each Company Insider, the number of equity securities to be acquired or disposed of by each Company Insider, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 16b-3(d) under the Exchange Act.

      (b) As used herein:

          (i) "Section 16 Information" shall mean the names of the Company Insiders, the number of shares of Company Common Stock held by each Company Insider and expected to be exchanged for Parent Shares in the Merger and the number and a description of Company Stock options held by each Company Insider and expected to be converted into options to acquire Parent Shares in connection with the Merger; and

          (ii) "Company Insiders" shall mean those officers and directors of the Company who will be subject to the reporting requirements of Section 16(b) of the Exchange Act with respect to Parent and whose names are included in the Section 16 Information.

                                  ARTICLE VI

                             Additional Agreements

SECTION 6.01. Preparation of the Form S-4 and the Proxy Statement; Stockholders Meeting.

      (a) As soon as practicable following the date of this Agreement, Parent and the Company shall prepare and the Company shall file with the SEC the Proxy Statement and Parent and the Company shall prepare and Parent shall file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus with respect to the issuance of Parent Shares in the Merger. Parent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 will be made by Parent, or the Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

      (b) The Company shall take all action necessary under all applicable laws to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement and approve the Merger (the "Stockholders Meeting"). The Stockholders Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Stockholders Meeting are solicited in compliance with all applicable laws. Notwithstanding the foregoing provisions of Section 6.01(a) and (b) Parent shall have the right to delay (i) the effectiveness of the S-4 and /or (ii) date of the Stockholders Meeting if the condition to the parties obligation to close the Merger contained in Section 7.01(b) shall not be fulfilled.

      (c) Subject to Section 6.01(d): (i) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company recommends that the Company's stockholders vote to adopt this Agreement at the Stockholders Meeting (the recommendation of the Company's Board of Directors that the Company's stockholders vote to adopt this Agreement being referred to as the "Company Board Recommendation"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

      (d) Notwithstanding anything to the contrary contained in Section 6.01(c), at any time prior to the adoption of this Agreement by the requisite Stockholder Approval, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) a proposal to acquire (by merger or otherwise) more than fifty percent of the outstanding shares of Company Common Stock is made to the Company and is not withdrawn;
   (ii) the Company provides Parent with at least two business days prior notice of any meeting of the Company's Board of Directors at which such Board of Directors will consider and determine whether such offer is a Superior Proposal; (iii) the Company's Board of Directors determines in good faith (based upon an opinion of an independent financial advisor of nationally recognized reputation) that such offer constitutes a Superior Proposal; (iv) the Company's Board of Directors determines in good faith, after having taken into account the written advice of the Company's outside legal counsel, that, in light of such Superior Proposal, the withdrawal or modification of the Company Board

   Recommendation is required in order for the Company's Board of Directors to comply with its fiduciary obligations to the Company's stockholders under applicable law; and (v) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 5.04 in any material respect.

      (e) The Company's obligation to call, give notice of and hold the Stockholders Meeting in accordance with Section 6.01(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

      (f) Notwithstanding anything to the contrary contained in this Agreement, if the Company Board Recommendation shall be withdrawn or modified in a manner adverse to Parent, then, at the request of Parent:

          (i) the Company shall call, give notice of and hold the Stockholders Meeting on a date and at a time and place determined by Parent;

          (ii) the Company shall set a record date for persons entitled to notice of, and to vote at, the Stockholders Meeting;

          (iii) the Company shall cause its transfer agent to make a stockholder list and other stock transfer records relating to the Company available to Parent;

          (iv) the Company shall waive any standstill or similar provisions applicable to Parent;

          (v) a copy of the opinion of Company Financial Advisor shall be included in the Proxy Statement, provided that the Proxy Statement may also include such additional disclosure regarding such opinion as Company Financial Advisor may reasonably request; and

          (vi) the Company shall render such other reasonable assistance to Parent in the solicitation of proxies by Parent in favor of the adoption of this Agreement as Parent shall request.

SECTION 6.02. Reasonable Efforts.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, including under the HSR Act) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Stockholder Agreement or the consummation of the transactions contemplated by this Agreement or the Stockholder Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Stockholder Agreement; provided, however, that none of Parent or any of its affiliates shall be required to agree to, or proffer to, (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any of

   Parent's, the Company's or any of their respective affiliates' businesses or
   (ii) cease to conduct business or operations in any jurisdiction in which Parent, the Company or any of their respective subsidiaries or affiliates conducts business or operations as of the date of this Agreement.

      (b) In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Stockholder Agreement or any of the other transactions contemplated by this Agreement or the Stockholder Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the Stockholder Agreement or any other transaction contemplated by this Agreement or the Stockholder Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholder Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement.

SECTION 6.03. Stock Options. At the Effective Time, the Company Stock Plan and each option granted by the Company to purchase shares of Common Stock of the Company pursuant to the Company Stock Plan ("Company Stock Options") which is outstanding and unexercised immediately prior to the Effective Time, shall be assumed by Parent, and each of the Company Stock Options shall be converted into an option to purchase shares of Common Stock of Parent in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger contemplated hereby and except that all references in each such Company Stock Option to the Company shall be deemed to refer to Parent):

      (a) the number of Parent Shares to be subject to the new option shall be equal to the product of (x) the number of shares of Company Common Stock subject to the original Company Stock Option immediately prior to the Effective Time and (y) the Exchange Ratio;

      (b) the exercise price per Parent Share under the new option shall be equal to (x) the exercise price per share of Company Common Stock in effect under the original Company Stock Option immediately prior to the Effective Time divided by (y) the Exchange Ratio;

      (c) in effecting such assumption and conversion, the aggregate number of Parent Shares to be subject to each assumed Company Stock Option will be rounded down, if necessary, to the next whole share and the aggregate exercise price shall be rounded up, if necessary, to the next whole cent;

      (d) the adjustments provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code;

      (e) except to the extent required under the respective terms of the Stock Options, all restrictions or limitations on transfer and vesting with respect to Stock Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect with respect to such Stock Options after giving effect to the Merger and the assumption by Parent as set forth above; and

      (f) prior to the Effective Time, Parent shall take all necessary action to assume as of the Effective Time all obligations undertaken by Parent under this Section 6.03, including the reservation, issuance and listing of a number of Parent Shares at least equal to the number of Parent Shares subject to the assumed options. No later than twenty (20) days after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of Parent Shares representing the number of Parent Shares subject to the assumed options and shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such assumed options remain outstanding. The Company shall cooperate with, and assist Parent in the preparation of, such registration statement.

SECTION 6.04. Warrants and Non-Employee Options.

   At the Effective Time, Parent shall assume each Non-Employee Option and Warrant in accordance with the terms of the agreement under which it was issued and all rights with respect to Company Common Stock under each Non-Employee Option and Warrant then outstanding shall be converted into and become rights with respect to the Merger Consideration. Accordingly, after the Effective Time, each holder of Non-Employee Options and/or Warrants at the time of exercise of such Non-Employee Option and/or Warrant may elect to receive (i) the Cash Consideration for each share of Company Common Stock subject to such Non-Employee Option or Warrant immediately prior to the Effective Time, (ii) a number of Parent Shares (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Non-Employee Option or Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio at an exercise price per Parent Share (rounded up to the nearest whole cent) equal to the exercise price in effect prior to the Effective Time divided by the Exchange Ratio, or (iii) a combination of (i) and (ii). All restrictions on the exercise of any such Non-Employee Option and Warrant shall continue in full force and effect and the term, exercisability, and other provisions of such non-Employee Option and Warrant shall otherwise remain unchanged.

SECTION 6.05. Employee Matters.

      (a) Employees of the Company and its subsidiaries who continue their employment after the Effective Time (the "Affected Employees") shall receive employee benefits provided to similarly situated employees of Parent in accordance with the terms of the applicable Benefit Plan of Parent. Affected Employees shall be given credit under each employee benefit plan, program, policy or arrangement of Parent or any of its affiliates in which the Affected Employees are eligible to participate for all service with the Company or any predecessor employer (to the extent such credit was given by the Company) for purposes of eligibility, vesting, severance and vacation entitlement.

      (b) With respect to the ESPP, the Company shall take all actions necessary to provide that (i) with respect any offering thereunder that is in effect immediately prior to the Effective Time, each participant's accumulated payroll deductions shall be used to purchase shares of Company Common Stock immediately prior to the Effective Time in accordance with the terms of the ESPP and (ii) the ESPP shall terminate at the Effective Time.

      (c) Nothing contained in this Section 6.05 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual Company employee or any change in the employee benefits available to any individual Company employee or the amendment or termination of any particular Benefit Plan or Benefit Agreement to the extent permitted by its terms as in effect immediately prior to the Effective Time.

      (d) Effective as of the day immediately preceding the Closing Date, the Company shall terminate any and all severance plans and any and all Benefit Plans intended to include a code Section 401(k) arrangement. Unless Parent provides written notice to the Company no later than five (5) days prior to the Effective Time that such termination is not required, the Company shall provide Parent Board Resolutions authorizing the termination (the form and substance of such resolutions shall be subject to review and approval by Parent).

SECTION 6.06. Indemnification, Exculpation and Insurance.

      (a) Parent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective articles of organization or by-laws (or comparable organizational documents) and any indemnification agreements of the Company (as each is in effect on the date hereof), the existence of which does not constitute a breach of this Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to honor all such rights.

      (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, or Parent otherwise dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.06.

      (c) The Surviving Corporation shall, at its option, for a period of not less than six years after the Effective Time, either (i) maintain the Company's current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Effective Time ("D&O Insurance") with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof or (ii) cause to be provided coverage no less favorable to such directors or officers, as the case may be, than the D&O Insurance, in each case so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (such 150% amount the "Maximum Premium"); provided that if the annual premium for such coverage exceeds the Maximum Premium, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium. If the existing or substituted directors' and officers' liability insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will obtain as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium. The Company represents that the Maximum Premium is $641,000.

      (d) The provisions of this Section 6.06 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 6.07. Advice of Changes; Filings. During the Pre-Closing Period, the Company and Parent shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (and, in the case of Parent, by Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which would reasonably be expected to have, a Material Adverse Effect on such party or on the ability of the conditions set forth in Article VII to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

SECTION 6.08. Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Stockholder Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, the SEC or any similar foreign regulatory authority, court process or by obligations pursuant to any listing or similar foreign regulatory authority or quotation agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Stockholder Agreement shall be in the form attached hereto as Schedule 6.08.

SECTION 6.09. Affiliates. The Company shall deliver to Parent at least 15 days prior to the Closing Date a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each such person who makes or proposes to make a Share Election or who receives Parent Shares in the Merger to deliver to Parent prior to the Closing Date a written agreement substantially in the form agreed to as of the date of this Agreement.

SECTION 6.10. Nasdaq Listing. Parent shall use reasonable efforts to cause Parent Shares issuable in the Merger and issuable upon exercise of the assumed options to be approved for listing on the NASDAQ National Market System, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

SECTION 6.11. Litigation.

      (a) The Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement and the Stockholder Agreement, and no such settlement shall be agreed to without Parent's prior written consent, which consent shall not be unreasonably withheld.

      (b) The Company shall keep Parent fully informed of the status and details of any discussions, negotiations or litigation relating to any of the matters set forth in Section 3.07 of the Company Disclosure Schedule (other than current patent litigation involving the parties, the "Patent Litigation") and shall promptly provide Parent with copies of any relevant documents or materials related thereto. The Company shall also inform Parent promptly of the commencement of any suit, action or proceeding (whether or not relating to any matter set forth in Section 3.07 of the Company Disclosure Schedule) against the Company, and of the assertion or threatened assertion of any claim against, or demand made upon, the Company by any person (and promptly provide Parent with copies of all complaints, briefs, claims, demands, correspondence and other documents relating thereto), shall keep Parent fully informed of the status and details of all such litigation claims and demands and of any settlement discussions or negotiations relating thereto. The Company shall not enter into any agreement that has the effect of settling, releasing or otherwise disposing of any such litigation, claim or demand (or enter into any licensing agreement relating thereto) without Parent's prior written consent which consent shall not be unreasonably withheld or delayed.

SECTION 6.12. Stockholder Agreement Legend. The Company will inscribe upon any certificate representing Subject Shares (as defined in the Stockholder Agreement) tendered by the Signatory Stockholders in connection with any proposed transfer of any Subject Shares by the Signatory Stockholders in accordance with the terms of the Stockholder Agreement the legend set forth in the Stockholders Agreement; and the Company will use reasonable efforts to return such certificate containing such inscription to the Signatory Stockholders as soon as practicable following the Company's receipt thereof.

SECTION 6.13. Resignation of Directors. Prior to the Effective Time, the Company shall cause each of its officers and directors and each of its designees on the Board of Directors of its subsidiaries to execute and deliver a letter effectuating his or her resignation as an officer and director of such board effective immediately prior to the Effective Time.

SECTION 6.14. Board of Directors. Prior to the Effective Time, Parent shall use all reasonable efforts to cause the Board of Directors of Parent to consist, as of the Effective Time, of eleven directors, (a) ten of whom shall be persons designated by Parent, and (b) one of whom shall a person designated by the Company. If any such persons are not able to serve as directors of Parent as of the Effective Time, the party on whose board such person presently sits shall select a replacement.

SECTION 6.15. Company Rights Agreement. Except in connection with a Superior Proposal which the Company is intending to accept pursuant to 8.01(j), the Company shall not amend or grant any waiver under the Company Rights Agreement following the date of this Agreement in any manner which would impede the consummation of the Merger or which is otherwise adverse to the interests of Parent.

SECTION 6.16. Pending Patent Litigation. Parent and the Company acknowledge and agree that both Parent and the Company have outstanding discovery obligations pending in the Patent Litigation, including but not limited to, document production, supplemental responses to interrogatories and depositions. Parent and the Company each agree that no further action whatsoever shall be taken as between each of them with respect to the Patent Litigation, including but not limited to, any discovery requests served by either the Parent or the Company, until this Agreement shall have been terminated. Parent and the Company agree that no additional discovery in any form whatsoever will be served or noticed by either side unless and until this Agreement shall have been terminated and further agree that all return dates for any matter between Parent and the Company pertaining to the Patent Litigation shall be tolled and neither of them shall proceed against the other for failing to comply with a date for which any action would, but for this Agreement, have been required to be taken.

SECTION 6.17. Joint Ventures. The Company shall use commercially reasonable efforts to cause, effective by the Effective Time, the termination of all of the Company's obligations under the joint ventures set forth on Schedule 6.17 hereto (the "JV Terminations"). The JV Terminations shall be evidenced by definitive agreements (each a "JV Termination Agreement") the forms and terms of which shall be subject to the approval of Parent, which approval shall not be unreasonably withheld or delayed. If the "JV Termination Expenses" (as such term is defined below) for which the Company and its affiliates shall become liable shall exceed $5,000,000 (the "Permitted Amount") the Merger Consideration shall be adjusted as provided in Section 2.01(e). Parent and the Company hereby agree that Parent's approval may reasonably be withheld if the JV Termination Agreements do not contain the provisions described in Schedule
6.17 hereto. "JV Termination Expenses" shall mean the aggregate (A) consideration to be paid in respect of, or for which any of the Company or its affiliates, shall become liable (whether in the form of cash, shares of Company Common Stock (regardless of whether or not such shares are issuable upon the conversion of capital contributions in the joint ventures into shares of Company Common Stock), waiver of rights or other form of consideration)) in order to effect the JV Termination Agreements or pursuant thereto plus (B) "Restructuring Costs" (as such term is defined on Schedule 6.17).

SECTION 6.18. Funding.

      (a) At any time after the date of this Agreement and pursuant to the terms provided in the Loan and Security Agreement (the "Loan and Security Agreement") entered concurrently with this Agreement, the Company may borrow in one or more loans, and Parent shall lend to Company an aggregate outstanding principal amount of up to Twenty Five Million Dollars ($25,000,000).

      (b) Prior to the termination of this Agreement, except as provided in the Loan and Security Agreement, the Company shall not create, incur or assume any indebtedness of any kind. In addition, the Company shall pay in accordance with its terms any existing indebtedness of the Company set forth on the Company's Disclosure Schedule or in the Company's financial statements contained in the Company SEC Documents and shall not seek to modify, amend, or alter any of the terms or provisions thereof.

                                  ARTICLE VII

                             Conditions Precedent

SECTION 7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

      (a) Stockholder Approval. The Stockholder Approval shall have been obtained.

      (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and any required approvals under Foreign Antitrust Laws applicable to the Merger shall have been obtained.

      (c) No Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

      (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

      (e) NASDAQ Listing. Parent Shares issuable to the Company's stockholders and optionholders as contemplated by this Agreement shall have been approved for listing on NASDAQ National Market System, subject to official notice of issuance.

SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligation of Parent and Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

      (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement (except to the extent such representations and warranties expressly speak as of an earlier date, in which case as of such earlier date) and as of the Closing Date as though made on the Closing Date except in each case (i) for changes contemplated by this Agreement and (ii) where the failure to be true and correct, individually or in the aggregate, does not result in a Material Adverse Effect on the Company. For the purpose of determining the accuracy of such representations and warranties, any update or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

      (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

      (c) JV Termination Agreements. The JV Termination Agreements shall have been executed by all parties thereto and shall either be in full force and effect without material breach or default or if not effective until the Effective Time, shall not have been repudiated.

      (d) Consents. All private party and Government Entities consents required to be obtained, made or given in connection with the Merger and other transactions contemplated by this Agreement (A) set forth on

   Schedule 7.02(d) and (B) those which the failure to obtain individually, or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent, shall have been obtained, made or given and shall be in full force and effect.

      (e) Documents. The following documents shall have been delivered to
   Parent:

          (i) a certificate, executed on behalf of the Company by the chief executive officer of the Company, confirming that the conditions set forth in Sections 7.02(a),(b),(d),(e),(f),(g),(h) and (i) have been duly satisfied; and

          (ii) the written resignations of the officers and directors of the Company and those officers and directors of each of the Company's subsidiaries who are designees of the Company, effective as of the Effective Time.

      (f) Employees. At least 2 of the 4 individuals identified on Exhibit C shall be employed by the Company, and shall not have given notice that they intend to terminate his or her employment with the Company.

      (g) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect on the Company.

      (h) No Litigation. There shall not be pending or threatened any legal proceedings (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent, (iii) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation,
   (iv) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of the Company, or (v) seeking to compel Parent or the Company or any affiliate of Parent or the Company to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement, in each case either brought by (A) any United States Federal Governmental Entity or (B) any other Governmental Entity which in the case of this clause
   (B), if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Company or Parent.

      (i) Dissenters Rights. No more than five percent (5%) of the Company Common Stock outstanding immediately prior to the Effective Time shall be eligible as Appraisal Shares.

      (j) Certain Agreements.

          (i) Noncompetition Agreements in the forms executed and delivered to Parent concurrently with this Agreement, whose parties include the persons named on Exhibit D hereto, shall be in full force and effect and shall not have been repudiated or materially breached by the parties thereto.

          (ii) Stockholder Agreements in the forms executed and delivered to Parent concurrently with this Agreement, whose parties include the persons named on Exhibit D hereto shall be in full force and effect and shall not have been repudiated or materially breached by the parties thereto.

SECTION 7.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

      (a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement (except to the extent such representations and warranties expressly speak as of an earlier date, in which case as of such earlier date) and as of the Closing Date as though made on the Closing Date except in each case (i) for changes contemplated by this Agreement and (ii) where the failure to be true and correct, individually or in the aggregate, does not result in a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

      (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

      (c) Documents. A certificate executed on behalf of Parent by an executive officer of Parent, confirming that the conditions set forth in Sections 7.03(a), (b) and (d), have been duly satisfied and shall have been delivered to the Company.

      (d) No Material Adverse Change. Since the date of this Agreement, there shall not have been any Material Adverse Effect on Parent, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect on Parent.

SECTION 7.04 Frustration of Closing Conditions. None of Parent, Sub or the Company may rely on the failure of any condition set forth in Section 7.01,
7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement, as required by and subject to Section 6.02.

                                 ARTICLE VIII

                       Termination, Amendment and Waiver


SECTION 8.01. Termination. This Agreement may be terminated at any time (except as set forth in 8.01(k)) prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

      (a) by mutual written consent of Parent and the Company;

      (b) by either Parent or the Company if the Merger shall not have been consummated by March 31, 2002 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

      (c) by either Parent or the Company if any Restraint having any of the effects set forth in Section 7.01(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall have used reasonable efforts to prevent the entry of and to remove such Restraint subject to
   Section 6.02 hereof;

      (d) by either Parent or the Company if (i) the Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have voted on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the required Stockholder Approval; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.01(d) if the failure to obtain such stockholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time (except as set forth in 8.01(k));

      (e) by Parent (at any time prior to the adoption of this Agreement by the required Company stockholder vote) if a Company Triggering Event (as defined in Section 8.01(m)) shall have occurred;

      (f) by Parent (i) if any of the Company's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 7.02(a) would not be satisfied, or (ii) if
   (A) any of the Company's representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.02(a) would not be satisfied and (B) such inaccuracy has not been cured by the Company within 15 business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) if (A) any of the Company's covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 7.02(b) would not be satisfied and (B) such breach, if curable, has not been cured within 15 business days without Parent having been materially prejudiced by such breach; provided, however, that the right to terminate this Agreement by Parent under this Section 8.01(f) shall not be available to Parent where Parent is at that time in material breach of this Agreement; and provided, further, however, that no right to cure hereunder shall impair Parent's right to terminate under Section 8.01(b);

      (g) by the Company (i) if any of Parent's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 7.03 would not be satisfied, or (ii) if (A) any of Parent's representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.03(a) would not be satisfied and (B) such inaccuracy has not been cured by Parent within 15 business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) if (A) any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.03(b) would not be satisfied and
   (B) such breach, if curable, has not been cured within 15 business days without the Company having been materially prejudiced by such breach; provided, however, that the right to terminate this Agreement by the Company pursuant to this Section 8.01(g) shall not be available to the Company where the Company is at that time in material breach of this Agreement; and provided, further, however, that no right to cure hereunder shall impair the Company's right to terminate under Section 8.01(b);

      (h) by Parent if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on the Company and its subsidiaries, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries;

      (i) by the Company if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on Parent, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect on Parent;

      (j) by the Company if the Company is not in breach of its obligations under Section 5.04 hereof and the Board of Directors of the Company authorized the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal; provided, however, the Company shall not be permitted to terminate this Agreement pursuant to this
   Section 8.01(j) unless the Company shall have made the payments required to be made to Parent pursuant to Sections 8.03(b) and 8.03(c);

      (k) by either Parent or the Company (in each case, with respect to the conditions in Section 7.01 to its respective obligations to close), at any time beginning on January 1, 2002, if Parent or the Company, as the case may be, shall have reasonably determined in good faith after consultation with outside counsel, that a condition to such party's obligation to close in
   Section 7.01 is incapable of fulfillment prior to the close of business on the date specified in 8.01(b); provided, however, that in the event the Company makes a borrowing request under the Loan and Security Agreement, the right of either party to terminate under this Section 8.01(k) shall terminate; and

      (l) notwithstanding the foregoing and without limiting any other rights of termination of the parties under this Agreement, this Agreement may be terminated by Parent if the Company shall not have entered into the JV Termination Agreements prior to the sixtieth day from and excluding the date of this Agreement.

      As used herein "Company Triggering Event" shall mean: (i) the failure of the Board of Directors of the Company to recommend that the Company's stockholders vote to adopt this Agreement, or the withdrawal or modification of the Company Board Recommendation in a manner adverse to Parent, or the Board of Directors shall have taken any other action that is or becomes disclosed publicly or to a third party, which indicates that the Board of Directors of the Company does not support the Merger or does not believe that the Merger is in the best interests of the Company's stockholders; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the Board of Directors of the Company has determined and believes that the Merger is in the best interests of the Company's stockholders; (iii) an Acquisition Proposal is publicly announced and the Board of Directors of the Company fails to reaffirm without qualification the Company Board Recommendation, or fails to publicly state without qualification, that the Merger is in the best interests of the Company's stockholders, within five business days after Parent requests in writing that such action be taken; (iv) the Board of Directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have failed to comply with
   Section 5.04 in any material respect; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer; (vii) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within ten business days after such Acquisition Proposal is announced; or (viii) either the Company or any of its subsidiaries or any their Representatives shall have breached any of the provisions set forth in Section 5.04 (in any material respect) or Section 6.15.

SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.02, Section 8.03 and Section 9.01 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any material inaccuracy in or breach of any representation or any material breach of any warranty, covenant or other provision contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, which shall survive termination of this Agreement and remain in full force and effect in accordance with its terms.

SECTION 8.03. Expenses, Termination Fees.

      (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that, Parent and the Company shall share equally all fees and expenses, other than fees and expenses of attorneys, accountants, consultants and financial advisors, incurred in connection with (A) the filing, printing and mailing of the Form S-4 and the Proxy Statement and any amendments or supplements thereto and
   (B) other than filing fees related thereto, the expenses of the parties hereto in seeking to satisfy the conditions set forth in Section 7.01(b).

      (b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b) or (d) and (A) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and shall not have been withdrawn at the time of termination and (B) the Company shall enter into any Acquisition Transaction with any party other than Parent prior to the one hundred and eightieth day from and excluding the date of such termination or
   (ii) this Agreement is terminated by Parent pursuant to Section 8.01(e) or by the Company pursuant to Section 8.01(j), then in each case, the Company shall pay to Parent in cash at the time(s) specified, and subject to the conditions set forth, in Section 8.03(c), a nonrefundable fee in the aggregate amount equal to $2,136,000 (the "Termination Fee") and in addition, the Company shall make a nonrefundable cash payment to Parent, at the time specified in Section 8.03(c), in an amount equal to the aggregate amount of all reasonable fees and expenses (including all reasonable attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger (the "Parent Expenses").

      (c) In case of termination of this Agreement:

          (i) by the Company pursuant to Section 8.01(j), the Termination Fee shall be paid by the Company prior to the time of such termination and Parent Expenses shall be paid within two business days of such termination.

          (ii) by Parent pursuant to Section 8.01(e), the Termination Fee and Parent Expenses shall be paid by the Company within two business days after such termination.

          (iii) In the circumstances as described in Section 8.03(b)(i) the Company shall pay $712,000, representing one-third of the Termination Fee upon execution of definitive agreements evidencing such Acquisition Transaction described therein and upon consummation of such Acquisition Transaction the Company shall pay (A) $1,424,000, representing the balance of the Termination Fee and (B) Parent Expenses.

      (d) If the Company fails to pay when due any amount payable under this
   Section 8.03, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.03, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 3% over the "prime rate" (as announced in the Western Edition of The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

SECTION 8.04. Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time; provided, however, that after the Stockholder Approval has been obtained, there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.05. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso to the first sentence of Section 8.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.06. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to
Section 8.05 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors or, except with respect to a termination of this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

                                  ARTICLE IX
                              General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to Parent or Sub, to

          NetRatings, Inc.
          890 Hillview Court
          Milpitas, CA 95035
          Telecopy No.: (408) 586-0208
          Attention: Jack Lazar
          With a copy to:

          Gray Cary Ware & Freidenrich LLP
          400 Hamilton Avenue,
          Palo Alto, CA 94301-1833
          Telecopy No.: (650) 833-2001
          Attention: Henry Lesser, Esq. and Jon Perry, Esq.; and


      (b) if to the Company, to

          Jupiter Media Metrix, Inc.
          21 Astor Place
          New York, NY 10003
          Telecopy No.: (917) 534-6800
          Attention: Tod Johnson

          With a copy to:

          Brobeck, Phleger & Harrison LLP
          1633 Broadway, 47th Floor
          New York, New York 10019
          Telecopy No.: (212) 586-7878
          Attention: Richard Gilden, Esq.

SECTION 9.03.  Definitions. For purposes of this Agreement:

      (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

      (b) "business day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York;

      (c) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers after reasonable inquiry with respect to such person and such person's subsidiaries;

      (d) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or Parent, any change, effect, event, occurrence, condition or development or state of facts that is materially adverse to the business, assets, results of operations or financial condition of such party and its subsidiaries taken as a whole, provided, however, that in no event shall any of the following, in and of itself, be considered a Material Adverse Change or Material Adverse Effect: (a) any change in the market price or trading volume of such entity's outstanding securities or the de-listing thereof from the Nasdaq listing or any litigation relating thereto; (b) any failure to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof; (c) any adverse change to the extent attributable to the announcement or pendency of the Merger, including any cancellations of or delay in customer orders, any reduction in sales or revenues, any disruption in supplier, distributor, partner or similar relations or any loss of employees; (d) any adverse change attributable to conditions affecting the industries in which the Company or Parent participates, the U.S. economy as a whole or foreign economies in any locations where the Company, Parent or any of their respective subsidiaries has material operations or sales except, in any such case, as the case may be, to the extent such effect on either Parent or Company, as the case may be, is materially disproportionate; (e) the pendency of any litigation instituted by a third party other than a Governmental Entity that challenges, or that may have the effect of preventing, delaying or otherwise interfering with the Merger or any of the transactions contemplated by this Agreement; (f) any adverse change arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; (g) with respect to the Company, any loss of customers of the Company which become customers of Parent or its affiliates for substantially similar services; or (h) a reduction in the Company's cash or cash equivalents; or (i) any adverse change specifically described in the restructuring plan set forth on Section 5.02(c) of the Company Disclosure Schedule;

      (e) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

      (f) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 9.04. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

SECTION 9.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), the Stockholder Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Section 6.05, are not intended to confer upon any person other than the parties any rights or remedies.

SECTION 9.07. Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. The parties agree to the exclusive jurisdiction of the Courts of the State of Delaware with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

SECTION 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.09. Enforcement. Each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated by this Agreement.

SECTION 9.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                   [Rest of Page Intentionally Left Blank.]

                        ANNEX I TO THE MERGER AGREEMENT

                            INDEX OF DEFINED TERMS

                                          Page
                                          ----
Accounting Rules......................... A-11
Acquisition Proposal..................... A-37
Acquisition Transaction.................. A-37
Adjustment Measurement Date.............. A-3
Affected Employees....................... A-42
affiliate................................ A-52
Aggregate Consideration Adjustment Amount A-3
Aggregate Transaction Value.............. A-7
Agreement................................ A-1
Appraisal Shares......................... A-3
Benefit Agreements....................... A-15
Benefit Plans............................ A-15
business day............................. A-53
Cap Fraction............................. A-7
Cash Cap................................. A-7
Cash Consideration....................... A-2
Cash Election............................ A-2
Cash Floor............................... A-7
Certificate of Merger.................... A-1
Certificates............................. A-2
Closing.................................. A-1
Closing Date............................. A-1
Code.....................................
Collection Actions....................... A-12
Commonly Controlled Entity............... A-15
Company.................................. A-1
Company Board Recommendation............. A-39
Company Common Stock..................... A-1
Company Disclosure Schedule.............. A-8
Company Financial Advisor................ A-19
Company Insiders......................... A-38
Company Intellectual Property............ A-20
Company Preferred Stock.................. A-8
Company Registered Intellectual Property. A-20
Company Rights Agreement................. A-8
Company SEC Documents.................... A-11
Company Stock Number..................... A-7
Company Stock Options.................... A-41
Company Stock Plans...................... A-8
Company Triggering Event................. A-50
Confidential Information................. A-23
Confidentiality Agreement................ A-32
Contract................................. A-10
control..................................
Customer Contracts....................... A-23
D & O Insurance.......................... A-43
DGCL..................................... A-1
Effective Time........................... A-1

                                                       Page
                                                       ----
                    Election Date..................... A-6
                    Employment Agreement..............
                    Environmental Law................. A-13
                    ERISA............................. A-15
                    ESPP.............................. A-9
                    Excess Expenses................... A-3
                    Exchange Act...................... A-11
                    Exchange Agent.................... A-4
                    Exchange Fund..................... A-4
                    Exchange Ratio.................... A-2
                    Foreign Antitrust Laws............ A-11
                    Form S-4.......................... A-12
                    Form of Election.................. A-6
                    GAAP.............................. A-11
                    Governmental Entity............... A-11
                    HSR Act........................... A-11
                    Intellectual Property............. A-19
                    JV Termination Agreement.......... A-45
                    JV Termination Expenses........... A-3
                    JV Terminations................... A-45
                    knowledge......................... A-53
                    License Agreements................ A-22
                    Liens............................. A-8
                    LLC Act........................... A-1
                    Loan and Security Agreement....... A-45
                    Mandatory Cash Amount............. A-7
                    Material Adverse Change........... A-53
                    Material Adverse Effect........... A-53
                    Material Contract................. A-23
                    Materials of Environmental Concern A-12
                    Maximum Premium................... A-43
                    Merger............................ A-1
                    Merger Consideration.............. A-2
                    Multiemployer Pension Plan........ A-16
                    Non-Employee Options.............. A-9
                    Non-Litigation Liabilities........ A-35
                    Parent............................ A-1
                    Parent ADSs.......................
                    Parent Disclosure Schedule........ A-28
                    Parent Expenses................... A-51
                    Parent Material Contract.......... A-31
                    Parent SEC Documents.............. A-29
                    Parent Shares..................... A-1
                    Patent Litigation................. A-44
                    Pension Plan...................... A-15
                    Per Share Cash Adjustment Amount.. A-3
                    Permits........................... A-12
                    Permitted Amount.................. A-3
                    person............................ A-53
                    Pre-Closing Period................ A-31
                    Privacy Statement................. A-27

                                                      Page
                                                      ----
                     Proxy Statement................. A-11
                     Registered Intellectual Property A-20
                     Representatives................. A-31
                     Requested Cash Amount........... A-7
                     Restraints...................... A-46
                     SARs............................ A-9
                     SEC............................. A-11
                     Section 16 Information.......... A-38
                     Section 262..................... A-3
                     Securities Act.................. A-11
                     Share Consideration............. A-2
                     Share Election.................. A-2
                     Signatory Stockholders.......... A-1
                     Stockholder Agreement........... A-1
                     Stockholder Approval............ A-18
                     Stockholders Meeting............ A-39
                     Stock Options................... A-9
                     Sub............................. A-1
                     subsidiary...................... A-53
                     Superior Proposal............... A-38
                     Surviving Corporation........... A-1
                     taxes...........................
                     Termination Fee................. A-51
                     Terms and Conditions............ A-27
                     Trademark Rights................ A-20
                     Warrants........................ A-9

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                          NETRATINGS, INC.
                                                    /s/ DAVID J. TOTH
                                          By:
                                            -----------------------------------
                                          Name:      David J. Toth
                                          Title:   Chief Executive Officer &
                                            President

                                          SONOMA ACQUISITION CORP., LLC
                                                    /s/ DAVID J. TOTH
                                          By:
                                            -----------------------------------
                                          Name:      David J. Toth
                                          Title:        Manager

                                          JUPITER MEDIA METRIX, INC.

                                                    /s/ ROBERT BECKER
                                          By:
                                            -----------------------------------
                                          Name:      Robert Becker
                                          Title:     Chief Executive Officer

              Signature Page to the Agreement and Plan of Merger

                                                                     Appendix B

                            STOCKHOLDERS AGREEMENT

   THIS STOCKHOLDERS AGREEMENT (this "Agreement"), is entered into as of October 25, 2001, by and among NetRatings, Inc., a Delaware corporation ("Parent"), Sonoma Acquisition Corporation, LLC., a Delaware limited liability company and a wholly owned subsidiary of Parent ("Sub"), and each of the stockholders of Jupiter Media Metrix, Inc., a Delaware corporation ("Target") set forth on Schedule 1 hereto (each a "Stockholder" and collectively, the "Stockholders") on a several and not joint basis.

   A. Each Stockholder is, as of the date hereof, the record and beneficial owner of the number of shares of common stock, par value $0.001 (the "Target Common Stock"), of Target, set forth opposite the name of such Stockholder on
Schedule 1 hereto;

   B. Parent, Sub and Target have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger of Sub with and into Target with Target continuing as the surviving corporation (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

   C. As a condition to the willingness of Parent and Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholders have agreed to enter into this Agreement.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent and Sub, severally and not jointly, as follows:

      (a) Such Stockholder is the record and beneficial owner of the shares of Target Common Stock set forth opposite his, her or its name on Schedule 1 to this Agreement (such shares of Target Common Stock, together with any Target Common Stock acquired by the Stockholder after the date of this Agreement, whether upon the exercise of options to purchase Target Common Stock or otherwise, all as may be adjusted from time to time pursuant to Section 7 hereof, the "Shares"). Schedule 1 lists separately all options issued to such Stockholder.

      (b) Such Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

      (c) This Agreement has been validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

      (d) Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder or his assets are bound. No consent, approval, order or authorization (collectively, "Consent") of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Stockholder in connection with the execution and delivery of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated by this Agreement, other than (i) compliance with and filings under the HSR Act, if applicable to the Stockholder's receipt in the Merger of Parent Shares, and (ii) such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

      (e) In the case of any Stockholder that is a corporation, limited partnership or limited liability company, such stockholder is an entity duly organized and validly existing under the laws of the jurisdiction in which it is incorporated or constituted, and each such Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

      (f) The Shares owned by such Stockholder are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares (collectively, "Encumbrances"), except for any such Encumbrances arising hereunder.

Section 2. Representations and Warranties of Parent and Sub. Each of Parent and Sub hereby, jointly and severally, represents and warrants to the Stockholders as follows:

      (a) Parent is a corporation duly organized and validly existing under the laws of the State of Delaware, Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

      (b) This Agreement has been duly authorized, executed and delivered by each of Parent and Sub, and constitutes the legal, valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 3. Transfer of the Shares.

      (a) Prior to the termination of this Agreement, none of the Stockholders shall: (i) except as described on and pursuant to the terms of Annex I hereto, transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing ("Transfer"), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby.

      (b) Each Stockholder agrees to surrender to Target, or to the transfer agent for Target, certificates evidencing the Shares, and shall cause Target or the transfer agent for Target to place the following legend on any and all certificates evidencing the Shares:

       THE SHARES OF TARGET COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN STOCKHOLDERS AGREEMENT, DATED AS OF OCTOBER 25, 2001, BY AND AMONG NETRATINGS, INC., ACQUISITION CORPORATION AND CERTAIN STOCKHOLDERS OF TARGET. ANY TRANSFER OF SUCH SHARES OF TARGET COMMON STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT WHATSOEVER.

Section 4. Voting Arrangements.

      (a) Each Stockholder agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of Target (a "Target Stockholders' Meeting"), however called, and at every adjournment or postponement thereof, he, she or it shall (i) appear at the meeting or otherwise cause his, her or its Shares, to be counted as present thereat for purposes of establishing a quorum, (ii) vote, or execute consents in respect of, his, her or its Shares, or cause his, her or its Shares to be voted, or consents to be executed in respect thereof, in favor of the approval and adoption of the Merger Agreement (including any revised or amended Merger Agreement approved by the board of directors of Target (other than any amendment modifying the consideration to be paid to such Stockholder)), and any action required in furtherance thereof and (iii) vote, or execute consents in respect of, his, her or its Shares, or cause his, her or its Shares to be voted, or consents to be executed in respect thereof, against
   (A) any agreement or transaction relating to any (I) merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (1) in which the Company or any of its subsidiaries is a constituent corporation,
   (2) in which a person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of persons, directly or indirectly, acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries, or (3) in which the Company or any of its subsidiaries issues or sells securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries; or any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Company or any of its subsidiaries; or (II) any liquidation or dissolution of Target (each, an "Acquisition Proposal") or transaction or occurrence that if proposed and offered to Target or its stockholders (or any of them) would constitute an Acquisition Proposal (collectively, "Alternative Transactions") or (B) any amendment of Target's Certificate of Incorporation or By-laws or other proposal, action or transaction involving Target or any of its Subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction could reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by this Agreement or to deprive Parent of any material portion of the benefits anticipated by Parent to be received from the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement, or change in any manner the voting rights of Target Common Stock (collectively, "Frustrating Transactions") presented to the Stockholders of Target (regardless of any recommendation of the Board of Directors of Target) or in respect of which vote or consent of the Stockholder is requested or sought.

      (b) Irrevocable Proxy. As security for the Stockholders' obligations under Section 4(a), each of the Stockholders hereby irrevocably constitutes and appoints Parent and any designee of Parent as his, her or its attorney and proxy in accordance with Delaware General Corporation Law ("DGCL"), with full power of substitution and resubstitution, to cause the Stockholder's shares to be counted as present at any Target Stockholders Meetings to vote his, her or its Shares at any Target Stockholders' Meeting, however called, and execute consents in respect of his, her or its shares as and to the extent provided in Section 5(a). THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to his, her or its Shares that he, she or it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be granted.

      (c) Each Stockholder represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes such proxies.

      (d) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section or in Section 8, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. If for any reason the proxy granted herein is not irrevocable, then such Stockholder agrees to vote his, her or its Shares in accordance with Section 4(a) above as instructed by Parent in writing. The parties agree that the foregoing is a voting agreement created under Section 218 of the DGCL with respect to Parent and each of the Stockholders.

Section 5. Covenants of Each Stockholder. Each Stockholder, severally and not jointly, covenants and agrees as follows:

      (a) The Stockholder shall not issue any press release or make any other public statement with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement without the prior written consent of Parent, except as may be required by applicable law.

      (b) The Stockholder hereby consents to and approves the actions taken by the Board of Directors of the Company in approving the Merger Agreement and this Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

      (c) If, at the time the Merger Agreement is submitted for adoption by the stockholders of the Company, the Stockholder is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act and has made or proposes to make a Share Election, the Stockholder shall deliver to Parent prior to the Closing a written agreement substantially in the form attached as Exhibit A to the Merger Agreement.

      (d) Each Stockholder agrees that unless otherwise agreed with Parent, such Stockholder shall elect to receive Parent Shares in the Merger, provided, however that each Stockholder may elect to receive cash, as provided in, and pursuant to the terms of the Merger Agreement, for up to thirty percent (30%) of the number of Shares listed on Schedule 1 attributable to such Stockholder.

Section 6. Certain Events. In the event of any change in the Target Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of Target affecting the Target Common Stock or the acquisition of additional shares of Target Common Stock or other securities or rights of Target by any Stockholder (whether through the exercise of any options, warrants or other rights to purchase shares of Target Common Stock or otherwise): (a) the number of Shares owned by such Stockholder shall be adjusted appropriately, and (b) this Agreement and the obligations hereunder shall attach to any additional shares of Target Common Stock or other securities or rights of Target issued to or acquired by each of the Stockholders.

Section 7. Acquisition Proposals; Non-Solicitation.

      (a) Acquisition Proposals. In the event any Stockholder, in such Stockholder's capacity as a stockholder, shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, such Stockholder shall promptly inform Parent as to any such matter and the details thereof (including the name of the person making such proposal and the material terms and conditions of any proposals or offers). Such stockholder will keep Parent and Sub fully informed, on a current basis, of the status and terms of any Acquisition Proposal.

      (b) Non-Solicitation. Such Stockholder agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications between such Stockholder and any persons with respect to any Acquisition Proposal. Such Stockholder shall not and shall not authorize or permit its Representatives to directly or indirectly (i) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for Target, engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal. Any violation of the foregoing restrictions by such Stockholder or its Representatives, whether or not such Stockholder or Representative is so authorized by Target or by any other Stockholder and whether or not such Stockholder or Representative is purporting to act on behalf of Target, any Stockholder or Stockholders or otherwise, shall be deemed to be a breach of this Agreement by such Stockholder. It is understood that this Agreement, including this Section 7, limits the rights of each Stockholder only to the extent that such Stockholder is acting in such Stockholder's capacity as a Stockholder. Nothing in this Agreement shall be construed as preventing a Stockholder who is an officer or director of Target from fulfilling the obligations of such office (including, subject to the limitations contained in Sections 5.3 of the Merger Agreement, the performance of obligations required by the fiduciary obligations of such Stockholder acting solely in his or her capacity as an officer or director).

Section 8. Termination. This Agreement, and all rights and obligations of the parties hereunder (including the proxy contained herein), shall terminate immediately upon the earlier of (a) the date of termination of the Merger Agreement or (b) the Effective Time.

Section 9. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 10. Public Announcements. Each of the Stockholders, the Parent and Sub agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure may be made without obtaining such prior consent (a) if (i) the disclosure is required by law or is required by any regulatory authority, including but not limited to the Nasdaq National Stock Market and any other national securities exchange, trading market or inter-dealer quotation system on which the Shares trade and (ii) the party making such disclosure has first used its best efforts to consult with the other parties about the form and substance of such disclosure, or (b) by Parent and Sub in accordance with Section 6.06 of the Merger Agreement.

Section 11. Miscellaneous.

      (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to any of the Stockholders, at the address set forth opposite the name of such Stockholder on Schedule 1 hereto:

          with a copy to:

          and

          If to Parent or Sub, to:

          NetRatings, Inc.
          890 Hillview Court
          Milpitas, CA 95035
          Attention: Jack Lazar
          Facsimile:

          with a copy to:

          Gray Cary Ware & Freidenrich LLP
          400 Hamilton Avenue
          Palo Alto, CA 94301-1833
          Attention: Jon Perry, Esq.
          Facsimile: (650) 833-2001

      (b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      (c) Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, or xerographically or electronically by their respective attorneys, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

      (d) Entire Agreement. This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein and therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

      (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

      (f) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent and Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an "Assignee"). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      (g) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

      (h) Specific Performance. The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Agreement by any party hereto, and that the obligations of the parties hereto shall be enforceable by any party hereto through injunctive or other equitable relief.

      (i) Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

           [The remainder of this page is left intentionally blank]

   IN WITNESS WHEREOF, Parent, Sub and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                          NETRATINGS, INC.
                                          By: /S/ DAVID J. TOTH
                                          Name: David J. Toth
                                          Title: Chief Executive Officer,
                                            President and Director

                                          SONOMA ACQUISITION CORP., LLC.
                                          By: /S/ DAVID J. TOTH

                                          Name: David J. Toth

                                          Title: Manager

                                          STOCKHOLDER
                                          By: /S/ TOD JOHNSON
                                          Name: Tod Johnson
                                          Title:

                                          STOCKHOLDER
                                          By: /S/ ROBERT BECKER
                                          Name: Robert Becker
                                          Title:

                                          STOCKHOLDER
                                          By: /S/ EUGENE DEROSE
                                          Name: Eugene DeRose
                                          Title:

                                          STOCKHOLDER
                                          By: /S/ KURT ABRAHAMSON
                                          Name: Kurt Abrahamson
                                          Title:

                                          STOCKHOLDER
                                          By: /S/ WILLIAM HELMAN
                                          Name: William Helman
                                          Title:

                                          STOCKHOLDER
                                          By: /S/ ROBERT KAVNER
                                          Name: Robert Kavner
                                          Title:

                                          STOCKHOLDER
                                          By: /S/ STIG KRY
                                          Name: Stig Kry
                                          Title:

                                          STOCKHOLDER
                                          By: /S/ JAMES MORTENSEN
                                          Name: James Mortensen
                                          Title:

                                          STOCKHOLDER
                                          By: /S/ ANDREW PARSONS
                                          Name: Andrew Parsons
                                          Title:

                                          STOCKHOLDER
                                          By: /S/ RANDY PAUSCH
                                          Name: Randy Pausch
                                          Title:

                                          STOCKHOLDER
                                          By: /S/ WILL HODGMAN
                                          Name: Will Hodgman
                                          Title:

                   SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

                                                                     SCHEDULE 1

                           Number of Shares of  Number of Stock Options to
                           Company Common Stock   Purchase Common Stock
      Name of Stockholder          Held                Outstanding
      -------------------  -------------------- --------------------------
      Tod Johnson(1)......      5,166,727                      --
      Robert Becker.......             --               1,050,000
      Eugene DeRose(2)....      1,579,970                  72,132
      Kurt Abrahamson(3)..        829,760                 129,870
      William W. Helman(4)         40,795                  35,000
      Robert Kavner.......        189,200                  33,920
      Stig A. Kry.........          3,000                  51,066
      James Mortensen(5)..         28,809                  48,960
      Andrew Parsons......         12,000                  30,000
      Randy Pausch........             --                  30,000
      Will Hodgman(6).....        110,854                  45,000

--------
(1) Of the 5,166,727 shares of Company Common Stock beneficially held by Tod Johnson, 4,304,227 shares are held indirectly through NPD and 160,549 of such shares are required to be sold to certain present or former employees or advisors of NPD upon the exercise of options granted on such shares pursuant to an NPD benefit plan. In addition, Mr. Johnson may donate up to 500,000 shares Company Common Stock to one or more charitable organizations between the execution of the Stockholders' Agreement and the consummation of the transactions contemplated by the Merger Agreement. Neither the 160,549 shares nor the 500,000 shares of Company Common Stock described above shall be subject to the transfer restrictions described in Section 3 of the Stockholders' Agreement.
(2) Eugene DeRose is subject to a Selling Plan, dated November 20, 2000, by which Mr. DeRose is obligated to sell 55,000 shares of Company Common Stock per quarter. Shares subject to Mr. DeRose's Selling Plan shall not be subject to the transfer restrictions described in Section 3 of the Stockholders' Agreement.
(3) Kurt Abrahamson is subject to a Selling Plan, dated November 20, 2000, by which Mr. Abrahamson is obligated to sell 40,000 shares of Company Common Stock per quarter. Shares subject to Mr. Abrahamson's Selling Plan shall not be subject to the transfer restrictions described in Section 3 of the Stockholders' Agreement.
(4) Of the 40,795 shares of Company Common Stock held by William W. Helman, 872 shares are indirectly held through Childrens' Trusts.
(5) Of the 28,809 shares of Company Common Stock beneficially held by James Mortensen, 20,000 shares were purchased by Mr. Mortensen's Individual Retirement Account.
(6) Of the 110,854 shares of Company Common Stock beneficially held by Will Hodgman, 25,000 shares were contributed by Mr. Hodgman to an exchange fund under a 7 year holding period with DLJ Emerging Growth Partners, L.P., whose general partner is WSW Capital, Inc., with which Mr. Hodgman is a limited partner and 20,000 shares were contributed by Mr. Hodgman on December 28, 2000 to Hodgman Investment Fund LLC.

                                                                     Appendix C

                  [ON LETTERHEAD OF ROBERTSON STEPHENS, INC.]

                               October 19, 2001

Board of Directors
Jupiter Media Metrix, Inc.
21 Astor Place
New York, New York 10003

Members of the Board:

   We understand that Jupiter Media Metrix, Inc. (the "Company"), NetRatings, Inc. ("Acquiror") and Sonoma Acquisition Corp. LLC (a limited liability company of which Acquiror is the sole member, "Merger Sub") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror. Under the terms, and subject to the conditions, set forth in a draft of the Agreement dated October 17, 2001 (the "Draft Agreement"), at the effective time of the Merger, the outstanding shares of common stock of the Company, par value $0.01 per share ("Company Common Stock") other than certain shares to be canceled pursuant to the Agreement and shares held by stockholders who properly exercise dissenters' rights ("Dissenting Shares"), will be converted into, at the election of the holder thereof, either
(i) the right to receive that number of shares of the common stock of Acquiror, par value $0.01 per share ("Acquiror Common Stock"), equivalent to $1.95 divided by the closing price of the Acquiror Common Stock as of the execution date of the Agreement or (ii) the right to receive $1.95 in cash, subject to the total cash consideration being no less than 0.3 times the Aggregate Transaction Value (as defined in the Draft Agreement) and no more than 0.5 times the Aggregate Transaction Value (the "Cash Consideration," together with the shares of Acquiror Common Stock issued pursuant to clause (i), after giving effect to a $25,000,000 purchase price reduction pursuant to a loan arrangement between the Company and the Acquiror, the "Merger Consideration"). As of the date hereof, the closing price of the Acquiror's Common Stock is $12.60. The terms and conditions of the Merger are set out more fully in the Draft Agreement.

   You have asked us whether, in our opinion, the Merger Consideration is fair from a financial point of view and as of the date hereof to the "Holders of Company Common Stock". The "Holders of Company Common Stock" shall be defined as all holders of Company Common Stock other than Acquiror, Merger Sub, any affiliates of Acquiror or Merger Sub or any holders of Dissenting Shares.

   For purposes of this opinion we have, among other things:

    (i) reviewed certain publicly available financial statements and other business and financial information of the Company and Acquiror, respectively;

    (ii) reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information, concerning (a) the Company prepared by the management of the Company and (b) Acquiror prepared by the management of Acquiror;

   (iii) reviewed with the Company certain publicly available estimates of research analysts relating to the Company and Acquiror;

    (iv) held discussions with the respective managements of the Company and Acquiror concerning the businesses, past and current operations, financial condition and future prospects of both the Company and Acquiror, independently and combined, including discussions with the managements of the Company and Acquiror concerning synergies that are expected to result from the Merger as well as their views regarding the strategic rationale for the Merger;

    (v) reviewed the financial terms and conditions set forth in the Draft Agreement;

    (vi) reviewed the stock price and trading history of Company Common Stock and Acquiror Common Stock;

   (vii) compared the financial performance of the Company and Acquiror and the prices and trading activity of Company Common Stock and Acquiror Common Stock with that of certain other publicly traded companies comparable with the Company and Acquiror, respectively;

  (viii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

    (ix) reviewed the pro forma impact of the Merger on Acquiror's revenue per share and earnings per share;

    (x) prepared an analysis of the relative contributions of the Company and Acquiror to the combined company;

    (xi) participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

   (xii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

   In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of the Company and Acquiror) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the managements of the Company and Acquiror that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for Acquiror and the Company (including projections with respect to operations of the combined companies following the Merger) that we have reviewed, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of the managements of Acquiror and the Company, respectively, as to the future financial condition and performance of the Company and Acquiror, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles ("GAAP"). In addition, we have assumed that the historical financial statements of each of the Company and Acquiror reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied. We have also assumed that the JV Termination Expenses (as defined in the Draft Agreement) will not exceed $5 million. We have further assumed that other than as a result of purchase price adjustments directly attributable to the Company borrowing up to $25,000,000 from the Acquiror, the Merger Consideration will not be reduced as a result of indemnification, escrow, purchase price adjustments or other provisions of the Draft Agreement.

   This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to the Holders of Company Common Stock of the Merger Consideration. We do not express any opinion as to (i) any loan or other financing arrangements entered into between the Company and the Acquiror (other than the effect such financing arrangement has upon the fairness of the Merger Consideration from a financial point of view), (ii) the value of any employee agreement or other arrangement entered into in connection with the Merger, (iii) any tax or other consequences that might result from the Merger or (iv) what the value of Acquiror Common Stock will be when issued to the Company's stockholders pursuant to the Merger or the price at which the shares of Acquiror Common Stock that are issued pursuant to the Merger may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that the Company's Board of Directors has considered or may be considering, nor does it address the decision of the Company's Board of Directors to proceed with the Merger. Neither does our opinion address any legal or accounting matters, as to which we understand that Acquiror obtained such advice as it deemed necessary from qualified professionals.

   We are acting as financial advisor to the Company in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the past, we have provided certain investment banking services to the Company from time to time for which we have been paid fees, including acting as co-manager for its initial public offering. We maintain a market in the shares of Company Common Stock. In the ordinary course of business, we may trade in the Company's securities and Acquiror's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in the Company's securities or Acquiror's securities.

   Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

   Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the Holders of Company Common Stock from a financial point of view.

                                          Very truly yours,

                                          ROBERTSON STEPHENS, INC.

                                          /s/ Robertson Stephens, Inc.

                                                                     Appendix D

                Section 262 of Delaware General Corporation Law

                               Appraisal Rights

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

   1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depositary receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

   (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

   (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

   (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

   (2) If the merger or consolidation was approved pursuant to Section 228 or
   Section 253 of this title, then either constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
   (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated, therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to received payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder's shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. NetRatings' certificate of incorporation and bylaws provide that NetRatings shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, NetRatings has entered into separate indemnification agreements with its directors and officers which would require NetRatings, among other things, to indemnify them against liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). NetRatings also maintains director and officer liability insurance that insures
NetRatings' directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of NetRatings' officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 21. Exhibits and Financial Statement Schedules.

   (a) The following exhibits are filed with this registration statement:

Exhibit
Number   Description of Document
------   -----------------------

  2.1(1) Agreement and Plan of Merger, dated as of October 25, 2001, by and among NetRatings, Inc.,
         Sonoma Acquisition Corp., LLC and Jupiter Media Metrix, Inc.

  2.2(2) Agreement and Plan of Reorganization, dated as of October 25, 2001, by and among NetRatings,
         Inc., Estancia Acquisition Corporation, ACNeilsen eRatings.com and ACNeilsen Corporation

  3.1(3) Amended and Restated Certificate of Incorporation of NetRatings, Inc.

  3.2(4) Bylaws of NetRatings, Inc.

  4.1(5) Second Restated Rights Agreement

  4.4(5) Agreement between NetRatings, Inc. and Nielsen Media Research, dated as of November 9, 1999

  4.5(6) Stockholders Agreement, dated as of October 25, 2001, entered into by and among NetRatings,
         Inc., Sonoma Acquisition Corp., LLC and certain individuals, including Jupiter Media Metrix's directors.

 5.1(16) Opinion of Gray Cary Ware & Freidenrich LLP

 10.1(5) Form of Indemnification Agreement between NetRatings, Inc. and its directors and officers

 10.2(7) 1998 Stock Plan, including form of option agreement

 10.3(5) 1999 Employee Stock Purchase Plan

 10.4(5) Form of Loan Agreement and Promissory Note between NetRatings, Inc. and certain directors and officers

 10.9(5) Operating Agreement between NetRatings, Inc. and Nielsen Media Research, dated as of
         August 15, 1999

10.10(5) Common Stock Purchase Warrant issued to Nielsen Media Research, Inc. expiring December 31,
         2001

10.11(5) Common Stock Purchase Warrant issued to Nielsen Media Research, Inc. expiring December 31,
         2004

 Exhibit
 Number   Description of Document
 ------   -----------------------

 10.12(5) Common Stock Purchase Agreement between NetRatings, Inc. and ACNielsen eRatings.com, dated as of September 22, 1999

 10.13(5) Rights Agreement among NetRatings, Inc., ACNielsen Corporation and ACNielsen eRatings.com,
          dated as of September 22, 1999

 10.14(5) Stockholders Agreement among NetRatings, Inc., ACNielsen Corporation and ACNielsen
          eRatings.com, dated as of September 22, 1999

 10.15(5) Operating Agreement between NetRatings, Inc. and ACNielsen eRatings.com, dated as of
          September 22, 1999

 10.16(5) Software License Agreement between NetRatings, Inc. and Nielsen Media Research, dated as of
          August 15, 1999

 10.17(5) Panel Maintenance Agreement between NetRatings, Inc. and Nielsen Media Research, dated as of
          August 15, 1999

 10.18(5) Software License Agreement between NetRatings, Inc. and Nielsen Media Research, dated as of
          September 22, 1999

 10.19(5) Support Services Agreement between NetRatings, Inc. and AboveNet Communications, dated as of February 26, 1999

 10.20(5) Letter Agreement between NetRatings, Inc. and ACNielsen Corporation, dated as of
          September 22, 1999

 10.21(8) Office Space Lease between NetRatings, Inc. and The Irvine Company dated November 9, 1999
          (as subsequently amended)

 10.22(9) Form of Director Retention Agreement

 10.23(9) Form of Management Retention Agreement

10.24(10) Loan and Security Agreement, dated as of October 25, 2001, among NetRatings, Inc., Jupiter
          Media Metrix, Inc., AdRelevance, Inc., IRG Acquisition Corp., Jupiter Communications, Inc.,
          MMXI Holdings, Inc. and Net Market Makers, Inc.

10.25(11) Standstill Agreement dated as of October 25, 2001, by and between NetRatings, Inc. and VNU
          N.V., a Netherlands corporation

10.26(12) Non-Competition dated as of October 25, 2001 by and among the Registrant and Tod Johnson

10.27(13) Non-Competition dated as of October 25, 2001 by and among the Registrant and The NPD Group,
          Inc., a company affiliated with Tod Johnson

10.28(14) Non-Competition dated as of October 25, 2001 by and among the Registrant and Kurt Abrahmson

10.29(15) Non-Competition dated as of October 25, 2001 by and among the Registrant and William
          Hodgman

    10.30 Employment Agreement dated October 25, 2001 between NetRatings, Inc. and Kurt Abrahamson.

    10.31 Employment Agreement dated October 25, 2001 between NetRatings and William Hodgman.

     23.1 Consent of Ernst & Young LLP, Independent Auditors for NetRatings

     23.2 Consent of Ernst and Young LLP, Independent Auditors for Jupiter Media Metrix

     23.3 Consent of KPMG LLP, Independent Auditors for Jupiter Communications

     23.4 Consent of Arthur Andersen, Independent Auditors for ACNielsen eRatings.com

     23.5 Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1 filed herewith)

            Exhibit
            Number  Description of Document
            ------  -----------------------

             99.1   Consent of Robertson Stephens Inc.

             99.3   Form of Proxy Card of Jupiter Media Metrix, Inc.

--------
(1) Incorporated by reference to Appendix A to the proxy statement/prospectus which is a part of this registration statement.
(2) Incorporated by reference to Exhibit 2.2 to Registrant's Current Report filed on Form 8-K on November 13, 2001.
(3) Incorporated by reference to Exhibit 3.3 to Registrant's Form S-1 Registration Statement (No. 333-87717), which became effective on December 8, 1999 (the "1999 Registration Statement")
(4) Incorporated by reference to Exhibit 3.4 to the 1999 Registration Statement
(5) Incorporated by reference to identically numbered exhibit to the 1999 Registration Statement
(6) Incorporated by reference to Exhibit 99.1 to Registrant's Current Report filed on Form 8-K on November 13, 2001
(7) Incorporated by reference to identically numbered exhibit to Registrant's quarterly report filed on Form 10-Q for the period ended June 30, 2001
(8) Incorporated by reference to identically numbered exhibit to the Registrants Annual Report filed on Form 10-K for the fiscal year ended December 31, 1999
(9) Incorporated by reference to identically numbered exhibit to the Registrants Annual Report filed on Form 10-K for the fiscal year ended December 31, 2000
(10) Incorporated by reference to Exhibit 99.6 to Registrant's Current Report filed on Form 8-K on November 13, 2001
(11) Incorporated by reference to Exhibit 99.7 to Registrant's Current Report filed on Form 8-K on November 13, 2001
(12) Incorporated by reference to Exhibit 99.2 to Registrant's Current Report filed on Form 8-K on November 13, 2001
(13) Incorporated by reference to Exhibit 99.3 to Registrant's Current Report filed on Form 8-K on November 13, 2001
(14) Incorporated by reference to Exhibit 99.4 to Registrant's Current Report filed on Form 8-K on November 13, 2001
(15) Incorporated by reference to Exhibit 99.5 to Registrant's Current Report filed on Form 8-K on November 13, 2001
(16) To be filed by amendment.

Item 22. Undertakings.

   The undersigned registrant hereby undertakes:

   (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report under Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (3) That every prospectus: (i) that is filed under paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (5) To respond to requests for information that is incorporated by reference into the prospectus under Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

   Under the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this 21st day of November, 2001.

                                          NETRATINGS, INC.

                                                     /s/ Jack R. Lazar
                                          By: _________________________________
                                                       Jack R. Lazar
                                              Executive Vice President, Chief
                                              Financial Officer and Secretary

   Under the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                       Title                      Date
       ---------                       -----                      ----

   /S/ DAVID J. TOTH     Chief Executive Officer (Principal November 21, 2001
------------------------   Executive Officer)
     David J. Toth

   /S/ JACK R. LAZAR     Chief Financial Officer (Principal November 21, 2001
------------------------   Financial and Accounting
     Jack R. Lazar         Officer)

  /S/ DAVID A. NORMAN    Chairman of the Board              November 21, 2001
------------------------
    David A. Norman

 /S/ MICHAEL P. CONNORS  Director                           November 21, 2001
------------------------
   Michael P. Connors

    /S/ JOHN DIMLING     Director                           November 21, 2001
------------------------
      John Dimling

/S/ JAMES J. GEDDES, JR. Director                           November 21, 2001
------------------------
  James J. Geddes, Jr.

 /S/ DAVID H. HARKNESS   Director                           November 21, 2001
------------------------
   David H. Harkness

/S/ ARTHUR F. KINGSBURY  Director                           November 21, 2001
------------------------
  Arthur F. Kingsbury

 /S/ CHARLES E. LEONARD  Director                           November 21, 2001
------------------------
   Charles E. Leonard

/S/ THOMAS A. MASTRELLI  Director                           November 21, 2001
------------------------
  Thomas A. Mastrelli

    /S/ SCOTT MERCER     Director                           November 21, 2001
------------------------
      Scott Mercer

   /S/ DANIEL O'SHEA     Director                           November 21, 2001
------------------------
     Daniel O'Shea

                               INDEX TO EXHIBITS

Exhibit
Number     Description of Document
------     -----------------------
  2.1(1)   Agreement and Plan of Merger, dated as of October 25, 2001, by and among NetRatings, Inc.,
           Sonoma Acquisition Corp., LLC and Jupiter Media Metrix, Inc.
  2.2(2)   Agreement and Plan of Reorganization, dated as of October 25, 2001, by and among NetRatings,
           Inc., Estancia Acquisition Corporation, ACNeilsen eRatings.com and ACNeilsen Corporation
  3.1(3)   Amended and Restated Certificate of Incorporation of NetRatings, Inc.
  3.2(4)   Bylaws of NetRatings, Inc.
  4.1(5)   Second Restated Rights Agreement
  4.4(5)   Agreement between NetRatings, Inc. and Nielsen Media Research, dated as of November 9, 1999
  4.5(6)   Stockholders Agreement, dated as of October 25, 2001, entered into by and among NetRatings,
           Inc., Sonoma Acquisition Corp., LLC and certain individuals, including Jupiter Media Metrix's directors.
 5.1(16)   Opinion of Gray Cary Ware & Freidenrich LLP
 10.1(5)   Form of Indemnification Agreement between NetRatings, Inc. and its directors and officers
 10.2(7)   1998 Stock Plan, including form of option agreement
 10.3(5)   1999 Employee Stock Purchase Plan
 10.4(5)   Form of Loan Agreement and Promissory Note between NetRatings, Inc. and certain directors and officers
 10.9(5)   Operating Agreement between NetRatings, Inc. and Nielsen Media Research, dated as of
           August 15, 1999
10.10(5)   Common Stock Purchase Warrant issued to Nielsen Media Research, Inc. expiring December 31,
           2001
10.11(5)   Common Stock Purchase Warrant issued to Nielsen Media Research, Inc. expiring December 31,
           2004
10.12(5)   Common Stock Purchase Agreement between NetRatings, Inc. and ACNielsen eRatings.com, dated as of September 22, 1999
10.13(5)   Rights Agreement among NetRatings, Inc., ACNielsen Corporation and ACNielsen eRatings.com,
           dated as of September 22, 1999
10.14(5)   Stockholders Agreement among NetRatings, Inc., ACNielsen Corporation and ACNielsen
           eRatings.com, dated as of September 22, 1999
10.15(5)   Operating Agreement between NetRatings, Inc. and ACNielsen eRatings.com, dated as of
           September 22, 1999
10.16(5)   Software License Agreement between NetRatings, Inc. and Nielsen Media Research, dated as of
           August 15, 1999
10.17(5)   Panel Maintenance Agreement between NetRatings, Inc. and Nielsen Media Research, dated as of
           August 15, 1999
10.18(5)   Software License Agreement between NetRatings, Inc. and Nielsen Media Research, dated as of
           September 22, 1999
10.19(5)   Support Services Agreement between NetRatings, Inc. and AboveNet Communications, dated as of
           February 26, 1999
10.20(5)   Letter Agreement between NetRatings, Inc. and ACNielsen Corporation, dated as of September 22,
           1999
10.21(8)   Office Space Lease between NetRatings, Inc. and The Irvine Company dated November 9, 1999 (as subsequently amended)

 Exhibit
 Number   Description of Document
 ------   -----------------------
10.22(9)  Form of Director Retention Agreement
10.23(9)  Form of Management Retention Agreement
10.24(10) Loan and Security Agreement, dated as of October 25, 2001, among NetRatings, Inc., Jupiter
          Media Metrix, Inc., AdRelevance, Inc., IRG Acquisition Corp., Jupiter Communications, Inc.,
          MMXI Holdings, Inc. and Net Market Makers, Inc.
10.25(11) Standstill Agreement dated as of October 25, 2001, by and between NetRatings, Inc. and VNU
          N.V., a Netherlands corporation
10.26(12) Non-Competition dated as of October 25, 2001 by and among the Registrant and Tod Johnson
10.27(13) Non-Competition dated as of October 25, 2001 by and among the Registrant and The NPD Group,
          Inc., a company affiliated with Tod Johnson
10.28(14) Non-Competition dated as of October 25, 2001 by and among the Registrant and Kurt Abrahmson
10.29(15) Non-Competition dated as of October 25, 2001 by and among the Registrant and William
          Hodgman
10.30     Employment Agreement dated October 25, 2001 between NetRatings, Inc. and Kurt Abrahamson.
10.31     Employment Agreement dated October 25, 2001 between NetRatings and William Hodgman.
23.1      Consent of Ernst & Young LLP, Independent Auditors for NetRatings
23.2      Consent of Ernst & Young LLP, Independent Auditors for Jupiter Media Metrix
23.3      Consent of KPMG LLP, Independent Auditors for Jupiter Communications
23.4      Consent of Arthur Andersen, Independent Auditors for ACNielsen eRatings.com
23.5      Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1 filed herewith)
99.1      Consent of Robertson Stephens Inc.
99.3      Form of Proxy Card of Jupiter Media Metrix, Inc.

--------
(1) Incorporated by reference to Appendix A to the proxy statement/prospectus which is a part of this registration statement.
(2) Incorporated by reference to Exhibit 2.2 to Registrant's Current Report filed on Form 8-K on November 13, 2001.
(3) Incorporated by reference to Exhibit 3.3 to Registrant's Form S-1 Registration Statement (No. 333-87717), which became effective on December 8, 1999 (the "1999 Registration Statement")
(4) Incorporated by reference to Exhibit 3.4 to the 1999 Registration Statement
(5) Incorporated by reference to identically numbered exhibit to the 1999 Registration Statement
(6) Incorporated by reference to Exhibit 99.1 to Registrant's Current Report filed on Form 8-K on November 13, 2001
(7) Incorporated by reference to identically numbered exhibit to Registrant's quarterly report filed on Form 10-Q for the period ended June 30, 2001
(8) Incorporated by reference to identically numbered exhibit to the Registrants Annual Report filed on Form 10-K for the fiscal year ended December 31, 1999
(9) Incorporated by reference to identically numbered exhibit to the Registrants Annual Report filed on Form 10-K for the fiscal year ended December 31, 2000
(10) Incorporated by reference to Exhibit 99.6 to Registrant's Current Report filed on Form 8-K on November 13, 2001
(11) Incorporated by reference to Exhibit 99.7 to Registrant's Current Report filed on Form 8-K on November 13, 2001
(12) Incorporated by reference to Exhibit 99.2 to Registrant's Current Report filed on Form 8-K on November 13, 2001
(13) Incorporated by reference to Exhibit 99.3 to Registrant's Current Report filed on Form 8-K on November 13, 2001
(14) Incorporated by reference to Exhibit 99.4 to Registrant's Current Report filed on Form 8-K on November 13, 2001
(15) Incorporated by reference to Exhibit 99.5 to Registrant's Current Report filed on Form 8-K on November 13, 2001
(16) To be filed by amendment